Filed Pursuant to Rule 424(b)(3)

File No. 333-128139

To the Stockholders of Long Island Financial Corp.:

A Merger Proposal—Your Vote Is Very Important

On August 1, 2005, the Board of Directors of Long Island Financial Corp. approved a merger agreement between Long Island Financial Corp. and New York Community Bancorp, Inc. pursuant to which Long Island Financial Corp. will be merged with and into New York Community Bancorp, Inc. (“New York Community”). Long Island Financial Corp. is sending you this document to ask you to vote for the adoption of the merger agreement with New York Community Bancorp.

If the merger agreement is approved by Long Island Financial Corp. and the merger is subsequently completed, each outstanding share of Long Island Financial Corp. common stock will be converted into the right to receive 2.32 shares of New York Community common stock. New York Community stockholders will continue to own their existing New York Community shares. The implied value of one share of Long Island Financial Corp. common stock on October 6, 2005, was $37.72, based on the closing price of New York Community common stock on that date. This value will fluctuate prior to completion of the merger.

New York Community common stock is traded on the New York Stock Exchange under the symbol “NYB,” and Long Island Financial Corp. common stock is traded on the Nasdaq National Market under the symbol “LICB.”

Your Board of Directors has determined that the merger and the merger agreement are advisable and in the best interests of Long Island Financial Corp. and its stockholders and recommends that you vote “FOR” adoption of the merger agreement. The merger cannot be completed unless a majority of the issued and outstanding shares of common stock of Long Island Financial Corp. are voted to adopt the merger agreement. Whether or not you plan to attend the special meeting of stockholders, please take the time to vote by signing, dating and completing the enclosed proxy card and mailing it in the enclosed envelope, or by voting by telephone. The instructions for telephone voting are printed on the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement. If you fail to vote, or you do not instruct your broker how to vote any shares held for you in “street name,” i.e. those shares you own but held in brokerage account, under the brokerage’s name, it will have the same effect as voting “AGAINST” the merger agreement.

This proxy statement-prospectus gives you detailed information about the special meeting of stockholders to be held on November 16, 2005, the merger and other related matters. You should carefully read this entire document, including the appendices. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” on page 13.

On behalf of the Board of Directors, thank you for your prompt attention to this important matter.

Very Truly Yours,

Douglas C. Manditch
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document is dated October 11, 2005, and is first being mailed on or about October 14, 2005.

WHERE YOU CAN FIND MORE INFORMATION

Both New York Community and Long Island Financial Corp. file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may obtain copies of these documents by mail from the public reference room of the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, New York Community and Long Island Financial Corp. file such reports and other information with the Securities and Exchange Commission electronically, and the Securities and Exchange Commission maintains a web site located at http://www.sec.gov containing this information.

This document incorporates important business and financial information about New York Community and Long Island Financial Corp. from documents that are not included in or delivered with this proxy statement-prospectus. These documents are available without charge to you upon written or oral request at the applicable company’s address and telephone number listed below:

New York Community Bancorp, Inc. 615 Merrick Avenue Westbury, New York 11590 Attention: Ilene A. Angarola, First Senior Vice President—Investors Relations (516) 683-4100	Long Island Financial Corp. 1601 Veterans Highway, Suite 120 Islandia, New York 11749 Attention: Thomas Buonaiuto, Vice President and Secretary—Treasurer (631) 348-0888

To obtain timely delivery, you must request the information no later than November 9, 2005.

New York Community has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission up to 4,100,000 shares of New York Community common stock. This document is a part of that registration statement. As permitted by Securities and Exchange Commission rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth above. You may also obtain a copy of the registration statement on the Securities and Exchange Commission’s web site located at http://www.sec.gov. Statements contained in this document as to the contents of any contract or other document referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that New York Community and Long Island Financial Corp. have previously filed with the Securities and Exchange Commission. They contain important information about the companies and their financial condition. See “Incorporation of Certain Documents by Reference” on page 55.

ii

LONG ISLAND FINANCIAL CORP.

1601 Veterans Highway, Suite 120

Islandia, New York 11749

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 16, 2005

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Long Island Financial Corp. will be held at Stonebridge Country Club located at 2000 Raynors Way, Smithtown, New York, 11787 at 12:00 Noon, New York time, on November 16, 2005, for the following purposes:

1. To adopt the Agreement and Plan of Merger by and between New York Community Bancorp, Inc. and Long Island Financial Corp., dated as of August 1, 2005, and the transactions contemplated by the merger agreement, as discussed in the attached proxy statement-prospectus.

2. To transact any other business that properly comes before the special meeting of stockholders, or any adjournments or postponements of the special meeting, including, without limitation, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies in order to approve the merger agreement and the merger or otherwise.

The proposed merger is described in more detail in this proxy statement-prospectus, which you should read carefully in its entirety before voting. A copy of the merger agreement is attached as Appendix A to this document. Only Long Island Financial Corp. stockholders of record as of the close of business on September 30, 2005 are entitled to notice of and to vote at the special meeting of stockholders or any adjournments of the special meeting.

Your vote is very important. To ensure your representation at the special meeting of stockholders, please complete, sign, date and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.

BY ORDER OF THE BOARD OF DIRECTORS

Douglas C. Manditch
President and Chief Executive Officer

Islandia, New York

October 14, 2005

THE BOARD OF DIRECTORS OF LONG ISLAND FINANCIAL CORP. RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF STOCKHOLDERS.

QUESTIONS AND ANSWERS ABOUT VOTING AT THE

SPECIAL MEETING OF LONG ISLAND FINANCIAL CORP. STOCKHOLDERS

Q:	What do I need to do now?

A:	After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then complete, sign, date and mail your proxy card in the enclosed pre-paid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

Q:	Why is my vote important?

A:	The merger agreement must be adopted by the holders of a majority of the shares of Long Island Financial Corp. common stock issued and outstanding and entitled to vote. A failure to vote will have the same effect as a vote against the merger agreement.

Q:	If my broker holds my shares in “street name” will my broker automatically vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures your broker provides.

Q:	What if I fail to instruct my broker to vote my shares?

A:	If you fail to instruct your broker to vote your shares, the broker will submit an unvoted proxy (a “broker non-vote”) as to your shares. Broker non-votes will count toward a quorum at the special meeting. However, broker non-votes will not count as a vote with respect to the merger agreement, and therefore will have the same effect as a vote against the merger agreement.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. All stockholders of Long Island Financial Corp. are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting by completing, signing and dating a proxy card or ballot. If a broker holds your shares in street name, then you are not the stockholder of record and you must ask your broker how you can vote your shares at the special meeting.

Q:	Can I change my vote?

A:	Yes. If you have not voted through your broker, you can change your vote after you have sent in your proxy card or after you have voted by telephone by:

•	providing written notice to the Secretary of Long Island Financial Corp.;

•	submitting a new proxy card. Any earlier proxies will be revoked automatically;

•	voting by telephone at a later time but before the deadline for telephone voting. Any earlier proxies or telephone votes will be revoked automatically; or

•	attending the special meeting and voting in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your earlier proxy or telephone vote.

If you have instructed a broker to vote your shares, you must follow the procedures provided by your broker to change your vote.

Q:	Should I send in my stock certificates now?

A:	No. You should not send in your stock certificates at this time. If we complete the merger, Long Island Financial Corp. stockholders will then need to exchange their Long Island Financial Corp. stock certificates for New York Community stock certificates. New York Community will send you instructions for exchanging Long Island Financial Corp. stock certificates at that time. New York Community stockholders do not need to exchange their stock certificates as a result of the merger.

Q:	When do you expect the merger to be completed?

A:	New York Community and Long Island Financial Corp. currently expect to complete the merger during the fourth quarter of 2005, assuming all of the conditions to completion of the merger have been satisfied or waived. However, we cannot assure you when or if the merger will occur.

Q:	What will stockholders of Long Island Financial Corp. receive in the merger?

A:	If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Long Island Financial Corp. common stock will be converted into the right to receive 2.32 shares of New York Community common stock. Cash will be paid only for fractional shares.

Q:	Whom should I call with questions?

A:	You should direct any questions regarding the special meeting of stockholders or the merger to Thomas Buonaiuto, Secretary of Long Island Financial Corp., at (631) 348-0888 or Long Island Financial Corp.’s proxy solicitor, Georgeson Shareholder Communications, Inc., at (877) 897-4024.

FORWARD-LOOKING STATEMENTS

This document, including the information presented or incorporated by reference in this document, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) the financial condition, results of operations and business of New York Community and Long Island Financial Corp.; (ii) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (iii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iv) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects” and “potential” or other words of similar meaning. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions in the areas in which we operate;

•	our businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	delays or difficulties in the integration by New York Community of recently acquired businesses;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, loss of customers and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	governmental and stockholder approval of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	competition from other financial services companies in our markets;

•	the concentration of New York Community’s operations in New York may adversely affect results if the New York economy or real estate market declines;

•	a materially adverse change in the financial condition of New York Community or Long Island Financial Corp.;

•	changes in accounting principles, policies or guidelines; and

•	the risk of an economic slowdown that would adversely affect credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our respective reports filed with the Securities and Exchange Commission. Long Island Financial Corp. stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of those documents.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either of us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Except to the extent required by applicable law or regulation, neither company undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer you before you decide how to vote with respect to the merger agreement. In addition, we incorporate by reference important business and financial information about Long Island Financial Corp. and New York Community into this document. For a description of this information, see “Incorporation of Certain Documents by Reference” on page 55. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on the inside front cover of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

THE MERGER

The merger agreement is attached to this document as Appendix A. We encourage you to read this agreement carefully, as it is the legal document that governs the merger of Long Island Financial Corp. with and into New York Community.

Parties to the Merger

New York Community Bancorp, Inc. (page 19)

New York Community Bancorp, headquartered in Westbury, New York, is the holding company for New York Community Bank, which operates 141 banking offices in New York City, Long Island, Westchester County and northern New Jersey. As of June 30, 2005, New York Community had consolidated assets of $25.2 billion, deposits of $11.5 billion and total stockholders’ equity of $3.3 billion.

New York Community Bank operates its branches through seven established divisions, each one enjoying a strong local identity, including Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, and, in New Jersey, First Savings Bank of New Jersey and Ironbound Bank.

The principal executive office of New York Community is located at 615 Merrick Avenue, Westbury, New York 11590, and the telephone number is (516) 683-4100.

Long Island Financial Corp. (page 19)

Long Island Financial Corp. is the bank holding company for Long Island Commercial Bank, headquartered in Islandia, New York. Long Island Commercial Bank operates 12 branch offices in Suffolk, Nassau and Kings Counties, New York. As of June 30, 2005, Long Island Financial Corp. had assets of $539.7 million, deposits of $415.9 million and total stockholders’ equity of $28.5 million.

The principal executive office of Long Island Financial Corp. is located at 1601 Veterans Highway, Suite 120, Islandia, New York 11749, and the telephone number is (631) 348-0888.

The Merger (page 19)

Long Island Financial Corp. proposes to merge with and into New York Community, with New York Community as the surviving corporation. After the merger is completed, Long Island Commercial Bank will remain a separate banking subsidiary of New York Community. New York Community anticipates that the bank will be renamed “New York Commercial Bank.”

The Merger Agreement (page 19)

The merger agreement is attached as Appendix A to this document. We encourage you to read it in its entirety because it is the legal document governing the merger.

What Long Island Financial Corp. Stockholders Will Receive In the Merger (page 20)

As a result of the merger, each Long Island Financial Corp. stockholder will receive 2.32 shares of New York Community common stock for each share of Long Island Financial Corp. common stock held immediately prior to the merger. We sometimes refer to this 2.32-to-1 ratio as the “Exchange Ratio.”

New York Community will not issue any fractional shares. Long Island Financial Corp. stockholders entitled to a fractional share instead will receive an amount in cash based on the closing sales price of New York Community common stock on the trading day immediately prior to the date on which the merger is completed.

Example: If you hold 110 shares of Long Island Financial Corp. common stock, you will receive 255 shares of New York Community common stock and a cash payment instead of the 0.2 of a share that you otherwise would have received (i.e., 110 shares x 2.32 = 255.2 shares).

Comparative Market Prices and Share Information (page 43)

New York Community common stock is quoted on the New York Stock Exchange under the symbol “NYB.” Long Island Financial Corp. common stock is quoted on the Nasdaq National Market under the symbol “LICB.” The following table sets forth the closing sale prices of New York Community common stock as reported by the New York Stock Exchange and Long Island Financial Corp. common stock as reported by Nasdaq on August 1, 2005, the last trading day before we announced the merger, and on October 6, 2005, the last practicable trading day before the distribution of this document. This table also shows the implied value of one share of Long Island Financial Corp. common stock, which we calculated by multiplying the closing price of New York Community common stock on those dates by 2.32.

	New York Community Common Stock	Long Island Financial Corp. Common Stock	Implied Value of One Share of Long Island Financial Corp. Common Stock
At August 1, 2005	$18.47	$34.01	$42.85
At October 6, 2005	$16.26	$37.41	$37.72

The market prices of both New York Community common stock and Long Island Financial Corp. common stock will fluctuate prior to the merger. Therefore, you should obtain current market quotations for New York Community common stock and Long Island Financial Corp. common stock when calculating the implied value of a share of Long Island Financial Corp. common stock.

New York Community may from time to time repurchase shares of New York Community common stock and purchase shares of Long Island Financial Corp. common stock, and Long Island Financial Corp. may from time to time repurchase shares of Long Island Financial Corp. common stock and purchase shares of New York Community common stock. During the course of the solicitation being made by this proxy statement-prospectus, New York Community or Long Island Financial Corp. may be bidding for and purchasing shares of Long Island Financial Corp. common stock.

The Merger is Structured as a Tax-Free Transaction to Long Island Financial Corp. Stockholders (page 40)

The merger has been structured to qualify as a tax-free reorganization for federal income tax purposes. Assuming the merger is a reorganization, holders of Long Island Financial Corp. common stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of their Long Island Financial Corp. common stock for New York Community common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of New York Community common stock.

The federal income tax consequences described above may not apply to some holders of Long Island Financial Corp. common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Your Board of Directors Recommends Stockholder Approval of the Merger (page 24)

The Board of Directors of Long Island Financial Corp. believes that the merger presents a unique opportunity to merge with a leading community financial institution in metropolitan New York that will have significantly greater financial strength and earning power than Long Island Financial Corp. would have on its own.

As a result, Long Island Financial Corp.’s Board of Directors approved the merger agreement. Long Island Financial Corp.’s Board of Directors believes that the merger and the merger agreement are advisable and in the best interests of Long Island Financial Corp. and its stockholders and recommends that you vote “FOR” adoption of the merger agreement.

Opinion of Long Island Financial Corp.’s Financial Advisor (page 25 and Appendix B)

In connection with the merger, the Board of Directors of Long Island Financial Corp. received the written opinion of its financial advisor, Sandler O’Neill & Partners, L.P. as to the fairness, from a financial point of view, of the Exchange Ratio. The full text of the opinion of Sandler O’Neill & Partners, L.P., dated as of the date of this document, is included in this document as Appendix B. Long Island Financial Corp. encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill & Partners, L.P. The opinion of Sandler O’Neill & Partners, L.P. is directed to Long Island Financial Corp.’s Board of Directors and does not constitute a recommendation to you or any other stockholder as to how to vote with respect to the merger, or any other matter relating to the proposed transaction. Sandler O’Neill & Partners, L.P. will receive a fee for its services, including rendering the fairness opinion, in connection with the merger, a significant portion of which is contingent upon consummation of the merger.

Special Meeting of Stockholders of Long Island Financial Corp. (page 17)

Long Island Financial Corp. will hold a special meeting of its stockholders on November 16, 2005, at 12:00 Noon, New York time, at Stonebridge Country Club located at 2000 Raynors Way, Smithtown, New York, 11787. At the special meeting of stockholders, you will be asked to vote to adopt the merger agreement.

You may vote at the special meeting of stockholders if you are a stockholder of record of Long Island Financial Corp. common stock at the close of business on the record date of September 30, 2005. On that date, there were 1,544,246 shares of Long Island Financial Corp. common stock outstanding and entitled to vote at the special meeting of stockholders. You may cast one vote for each share of Long Island Financial Corp. common stock you owned on the record date.

Even if you expect to attend the special meeting of stockholders, Long Island Financial Corp. recommends that you promptly complete, sign, date and return your proxy card in the enclosed envelope.

Stockholder Vote Required (page 18)

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Long Island Financial Corp. common stock issued and outstanding and entitled to vote on the record date. A failure to vote or an abstention will have the same effect as a vote against the merger. As of the record date, directors and executive officers of Long Island Financial Corp. beneficially owned 582,149 shares of Long Island Financial Corp. common stock entitled to vote at the special meeting of stockholders. This represents approximately 37.7% of the total votes entitled to be cast at the special meeting of stockholders. These individuals have agreed to vote “FOR” adoption of the merger agreement.

Dissenters’ Rights of Appraisal (page 18)

Long Island Financial Corp. is incorporated under the laws of the State of Delaware. Under Delaware General Corporation Law, holders of Long Island Financial Corp. common stock do not have the right to obtain an appraisal of the value of their shares of Long Island Financial Corp. common stock in connection with the merger.

Interests of Long Island Financial Corp.’s Directors and Officers In the Merger (page 35)

In considering the recommendation of the Board of Directors of Long Island Financial Corp. to approve the merger, you should be aware that certain executive officers and directors of Long Island Financial Corp. have employment and other compensation agreements or plans that give them interests in the merger that may differ from, or be in addition to, their interests as Long Island Financial Corp. stockholders.

Regulatory Approvals Required For the Merger (page 38)

We cannot complete the merger without the prior approval of the Board of Governors of the Federal Reserve System and the New York State Banking Department. New York Community is in the process of seeking these approvals. While we do not know of any reason why New York Community would not be able to obtain the necessary approvals in a timely manner, we cannot assure you that these approvals will occur or what the timing may be or that these approvals will not be subject to one or more conditions that affect the advisability of the merger.

Conditions to the Merger (page 37)

Completion of the merger depends on a number of conditions being satisfied or, in certain cases, waived, including the following:

•	Long Island Financial Corp. stockholders shall have approved the merger agreement;

•	with respect to each of Long Island Financial Corp. and New York Community, the representations and warranties of the other party to the merger agreement must be true and correct except to the extent that the failure of the representations and warranties to be so true and correct did not have or is not reasonably expected to have, individually or in the aggregate, a material adverse effect on Long Island Financial Corp. or New York Community, as applicable (unless the representation or warranty was qualified as to materiality, in which case it has to be true or correct giving effect to the materiality standard);

•	each of the Board of Governors of the Federal Reserve System and the New York State Banking Department approves the merger and all statutory waiting periods shall have expired;

•	no statute, rule, regulation, order, injunction or decree exists which prohibits or makes completion of the merger illegal;

•	no stop order suspending the effectiveness of New York Community’s registration statement, of which this document is a part, shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission;

•	the shares of New York Community common stock to be issued to Long Island Financial Corp. stockholders in the merger shall have been approved for listing on the New York Stock Exchange;

•	subsequent to December 31, 2004, New York Community has not suffered a material adverse effect as defined in the merger agreement; and

•	subsequent to March 31, 2005, Long Island Financial Corp. has not suffered a material adverse effect as defined in the merger agreement.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

No Solicitation (page 38)

Long Island Financial Corp. has agreed, subject to certain limited exceptions, not to engage in discussions with another party regarding a business combination with such other party while the merger with New York Community is pending.

Termination of the Merger Agreement (page 39)

New York Community and Long Island Financial Corp. may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Long Island Financial Corp. stockholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the merger agreement under specified circumstances, including if the merger is not consummated by June 30, 2006, if the required regulatory approval is not received or if the other party breaches its agreements. Long Island Financial Corp. also may terminate the merger agreement if New York Community’s stock price falls below thresholds set forth in the merger agreement and, in such event, New York Community does not increase the Exchange Ratio pursuant to a prescribed formula.

Termination Fee (page 39)

If the merger is terminated pursuant to specified situations in the merger agreement, Long Island Financial Corp. may be required to pay a cash termination fee to New York Community of $2.8 million. Long Island Financial Corp. agreed to this termination fee arrangement in order to induce New York Community to enter into the merger agreement. The termination fee requirement may discourage other companies from trying or proposing to combine with Long Island Financial Corp. before the merger is completed.

Comparison of Stockholders’ Rights (page 45)

The rights of Long Island Financial Corp. stockholders after the merger who continue as New York Community stockholders will be governed by Delaware law and the certificate of incorporation and bylaws of New York Community rather than the certificate of incorporation and bylaws of Long Island Financial Corp.

The Merger Is Expected to Occur in Fourth Quarter of 2005 (page 36)

The merger will occur only after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will be consummated during the fourth quarter of 2005.

New York Community Stockholder Protection Rights Agreement (page 48)

On January 16, 1996, New York Community adopted a stockholder protection rights agreement, pursuant to which each issued share of New York Community common stock has attached to it one right to purchase, under conditions described in the agreement and summarized in this document, a fraction of a share of participating preferred stock of New York Community. The New York Community stockholder protection rights agreement, including rights thereunder currently held by New York Community stockholders, will remain in place after the merger. Each share of New York Community common stock issued pursuant to the merger will have attached to it one right to purchase a fraction of a share of participating preferred stock of New York Community.

New York Community’s Dividend Policy (page 46)

During the year ended December 31, 2004, New York Community paid cash dividends totaling $0.96 per share. New York Community currently pays a quarterly dividend of $0.25 per share, which is expected to continue, although the New York Community Board of Directors may change at any time the timing and amount of any dividend payment depending upon then-existing financial, regulatory and economic conditions.

Risk Factors (page 13)

You should carefully consider these risk factors in deciding whether to vote for adoption of the merger agreement.

SELECTED HISTORICAL FINANCIAL DATA FOR

NEW YORK COMMUNITY BANCORP, INC.

AND LONG ISLAND FINANCIAL CORP.

New York Community Selected Historical Financial Data

Set forth below are highlights from New York Community’s consolidated financial data as of and for the years ended December 31, 2000 through 2004, and as of and for the six months ended June 30, 2005 and 2004. The results of operations for the six months ended June 30, 2005 are not necessarily indicative of the results of operations for the full year or any other interim period. New York Community’s management prepared the interim unaudited information on the same basis as it prepared New York Community’s annual audited consolidated financial statements. In the opinion of New York Community’s management, the interim information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the interim data for those dates and periods. You should read this information in conjunction with New York Community’s consolidated financial statements and related notes included in New York Community’s Annual Report on Form 10-K for the year ended December 31, 2004, and New York Community’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, which are incorporated by reference in this proxy statement-prospectus and from which this information is derived. See “Where You Can Find More Information” on page ii. Six-month ratios have been annualized.

	At or for the Six Months Ended June 30,		At or for the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(dollars and share amounts in thousands, except per share data)
Earnings Summary:
Interest income	$573,523	$625,048	$1,172,159	$749,160	$599,507	$423,304	$174,832
Interest expense	265,636	176,305	390,902	244,185	226,251	217,488	101,751

Net interest income	307,887	448,743	781,257	504,975	373,256	205,816	73,081
Provision for loan losses	—	—	—	—	—	—	—

Net interest income after provision for loan losses	307,887	448,743	781,257	504,975	373,256	205,816	73,081
Non-interest income (loss)	61,894	(88,753)	(44,217)	163,987	101,820	90,615	21,645
Non-interest expense	105,822	100,418	205,072	176,280	139,062	121,185	49,824

Income before income tax expense	263,959	259,572	531,968	492,682	336,014	175,246	44,902
Income tax expense	86,405	86,794	176,882	169,311	106,784	70,779	20,425

Net income	$177,554	$172,778	$355,086	$323,371	$229,230	$104,467	$24,477

Share Data(1):
Weighted average common shares outstanding:
Basic	260,039	260,307	259,825	189,827	180,894	136,405	75,383
Diluted	262,288	270,617	266,838	196,303	183,226	138,764	78,126
Basic earnings per common share:	$0.68	$0.66	$1.37	$1.70	$1.27	$0.77	$0.33
Diluted earnings per common share:	0.68	0.64	1.33	1.65	1.25	0.75	0.32
Cash dividends paid per common share	0.50	0.46	0.96	0.66	0.43	0.30	0.25
Book value per common share	12.44	11.71	12.23	11.40	7.29	5.66	2.78

Balance Sheet Summary:
Securities available for sale	$2,447,597	$3,933,679	$3,108,109	$6,277,034	$3,952,130	$2,374,782	$303,734
Securities held to maturity	3,535,046	4,530,016	3,972,614	3,222,898	699,445	203,195	222,534
Loans, net	15,606,331	11,798,523	13,317,987	10,422,078	5,443,572	5,361,187	3,616,386
Total assets	25,204,692	24,087,750	24,037,826	23,441,337	11,313,092	9,202,635	4,710,785
Total deposits	11,537,566	10,016,283	10,402,117	10,329,106	5,256,042	5,450,602	3,257,194
Stockholders’ equity	3,250,264	3,040,288	3,186,414	2,868,657	1,323,512	983,134	307,410

	At or for the Six Months Ended June 30,		At or for the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(dollars and share amounts in thousands, except per share data)
Performance Ratios:
Return on average assets	1.44%	1.32%	1.42%	2.26%	2.29%	1.63%	1.06%
Return on average stockholders’ equity	11.13	10.73	11.24	20.74	19.95	18.16	13.24
Dividend payout ratio	73.53	71.88	72.18	39.89	34.23	39.55	78.57
Average equity to average assets	12.93	12.29	12.65	10.90	11.47	8.99	8.03
Net interest margin(2)	2.87	3.93	3.61	3.94	4.31	3.59	3.33
Efficiency ratio(3)	27.03	26.31	26.27	25.32	25.32	38.04	52.08

Asset Quality Ratios:
Allowance for loan losses to total loans	0.50%	0.66%	0.58%	0.75%	0.74%	0.76%	0.50%
Non-performing loans(4)	$42,365	$22,458	$28,148	$34,338	$16,342	$17,498	$9,092
Non-performing loans to total loans(4)	0.27%	0.19%	0.21%	0.33%	0.30%	0.33%	0.25%
Non-performing assets to total assets(5)	0.17	0.14	0.12	0.15	0.15	0.19	0.19

(1)	Reflects shares issued as a result of 3-for-2 stock splits on March 29, 2001 and September 20, 2001, and 4-for-3 stock splits on May 21, 2003 and February 17, 2004.
(2)	Net interest margin represents net interest income divided by the average amount of interest-earning assets.
(3)	Efficiency ratio represents operating expense divided by the sum of net interest income plus non-interest income (loss).
(4)	Non-performing loans consist of all loans delinquent 90 days or more.
(5)	Non-performing assets consist of all non-performing loans and other real estate owned.

Long Island Financial Corp. Selected Historical Financial Data

Set forth below are highlights from Long Island Financial Corp.’s consolidated financial data as of and for the years ended December 31, 2000 through 2004, and as of and for the six months ended June 30, 2005 and 2004. The results of operations for the six months ended June 30, 2005 are not necessarily indicative of the results of operations for the full year or any other interim period. Long Island Financial Corp.’s management prepared the interim unaudited information on the same basis as it prepared Long Island Financial Corp.’s annual audited consolidated financial statements. In the opinion of Long Island Financial Corp.’s management, the interim information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates and periods. You should read this information in conjunction with Long Island Financial Corp.’s consolidated financial statements and related notes included in Long Island Financial Corp.’s Annual Report on Form 10-K for the year ended December 31, 2004, and Long Island Financial Corp.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, which are incorporated by reference in this proxy statement-prospectus and from which this information is derived. See “Where You Can Find More Information” on page ii of this proxy statement-prospectus. Six-month ratios have been annualized.

	At or for the Six Months Ended June 30,		At or for the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(dollars and share amounts in thousands, except per share data)
Earnings Summary:
Interest income	$13,868	$12,980	$26,725	$24,014	$23,327	$22,945	$20,996
Interest expense	5,328	4,442	9,305	9,092	9,903	12,039	11,401

Net interest income	8,540	8,538	17,420	14,922	13,424	10,906	9,595
Provision for loan losses	125	5,500	6,325	60	270	150	150

Net interest income after provision for loan losses	8,415	3,038	11,095	14,862	13,154	10,756	9,445
Other operating income	2,198	5,204	7,198	4,418	3,254	2,139	1,566
Non-interest expense	8,023	8,411	15,656	14,076	12,084	9,910	8,377

Income/(loss) before income tax expense	2,590	(169)	2,637	5,204	4,324	2,985	2,634
Income tax expense (benefit)	923	(193)	830	1,876	1,487	1,023	880

Net income	$1,667	$24	$1,807	$3,328	$2,837	$1,962	$1,754

Share Data:
Weighted average common shares outstanding:
Basic	1,527	1,501	1,506	1,472	1,445	1,453	1,596
Diluted	1,590	1,586	1,583	1,543	1,496	1,478	1,598
Basic earnings per common share:	$1.09	$0.02	$1.20	$2.26	$1.96	$1.35	$1.10
Diluted earnings per common share:	1.05	0.02	1.14	2.16	1.90	1.33	1.10
Cash dividends paid per common share	0.24	0.24	0.48	0.42	0.37	0.33	0.32
Book value per common share	18.49	15.02	17.86	17.75	17.68	14.67	13.02

Balance Sheet Summary:
Securities held-to-maturity, net	$—	$—	$—	$12,474	$12,461	$12,457	$4,754
Securities available-for-sale, net	255,545	269,735	278,814	216,967	219,590	201,967	159,342
Federal Home Loan Bank Stock, at cost	4,200	6,800	4,925	3,050	3,588	2,858	5,326
Loans held-for-sale	838	1,257	604	2,360	1,189	1,472	711
Loans, net	245,059	232,428	237,886	223,838	214,196	175,297	134,142
Total assets	539,679	545,523	554,809	524,671	492,183	438,622	333,166
Total deposits	415,856	365,824	418,295	425,443	400,534	345,917	273,189
Stockholders’ equity	28,507	22,614	27,037	26,418	25,573	21,127	19,261

	At or for the Six Months Ended June 30,		At or for the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(dollars and share amounts in thousands, except per share data)
Performance Ratios:
Return on average assets	0.60%	0.01%	0.33%	0.70%	0.69%	0.57%	0.60%
Return on average stockholders’ equity	12.59	0.17	6.71	12.93	12.12	9.48	9.67
Dividend payout ratio	22.02	1,200.00	40.00	18.58	18.88	24.44	29.09
Average equity to average assets	4.74	5.12	4.92	5.40	5.72	5.98	6.17
Net interest margin(1)	3.24	3.35	3.38	3.39	3.57	3.38	3.46
Efficiency ratio(2)	74.72	61.21	63.60	72.78	72.45	75.97	75.06

Asset Quality Ratios:
Allowance for loan losses to loans, net	1.63%	2.81%	2.30%	1.01%	1.08%	1.14%	1.38%
Non-performing loans(3)	$—	$56	$89	$—	$307	$178	$416
Non-performing loans to loans receivable(3)	0.00%	0.02%	0.04%	0.00%	0.14%	0.10%	0.31%
Non-performing loans to total assets(4)	0.00	0.01	0.02	0.00	0.06	0.04	0.12

(1)	The net interest margin represents net interest income divided by average interest-earning assets.
(2)	The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest income and other operating income.
(3)	Non-performing loans consist of all non-accrual loans and all other loans 90 days or more past due. It is the Company’s policy to generally cease accruing interest on all loans 90 days or more past due.
(4)	Loans are net of unearned income and deferred fees only.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, including the matters addressed under the caption “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

Risks Related to the Merger

New York Community May Fail to Realize the Anticipated Benefits of the Merger.

Long Island Commercial Bank represents the first acquisition of a commercial bank by New York Community. The success of the merger will depend on, among other things, New York Community’s ability to realize anticipated cost savings and to operate the businesses of Long Island Commercial Bank in a manner that does not materially disrupt the existing customer relationships of Long Island Commercial Bank nor result in decreased revenues resulting from any loss of customers, and permits growth opportunities to occur. If New York Community is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

New York Community and Long Island Financial Corp. have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of Long Island Financial Corp.’s ongoing businesses, or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of New York Community to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

Long Island Financial Corp. Directors and Officers Have Interests in the Merger Besides Those of Stockholders.

Long Island Financial Corp.’s directors and officers have various interests in the merger besides being Long Island Financial Corp. stockholders. These interests include:

•	the payment of certain severance benefits under existing employment and change in control agreements if an executive’s employment terminates, either voluntarily or involuntarily;

•	the payment of any excise taxes and other taxes that may result from the determination that an executive has received an excess parachute payment;

•	the accelerated vesting of all outstanding unvested stock options, including unvested options for up to 45,315 shares of common stock held by Long Island Financial Corp.’s executive officers and directors, in the event of such persons’ termination of employment or service within 24 months of the merger; and

•	the agreement by New York Community to indemnify Long Island Financial Corp. directors and officers.

Risks About New York Community

New York Community’s Focus On Multi-Family, Commercial Real Estate and Construction Lending May Hurt its Earnings.

New York Community’s business strategy centers on continuing its emphasis on multi-family real estate loans and, to a lesser extent, commercial real estate and construction loans, in order to expand its net interest margin. These types of loans generally have higher risk-adjusted returns and shorter maturities than one-to-four family residential mortgage loans. At June 30, 2005, multi-family, commercial real estate and construction loans totaled $15.3 billion, which represented 97.7% of total loans, net. If New York Community continues to increase the level of its multi-family, commercial real estate and construction loans, New York Community will increase its credit risk profile relative to traditional thrift institutions that have higher concentrations of one- to four-family loans.

Loans secured by multi-family and commercial real estate properties are generally for larger amounts and involve a greater degree of risk than one-to-four family residential mortgage loans. Payments on loans secured by multi-family and commercial real estate buildings generally depend on the income produced by the underlying properties which, in turn, depends on the successful operation or management of the properties. Accordingly, repayment of these loans is subject to adverse conditions in the real estate market or the local economy. New York Community Bank seeks to minimize these risks through its underwriting policies, which generally restrict new originations of such loans to New York Community Bank’s primary lending area and require such loans to be qualified on the basis of the property’s net income and debt service ratio. However, there can be no assurance that its underwriting policies will protect it from credit-related losses.

Construction financing typically involves a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development compared to the estimated cost (including interest) of construction. If the estimate of value proves to be inaccurate, the loan may be undersecured. New York Community seeks to minimize these lending risks through its lending policies and underwriting standards. A downturn in the local economy, however, could have a material adverse effect on the quality of the commercial real estate and construction loan portfolios, thereby resulting in material delinquencies and losses to its operations.

Changing Interest Rates May Reduce New York Community’s Net Income and Future Cash Flows.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring a bank’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time frame if it will mature or reprice within that period of time. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time frame and the amount of interest-bearing liabilities maturing or repricing within that same period of time. In a rising interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a greater increase in the cost of its interest-bearing liabilities than it would in the yield on its interest-earning assets, thus producing a decline in its net interest income. Conversely, in a declining rate environment, an institution with a negative gap would generally be expected to experience a lesser reduction in the yield on its interest-earning assets than it would in the cost of its interest-bearing liabilities, thus producing an increase in its net interest income.

At June 30, 2005, New York Community had a negative gap of 5.94%, as compared to a negative 5.95% at March 31, 2005 and a negative 5.41% at December 31, 2004. The respective measures reflect the impact of extending the maturity of its wholesale borrowings in connection with, and subsequent to, the repositioning of the balance sheet at the close of last year’s second quarter, and the impact of a flattened yield curve on mortgage loan refinancing activity. Borrowed funds maturing in one year or less declined from 34.4% of total borrowed funds to 21.7% over the current six-month period, partially reflecting the extension to an average maturity of two years of $2.0 billion of wholesale borrowings with an average cost of 3.37% during this time.

Possible Future Acquisitions Could Involve Risks and Challenges Which Could Adversely Affect New York Community’s Ability to Achieve its Profitability Goals for Acquired Businesses or Realize Anticipated Benefits of Those Acquisitions.

New York Community has grown significantly in the past several years and its continuing strategy includes the possible selective acquisition of banking branches, other financial institutions or other financial services companies. New York Community cannot assure you that it will be able to successfully identify suitable acquisition opportunities or finance and complete any particular acquisition, combination or other transaction on acceptable terms and prices. Furthermore, acquisitions involve a number of risks and challenges, including:

•	diversion of management’s attention;

•	the need to integrate acquired operations, internal controls and regulatory functions;

•	potential loss of key employees and customers of the acquired companies; and

•	an increase in expenses and working capital requirements.

Any of these and other factors could adversely affect New York Community’s ability to achieve anticipated benefits of acquisitions.

New York Community’s Continuing Concentration of Loans in its Primary Market Area May Increase its Risk.

New York Community’s business depends significantly on general economic conditions in the New York metropolitan area. Unlike larger banks that are more geographically diversified, New York Community provides banking and financial services to customers primarily in the New York metropolitan area. The local economic conditions in the New York metropolitan area have a significant impact on its loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond New York Community’s control would impact these local economic conditions and could negatively affect the financial results of its banking operations. Additionally, because New York Community has a significant amount of multi-family and commercial real estate loans, decreases in tenant occupancy may also have a negative effect on the ability of many of New York Community’s borrowers to make timely repayments of their loans, which would have an adverse impact on its earnings.

If New York Community’s Allowance for Credit Losses is Not Sufficient to Cover Actual Loan Losses, its Earnings Could Decrease.

New York Community’s borrowers may not repay their loans according to the terms of their loans, and the collateral securing the payment of these loans may be insufficient to pay any remaining indebtedness. New York Community may experience significant loan losses, which could have a material adverse effect on its operating results. New York Community makes various assumptions and judgments about the collectibility of its loan portfolio, including the creditworthiness of its borrowers and the value of the real estate and other assets serving as collateral for the repayment of its loans. In determining the amount of the allowance for loan losses, New York Community relies on its loan quality reviews, its experience and its evaluation of economic conditions, among other factors. If New York Community’s assumptions and judgments prove to be incorrect, its allowance for loan losses may not be sufficient to cover losses in its loan portfolio, resulting in additional provisions for loan losses. Material additional provisions for loan losses would materially decrease its net income.

New York Community’s emphasis on continued diversification of its loan portfolio through the origination of multi-family, commercial real estate, and construction loans is one of the more significant factors it takes into account in evaluating its allowance for loan losses and provision for loan losses. As New York Community further increases the amount of such types of loans in its portfolio, New York Community may determine to make additional or increased provisions for loan losses, which could adversely affect its earnings.

In addition, bank regulators periodically review New York Community’s loan portfolio and loan underwriting procedures as well as its allowance for loan losses and may require New York Community to increase its provision for loan losses or otherwise recognize further loan charge-offs. Any increase in its allowance for loan losses or loan charge-offs as required by these regulatory authorities could have a material adverse effect on New York Community’s results of operations and financial condition.

Strong Competition Within New York Community’s Market Area May Limit its Growth and Profitability.

Competition in the banking and financial services industry is intense. In New York Community’s market area, New York Community competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors (including money center, national and regional institutions) have substantially greater resources and higher lending limits than New York Community does and may offer certain services that New York Community does not or cannot provide. New York Community’s profitability depends upon its continued ability to successfully compete in its market area.

New York Community Bank Operates in a Highly Regulated Environment and May Be Adversely Affected By Changes in Laws and Regulations.

New York Community Bank is subject to regulation, supervision and examination by the New York State Banking Department, its chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of its deposits. Such regulation and supervision govern the activities in which a savings bank and its holding company may engage and are intended primarily for the protection of the deposit insurance funds and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by a bank and the adequacy of a bank’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on New York Community Bank, New York Community and their operations.

New York Community’s operations are also subject to extensive regulation by other federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. New York Community believes that it is in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because its business is highly regulated, New York Community may be subject to changes in such laws, rules and regulations that could have a material impact on its operations.

Various Factors May Make Takeover Attempts More Difficult to Achieve.

Provisions of New York Community’s certificate of incorporation and bylaws, federal regulations and various other factors may make it more difficult for companies or persons to acquire control of New York Community without the consent of its Board of Directors. It is possible, however, that stockholders of New York Community would want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of New York Community’s common stock. The factors that may discourage takeover attempts or make them more difficult include:

•	Certificate of incorporation and statutory provisions. Provisions of the certificate of incorporation and bylaws of New York Community and Delaware General Corporation Law may make it more difficult and expensive to pursue a takeover attempt that management or the Board of Directors opposes. These provisions also make it more difficult to remove New York Community’s current Board of Directors or management, or to appoint new directors. These provisions include: limitations on voting rights of beneficial owners of more than 10% of New York Community’s common stock; supermajority voting requirements for certain business combinations; and the election of directors to staggered terms of three years. New York Community’s bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the Board of Directors.

•	Required change in control payments. New York Community has entered into employment agreements with certain executive officers that will require payments to be made to them in the event their employment is terminated following a change in control of New York Community or New York Community Bank. These payments may have the effect of increasing the costs of acquiring New York Community, thereby discouraging future attempts.

LONG ISLAND FINANCIAL CORP. SPECIAL MEETING

Long Island Financial Corp. is mailing this proxy statement-prospectus to you as a Long Island Financial Corp. stockholder on or about October 14, 2005. With this document, Long Island Financial Corp. is sending you a notice of the Long Island Financial Corp. special meeting of stockholders and a form of proxy that is solicited by the Long Island Financial Corp. Board of Directors. The special meeting will be held on November 16, 2005 at 12:00 Noon, New York time, at Stonebridge Country Club, located at 2000 Raynors Way, Smithtown, New York 11787.

Matter to be Considered

The purpose of the special meeting of stockholders is to vote on the adoption of the Agreement and Plan of Merger by and between New York Community Bancorp, Inc. and Long Island Financial Corp., dated as of August 1, 2005, by which Long Island Financial Corp. will merge with and into New York Community.

You may also be asked to vote upon a proposal to adjourn or postpone the special meeting of stockholders. Long Island Financial Corp. could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

Proxy Card, Telephone Voting, Revocation of Proxy

You should complete, sign, date and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting of stockholders, regardless of whether you plan to attend. You may also vote by telephone by following the instructions printed on the enclosed proxy card. You can revoke your proxy or telephone vote at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to the Secretary of Long Island Financial Corp.;

•	submitting a properly executed proxy bearing a later date before the special meeting of stockholders;

•	voting by telephone at a later time but before the deadline for telephone voting; or

•	voting in person at the special meeting of stockholders. However, simply attending the special meeting without voting will not revoke an earlier proxy or telephone vote.

If your shares are held in “street name,” you should follow the procedures provided by your broker regarding revocation of proxies.

All shares represented by valid proxies, and not revoked, will be voted in accordance with your instructions on the proxy card. If you sign and date your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the foregoing proposal. The Board of Directors is presently unaware of any other matter that may be presented for action at the special meeting of stockholders. If any other matter does properly come before the special meeting, the Board of Directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

The cost of the solicitation of proxies will be borne by Long Island Financial Corp. Long Island Financial Corp. will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. Long Island Financial Corp. has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $5,500, plus reasonable out-of-pocket expenses. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Record Date

The close of business on September 30, 2005 has been fixed as the record date for determining the Long Island Financial Corp. stockholders entitled to receive notice of and to vote at the special meeting of stockholders. At that time, 1,544,246 shares of Long Island Financial Corp. common stock were outstanding, and were held by approximately 308 holders of record.

Voting Rights, Quorum Requirements and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Long Island Financial Corp. common stock entitled to vote is necessary to constitute a quorum at the special meeting of stockholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present but will have the same effect as a vote “Against” the merger agreement.

In accordance with the provisions of our certificate of incorporation, record holders of common stock who beneficially own, either directly or indirectly, in excess of 10% of the outstanding shares of common stock are not entitled or permitted to vote with respect to the shares held in excess of this 10% limit. Long Island Financial Corp.’s certificate of incorporation authorizes its Board of Directors (i) to make all determinations necessary to implement and apply the 10% limit, including determining whether persons are affiliates of other persons or have an agreement, arrangement or understanding with another person regarding the voting of shares, and (ii) to demand that any person who is reasonably believed to beneficially own common stock in excess of the 10% limit supply information to enable the Board of Directors to implement and apply the 10% limit.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Long Island Financial Corp. common stock issued and outstanding and entitled to vote as of the close of business on the record date. Accordingly, a failure to vote or an abstention will have the same effect as a vote against the merger agreement. As of the record date, directors and executive officers of Long Island Financial Corp. beneficially owned 582,149 shares of Long Island Financial Corp. common stock entitled to vote at the special meeting of stockholders. This represents approximately 37.7% of the total votes entitled to be cast at the special meeting. These individuals have entered into voting agreements pursuant to which they have agreed to vote “FOR” adoption of the merger agreement.

Dissenters’ Rights

Long Island Financial Corp. is incorporated under the laws of the State of Delaware. Under Delaware General Corporation Law, holders of Long Island Financial Corp. common stock do not have the right to obtain an appraisal of the value of their shares of Long Island Financial Corp. common stock in connection with the merger.

Recommendation of the Board of Directors

The Long Island Financial Corp. Board of Directors has approved the merger agreement and the transactions contemplated by the merger agreement. The Board of Directors believes that the merger agreement is advisable and in the best interest of Long Island Financial Corp. and its stockholders and recommends that you vote “FOR” the approval of the merger agreement. See “The Merger and the Merger Agreement—Recommendation of the Long Island Financial Corp. Board of Directors and Reasons for the Merger.”

THE MERGER AND THE MERGER AGREEMENT

The description of the merger and the merger agreement contained in this proxy statement-prospectus describes the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement. We have attached a copy of the merger agreement as Appendix A.

The merger agreement is included as Appendix A to provide information regarding its terms. Except for its status as the contractual document between the parties with respect to the merger described therein, it is not intended to provide factual information about the parties. The representation and warranties contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied on by investors as statements of factual information.

General

Pursuant to the merger agreement, Long Island Financial Corp. will merge into New York Community, with New York Community as the surviving entity. Each outstanding share of Long Island Financial Corp. common stock will be converted into the right to receive 2.32 shares of New York Community common stock. Cash will be paid in lieu of any fractional share of Long Island Financial Corp. common stock. See “Merger Consideration” below. New York Community will acquire all of the outstanding shares of common stock of Long Island Commercial Bank. As a result, Long Island Commercial Bank will operate as a separate banking subsidiary of New York Community. New York Community anticipates that the bank will be renamed “New York Commercial Bank” following the merger.

The Parties

New York Community Bancorp, Inc.

New York Community Bancorp, headquartered in Westbury, New York, is the holding company for New York Community Bank, which operates 141 banking offices in New York City, Long Island, Westchester County and northern New Jersey. As of June 30, 2005, New York Community had consolidated assets of $25.2 billion, deposits of $11.5 billion and total stockholders’ equity of $3.3 billion.

New York Community Bank operates its branches through seven established divisions, each one enjoying a strong local identity, including Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, and, in New Jersey, First Savings Bank of New Jersey and Ironbound Bank.

The principal executive office of New York Community is located at 615 Merrick Avenue, Westbury, New York 11590 and the telephone number is (516) 683-4100.

Long Island Financial Corp.

Long Island Financial Corp. is the bank holding company for Long Island Commercial Bank, headquartered in Islandia, New York. Long Island Commercial Bank operates 12 branch offices in Suffolk, Nassau and Kings Counties, New York. As of June 30, 2005, Long Island Financial Corp. had assets of $539.7 million, deposits of $415.9 million and total stockholders’ equity of $28.5 million.

The principal executive office of Long Island Financial Corp. is located at 1601 Veterans Highway, Suite 120, Islandia, New York 11749, and the telephone number is (631) 348-0888.

Merger Consideration

Under the terms of the merger agreement, each outstanding share of Long Island Financial Corp. common stock will convert into the right to receive 2.32 shares of New York Community common stock.

No fractional shares of New York Community will be issued in connection with the merger. Instead, New York Community will make a cash payment to each Long Island Financial Corp. stockholder who would otherwise receive a fractional share.

If the average daily closing price of New York Community common stock during the measurement period is less than $14.69 and New York Community’s common stock has under-performed an index of New York Community peer financial institutions by more than 20% during the ten day period after all bank regulatory approvals necessary for consummation of the merger are received compared to a measurement period prior to the announcement of the merger agreement, then Long Island Financial Corp. may elect to terminate the merger agreement unless New York Community elects to increase the aggregate merger consideration. See “The Merger and the Merger Agreement—Termination; Amendment; Waiver.”

Based on the closing price of $16.26 per share of New York Community common stock on October 6, 2005, each share of Long Island Financial Corp. common stock that is exchanged solely for New York Community common stock would be converted into 2.32 shares of New York Community common stock having a value of $37.72. However, as discussed above, the value of the shares of New York Community common stock to be exchanged for each share of Long Island Financial Corp. common stock will fluctuate during the period up to and including the completion of the merger. We cannot give you any assurance as to whether or when the merger will be completed, and you are advised to obtain current market quotations for New York Community common stock.

Background of the Merger

Long Island Financial Corp.’s management has periodically reviewed and assessed Long Island Financial Corp.’s strategic options both internally and with the assistance of Sandler O’Neill & Partners, L.P., Long Island Financial Corp.’s financial advisor. At various times, Long Island Financial Corp. senior management and representatives of Sandler O’Neill & Partners, L.P. have discussed with Long Island Financial Corp.’s Board of Directors Long Island Financial Corp.’s strategic options to enhance Long Island Financial Corp.’s franchise value through internal and external means, including business combinations with other financial institutions. These discussions have included analyses of the financial institutions merger market, both locally and nationally and the potential franchise value of Long Island Financial Corp. based on prevailing merger market fundamentals and on the execution of its business plan under various scenarios. During these discussions, the Board of Directors and management routinely discussed the increasing competition and continuing consolidation in the financial services industry, particularly in the New York metropolitan market area, as well as the increasing regulatory burden and related compliance costs and their effect on Long Island Financial Corp. As part of this strategic review process, Long Island Financial Corp.’s legal counsel periodically reviewed with the Board of Directors its fiduciary duties under applicable law in the context of the various strategic scenarios considered. Additionally, Long Island Financial Corp. management has periodically had informal discussions regarding strategic opportunities with representatives of other financial institutions.

In February 2005, the President and Chief Executive Officer of a New York-headquartered financial institution holding company (Company A) left a telephone message with Long Island Financial Corp. Director Frank Esposito, who was on vacation. Company A was known to Long Island Financial Corp. because on two prior occasions, in 2000 and 2003, it presented unsolicited indications of interest to merge with Long Island Financial Corp., but Long Island Financial Corp.’s Board of Directors on both occasions, in consultation with Sandler O’Neill & Partners, L.P., determined not to pursue a transaction because of the inadequate value of the merger consideration proposed. When Mr. Esposito returned from vacation, he and Long Island Financial Corp. Directors Harvey Auerbach and John Tsunis returned the call and scheduled a meeting. On March 2, 2005,

Directors Esposito, Auerbach and Tsunis met with Company A’s President and Chief Executive Officer and a director of Company A during which the general parameters of a potential transaction, including a range of value that Long Island Financial Corp. viewed as a threshold for pursuing further discussions, were preliminarily discussed and a tentative due diligence schedule was considered. Senior management representatives of Long Island Financial Corp. and of Company A discussed a proposed due diligence schedule at subsequent meetings over the following weeks but both parties mutually agreed not to finalize any due diligence schedule until after the Long Island Financial Corp. Board of Directors meeting scheduled for April 20, 2005, after Long Island Financial Corp.’s Annual Stockholders Meeting.

On March 17, 2005, Directors Esposito, Auerbach and Tsunis met with the President and Chief Executive of another New York-headquartered financial institution holding company (Company B). Company B’s President and Chief Executive Officer requested the meeting to discuss whether Long Island Financial Corp. would have any interest in a potential business combination with Company B. The meeting concluded with Company B’s President and Chief Executive Officer stating that he would follow up on their discussion. Representatives of Long Island Financial Corp. had no further contact with representatives of Company B until representatives of Sandler O’Neill & Partners, L.P. responded to representatives of Company B in connection with Company B’s submission of a non-binding indication of interest as discussed later in this section.

On April 20, 2005, Long Island Financial Corp.’s Board of Directors met and discussed the contacts made by Companies A and B. Present at the meeting were representatives of Sandler O’Neill & Partners, L.P. and Long Island Financial Corp.’s legal counsel. Directors Esposito, Auerbach and Tsunis reported to the Board of Directors that neither Company B’s President and Chief Executive nor any other representative of Company B had followed up with any of them to date. Following extensive discussion, the Board of Directors authorized management to execute a confidentiality agreement and schedule mutual due diligence with Company A. Long Island Financial Corp. and Company A executed a confidentiality agreement on April 21, 2005. During the remainder of April and through mid-May, representatives of Long Island Financial Corp. and of Company A scheduled and conducted mutual due diligence, which concluded with representatives of Long Island Financial Corp., including representatives of Sandler O’Neill & Partners, L.P. and of Long Island Financial Corp.’s legal counsel, conducting on-site due diligence of Company A on May 14, 2005.

On May 20, 2005, Long Island Financial Corp. President and Chief Executive Officer Douglas Manditch met with Company A’s President and Chief Executive Officer. Company A’s President and Chief Executive Officer informed Mr. Manditch that Company A would not present a formal merger proposal to Long Island Financial Corp. because Company A was unable to propose a price that in its view would be acceptable to Long Island Financial Corp.’s Board of Directors.

On May 24, 2005, Messrs. Manditch, Auerbach, Esposito and Tsunis met with Company A’s President and Chief Executive Officer, who reiterated what he had communicated to Mr. Manditch earlier. Later that day, the Executive Committee of Long Island Financial Corp.’s Board of Directors met to review the status of discussions with Company A in advance of the regularly scheduled meeting of Long Island Financial Corp.’s Board of Directors. Long Island Financial Corp.’s Board of Directors met on May 25, 2005 and discussed the status of discussions with Company A. Present were representatives of Sandler O’Neill & Partners, L.P. At the conclusion of the meeting, the Board of Directors scheduled a special strategic planning meeting for June 11, 2005. The Board of Directors scheduled the strategic planning meeting given the recent events related to Company A and given that a strategic planning meeting had not been held since before the death of Long Island Financial Corp.’s immediate past Chairman of the Board of Directors in January 2004.

On June 11, 2005, Long Island Financial Corp.’s Board of Directors held its strategic planning meeting. Representatives of Sandler O’Neill & Partners, L.P. were present, who reviewed with the Board of Directors Long Island Financial Corp.’s strategic options. Following extensive discussion, the Board of Directors determined it was in the best interests of Long Island Financial Corp. and its stockholders to conduct a process to determine what, if any, level of interest other institutions might have in engaging in a merger transaction with

Long Island Financial Corp. and authorized Sandler O’Neill & Partners, L.P. to conduct this process on behalf of Long Island Financial Corp. The Board of Directors, in consultation with Sandler O’Neill & Partners, L.P., authorized Sandler O’Neill & Partners, L.P. to contact six institutions that the Board of Directors identified as potential candidates based on their relative size, geographic location, capacity to pay, and stock liquidity, among other factors. New York Community, Company B, and four other institutions, three of which were New York-headquartered financial institutions, were identified.

Following the meeting, Sandler O’Neill & Partners, L.P. assisted Long Island Financial Corp. management in preparing a Confidential Information Memorandum containing financial and operational information, both public and non-public, regarding Long Island Financial Corp. and outlining the procedures for the recipient to follow in submitting a written, non-binding indication of interest, if any, for Long Island Financial Corp.’s Board of Directors to consider.

During the latter half of June and the beginning of July 2005, Sandler O’Neill & Partners, L.P., on behalf of Long Island Financial Corp., contacted the six identified institutions, five of which executed confidentiality agreements and received a Confidential Information Memorandum. Long Island Financial Corp. and New York Community executed a confidentiality agreement on June 30, 2005.

On June 23, 2005, Mr. Manditch and New York Community President and Chief Executive Officer Joseph R. Ficalora met at a social function attended by local bank executives. They discussed New York Community’s plans for a newly chartered limited purpose commercial bank subsidiary. Mr. Manditch ended the discussion by suggesting that Mr. Ficalora contact him if New York Community had any interest in pursuing a business combination with Long Island Financial Corp.

On June 24, 2005, Mr. Ficalora left a telephone message for Mr. Manditch. Mr. Manditch telephoned a representative of Sandler O’Neill & Partners, L.P. to inform him of the message from Mr. Ficalora. The Sandler O’Neill & Partners, L.P. representative then telephoned Mr. Ficalora to discuss Long Island Financial Corp.’s situation in general terms. After speaking with Mr. Ficalora, the Sandler O’Neill & Partners, L.P. representative telephoned Mr. Manditch, who called Mr. Ficalora to schedule a dinner meeting on June 28, 2005. At that meeting, Messrs. Manditch and Ficalora discussed general matters regarding the potential integration of Long Island Financial Corp. with New York Community.

On July 6, 2005, Mr. Manditch met with the President and Chief Executive Officer of one of the other identified institutions (Company C) at the latter’s request and discussed general matters regarding the potential integration of Long Island Financial Corp. with Company C. A similar meeting occurred on July 11, 2005 between Mr. Manditch and two senior executives of another identified institution (Company D).

During the week of July 11, 2005, Directors Tsunis and Esposito met with Mr. Ficalora and discussed general matters relating to the potential integration of Long Island Financial Corp. and New York Community.

On July 18, 2005, one of the officers of Company D, with whom Mr. Manditch had met on July 11, 2005, and Company D’s Chief Financial Officer met with Mr. Manditch and Long Island Financial Corp. Vice President, Secretary-Treasurer Thomas Buonaiuto to discuss Long Island Financial Corp.’s business operations in more detail.

During the afternoon of July 20, 2005, Long Island Financial Corp.’s Board of Directors met to consider the indications of interest that were received. Present at the meeting were representatives of Sandler O’Neill & Partners, L.P. and Long Island Financial Corp.’s legal counsel. Only New York Community and Companies B and C submitted indications of interest. Company B proposed an all-stock transaction that valued Long Island Financial Corp.’s outstanding shares of common stock at $40 per share but did not specify how or when to calculate the exchange ratio. Company C proposed a fixed exchange ratio, all-stock transaction that would value Long Island Financial Corp.’s outstanding common shares at approximately $42 per share when a transaction was announced. New York Community proposed an all-stock transaction with a fixed exchange ratio of 2.175 shares of New York Community common stock for each outstanding share of Long Island Financial Corp. common stock. New York Community chose to value its proposal at $40.24 per share based on its calculation of its average stock price during the five days preceding the date of its indication of interest. Representatives of Sandler O’Neill & Partners, L.P. reviewed the financial aspects of each of the indications of interest and presented an analysis of the potential values of each of the interested party’s common stock based on generally accepted valuation measures. Following extensive discussion regarding the respective businesses, operations, prospects and an evaluation of the potential inherent value of the common stock of each interested party, Long Island Financial Corp.’s Board of Directors determined that it would be in the best interests of Long Island Financial Corp. and its stockholders to engage in a merger with New York Community given its track record of successfully executing and integrating merger transactions, its stated intention to continue to operate Long Island Commercial Bank as a commercial bank, and the dividend yield and increased liquidity offered by New York Community’s common stock, among other factors. The Board of Directors then discussed with the representatives of Sandler O’Neill & Partners, L.P. if New York Community would consider increasing its proposed exchange ratio. Following this discussion, which lasted until after the close of the stock markets, the Board of Directors instructed a representative of Sandler O’Neill & Partners, L.P. present at the meeting to contact New York Community to request that it increase the proposed exchange ratio from 2.175 shares to 2.32 shares, which would value each outstanding share of Long Island Financial Corp. common stock at $42.27 per share based on New York Community’s closing stock price on July 20, 2005. Following a recess during which the Sandler O’Neill & Partners, L.P. representative spoke with Mr. Ficalora, the Sandler O’Neill & Partners, L.P. representative returned to the meeting and reported that New York Community had agreed to increase the exchange ratio to 2.32 shares. The Board of Directors then unanimously instructed Mr. Manditch, in consultation with Sandler O’Neill & Partners, L.P. and Long Island Financial Corp.’s legal counsel, to conduct due diligence on New York Community and negotiate a definitive merger agreement consistent with the terms of New York Community’s revised indication of interest for presentation to and consideration by the Board of Directors at the earliest practicable date.

During the remainder of July 2005, representatives of Long Island Financial Corp. and of New York Community negotiated the terms of the definitive merger agreement and senior management representatives of Long Island Financial Corp. and of New York Community were in periodic contact to discuss merger integration issues and due diligence matters. Representatives of New York Community conducted on-site due diligence at Long Island Financial Corp. after business hours on July 26 and 27, 2005. Representatives of Long Island Financial Corp. conducted on-site due diligence at New York Community on July 28, 2005.

During the afternoon of August 1, 2005, the Boards of Directors of Long Island Financial Corp. and of New York Community met separately to consider and discuss the terms of the definitive merger agreement as negotiated by the parties. Representatives of Sandler O’Neill & Partners, L.P. and of Long Island Financial Corp.’s legal counsel were present at Long Island Financial Corp.’s meeting. Copies of the merger agreement and ancillary documents were sent to each Long Island Financial Corp. director before the meeting. Representatives of Sandler O’Neill & Partners, L.P. made a presentation regarding the fairness of the proposed exchange ratio to Long Island Financial Corp.’s stockholders from a financial point of view and delivered the opinion of Sandler O’Neill & Partners, L.P. that, as of August 1, 2005, and subject to the limitations and qualifications set forth in the opinion, the proposed exchange ratio was fair from a financial point of view to Long Island Financial Corp.’s stockholders. The Board of Directors considered the opinion of Sandler O’Neill & Partners, L.P. carefully as well as Sandler O’Neill’s experience, qualifications and interest in the proposed transaction. Representatives of Long Island Financial Corp.’s legal counsel reviewed in detail with the Board of Directors the terms of the merger agreement and ancillary documents and reviewed with the Board of Directors its fiduciary duties in the context of the proposed transaction. In addition, Long Island Financial Corp.’s senior management presented the findings of Long Island Financial Corp.’s due diligence investigation of New York Community and the Board of Directors discussed the expected transaction costs, including the value of severance obligations under various employment and change in control agreements that Long Island Financial Corp. had entered into with members of management and other benefit arrangements. Following these presentations and discussion regarding the transaction, all of the directors present determined that the merger agreement and ancillary transactions were advisable and in the best interests of Long Island Financial Corp. and its stockholders and authorized Mr. Manditch to execute and deliver the merger agreement and related documents and to take all actions necessary to effect the proposed transaction. John A. McAteer was the only director of Long Island Financial Corp. absent from the meeting. He was absent because of a family health emergency.

Following the close of the New York Stock Exchange and The Nasdaq Stock Market on August 1, 2005, and as required by the terms of the definitive merger agreement, Long Island Financial Corp. and New York Community issued a joint press release announcing the adoption and execution of the merger agreement.

Recommendation of the Long Island Financial Corp. Board of Directors and Reasons for the Merger

The merger agreement was approved by a unanimous vote of Long Island Financial Corp.’s directors present at the meeting of Long Island Financial Corp.’s Board of Directors at which the agreement was adopted and approved. In addition, Long Island Financial Corp.’s Board of Directors unanimously recommends that Long Island Financial Corp.’s stockholders vote “FOR” approval of the merger agreement.

Long Island Financial Corp.’s Board of Directors has determined that the merger is advisable and in the best interests of Long Island Financial Corp. and its stockholders. In approving the merger agreement, Long Island Financial Corp.’s Board of Directors consulted with its financial advisor regarding the fairness of the transaction to Long Island Financial Corp.’s stockholders from a financial point of view and with its legal counsel regarding its legal duties and the terms of the merger agreement and ancillary documents. In determining to approve the merger agreement and recommend the merger, Long Island Financial Corp.’s Board of Directors, in consultation with Long Island Financial Corp.’s senior management and financial and legal advisors, considered a number of factors, including the following material factors:

•	The understanding of Long Island Financial Corp.’s Board of Directors of the strategic options available to Long Island Financial Corp. and its assessment of those options with respect to the prospects and estimated results of the execution by Long Island Financial Corp. of its business plan as an independent entity under various scenarios, and the determination that none of those options or the execution of the business plan under the best case scenarios were likely to create greater present value for Long Island Financial Corp.’s stockholders than the value, based on the Exchange Ratio, to be paid by New York Community.

•	The substantially increased liquidity afforded by an investment in the common stock of New York Community and the current substantial dividend yield on New York Community common stock.

•	The ability of Long Island Financial Corp.’s stockholders to participate in the future prospects of the combined entity through ownership of New York Community common stock and that Long Island Financial Corp.’s stockholders would have potential value appreciation by owning the common stock of a highly regarded and profitable institution operating in the New York metropolitan area.

•	Information concerning New York Community’s business, earnings, operations, financial condition, strategic initiatives (including New York Community’s newly chartered limited purpose commercial bank) and general prospects compared to other institutions and the expected performance of New York Community and Long Island Financial Corp. on a combined basis.

•	The opinion rendered by Sandler O’Neill & Partners, L.P., as financial advisor to Long Island Financial Corp., that, as of the date of the opinion and subject to the assumptions and limitations set forth in the opinion, the Exchange Ratio was fair from a financial point of view to Long Island Financial Corp.’s stockholders.

•	The variety of consumer products and services that would be available to customers of Long Island Financial Corp. and the communities served by Long Island Financial Corp. and the wider market area that the combined entity would service.

•	The number of Long Island Financial Corp. employees expected to be retained after the merger and that these employees would have opportunities for career advancement in a substantially larger organization.

•	The current and prospective economic, competitive and regulatory environment and the regulatory compliance costs facing Long Island Financial Corp. and other small- to mid-size independent community banking institutions generally.

•	A review, with the assistance of Long Island Financial Corp.’s financial and legal advisors, of the terms of the merger agreement, including that the merger is intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes.

•	The results of the due diligence review of New York Community and New York Community’s proven track record of successfully consummating and integrating merger transactions in a timely manner.

•	The likelihood of timely receiving regulatory approval and the approval of Long Island Financial Corp.’s stockholders and the estimated transaction and severance costs associated with the merger and payments that could be triggered upon termination of or failure to consummate the merger.

The foregoing information and factors considered by Long Island Financial Corp.’s Board of Directors is not exhaustive, but includes all material factors that the Board of Directors considered and discussed in approving and recommending the merger. In view of the wide variety of factors considered and discussed by Long Island Financial Corp.’s Board of Directors in connection with its evaluation of the merger and the complexity of these factors, the Board of Directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision; rather it considered all of the factors as a whole. Long Island Financial Corp.’s Board of Directors discussed the foregoing factors, including asking questions of Long Island Financial Corp.’s management and legal and financial advisors, and determined that the merger was in the best interests of Long Island Financial Corp. and its stockholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors. Long Island Financial Corp.’s Board of Directors relied on the experience and expertise of Long Island Financial Corp.’s financial advisor for quantitative analysis of the financial terms of the merger. See “The Merger—Opinion of Long Island Financial Corp.’s Financial Advisor” below. The foregoing explanation of the reasoning of Long Island Financial Corp.’s Board of Directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements” on page 3.

THE BOARD OF DIRECTORS RECOMMENDS ADOPTION OF THE AGREEMENT AND PLAN OF MERGER BY THE STOCKHOLDERS OF LONG ISLAND FINANCIAL CORP.

Opinion of Long Island Financial Corp.’s Financial Advisor

By letter dated April 22, 2005, Long Island Financial Corp. retained Sandler O’Neill & Partners, L.P. to act as its financial advisor in connection with a possible business combination with another financial institution. Sandler O’Neill & Partners, L.P. is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill & Partners, L.P. is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill & Partners, L.P. acted as financial advisor to Long Island Financial Corp. in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the August 1, 2005 meeting at which Long Island Financial Corp.’s Board of Directors considered and approved the merger agreement, Sandler O’Neill & Partners, L.P. delivered to the Board of Directors its oral opinion, subsequently confirmed in writing, that, as of such date, the Exchange Ratio was fair to Long Island Financial Corp.’s stockholders from a financial point of view. Sandler O’Neill & Partners, L.P. has updated its opinion as of the date of this proxy statement-prospectus. The full text of Sandler O’Neill & Partners, L.P.’s opinion is attached as Appendix B to this proxy statement-prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill & Partners, L.P. in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge Long Island Financial Corp. stockholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill & Partners, L.P.’s opinion speaks only as of the date of the opinion. The opinion was directed to the Long Island Financial Corp. Board of Directors and is directed only to the fairness of the Exchange Ratio to Long Island Financial Corp. stockholders from a financial point of view. It does not address the underlying business decision of Long Island Financial Corp. to engage in the merger or any other aspect of the merger and is not a recommendation to any Long Island Financial Corp. stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its August 1, 2005 opinion, as updated as of the date of this proxy statement-prospectus, Sandler O’Neill & Partners, L.P. reviewed and considered, among other things:

(1)	the merger agreement;

(2)	certain publicly available financial statements and other historical financial information of Long Island Financial Corp. that Sandler O’Neill & Partners, L.P. deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of New York Community that Sandler O’Neill & Partners, L.P. deemed relevant;

(4)	earnings per share estimates for Long Island Financial Corp. for the years ending December 31, 2005 and 2006 and long-term earnings per share growth rates for years thereafter, in each case, as provided by senior management of Long Island Financial Corp.;

(5)	earnings per share estimates for New York Community for the year ending December 31, 2005 published by I/B/E/S and reviewed by senior management of New York Community;

(6)	earnings per share estimates for New York Community for the year ended December 31, 2006, and long-term earnings per share growth rates for the years thereafter, in each case, published by I/B/E/S;

(7)	the pro forma financial impact of the merger on New York Community, based on assumptions relating to transaction expenses and cost savings determined by the senior management of New York Community and reviewed with senior management of Long Island Financial Corp.;

(8)	the publicly reported historical price and trading activity for Long Island Financial Corp.’s and New York Community’s common stock, including a comparison of certain financial and stock market information for Long Island Financial Corp. and New York Community with similar publicly available information for certain other companies the securities of which are publicly traded;

(9)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(10)	the current market environment generally and the banking environment in particular; and

(11)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill & Partners, L.P. considered relevant.

Sandler O’Neill & Partners, L.P. also discussed with certain members of senior management of Long Island Financial Corp. the business, financial condition, results of operations and prospects of Long Island Financial Corp., management’s views of the strategic rationale for the merger and the strategic alternatives available to Long Island Financial Corp. Sandler O’Neill & Partners, L.P. also discussed with certain members of the senior management of New York Community the business, financial condition, results of operations and prospects of New York Community.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill & Partners, L.P. assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise provided to Sandler O’Neill & Partners, L.P. by Long Island Financial Corp. or New York Community and further relied on the assurances of management of Long Island Financial Corp. and New York Community that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill & Partners, L.P. was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O’Neill & Partners, L.P. did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Long Island Financial Corp. or New York Community or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill & Partners, L.P. is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Long Island Financial Corp. or New York Community, nor did it review any individual credit files relating to Long Island Financial Corp. or New York Community. With Long Island Financial Corp.’s consent, Sandler O’Neill & Partners, L.P. assumed that the respective allowances for loan losses for both Long Island Financial Corp. and New York Community were adequate to cover such losses.

Sandler O’Neill & Partners, L.P.’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill & Partners, L.P. assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O’Neill & Partners, L.P. also assumed, with Long Island Financial Corp.’s consent, that there has been no material change in Long Island Financial Corp.’s and New York Community’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to it, that Long Island Financial Corp. and New York Community will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with Long Island Financial Corp.’s consent, Sandler O’Neill & Partners, L.P. relied upon the advice that Long Island Financial Corp. received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

In rendering its August 1, 2005 opinion, as updated as of the date of this proxy statement-prospectus, Sandler O’Neill & Partners, L.P. performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill & Partners, L.P., but is not a complete description of all the analyses underlying Sandler O’Neill & Partners, L.P.’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill & Partners, L.P. believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill & Partners, L.P.’s comparative analyses described below is identical to Long Island Financial Corp. or New York Community and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Long Island Financial Corp. or New York Community and the companies to which they are being compared.

The earnings projections used and relied upon by Sandler O’Neill & Partners, L.P. in its analyses were based upon projections received from and discussed with management of Long Island Financial Corp. and, with respect to New York Community, those published by I/B/E/S. These earnings estimates and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger were reviewed with and confirmed by the senior managements of New York Community and Long Island Financial Corp., and Sandler O’Neill & Partners, L.P. assumed for purposes of its analyses that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Long Island Financial Corp. and New York Community, respectively, and further assumed that such performances would be achieved. Sandler O’Neill & Partners, L.P. expressed no opinion as to such financial projections or the assumptions on which they were based. These projections, as well as the other estimates used by Sandler O’Neill & Partners, L.P. in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Sandler O’Neill & Partners, L.P. also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Long Island Financial Corp., New York Community and Sandler O’Neill & Partners, L.P. The analyses performed by Sandler O’Neill & Partners, L.P. are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill & Partners, L.P. prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Long Island Financial Corp. Board of Directors at its August 1, 2005 meeting. Sandler O’Neill & Partners, L.P. updated its opinion as of the date of this proxy statement-prospectus. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill & Partners, L.P.’s analyses do not necessarily reflect the value of Long Island Financial Corp.’s common stock or New York Community’s common stock or the prices at which Long Island Financial Corp.’s or New York Community’s common stock may be sold at any time.

Summary of Proposal.    Sandler O’Neill & Partners, L.P. reviewed the financial terms of the proposed transaction. Based upon the closing price of Long Island Financial Corp.’s common stock on July 29, 2005 of $34.01 per share, a fixed exchange ratio of 2.32, and the exchange of all of Long Island Financial Corp.’s shares into shares of the common stock of New York Community in the merger, Sandler O’Neill & Partners, L.P. calculated an implied transaction value of $42.60 per share. Based upon per-share financial information for Long Island Financial Corp. for the twelve months ended June 30, 2005, Sandler O’Neill & Partners, L.P. calculated the following ratios:

Transaction Ratios

Transaction value/last 12 months’ EPS	19.54	x
Transaction value/estimated 2005 EPS(1)	20.65	x
Transaction value/stated book value per share	230.37%
Transaction value/tangible book value per share	230.37%
Tangible book premium/core deposits(2)	10.32%
Premium to market(3)	25.24%

(1)	Management’s estimate.
(2)	Assumes Long Island Financial Corp.’s total core deposits are $401 million. Excludes CDs greater than $100,000.
(3)	Based on Long Island Financial Corp.’s closing price of $34.01 per share as of July 29, 2005.

The aggregate offer value was approximately $69.8 million, based upon 1.54 million shares of Long Island Financial Corp. common stock outstanding and including the intrinsic value of options to purchase an aggregate of 0.2 million shares with a weighted average strike price of $22.61 per share. Sandler O’Neill & Partners, L.P. noted that the transaction value represented a 25.24% premium over the July 29, 2005 closing value of Long Island Financial Corp.’s common stock.

Stock Trading History.    Sandler O’Neill & Partners, L.P. reviewed the history of the reported trading prices and volume of Long Island Financial Corp.’s and New York Community’s common stock for the one-year and three-year periods ended July 29, 2005. As described below, Sandler O’Neill & Partners, L.P. then compared the relationship between the movements in the prices of Long Island Financial Corp.’s and New York Community’s common stock to movements in the prices of the Nasdaq Bank Index, S&P Bank Index, S&P 500 Index and the weighted average (by market capitalization) performance of composite peer groups of publicly traded Mid-Atlantic banking institutions and Northeastern savings institutions selected by Sandler O’Neill & Partners, L.P. for Long Island Financial Corp. and New York Community, respectively. During the one-year period ended July 29, 2005, Long Island Financial Corp. generally outperformed each of the indices to which it was compared, through May 2, 2005. After May 2, 2005, Long Island Financial Corp. outperformed the peer group but underperformed the S&P 500 Index, S&P Bank Index and the NASDAQ Bank Index. During the three-year period ended July 29, 2005 Long Island Financial Corp. outperformed each of the indices to which it was compared except for the peer group.

Long Island Financial Corp.’s Stock Performance

	Beginning Index Value July 29, 2004	One-Year Period Ending Index Value July 29, 2005
Long Island Financial Corp.	100.00%	105.46%
Long Island Financial Corp. Peer group(1)	100.00	100.28
Nasdaq Bank Index	100.00	111.45
S&P Bank Index	100.00	105.60
S&P 500 Index	100.00	112.15

	Beginning Index Value July 29, 2002	Three-Year Period Ending Index Value July 29, 2005
Long Island Financial Corp.	100.00%	159.48%
Long Island Financial Corp. Peer group(1)	100.00	170.31
Nasdaq Bank Index	100.00	138.31
S&P Bank Index	100.00	131.43
S&P 500 Index	100.00	137.29

(1)	The peer group for Long Island Financial Corp. used in the stock performance analysis was comprised of the Mid-Atlantic banking institutions used in the Long Island Financial Corp. comparable group analysis shown below.

During the one-year period ended July 29, 2005, New York Community generally outperformed each of the indices to which it was compared through September 24, 2004. Thereafter, New York Community generally underperformed each of the indices to which it was compared. During the three-year period ended July 29, 2005, New York Community generally outperformed each of the indices to which it was compared through May 17, 2004. Thereafter, it underperformed each of the other indices.

New York Community’s Stock Performance

	Beginning Index Value July 29, 2004	One-Year Period Ending Index Value July 29, 2005
New York Community	100.00%	94.25%
New York Community Peer group(1)	100.00	108.76
Nasdaq Bank Index	100.00	111.45
S&P Bank Index	100.00	105.60
S&P 500 Index	100.00	112.15

	Beginning Index Value July 29, 2002	Three-Year Period Ending Index Value July 29, 2005
New York Community	100.00%	113.45%
New York Community Peer group(1)	100.00	157.04
Nasdaq Bank Index	100.00	138.31
S&P Bank Index	100.00	131.43
S&P 500 Index	100.00	137.29

(1)	The peer group for New York Community was comprised of the Northeastern savings institutions used in the New York Community comparable group analysis shown below.

Comparable Company Analysis.    Sandler O’Neill & Partners, L.P. used publicly available information to compare selected financial and market trading information for Long Island Financial Corp. and New York Community with groups of financial institutions selected by Sandler O’Neill & Partners, L.P. for Long Island Financial Corp. and New York Community, respectively. For Long Island Financial Corp., the peer group consisted of the following publicly traded Mid-Atlantic banking institutions, each having assets between $200 million and $1.1 billion:

Berkshire Bancorp Inc.

Bridge Bancorp, Inc.

1st Constitution Bancorp

First of Long Island Corporation

Smithtown Bancorp, Inc.

Sterling Bank

Two River Community Bank

Unity Bancorp, Inc.

The analysis compared publicly available financial information for Long Island Financial Corp. as of and for the twelve months ended June 30, 2005 with that of each of the companies in the Long Island Financial Corp. peer group as of and for the twelve-month period ended June 30, 2005, if available, otherwise as of and for the twelve-month period ended March 31, 2005. The table below sets forth the data for Long Island Financial Corp. and the median data for the Long Island Financial Corp. peer group, with pricing data as of July 29, 2005.

Comparable Group Analysis

Long Island Financial Corp.	Long Island Financial Corp. Peer Group
Return on average assets	0.63%	1.18%
Return on average stockholders’ equity	13.14%	14.60%
Fee income/operating revenues	19.43%	16.06%
Net interest margin	3.31%	4.32%
Efficiency ratio	70.61%	59.34%
Non interest income/average assets	0.76%	0.76%
Non interest expense/average assets	2.78%	2.77%
Tangible equity/tangible assets	5.28%	8.61%
Intangible assets/equity	0.00%	0.00%
Net loans/assets	45.56%	68.75%
Loans/deposits	60.11%	85.35%
Total borrowings/total assets	15.56%	7.59%
Loan loss reserve/gross loans	1.63%	0.89%
Nonperforming assets/total assets	0.00%	0.04%
Price/LTM earnings per share	15.60	x	16.62	x
Price/LTM core earnings per share	15.60	x	18.05	x
Price/book value per share	183.95%	215.32%
Price/tangible book value per share	183.95%	215.56%
Dividend payout ratio	22.02%	17.93%
Dividend yield	1.41%	0.92%

Sandler O’Neill & Partners, L.P. also used publicly available information to compare selected financial and market trading information for New York Community with the following publicly traded Northeastern savings institutions, each having assets between $2 billion and $60 billion:

Astoria Financial Corporation

Dime Community Bancshares, Inc.

First Niagara Financial Group, Inc.

Flushing Financial Corporation

Hudson City Bancorp, Inc.

Independence Community Bank Corp.

NewAlliance Bancshares, Inc.

Partners Trust Financial Group, Inc.

Provident Financial Services, Inc.

Provident New York Bancorp

Sovereign Bancorp, Inc.

The analysis compared publicly available financial information for New York Community with that of each of the companies in the New York Community peer group as of and for the twelve-month period ended June 30, 2005. The table below sets forth the data for New York Community and the median data for the New York Community peer group, with pricing data as of July 29, 2005.

Comparable Group Analysis

	New York Community		New York Community Peer Group
Return on average assets	1.49%		0.98%
Return on average stockholders’ equity	11.44%		10.13%
Fee income/operating revenues	14.05%		15.89%
Net interest margin	3.05%		3.18%
Efficiency ratio	28.25%		55.35%
Non-interest income/average assets	0.43%		0.62%
Non-interest expense/average assets	0.87%		2.06%
Tangible equity/tangible assets	5.31%		8.11%
Intangible assets/equity	62.14%		39.79%
Net loans/assets	61.92%		60.01%
Loans/deposits	135.94%		109.50%
Total borrowings/total assets	37.53%		22.52%
Loan loss reserve/gross loans	0.50%		0.90%
Non-performing assets/total assets	0.17%		0.15%
Price/LTM earnings per share	13.30	x	19.64	x
Price/LTM core earnings per share	13.30	x	19.13	x
Price/2005 estimated earnings per share	13.91	x	17.33	x
Price/2006 estimated earnings per share	12.41	x	15.34	x
Price/book value per share	150.08%		129.45%
Price/tangible book value per share	396.43%		228.12%
Dividend payout ratio	72.46%		36.82%
Dividend yield	5.45%		2.06%

Analysis of Selected Merger Transactions.    Sandler O’Neill & Partners, L.P. reviewed 57 merger transactions announced nationwide from January 1, 2005 through July 29, 2005 involving the acquisitions of banking institutions with announced transaction values larger than $15 million. Sandler O’Neill & Partners, L.P. also reviewed 12 merger transactions announced in the Northeast from January 1, 2004 through July 29, 2005 involving the acquisitions of banking institutions with announced transaction values between $15 million and $200 million, and with acquired institutions’ returns on average stockholders’ equity in excess of 10%. Sandler O’Neill & Partners, L.P. reviewed the multiples of transaction price at announcement to last twelve months’ earnings, transaction price to this year’s estimated earnings, transaction price to book value, transaction price to tangible book value, tangible book premium to deposits, tangible book premium to core deposits and premium to market value, and computed mean and median multiples and premiums for the transactions. The median multiples for the nationwide group and the median multiples for the Northeastern group were applied to Long Island Financial Corp.’s financial information as of and for the twelve months ended June 30, 2005. As illustrated in the following table, Sandler O’Neill & Partners, L.P. derived imputed ranges of values per share of Long Island Financial Corp.’s common stock of $42.53 to $68.17 based upon the median multiples for the nationwide group and $43.32 to $62.86 based upon the median multiples for the Northeastern group.

Comparable Transaction Metrics

	Median Nationwide Metric		Implied Value	Median Northeast Metric		Implied Value
Transaction price/LTM EPS	22.8	x	$49.66	22.8	x	$49.64
Transaction price/estimated 2005 EPS(1)	20.6	x	$42.53	23.0	x	$47.51
Transaction price/book value	251.9%		$46.52	257.3%		$47.51
Transaction price/tangible book value	257.0%		$47.45	266.3%		$49.17
Tangible book premium/core deposits(2)	21.5%		$68.17	19.2%		$62.86
Market premium(3)	25.8%		$42.77	27.4%		$43.32

(1)	Based on management’s estimate.
(2)	Assumes Long Island Financial Corp.’s core deposits total $401 million.
(3)	Based on Long Island Financial Corp.’s closing price of $34.01 per share as of July 29, 2005.

Discounted Dividend Stream and Terminal Value Analysis.    Sandler O’Neill & Partners, L.P. performed an analysis that estimated the future stream of after-tax dividend flows of Long Island Financial Corp. through December 31, 2009 under various circumstances, assuming Long Island Financial Corp.’s performance and projected dividend stream perform in accordance with the earnings projections reviewed with and confirmed by the management of Long Island Financial Corp. To approximate the terminal value of Long Island Financial Corp. common stock at December 31, 2009, Sandler O’Neill & Partners, L.P. applied price/earnings multiples ranging from 10x to 20x and multiples of tangible book value ranging from 100% to 350%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Long Island Financial Corp. common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Long Island Financial Corp. common stock of $20.69 to $49.77 when applying the price/earnings multiples and $17.14 to $67.67 when applying multiples of tangible book value.

	Earnings Per Share Multiples
	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
9.0%	$26.07	$30.81	$35.55	$40.29	$45.03	$49.77
10.0%	$25.06	$29.61	$34.16	$38.71	$43.26	$47.81
11.0%	$24.10	$28.47	$32.84	$37.21	$41.57	$45.94
12.0%	$23.19	$27.38	$31.58	$35.77	$39.97	$44.16
13.0%	$22.32	$26.35	$30.38	$34.41	$38.44	$42.47
14.0%	$21.49	$25.36	$29.23	$33.11	$36.98	$40.85
15.0%	$20.69	$24.42	$28.14	$31.87	$35.59	$39.32

	Tangible Book Value Percentages
	100%	150%	200%	250%	300%	350%
9.0%	$21.54	$30.76	$39.99	$49.22	$58.44	$67.67
10.0%	$20.71	$29.57	$38.42	$47.28	$56.13	$64.99
11.0%	$19.93	$28.43	$36.93	$45.43	$53.93	$62.44
12.0%	$19.18	$27.35	$35.51	$43.68	$51.84	$60.01
13.0%	$18.47	$26.32	$34.16	$42.00	$49.85	$57.69
14.0%	$17.79	$25.33	$32.87	$40.41	$47.95	$55.49
15.0%	$17.14	$24.39	$31.64	$38.89	$46.14	$53.39

In connection with its analyses, Sandler O’Neill & Partners, L.P. considered and discussed with the Long Island Financial Corp. Board of Directors how the present-value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill & Partners, L.P. noted

that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis.    Sandler O’Neill & Partners, L.P. analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the fourth quarter of 2005; (2) 100% of the Long Island Financial Corp. shares are exchanged for shares of New York Community common stock at an exchange ratio of 2.32; (3) earnings per share projections for Long Island Financial Corp. are consistent with management’s projections and those of New York Community are consistent with per share estimates for 2005 and 2006 as published by I/B/E/S, and long-term earnings per share growth estimates of New York Community for periods thereafter are consistent with growth estimates published by I/B/E/S; (4) purchase accounting adjustments, charges and transaction costs for New York Community are consistent with the merger and cost savings determined by the senior managements of Long Island Financial Corp. and New York Community; and (5) Long Island Financial Corp. options are exchanged for New York Community options.

Based upon those assumptions, Sandler O’Neill & Partners, L.P.’s analysis indicated that at December 31, 2006 and 2007 the merger would be accretive to New York Community’s earnings per share and that at December 31, 2005, the merger would be accretive to New York Community’s tangible book value per share.

From the perspective of a Long Island Financial Corp. stockholder, the analysis indicated that at both December 31, 2005 and December 31, 2006, the merger would be accretive to Long Island Financial Corp.’s earnings per share, dilutive to tangible book value per share and accretive to dividends per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill & Partners, L.P. Relationship.    Long Island Financial Corp. has agreed to pay Sandler O’Neill & Partners, L.P. a transaction fee in connection with the merger of 1.0% of the total purchase price payable at the closing of the merger. This fee would have totaled $698,000 (based on the closing price of New York Community’s common stock as of August 1, 2005), of which $139,600 has been paid and the balance of which is contingent, and payable, upon closing of the merger. Sandler O’Neill & Partners, L.P. has also received a fee of $125,000 for rendering its August 1, 2005 opinion, as updated as of the date of this proxy statement-prospectus, which will be credited against that portion of the transaction fee due upon closing of the merger. Long Island Financial Corp. has also agreed to reimburse certain of Sandler O’Neill & Partners, L.P.’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill & Partners, L.P. and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Sandler O’Neill & Partners, L.P. has, in the past, provided certain investment banking services to both Long Island Financial Corp. and New York Community and has received compensation for such services. In the ordinary course of its business as a broker-dealer, Sandler O’Neill & Partners, L.P. may purchase securities from and sell securities to Long Island Financial Corp. and New York Community and their affiliates. Sandler O’Neill & Partners, L.P. may also actively trade the debt or equity securities of Long Island Financial Corp. and/or New York Community or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Employee Matters

All Long Island Financial Corp. employees who become employees of New York Community at the effective time generally will be given credit for service at Long Island Financial Corp. or its subsidiaries for eligibility to participate in, and the satisfaction of vesting requirements (but not for pension benefit accrual purposes) under, New York Community’s compensation and benefit plans (but not for any purpose under the New York Community Employee Stock Ownership Plan). New York Community has also agreed to honor existing employment and change in control agreements of applicable Long Island Financial Corp. employees.

See “Interests of Directors and Officers In the Merger” below for a discussion of the employment agreements and changes in control agreements.

Interests of Directors and Officers In the Merger

Employment Agreements.    The existing employment agreements and change in control agreements (collectively, the “Employment Agreements”) that Long Island Financial Corp. has entered into with its executive officers will be honored by New York Community. Messrs. Manditch, Buonaiuto, Speranza (Senior Vice President and Comptroller), Sole (Senior Vice President, Chief Technology Officer) and Conti (Executive Vice President, Brooklyn Division President) are each parties to such Employment Agreements. The closing of the merger will constitute a change in control under the Employment Agreements. In the event of voluntary or involuntary termination of employment following a change in control, Mr. Manditch will be entitled to three times his annual base salary, Messrs. Buonaiuto and Conti will be entitled to 2.5 times their annual base salaries, and Messrs. Sole and Speranza will be entitled to two times their annual base salaries. The estimated severance payments to each of these individuals under their agreement is approximately as follows:

Executive	Severance Payment
Douglas C. Manditch	$979,380
Thomas Buonaiuto	$496,278
Richard J. Conti	$468,000
James J. Speranza	$263,750
Kenneth J. Sole	$260,000

If, as a result of such payments, the executive is subject to the federal excise tax imposed on excess parachute payments under Section 280G of the Internal Revenue Code, Long Island Financial Corp. will increase the compensation payable to the executive to an amount sufficient to cover the excise taxes imposed under Sections 280G and 4999 of the Internal Revenue Code, so that following the payment of such amounts, the executive would occupy the same position he would have occupied if he had not had to pay the excise taxes. At the present time, it is anticipated that the executives covered by the Employment Agreements will continue in the employment of New York Community and may enter into new employment and/or change in control agreements with New York Community in replacement of their existing Employment Agreements, although there can be no assurance that any or all of these executives will be offered or will accept such employment. The terms of any such new employment have not been determined as of the date of this proxy statement-prospectus.

Indemnification.    Pursuant to the merger agreement, New York Community has agreed that from and after the effective date of the merger, it will indemnify and hold harmless each present and former officer or director of Long Island Financial Corp. (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities, judgments or amounts that are paid in settlement (with the written approval of New York Community, which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation (each a “Claim”), based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Long Island Financial Corp. if such Claim pertains to any matter of fact arising, existing or occurring at or before the closing of the merger to the fullest extent to which directors and officers of Long Island Financial Corp. are entitled under applicable law and Long Island Financial Corp.’s Certificate of Incorporation and Bylaws (and New York Community will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted under applicable law, provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification).

Directors’ and Officers’ Insurance.    New York Community has further agreed, for a period of six years after the effective date of the merger, to cause the persons serving as officers and directors of Long Island Financial Corp. immediately prior to the effective date to continue to be covered by Long Island Financial Corp.’s current directors’ and officers’ liability insurance policy (provided that New York Community may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous than such policy) with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. New York Community is not required to spend more than 150% of the annual cost currently incurred by Long Island Financial Corp. for its insurance coverage.

Director and Executive Officer Incentive Retirement Agreements.    Long Island Financial Corp. has agreed to terminate the Director and Executive Officer Incentive Retirement Agreements that it has entered into with its directors and officers. The termination of these agreements will occur prior to December 31, 2005 and the amounts owed thereunder, which will become fully vested as a result of the consummation of the merger, will be paid to the participants at the time of termination.

In connection with the termination and distribution of the Executive Incentive Retirement Agreements, Douglas C. Manditch, Thomas Buonaiuto and James J. Speranza will receive approximately $204,509, $117,839, and $27,981, respectively. In connection with the termination and distribution of the Director Incentive Retirement Agreements, the directors will in the aggregate receive approximately $284,972.

Accelerated Vesting of Stock Options.    All stock options granted under the Long Island Financial Corp. 1998 Stock Option Plan will convert into options to purchase shares of New York Community common stock, based on the Exchange Ratio. Under the terms of the Long Island Financial Corp. 1998 Stock Option Plan, all unvested options to purchase Long Island Financial Corp. common stock will automatically vest in the event of a change in control. Approximately 45,315 unvested stock options held by the executive officers and directors would vest upon completion of the merger.

Management and Operations of Long Island Commercial Bank After the Merger

Upon consummation of the merger between Long Island Financial Corp. and New York Community, Long Island Commercial Bank will remain a separate commercial bank subsidiary of New York Community. New York Community anticipates that the bank will be renamed “New York Commercial Bank” following the merger.

Effective Date of Merger

The parties expect that the merger will be effective in the fourth quarter of 2005 or as soon as possible after the receipt of all regulatory and stockholder approvals and all regulatory waiting periods expire. The merger will be legally completed by the filing of the certificate of merger with the Secretary of State of the State of Delaware. If the merger is not consummated by June 30, 2006, the merger agreement may be terminated by either Long Island Financial Corp. or New York Community, unless the failure to consummate the merger by this date is due to a breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement. See “Conditions to the Merger” below.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of Long Island Financial Corp. before the effective time of the merger. In general, the merger agreement obligates Long Island Financial Corp. to conduct its business in the usual, regular and ordinary course of business and use reasonable efforts to preserve its business organization and assets and maintain its rights and franchises. In addition, Long Island Financial Corp. has agreed that, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, without the prior written consent of New York Community, it will not, among other things:

•	enter into, amend in any material respect or terminate any contract or agreement;

•	change compensation or benefits, except for merit increases or bonuses consistent with past practice in the ordinary course of business;

•	incur any capital expenditures in excess of $20,000 individually or $100,000 in the aggregate other than pursuant to binding commitments or as necessary to maintain existing assets in good repair;

•	issue any additional shares of capital stock except under outstanding options or under Long Island Financial Corp.’s Dividend Reinvestment and Stock Purchase Plan, or grant any options, or declare or pay any dividend other than its regular quarterly dividend; and

•	except for prior commitments previously disclosed to New York Community, make any new loan or other credit facility commitment to any borrower in excess of $1.0 million for a commercial real estate loan, or $500,000 for a commercial business loan, or any non-conforming residential loan to be originated for retention in the loan portfolio.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information; each party’s efforts to cause its representations and warranties to be true and correct on the closing date; and each party’s agreement to use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties by New York Community and Long Island Financial Corp. regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They relate to, among other things:

•	the organization, existence, and corporate power and authority, and capitalization of each of the companies;

•	the absence of conflicts with and violations of law and various documents, contracts and agreements;

•	the absence of any development materially adverse to the companies;

•	the absence of adverse material litigation;

•	the accuracy of reports and financial statements filed with the Securities and Exchange Commission;

•	the accuracy and completeness of the statements of fact made in the merger agreement;

•	the existence, performance and legal effect of certain contracts;

•	no violations of law by either company;

•	the filing of tax returns, payment of taxes and other tax matters by either party;

•	labor and employee benefit matters; and

•	compliance with applicable environmental laws by both parties.

All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, terminate upon the merger.

Conditions to the Merger

The respective obligations of New York Community and Long Island Financial Corp. to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	each of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) and the New York State Banking Department approves the merger and the expiration of all statutory waiting periods;

•	approval of the merger agreement by the affirmative vote of a majority of the issued and outstanding shares of Long Island Financial Corp.;

•	the absence of any litigation, statute, law, regulation, order or decree by which the merger is restrained or enjoined;

•	the accuracy of the representations and warranties of the parties set forth in the merger agreement;

•	neither New York Community nor Long Island Financial Corp. has suffered any material adverse effect prior to completion of the merger; and

•	obtaining any necessary third-party consents.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Stockholder approval and regulatory approvals may not be legally waived.

Regulatory Approvals Required for the Merger

New York Community has agreed to make or cause to be made all filings required in order to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which includes approval from the Federal Reserve Board and the New York State Banking Department.

Federal Reserve Board.    Consummation of the merger will require New York Community to receive the prior approval of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. New York Community filed a notice in connection therewith in September 2005.

New York State Banking Department.    Consummation of the merger will require New York Community to receive the prior approval of the New York State Banking Department under Section 142 of the New York State Banking law. New York Community filed an application in connection therewith in September 2005.

No Solicitation

Until the merger is completed or the merger agreement is terminated, Long Island Financial Corp. has agreed that it, its subsidiaries, its officers and its directors will not:

•	initiate, solicit or encourage any inquiries or the making or implementation of any acquisition proposal;

•	enter into, maintain or continue any discussions or negotiations regarding any acquisition proposals; or

•	agree to or endorse any other acquisition proposal.

Long Island Financial Corp. may, however, furnish information regarding Long Island Financial Corp. to, or enter into and engage in discussion with, any person or entity in response to an unsolicited written proposal by the person or entity relating to an acquisition proposal if:

•	Long Island Financial Corp.’s Board of Directors determines, after consultation with, and after considering the advice of, its independent financial advisor, that such proposal is superior to the New York Community merger from a financial point of view for Long Island Financial Corp.’s stockholders;

•	Long Island Financial Corp.’s Board of Directors determines, after consultation with, and after considering the advice of, independent legal counsel, that the action is required for Long Island Financial Corp.’s directors to comply with their fiduciary obligations under applicable law;

•	Long Island Financial Corp. promptly notifies New York Community of such inquiries, proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer; and

•	The Long Island Financial Corp. special stockholders meeting has not yet occurred.

Termination; Amendment; Waiver

The merger agreement may be terminated prior to the closing, before or after approval by Long Island Financial Corp.’s stockholders, as follows:

•	by mutual written agreement of New York Community and Long Island Financial Corp.;

•	by either New York Community or Long Island Financial Corp., if the merger has not occurred on or before June 30, 2006, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	by New York Community or Long Island Financial Corp., if Long Island Financial Corp. stockholders do not approve the merger agreement and merger;

•	by a non-breaching party if the other party: (1) breaches any covenants or undertakings contained in the merger agreement; or (2) breaches any representations or warranties contained in the merger agreement, in each case if such breach has not been cured within thirty days after notice from the terminating party and which breach would be reasonably expected to result in a material adverse effect with respect to the breaching party;

•	by either party, if any required regulatory approval for consummation of the merger is not obtained;

•	by New York Community if Long Island Financial Corp. shall have received a superior proposal, as defined in the merger agreement, and the Long Island Financial Corp. Board of Directors shall have entered into an acquisition agreement with respect to such superior proposal and terminates the merger agreement, or fails to recommend that the stockholders of Long Island Financial Corp. approve the merger agreement, or withdraws, modifies or changes such recommendation in a manner that is adverse to New York Community; or

•	by Long Island Financial Corp. in order to accept a superior proposal, that has been received and considered by Long Island Financial Corp. in compliance with the applicable terms of the merger agreement, provided that Long Island Financial Corp. has notified New York Community at least five business days in advance of any such action and given New York Community the opportunity during such period, if New York Community elects in its sole discretion, to negotiate amendments to the merger agreement which would permit Long Island Financial Corp. to proceed with the proposed merger with New York Community.

Under the latter two scenarios described above, if the merger agreement is terminated, Long Island Financial Corp. shall pay to New York Community a cash fee of $2.8 million. The fee would also be payable to New York Community if Long Island Financial Corp. enters into a merger agreement with a third party within twelve months of the termination of the merger agreement, if the termination was due to a willful breach of a representation, warranty, covenant or agreement by Long Island Financial Corp., or the failure of the stockholders of Long Island Financial Corp. to approve the merger agreement after Long Island Financial Corp. received a third-party acquisition proposal.

Additionally, Long Island Financial Corp. may terminate the merger agreement if, at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the merger have been received (disregarding any waiting period) (the “Determination Date”), such termination to be effective thirty days thereafter, if both of the following conditions are satisfied:

•	the average of the daily closing sales price of New York Community common stock for the ten consecutive trading days immediately preceding the Determination Date (the “NYB market value”) is less than $14.69; and

•

the number obtained by dividing (a) the average of the daily closing sales prices of New York Community common stock for the ten consecutive trading days immediately preceding the Determination Date by (b) the closing sales price of New York Community common stock on July 29, 2005, or $18.36 (the “Initial NYB Market Value”), is less than the quotient obtained by dividing (a) the sum of the average of the daily closing sales prices for the ten consecutive trading days immediately preceding the Determination Date of a group of financial institution holding companies listed in the merger agreement, given the appropriate weighting included in the merger agreement (the “Final Index Price”) by (b) the sum of the average of the daily closing sales prices of those weighted financial institution holding companies on the trading day immediately preceding the public announcement of the merger agreement (the “Initial Index Price”), minus 0.20%.

If Long Island Financial Corp. elects to exercise its termination right as described above, it must give prompt written notice thereof to New York Community. During the five-day period commencing with its receipt of such notice, New York Community shall have the option to increase the merger consideration in the form of NYB common stock, cash or a combination of both to be received by the holders of Long Island Financial Corp. common stock so that the aggregate market value shall be valued to the lesser of: (i) $14.69 (the result of $18.36 multiplied by 0.80) multiplied by the Exchange Ratio or (ii) the product obtained by multiplying the index ratio (the Final Index Price divided by the Initial Index Price) by $18.36 multiplied by the Exchange Ratio. If New York Community so elects, it shall give, within such five-day period, written notice to Long Island Financial Corp. of such election and the revised exchange ratio, whereupon no termination shall be deemed to have occurred and the merger agreement shall remain in full force and effect in accordance with its terms (except as the revised exchange ratios shall have been so modified). Because the formula is dependent on the future price of New York Community’s common stock and that of the index group, it is not possible presently to determine the adjusted exchange ratio, but, in general, the ratio would be increased and, consequently, more shares of New York Community common stock would be issued, to take into account the extent to which the average price of New York Community’s common stock exceeded the decline in the average price of the common stock of the index group.

The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the Long Island Financial Corp. stockholders. However, after such approval, no amendment may be made without their approval if it reduces the exchange ratio or materially adversely affects the rights of the Long Island Financial Corp. stockholders.

The parties may waive any of their conditions to closing, unless they may not be waived under law.

Fees and Expenses

New York Community and Long Island Financial Corp. will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated thereby except as described above.

Material United States Federal Income Tax Consequences Of The Merger

General.    The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Long Island Financial Corp. common stock. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations of the U.S. Treasury Department, and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons, or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that you hold your shares of Long Island Financial Corp. common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a Long Island Financial Corp. stockholder whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code or who may otherwise be subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a Long Island Financial Corp. stockholder who received Long Island Financial Corp. common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any Long Island Financial Corp. benefit plan; or

•	a Long Island Financial Corp. stockholder who holds Long Island Financial Corp. common stock as part of a hedge, straddle or constructive sale or conversion transaction.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Long Island Financial Corp. common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Based on representations contained in letters provided by New York Community and Long Island Financial Corp. and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Luse Gorman Pomerenk & Schick, P.C., counsel to New York Community, that the material United States federal income tax consequences of the merger are as follows:

•	the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	no gain or loss will be recognized by New York Community, its subsidiaries or Long Island Financial Corp. or Long Island Commercial Bank by reason of the merger;

•	you will not recognize gain or loss upon exchange of your Long Island Financial Corp. common stock for New York Community common stock, except to the extent of any cash received in lieu of a fractional share of New York Community common stock;

•	your tax basis in the New York Community common stock that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash), will equal your tax basis in the Long Island Financial Corp. common stock you surrendered;

•	if you receive cash instead of a fractional share interest of New York Community common stock, you will be considered as having received the fractional share pursuant to the merger and then having exchanged the fractional share for cash in a redemption by New York Community. As a result, you will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share interest as set forth above. The gain or loss will be capital gain or loss, and will be long term capital gain or loss if, as of the effective date of the merger, your holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations; and

•	your holding period for the New York Community common stock that you receive in exchange for Long Island Financial Corp. common stock will include your holding period for the shares of Long Island Financial Corp. common stock that you surrender in the merger.

Holding New York Community Common Stock.    The following discussion describes the U.S. federal income tax consequences to a holder of New York Community common stock after the merger. Any cash distribution paid by New York Community out of earnings and profits, as determined under U.S. federal income tax law, will be subject to tax as ordinary dividend income and will be includible in your gross income in accordance with your method of accounting. Cash distributions paid by New York Community in excess of its earnings and profits will be treated as (i) a tax-free return of capital to the extent of your adjusted basis in your New York Community common stock (reducing such adjusted basis, but not below zero), and (ii) thereafter as a gain from the sale or exchange of a capital asset.

Upon the sale, exchange or other disposition of New York Community common stock, you will generally recognize gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the shares of New York Community common stock surrendered. Any such gain or loss generally will be long-term capital gain or loss if your holding period with respect to the New York Community common stock surrendered is more than one year at the time of the disposition.

Limitations on Tax Opinion and Discussion.    As noted earlier, the tax opinion is subject to certain assumptions, relating to, among other things, the truth and accuracy of certain representations made by New York Community and Long Island Financial Corp., and the consummation of the merger in accordance with the terms of the merger agreement and applicable state law. Furthermore, the tax opinion will not bind the Internal Revenue Service and, therefore, the IRS is not precluded from asserting a contrary position. The tax opinion and this discussion are based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the tax opinion or of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

The preceding discussion is intended only as a summary of the material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, we urge Long Island Financial Corp. stockholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Resale of New York Community Common Stock

All shares of New York Community common stock received by Long Island Financial Corp. stockholders in the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act of 1933, except that shares of New York Community common stock received by persons who are deemed to be “affiliates,” as the term is defined under the Securities Act of 1933, of New York Community or Long Island Financial Corp. at the time of the special meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of New York Community or Long Island Financial Corp. generally include individuals or entities that control, are controlled by, or are under common control with, the parties and may include certain officers and directors of such party as well as principal stockholders of such party. Affiliates of both parties have previously been notified of their status. The merger agreement requires Long Island Financial Corp. to use reasonable efforts to receive an affiliate letter from each person who is an affiliate of Long Island Financial Corp.

This proxy statement-prospectus does not cover resales of New York Community common stock received by any person who may be deemed to be an affiliate of Long Island Financial Corp. or New York Community.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States of America, the merger will be accounted in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” The result of this is that the recorded assets and liabilities of New York Community will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities from the acquisition of Long Island Financial Corp. will be adjusted to fair value at the date of the merger. In addition, all identified intangibles, which presently consist of a core deposit intangible, will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash (in lieu of fractional shares) plus the number of shares of New York Community common stock to be issued to former Long Island Financial Corp. stockholders and option holders at fair value, exceeds the fair value of the net assets, including identifiable intangibles, of Long Island Financial Corp. at the merger date, that amount will be reported as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the purchase accounting method results in the operating results of Long Island Financial Corp. being included in the consolidated income of New York Community beginning from the date of consummation of the merger.

Stock Trading and Dividend Information

New York Community common stock is currently listed on the New York Stock Exchange under the symbol “NYB.” The following table sets forth the high and low intra-day trading prices for shares of New York Community common stock and cash dividends paid per share for the periods indicated. As of June 30, 2005, there were 265,478,175 shares of New York Community common stock issued and outstanding, and approximately 12,300 stockholders of record.

Year Ending December 31, 2005	High	Low	Cash Dividends Paid Per Share
Fourth quarter (through October 6, 2005)	$16.68	$16.11	$ N/A
Third quarter	19.05	15.85	0.25
Second quarter	18.64	17.19	0.25
First quarter	20.63	17.04	0.25

Year Ended December 31, 2004	High	Low	Cash Dividends Paid Per Share
Fourth quarter	$21.15	$17.60	$0.25
Third quarter	22.35	17.65	0.25
Second quarter	34.50	18.93	0.25
First quarter	35.57	27.75	0.21

Year Ended December 31, 2003	High	Low	Cash Dividends Paid Per Share
Fourth quarter	$29.74	$23.59	$0.19
Third quarter	24.93	21.20	0.17
Second quarter	22.08	16.60	0.16
First quarter	16.90	15.27	0.14

On July 29, 2005, the business day immediately preceding the public announcement of the merger, and on October 6, 2005, the last practicable trading day before the distribution of this document, the closing prices of New York Community common stock as reported on the New York Stock Exchange were $18.36 per share and $16.26 per share, respectively.

Long Island Financial Corp. common stock is currently listed on the Nasdaq National Market under the symbol “LICB.” The following table sets forth the high and low intra-day trading prices for shares of Long Island Financial Corp. common stock and cash dividends paid per share for the periods indicated. As of June 30, 2005, there were 1,541,892 shares of Long Island Financial Corp. common stock issued and outstanding, and approximately 317 stockholders of record.

Year Ending December 31, 2005	High	Low	Cash Dividends Paid Per Share
Fourth quarter (through October 6, 2005)	$38.00	$37.41	$ N/A
Third quarter	41.64	31.60	0.12
Second quarter	39.00	29.01	0.12
First quarter	39.15	34.25	0.12

Year Ended December 31, 2004	High	Low	Cash Dividends Paid Per Share
Fourth quarter	$39.50	$29.25	$0.12
Third quarter	41.00	29.50	0.12
Second quarter	41.40	33.20	0.12
First quarter	46.69	29.00	0.12

Year Ended December 31, 2003	High	Low	Cash Dividends Paid Per Share
Fourth quarter	$31.49	$26.57	$0.12
Third quarter	30.50	26.50	0.10
Second quarter	31.50	26.60	0.10
First quarter	27.25	22.56	0.10

On July 29, 2005, the business day immediately preceding the public announcement of the merger, and on October 6, 2005, the last practicable trading day before the distribution of this document, the closing prices of Long Island Financial Corp. common stock as reported on the Nasdaq National Market were $34.01 per share and $37.41 per share, respectively.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

New York Community and Long Island Financial Corp. are incorporated under the laws of the State of Delaware and, accordingly, the rights of New York Community stockholders and Long Island Financial Corp. stockholders are governed by the laws of the State of Delaware. As a result of the merger, Long Island Financial Corp. stockholders who receive shares of common stock will become stockholders of New York Community. Thus, following the merger, the rights of Long Island Financial Corp. stockholders who become New York Community stockholders in the merger will continue to be governed by the laws of the State of Delaware and will also then be governed by the New York Community certificate of incorporation and New York Community bylaws. The New York Community certificate of incorporation and bylaws will be unaltered by the merger.

Comparison of Stockholders’ Rights

Set forth on the following page is a summary comparison of material differences between the rights of a New York Community stockholder under the New York Community certificate of incorporation, New York Community bylaws, and Delaware General Corporation Law (right column) and the rights of a stockholder under the Long Island Financial Corp. certificate of incorporation, Long Island Financial Corp. bylaws, and Delaware law (left column). The summary set forth below is not intended to provide a comprehensive summary of Delaware law or of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the New York Community certificate of incorporation and New York Community bylaws, and the Long Island Financial Corp. certificate of incorporation and Long Island Financial Corp. bylaws and the applicable provisions of Delaware law.

LONG ISLAND FINANCIAL CORP.	NEW YORK COMMUNITY

CAPITAL STOCK Authorized Capital

10 million shares of common stock, par value $0.01 per share. As of September 30, 2005 there were 1,544,246 shares of Long Island Financial Corp. common stock issued and outstanding.	600 million shares of common stock, par value $0.01 per share; 5 million shares of preferred stock, par value $0.01 per share. As of October 6, 2005, there were 266,022,322 shares of New York Community common stock issued and outstanding and no shares of preferred stock issued and outstanding.

BOARD OF DIRECTORS Number of Directors

Such number as is fixed by the Board of Directors from time to time. New York Community currently has 16 directors and Long Island Financial Corp. has 13 directors.

Vacancies and Newly Created Directorships

Filled by a majority vote of the directors then in office, whether or not a quorum. The person who fills any such vacancy holds office for the unexpired term of the director whom such person succeeds.	Filled by a majority vote of the directors then in office, even if less than a quorum. The person who fills any such vacancy holds office for the unexpired term of the director whom such person succeeds.

Special Meetings of the Board

Special meetings of the Board of Directors may be called by one-third (1/3) of the directors then in office or by the Chairman of the Board of Directors.	Special meetings of the Board of Directors may be called by one-third of the directors then in office, or by the Chairman of the Board of Directors or the Chairman of an Executive Committee of the Board of Directors.

SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of the stockholders may be called only by a resolution adopted by a majority of the whole Board of Directors.

DESCRIPTION OF THE CAPITAL STOCK OF NEW YORK COMMUNITY BANCORP, INC.

In this section, we describe the material features and rights of the New York Community capital stock after the merger. This summary is qualified in its entirety by reference to applicable Delaware law, New York Community’s certificate of incorporation, New York Community’s bylaws and the New York Community rights agreement, as described below. See “Where You Can Find More Information” on page ii.

General

New York Community is currently authorized to issue 600,000,000 shares of common stock having a par value of $0.01 per share and 5,000,000 shares of preferred stock having a par value of $0.01 per share. Each share of New York Community common stock has the same relative rights as, and is identical in all respects to, each other share of New York Community common stock.

As of October 6 , 2005, there were 266,022,322 shares of common stock of New York Community outstanding (including 17,190,988 shares of common stock of New York Community reserved for issuance pursuant to New York Community’s employee benefit plans and New York Community stock option plans) and 7,374,130 shares of common stock of New York Community held in treasury. After giving effect to the merger on a pro forma basis, approximately 269,604,973 shares of New York Community common stock will be outstanding.

Common Stock

Dividends.    Subject to certain regulatory restrictions, New York Community can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. Funds for New York Community dividends are generally provided through dividends from New York Community Bank. The payment of dividends by New York Community Bank is subject to limitations which are imposed by law and applicable regulation. The holders of common stock of New York Community are entitled to receive and share equally in such dividends as may be declared by the Board of Directors of New York Community out of funds legally available therefor. If New York Community issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights.    The holders of common stock of New York Community possess exclusive voting rights in New York Community. They elect the New York Community Board of Directors and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If New York Community issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote, which is calculated after giving effect to a provision limiting voting rights. This provision in New York Community’s certificate of incorporation provides that stockholders who beneficially own in excess of 10% of the then-outstanding shares of common stock of New York Community are not entitled to any vote with respect to shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity.

Liquidation.    In the event of any liquidation, dissolution or winding up of New York Community Bank, New York Community, as holder of New York Community Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of New York Community Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to eligible account holders, all assets of New York Community Bank available for distribution. In the event of liquidation, dissolution or winding up of New York Community, the holders of its common stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of New York Community available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the New York Community common stock in the event of liquidation or dissolution.

Preemptive Rights.    Holders of New York Community common stock are not entitled to preemptive rights with respect to any shares which may be issued. The New York Community common stock is not subject to redemption.

Preferred Stock

Shares of New York Community preferred stock may be issued with such designations, powers, preferences and rights as the New York Community Board of Directors may from time to time determine. The New York Community Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

NEW YORK COMMUNITY STOCKHOLDER PROTECTION RIGHTS AGREEMENT

The following is a description of the rights issued under the New York Community stockholder protection rights agreement, as amended. This description is subject to, and is qualified in its entirety by reference to, the text of the rights agreement. See “Where You Can Find More Information” on page ii.

Each issued share of New York Community common stock has attached to it one right issued pursuant to a Stockholder Protection Rights Agreement, dated as of January 16, 1996 and amended on March 27, 2001, August 1, 2001 and June 27, 2003, between New York Community and Registrar and Transfer Company (successor to Mellon Investor Services), as rights agent. Each right entitles its holder to purchase one one-hundredth of a share of participating preferred stock of New York Community at an exercise price of $120, subject to adjustment, after the separation time, which means after the close of business on the earlier of:

•	the tenth business day after commencement of a tender or exchange offer that, if consummated, would result in the offeror becoming an “acquiring person,” which is defined in the rights agreement as a person beneficially owning 10% or more of the outstanding shares of New York Community common stock; and

•	the tenth business day after the first date of public announcement that a person has become an acquiring person, which is also called the flip-in date.

The rights are not exercisable until the business day following the separation time. The rights expire on the earlier of:

•	the close of business on January 16, 2006;

•	redemption, as described below;

•	an exchange for common stock, as described below; or

•	the merger of New York Community into another corporation pursuant to an agreement entered into prior to a flip-in date.

The New York Community Board of Directors may, at any time prior to the occurrence of a flip-in date, redeem all the rights at a price of $0.01 per right.

If a flip-in date occurs, each right, other than those held by the acquiring person or any affiliate or associate of the acquiring person or by any transferees of any of these persons, will constitute the right to purchase shares of New York Community common stock having an aggregate market price equal to $240 in cash, subject to adjustment. In addition, the New York Community Board of Directors may, at any time between a flip-in date and the time that an acquiring person becomes the beneficial owner of more than 50% of the outstanding shares of New York Community common stock, elect to exchange the rights for shares of New York Community common stock at an exchange ratio of one share of New York Community common stock per right.

Under the rights agreement, after a flip-in date occurs, New York Community may not consolidate or merge, or engage in other similar transactions, with an acquiring person without entering into a supplemental agreement with the acquiring person providing that, upon consummation or occurrence of the transaction, each right shall thereafter constitute the right to purchase common stock of the acquiring person having an aggregate market price equal to $240 in cash, subject to adjustment.

These rights may not prevent a takeover of New York Community. The rights, however, may have antitakeover effects. The rights may cause substantial dilution to a person or group that acquires 10% or more of the outstanding New York Community common stock unless the rights are first redeemed by the New York Community Board of Directors.

A description of the rights agreement specifying the terms of the rights has been included in reports filed by New York Community under the Securities Exchange Act. See “Where You Can Find More Information” on page ii.

DISCUSSION OF ANTI-TAKEOVER PROTECTION IN NEW YORK COMMUNITY

BANCORP, INC.’S CERTIFICATE OF INCORPORATION AND BYLAWS

General

Certain provisions of the New York Community certificate of incorporation and bylaws may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of New York Community without negotiation with the New York Community Board of Directors. The effect of these provisions is discussed briefly below. In addition to these provisions of the New York Community certificate of incorporation and bylaws, the rights agreement discussed in “New York Community Stockholder Protection Rights Agreement” above and on page 48 may also have anti-takeover effects. All of the provisions discussed below are contained in New York Community’s current certificate of incorporation and bylaws. Long Island Financial Corp.’s certificate of incorporation and bylaws have substantially similar provisions.

Authorized Stock

The shares of New York Community common stock and New York Community preferred stock authorized by New York Community’s certificate of incorporation but not issued provide the New York Community Board of Directors with the flexibility to effect certain financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a stockholder vote. The New York Community Board of Directors, consistent with its fiduciary duties, could also authorize the issuance of these shares, and could establish voting, conversion, liquidation and other rights for the New York Community preferred stock being issued, in an effort to deter attempts to gain control of New York Community.

Classification of Board of Directors; No Cumulative Voting

New York Community’s certificate of incorporation and bylaws provide that the Board of Directors of New York Community is divided into three classes of as nearly equal size as possible, with one class elected annually to serve for a term of three years. This classification of the New York Community Board of Directors may discourage a takeover of New York Community because a stockholder with a majority interest in New York Community would have to wait for at least two consecutive annual meetings of stockholders to elect a majority of the members of the New York Community Board of Directors. In addition, New York Community’s certificate of incorporation does not and will not, after the merger, authorize cumulative voting for the election of directors of New York Community.

Size of Board; Vacancies; Removal of Directors

The provisions of New York Community’s certificate of incorporation and bylaws giving the New York Community Board of Directors the power to determine the exact number of directors, to fill any vacancies or newly created positions, and allowing removal of directors only for cause upon an 80% vote of stockholders, are intended to insure that the classified Board of Directors provisions discussed above are not circumvented by the removal of incumbent directors. Furthermore, since New York Community stockholders do not, and will not, after the merger, have the ability to call special meetings of stockholders, a stockholder seeking to have a director removed for cause generally will be able to do so only at an annual meeting of stockholders. These provisions could make the removal of any director more difficult, even if such removal were desired by the stockholders of New York Community. In addition, these provisions of New York Community’s certificate of incorporation and bylaws could make a takeover of New York Community more difficult under circumstances where the potential acquiror seeks to do so through obtaining control of the New York Community Board of Directors.

Special Meetings of Stockholders

The provisions of New York Community’s certificate of incorporation and bylaws relating to special meetings of stockholders are intended to enable the New York Community Board of Directors to determine if it is appropriate for New York Community to incur the expense of a special meeting in order to present a proposal to New York Community stockholders. If the New York Community Board of Directors determines not to call a special meeting, stockholder proposals could not be presented to the stockholders for action until the next annual meeting, or until such proposal is properly presented before an earlier duly called special meeting, because stockholders cannot call a special meeting. In addition, these provisions could make a takeover of New York Community more difficult under circumstances where the potential acquiror seeks to do so through obtaining control of the New York Community Board of Directors.

Stockholder Action by Unanimous Written Consent

The purpose of the provision in New York Community’s certificate of incorporation prohibiting stockholder action by written consent is to prevent any person or persons holding the percentage of the voting stock of New York Community otherwise required to take corporate action from taking such action without giving notice to other stockholders and without the procedures of a stockholder meeting.

Amendment of Certificate of Incorporation and Bylaws

The requirements in New York Community’s certificate of incorporation and bylaws for an 80% stockholder vote for the amendment of certain provisions of New York Community’s certificate of incorporation and New York Community’s bylaws is intended to prevent a stockholder who controls a majority of the New York Community stock from avoiding the requirements of important provisions of New York Community’s certificate of incorporation or bylaws simply by amending or repealing them. Thus, the holders of a minority of the shares of the New York Community stock could block the future repeal or modification of New York Community’s bylaws and certain provisions of the certificate of incorporation, even if such action were deemed beneficial by the holders of more than a majority, but less than 80%, of the New York Community stock.

Voting Limitation

New York Community’s certificate of incorporation provides that holders of common stock who beneficially own in excess of 10% of the outstanding shares of New York Community common stock are not entitled to vote any shares held in excess of 10% of the outstanding shares of common stock.

Business Combinations with Interested Stockholders

New York Community’s certificate of incorporation provides that any “Business Combination” (as defined below) involving New York Community and an Interested Stockholder must be approved by the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote, unless either a majority of the “Disinterested Directors” (as defined in the certificate) of New York Community has approved the Business Combination or the terms of the proposed Business Combination satisfy certain minimum price and other standards. For purposes of these provisions, an “Interested Stockholder” includes:

•	any person (with certain exceptions) who is the “Beneficial Owner” (as defined in the certificate) of more than 10% of New York Community common stock;

•	any affiliate of New York Community which is the Beneficial Owner of more than 10% of New York Community common stock during the prior two years; or

•	any transferee of any shares of New York Community common stock that were beneficially owned by an “Interested Stockholder” during the prior two years.

For purposes of these provisions, a “Business Combination” is defined to include:

•	any merger or consolidation of New York Community or any subsidiary with or into an Interested Stockholder or affiliate of an Interested Stockholder;

•	the disposition of the assets of New York Community or any subsidiary having an aggregate value of 25% or more of the combined assets of New York Community and its subsidiaries;

•	the issuance or transfer by New York Community or any subsidiary of any of its securities to any Interested Stockholder or affiliate of an Interested Stockholder in exchange for cash, securities or other property having an aggregate value of 25% or more of the outstanding common stock of New York Community and its subsidiaries;

•	any reclassification of securities or recapitalization that would increase the proportionate share of any class of equity or convertible securities owned by an Interested Stockholder or affiliate of an Interested Stockholder; and

•	the adoption of any plan for the liquidation or dissolution of New York Community proposed by, or on behalf of, an Interested Stockholder or an affiliate of an Interested Stockholder.

This provision is intended to deter an acquiring party from utilizing two-tier pricing and similar coercive tactics in an attempt to acquire control of New York Community. However, it is not intended to, and will not, prevent or deter all tender offers for shares of New York Community.

Business Combination Statutes And Provisions

Section 203 of the Delaware General Corporation Law (“DGCL”) prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is someone who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•	the transaction that caused the person to become an interested stockholder was approved by the board of directors of the target prior to the transaction;

•	after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by persons who are both officers and directors of the issuing corporation and (b) shares held by specified employee benefit plans;

•	after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder; or

•	the transaction is one of certain business combinations that are proposed after the corporation had received other acquisition proposals and that are approved or not opposed by a majority of certain continuing members of the board of directors, as specified in the DGCL.

Neither of New York Community’s certificate of incorporation or bylaws contains an election, as permitted by Delaware law, to be exempt from the requirements of Section 203 of the DGCL.

EXPERTS

The consolidated financial statements of New York Community Bancorp, Inc. and its subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference into this document in reliance upon the report of KPMG LLP, independent registered public accounting firm, which is incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

New York Community conducted an assessment of the effectiveness of its internal control over financial reporting as of December 31, 2004, utilizing the framework established in “Internal Control—Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Based on this assessment, New York Community concluded that its internal control over financial reporting was not effective as of December 31, 2004, due to the following material weakness: As of December 31, 2004, New York Community did not employ sufficient personnel with adequate technical skills relative to accounting for income taxes. In addition, New York Community’s income tax accounting policies and procedures did not provide for effective supervisory review of income tax accounting amounts and analyses, and the related recordkeeping activities. These errors have been corrected by management in the consolidated financial statements incorporated by reference.

The consolidated financial statements of Long Island Financial Corp. and its subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been included elsewhere in this document in reliance upon the report of KPMG LLP, independent registered public accounting firm, which is included elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

INTERESTS OF COUNSEL

Luse Gorman Pomerenk & Schick, P.C., counsel to New York Community, has attorneys who are beneficial owners of New York Community common stock.

LEGAL OPINIONS

The validity of the common stock to be issued in the merger and the United States federal income tax consequences of the merger transaction will be passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to New York Community.

ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the special meeting, the merger agreement may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Long Island Financial Corp. at the time of the special meeting to be voted for an adjournment, if necessary, Long Island Financial Corp. has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The Board of Directors of Long Island Financial Corp. recommends that stockholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

CERTAIN BENEFICIAL OWNERS OF

LONG ISLAND FINANCIAL CORP. COMMON STOCK

The following table sets forth, to the best knowledge and belief of Long Island Financial Corp., certain information regarding the beneficial ownership of the Long Island Financial Corp. common stock as of September 30, 2005 by (i) each person known to Long Island Financial Corp. to be the beneficial owner of more than 5% of the outstanding Long Island Financial Corp. common stock, (ii) each director and certain named executive officers of Long Island Financial Corp. and (iii) all of Long Island Financial Corp.’s directors and executive officers as a group.

Directors, Named Executive Officers and 5% Stockholders	Shares Beneficially Owned(1)		Percent of Class
Harvey Auerbach	93,622		6.03%
Frank J. Esposito	137,683		8.90
Douglas C. Manditch	63,622		4.02
John R. McAteer	501		*
John L. Ciarelli, Esq.	12,511		*
Donald Del Duca	53,823		3.47
Frank DiFazio	112,289		7.27
Waldemar Fernandez	30,229		1.95
Gordon A. Lenz	38,861		2.51
Werner S. Neuburger	18,861		1.22
Thomas F. Roberts, III	14,050		*
Alfred Romito	56,493		3.65
John C. Tsunis, Esq.	35,594		2.30
Thomas Buonaiuto	29,881		1.91

All Directors and Executive Officers as a Group (14 persons)	698,025		42.05

Jeffrey L. Gendell Tontine Financial Partners, LP Tontine Management, LLC 237 Park Avenue, Suite 900 New York, NY 10017	105,100	(2)	6.81

*	Less than 1%
(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of a security for purposes of the Rule if such person has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership at any time within 60 days. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
(2)	Derived from a Schedule 13D, as amended, filed by Jeffrey L. Gendell et. al. on February 4, 2003.

OTHER MATTERS

As of the date of this document, the Long Island Financial Corp. Board of Directors knows of no matters that will be presented for consideration at its special meeting other than as described in this document. However, if any other matter shall properly come before this special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement.

Long Island Financial Corp. Annual Meeting Stockholder Proposals

Long Island Financial Corp. will hold a 2006 Annual Meeting of Stockholders only if the merger is not consummated before the time of such meeting. In order to be eligible for inclusion in Long Island Financial Corp.’s proxy materials for next year’s Annual Meeting of Stockholders, any stockholder’s proposal to take action at such meeting must have been received by the Corporate Secretary of Long Island Financial Corp. at its main office at 1601 Veterans Highway, Suite 120, Islandia, New York 11749, no later than November 26, 2005. If the 2006 Annual Meeting is held on a date more than 30 calendar days from April 20, 2006, a stockholder proposal must be received by a reasonable time before Long Island Financial Corp. begins to print and mail its proxy solicitation for such Annual Meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Long Island Financial Corp.’s bylaws provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the Annual Meeting, a stockholder’s nomination or proposal must be delivered or mailed and received at the principal executive offices of Long Island Financial Corp. no less than 90 days prior to the Annual Meeting; provided that if less than 100 days’ notice or prior public disclosure of the date of the Annual Meeting is given to stockholders, such notice must be delivered no later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the full text of the bylaws provisions discussed above may be obtained by writing to Long Island Financial Corp.’s Corporate Secretary at 1601 Veterans Highway, Suite 120, Islandia, New York 11749.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows New York Community and Long Island Financial Corp. to incorporate certain information into this document by reference to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by New York Community:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

•	Current Reports on Form 8-K filed on January 25, 2005, January 26, 2005, February 18, 2005, April 6, 2005, April 20, 2005, April 29, 2005, June 1, 2005, June 8, 2005, July 20, 2005, July 25, 2005, August 2, 2005, October 6, 2005 and October 11, 2005; and

•	The description of New York Community common stock set forth in the registration statement on Form 8-A (1-31565) filed pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description filed on December 12, 2002, as amended on April 25, 2003 and July 31, 2003.

Long Island Financial Corp.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and Annual Report on Form 10-K for the year ended December 31, 2004 are attached to this document as Appendices C and D, respectively. This document also incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by Long Island Financial Corp.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

•	Current Reports on Form 8-K filed January 19, 2005, March 22, 2005, April 5, 2005, April 25, 2005, July 19, 2005, August 3, 2005, August 25, 2005 and September 29, 2005.

In addition, New York Community and Long Island Financial Corp. also incorporate by reference additional documents that either company may file with the Securities and Exchange Commission between the date of this document and the date of the Long Island Financial Corp. special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

New York Community has supplied all information contained or incorporated by reference in this document relating to New York Community, as well as all pro forma financial information, and Long Island Financial Corp. has supplied all information relating to Long Island Financial Corp.

Documents incorporated by reference are available from New York Community and Long Island Financial Corp. without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses and numbers:

New York Community Bancorp, Inc. Ilene A. Angarola First Senior Vice President—Investors Relations 615 Merrick Avenue Westbury, New York 11590 (516) 683-4100	Long Island Financial Corp. Thomas Buonaiuto Vice President and Secretary—Treasurer 1601 Veterans Highway, Suite 120 Islandia, New York 11749 (631) 348-0888

Long Island Financial Corp. stockholders requesting documents should do so by November 9, 2005 to receive them before the special meeting.    You will not be charged for any of these documents that you request. If you request any incorporated documents from New York Community or Long Island Financial Corp., New York Community or Long Island Financial Corp. will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

Neither New York Community nor Long Island Financial Corp. has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

NEW YORK COMMUNITY BANCORP, INC.

AND

LONG ISLAND FINANCIAL CORP.

AUGUST 1, 2005

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August 1, 2005, by and between New York Community Bancorp, Inc., a Delaware corporation (“NYB”), and Long Island Financial Corp., a Delaware corporation (“LIFC”).

RECITALS

WHEREAS, the Board of Directors of each of NYB and LIFC (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted a resolution approving this Agreement and declaring its advisability; and

WHEREAS, in accordance with the terms of this Agreement, LIFC will merge with and into NYB (the “Merger”); and

WHEREAS, as a condition to the willingness of NYB to enter into this Agreement, each director and executive officer of LIFC has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with NYB (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of LIFC owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1.    Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment hereto.

“Applications” means the applications for regulatory approval that are required by the transactions contemplated hereby.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the Federal Reserve, FDIC and the Department, which regulates the banking subsidiaries of NYB or LIFC, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“BIF” shall mean the Bank Insurance Fund as administered by the FDIC.

“Certificate” shall mean certificates evidencing shares of LIFC Common Stock.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

“Department” shall mean the Banking Department of the State of New York, and where appropriate shall include the Superintendent of Banks of the State of New York and the Banking Board of the State of New York.

“DGCL” shall mean the Delaware General Corporation Law.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean such bank or trust company or other agent designated by NYB, and reasonably acceptable to LIFC, which shall act as agent for NYB in connection with the exchange procedures for converting shares of LIFC Common Stock evidenced by Certificates into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.2.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

“FHLB” shall mean the Federal Home Loan Bank of New York.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Person.

“LIFC” shall mean Long Island Financial Corp., a Delaware corporation, with its principal executive offices located at 1601 Veterans Memorial Highway, Islandia, New York 11749.

“LIFC Common Stock” shall mean the common stock, par value $0.01 per share, of LIFC.

“LIFC DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by LIFC to NYB specifically referring to the appropriate section of this Agreement.

“LIFC Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of LIFC as of December 31, 2004 and 2003 and the consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of LIFC for each of the three years ended December 31, 2004, 2003 and 2002, as set forth in LIFC’s Annual Report for the year ended December 31, 2004, and (ii) the unaudited interim consolidated financial statements of LIFC as of the end of each calendar quarter following December 31, 2004 and for the periods then ended as filed by LIFC in its Securities Documents.

“LIFC Option” shall mean an option to purchase shares of LIFC Common Stock granted pursuant to the LIFC Option Plan and as set forth in LIFC DISCLOSURE SCHEDULE 4.3.1.

“LIFC Option Plan” shall mean the LIFC 1998 Stock Option Plan and any amendments thereto.

“LIFC Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“LIFC Regulatory Reports” means the reports of LIFC and accompanying schedules, as filed with the Federal Reserve and/or the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2004, through the Closing Date, and all Reports filed with the Federal Reserve or the FDIC by LIFC from December 31, 2004 through the Closing Date.

“LIFC REIT” shall have the meaning set forth in Section 4.12.4.

“LIFC Stockholders Meeting” shall have the meaning set forth in Section 8.1.1.

“LIFC Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by LIFC.

“Long Island Commercial Bank” shall mean Long Island Commercial Bank, a commercial bank that is chartered under the laws of the State of New York, with its principal executive offices at 1601 Veterans Memorial Highway, Islandia, New York 11749.

“Material Adverse Effect” shall mean, with respect to NYB or LIFC, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of NYB and its Subsidiaries taken as a whole, or LIFC and its Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either LIFC, on the one hand, or NYB, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws, regulations or interpretations of laws or regulations generally affecting banking or bank holding company businesses, but not uniquely relating to NYB or LIFC, (b) changes in economic conditions, including changes in prevailing interest rates, but not uniquely relating to NYB or LIFC (c) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, but not uniquely relating to NYB or LIFC, (d) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, and (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of LIFC with and into NYB (or a subsidiary thereof) pursuant to the terms hereof.

“Merger Consideration” shall mean the NYB Common Stock, in an aggregate per share amount to be paid by NYB for each share of LIFC Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of NYB Common Stock to be offered to holders of LIFC Common Stock in connection with the Merger.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“New York Community Bank” shall mean New York Community Bank, a savings bank that is chartered under the laws of the State of New York, with its principal executive offices located at 615 Merrick Avenue, Westbury, New York 11590.

“NYB” shall mean New York Community Bancorp, Inc., a Delaware corporation, with its principal executive offices located at 615 Merrick Avenue, Westbury, New York 11590.

“NYB Common Stock” shall mean the common stock, par value $.01 per share, of NYB.

“NYB DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by NYB to LIFC specifically referring to the appropriate section of this Agreement.

“NYB Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of NYB as of December 31, 2004 and 2003 and the consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of NYB for each of the three years ended December 31, 2004, 2003 and 2002, as set forth in NYB’s annual report for the year ended December 31, 2004, and (ii) the unaudited interim consolidated financial statements of NYB as of the end of each calendar quarter following December 31, 2004, and for the periods then ended, as filed by NYB in its Securities Documents.

“NYB Regulatory Agreement” shall have the meaning set forth in Section 5.11.3.

“NYB Stock Benefit Plans” shall mean those stock benefit plans as set forth in Exhibits 10.1 to 10.35 of NYB’s Form 10-K for the year ended December 31, 2004, and filed with the SEC on March 16, 2005.

“NYB Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by NYB.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” shall have the meaning set forth in Section 4.13.2.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Stock Exchange” shall mean the New York Stock Exchange.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Termination Date” shall mean June 30, 2006.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1.    Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) LIFC shall merge with and into NYB, with NYB as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of LIFC shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of LIFC shall be vested in and assumed by NYB. As part of the Merger, each share of LIFC Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2.    Effective Time.

The Closing shall occur no later than fifteen (15) business days following the latest to occur of (i) Department approval of the Merger; (ii) Federal Reserve approval of the Merger; (iii) LIFC stockholder approval of the Merger; (iv) the passing of any applicable waiting periods; or at such other date or time upon which NYB and LIFC mutually agree (the “Closing”). The Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State on the day of the Closing (the “Closing Date”), in accordance with the DGCL. The “Effective Time” means the date and time upon which the certificate of merger is filed with the Delaware Office of the Secretary of State, or as otherwise stated in the certificate of merger, in accordance with the DGCL.

2.3.    Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of NYB as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4.    Directors and Officers of Surviving Corporation.

The directors of NYB immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of NYB immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5.    Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL.

2.6.    Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither NYB, LIFC nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

2.7.    Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, NYB shall be entitled to revise the structure of the Merger, including without limitation, by substituting a wholly owned subsidiary for LIFC, as applicable, provided that: (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse Federal or state income tax consequences to LIFC stockholders as a result of the modification; (iii) the consideration to be paid to the holders of LIFC Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8.    Additional Actions.

If, at any time after the Effective Time, NYB shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to: (i) vest, perfect or confirm, of record or otherwise, in NYB its right, title or interest in, to or under any of the rights, properties or assets of LIFC or its Subsidiaries; or (ii) otherwise carry out the purposes of this Agreement, LIFC and its officers and directors shall be deemed to have granted to NYB an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in NYB its right, title or interest in, to or under any of the rights, properties or assets of LIFC, or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the NYB are authorized in the name of LIFC or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1.    Conversion of LIFC Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of NYB, LIFC or the holders of any of the shares of LIFC Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1.    Each share of NYB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2.    All shares of LIFC Common Stock held in the treasury of LIFC (“Treasury Stock”) and each share of LIFC Common Stock owned by NYB immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefore.

3.1.3.    Each share of LIFC Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 2.32 shares (the “Exchange Ratio”) of NYB Common Stock.

3.1.4.    After the Effective Time, shares of LIFC Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section represent the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by LIFC on such shares of LIFC Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.5.    In the event NYB changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of NYB Common Stock issued and outstanding prior to the Effective Time as a result in each case of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding NYB Common Stock and the record date therefore shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted.

3.1.6.    The consideration that a holder of one share of LIFC Common Stock may receive pursuant to Article III is referred to herein as the “Merger Consideration” and the consideration that all of the holders of LIFC Common Stock are entitled to receive pursuant to Article III is referred to herein as the “Aggregate Merger Consideration.”

3.1.7.    No Fractional Shares.    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of NYB Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to NYB Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of NYB. In lieu of the issuance of any such fractional share, NYB shall pay to each former holder of LIFC Common Stock who otherwise would be entitled to receive a fractional share of NYB Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the closing sales price of a share of NYB Common Stock as reported on the New York Stock Exchange for the trading day immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of LIFC Common Stock owned by a LIFC stockholder shall be combined so as to calculate the maximum number of whole shares of NYB Common Stock issuable to such LIFC stockholder.

3.2.    Procedures for Exchange of LIFC Common Stock.

3.2.1.    NYB to Make Merger Consideration Available.    Within the time period set forth in Section 9.3.4, NYB shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of LIFC Common Stock, for exchange in accordance with this Section 3.2, certificates representing the shares of NYB Common Stock pursuant to this Article III (including any cash that may be payable in lieu of any fractional shares of LIFC Common Stock) (such cash and certificates for shares of NYB Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

3.2.2.    Exchange of Certificates.    NYB shall take all commercially reasonable steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration and cash in lieu of fractional shares, if any, into which the LIFC Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall be subject to the reasonable approval of LIFC) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore, as applicable, (i) a certificate representing that number of shares of NYB Common Stock to which such former holder of LIFC Common Stock shall have become entitled pursuant to the provisions of Section 3.1.3 hereof, and (ii) a check representing the amount of cash payable in lieu of fractional shares of NYB Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 3.1.7, and the Certificate so surrendered shall forthwith be cancelled. Certificates surrendered for exchange by any person who is an “affiliate” of LIFC for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of NYB Common Stock until NYB has received the written agreement of such person contemplated by Section 8.4 hereof.

3.2.3.    Rights of Certificate Holders after the Effective Time.    The holder of a Certificate that prior to the Merger represented issued and outstanding LIFC Common Stock shall have no rights, after the Effective Time, with respect to such LIFC Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to NYB Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate in accordance with this Section 3.2.3. After the surrender of a Certificate in accordance with this Section 3.2.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of NYB Common Stock represented by such Certificate.

3.2.4.    Surrender by Persons Other than Record Holders.    If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.2.5.    Closing of Transfer Books.    From and after the Effective Time, there shall be no transfers on the stock transfer books of LIFC of the LIFC Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

3.2.6.    Return of Exchange Fund.    At any time following the six (6) month period after the Effective Time, NYB shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to NYB (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither NYB nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.2.7.    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by NYB, the posting by such person of a bond in such amount as NYB may reasonably require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.2.8.    Withholding.    NYB or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of LIFC Common Stock such amounts as NYB (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by NYB or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the LIFC Common Stock in respect of whom such deduction and withholding were made by NYB or the Exchange Agent.

3.3.    Treatment of LIFC Options.

At the Effective Time, by virtue of the Merger and without any action on the part of any holder of an option, each LIFC Option that is outstanding and unexercised, whether vested or unvested, immediately prior thereto shall be converted into an option (each, a “New Option”) to purchase such number of shares of NYB Common Stock at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original LIFC Option);

(i)  the number of shares of NYB Common Stock to be subject to the New Option shall be equal to the product of (A) the number of shares of LIFC Common Stock purchasable upon exercise of the original LIFC Option and (B) the Exchange Ratio, the product being rounded to the nearest whole share where (i) a tenth of a share of 4 or less shall be rounded down and (ii) a tenth of a share of 5 or more shall rounded up; and

(ii)  the exercise price per share of NYB Common Stock under the New Option shall be equal to (A) the exercise price per share of LIFC Common Stock under the original LIFC Option divided by (B) the Exchange Ratio, rounded to the nearest cent.

With respect to any LIFC Options that are “incentive stock options” (as defined in Section 422(b) of the Code, the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code. LIFC, or its Board of Directors or an appropriate committee thereof, has taken all action necessary on its part to give effect to the provisions of this Section 3.3.

At or prior to the Effective Time, LIFC shall make all necessary arrangements with respect to its plans to permit assumption of the unexercised LIFC Options by NYB pursuant to this Section 3.3 and as of the Effective Time NYB shall assume such LIFC Options and the plans under which they have been issued.

NYB shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of NYB Common Stock to provide for the satisfaction of its obligations with respect to the New Options. Within five (5) business days after the Effective Time, NYB shall file with the SEC a registration statement on Form S-8 (or any successor registration statement) and make any state filings or obtain state exemptions with respect to the NYB Common Stock issuable upon exercise of the New Options.

3.4.    Reservation of Shares.

NYB shall reserve for issuance a sufficient number of shares of the NYB Common Stock for the purpose of issuing shares of NYB Common Stock to the LIFC shareholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LIFC

LIFC represents and warrants to NYB that the statements contained in this Article IV are correct and complete as of the date of this Agreement, subject to the standard set forth in Section 4.1 and except as set forth in the LIFC DISCLOSURE SCHEDULE delivered by LIFC to NYB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. LIFC has made a good faith effort to ensure that the disclosure on each schedule of the LIFC DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the LIFC DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of LIFC shall include the Knowledge of LIFC’s subsidiaries.

4.1.    Standard.

No representation or warranty of LIFC contained in this Article IV shall be deemed untrue or incorrect, and LIFC shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than the last sentence of Sections 4.2.1), 4.3, 4.4, 4.5, 4.8, 4.9.1, 4.13.5, 4.13.8, 4.13.9, 4.13.10, 4.13.11, 4.20 and 4.23 which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

4.2.    Organization.

4.2.1.    LIFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. LIFC has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2.    Long Island Commercial Bank is a New York chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposits of Long Island Commercial Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Long Island Commercial Bank when due. Long Island Commercial Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.2.3.    Long Island Commercial Services Corp. is a New York licensed insurance agency duly organized, validly existing and in good standing under the laws of the State of New York. The activities of Long Island Commercial Services Corp. have been limited to those set forth in Section 2(a)(5)(E)(ii) of the BHCA.

4.2.4.    LIFC DISCLOSURE SCHEDULE 4.2.4 sets forth each direct and indirect LIFC Subsidiary. Each LIFC Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is duly qualified to do business in each jurisdiction where the property owned, leased or operated, or the business conducted, by such LIFC Subsidiary requires such qualification. Each LIFC Subsidiary has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as it is now being conducted.

4.2.5.    The respective minute books of LIFC and each LIFC Subsidiary accurately records, in all material respects, all corporate actions of their respective shareholders and boards of directors (including committees).

4.2.6.    Prior to the date of this Agreement, LIFC has made available to NYB true and correct copies of the certificate of incorporation or charter and bylaws of LIFC and each LIFC Subsidiary.

4.3.    Capitalization.

4.3.1.    The authorized capital stock of LIFC consists of 10,000,000 shares of common stock, $0.01 par value per share, of which 1,543,724 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are 336,900 shares of LIFC Common Stock held by LIFC as treasury stock. Neither LIFC nor any LIFC Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of LIFC Common Stock, or any other security of LIFC or a LIFC Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of LIFC Common Stock or any other security of LIFC or any LIFC Subsidiary, other than shares issuable under the LIFC Option Plan. LIFC DISCLOSURE

SCHEDULE 4.3.1 sets forth the name of each holder of options to purchase LIFC Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held. LIFC has outstanding 203,791 options to acquire shares of LIFC Common Stock.

4.3.2.    LIFC owns all of the capital stock of each LIFC Subsidiary, free and clear of any lien or encumbrance. All of the outstanding shares of capital stock of each LIFC Subsidiary has been duly authorized and is validly issued, fully paid and nonassessable. Except for the LIFC Subsidiaries, LIFC does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of LIFC Subsidiaries, equity interests held by LIFC Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of LIFC Subsidiaries, including stock in the FHLB.

4.3.3.    To LIFC’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of LIFC Common Stock except as disclosed on LIFC DISCLOSURE SCHEDULE 4.3.3.

4.4.    Authority; No Violation.

4.4.1.    LIFC has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by LIFC’s stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by LIFC and the completion by LIFC of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the vote of the entire Board of Directors of LIFC, and no other corporate proceedings on the part of LIFC, except for the approval of LIFC Common Stockholders, are necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by LIFC, and subject to approval by the stockholders of LIFC and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by NYB, and constitutes the valid and binding obligation of LIFC, enforceable against LIFC in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2.    Subject to receipt of Regulatory Approvals and LIFC’s and NYB’s compliance with any conditions contained therein, and to the receipt of the approval of the stockholders of LIFC, (A) the execution and delivery of this Agreement by LIFC, (B) the consummation of the transactions contemplated hereby, and (C) compliance by LIFC with any of the terms or provisions hereof will not: (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of LIFC or any LIFC Subsidiary, including Long Island Commercial Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to LIFC or any LIFC Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of LIFC or any LIFC Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which LIFC or any LIFC Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on LIFC or any LIFC Subsidiary.

4.5.    Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the

filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of NYB Common Stock to be issued in the Merger on the Stock Exchange, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of NYB Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the stockholders of LIFC, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to LIFC’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by LIFC, and (y) the completion of the Merger. LIFC has no reason to believe that: (i) any Regulatory Approvals or other required consents or approvals will not be received; or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6.    Financial Statements/Regulatory Reports.

4.6.1.    LIFC has previously made available to NYB the LIFC Regulatory Reports. The LIFC Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.2.    LIFC has previously made available to NYB the LIFC Financial Statements. The LIFC Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of LIFC and the LIFC Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.3.    At the date of each balance sheet included in the LIFC Financial Statements or the LIFC Regulatory Reports, neither LIFC nor Long Island Commercial Bank, as applicable, had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such LIFC Financial Statements or LIFC Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7.    Taxes.

Except as set forth in LIFC DISCLOSURE SCHEDULE 4.7, LIFC and the LIFC Subsidiaries that are at least 80 percent owned by LIFC are members of the same affiliated group within the meaning of Code Section 1504(a). LIFC has duly filed all federal, state and material local tax returns required to be filed by or with respect to LIFC and every LIFC Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to LIFC’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from LIFC and any LIFC Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in LIFC DISCLOSURE SCHEDULE 4.7, as of the date of this Agreement, LIFC has received no written notice of, and there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of LIFC or any of its LIFC Subsidiaries, and no claim has been made by any authority in a jurisdiction where LIFC or any of its Subsidiaries do not file tax returns that LIFC or any such Subsidiary is subject to taxation in that jurisdiction. Except as set forth in LIFC DISCLOSURE SCHEDULE 4.7, LIFC and its

Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. LIFC and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and LIFC and each of its LIFC Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.8.    No Material Adverse Effect.

LIFC and the LIFC Subsidiaries, taken as a whole, have conducted its operations in the ordinary course of business and not suffered any Material Adverse Effect since December 31, 2004 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on LIFC or its LIFC Subsidiaries, taken as a whole.

4.9.    Material Contracts; Leases; Defaults.

4.9.1.    Except as set forth in LIFC DISCLOSURE SCHEDULE 4.9.1, neither LIFC nor any LIFC Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of LIFC or any LIFC Subsidiary; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of LIFC or any LIFC Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of LIFC or any LIFC Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by LIFC or any LIFC Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which LIFC or any LIFC Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to NYB or any NYB Subsidiary; (vi) any other agreement, written or oral, that obligates LIFC or any LIFC Subsidiary for the payment of more than $25,000 annually or for the payment of more than $100,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment, or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by LIFC or any LIFC Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2.    Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in LIFC DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither LIFC nor any LIFC Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3.    True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to NYB on or before the date hereof, are listed on LIFC DISCLOSURE SCHEDULE 4.9.1 or LIFC DISCLOSURE SCHEDULE 4.9.2 and are in full force and effect on the date hereof and neither LIFC nor any LIFC Subsidiary has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Except as listed on LIFC DISCLOSURE SCHEDULE 4.9.3, no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement. Except as set forth in LIFC DISCLOSURE SCHEDULE 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which LIFC or any LIFC Subsidiary is a party or under which LIFC or any LIFC Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in LIFC DISCLOSURE SCHEDULE 4.9.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of LIFC or any LIFC Subsidiary or upon the occurrence of a subsequent event; or (y) requires LIFC or any LIFC Subsidiary to provide a benefit in the form of LIFC Common Stock or determined by reference to the value of LIFC Common Stock.

4.10.    Ownership of Property; Insurance Coverage.

4.10.1.    Except as set forth in LIFC DISCLOSURE SCHEDULE 4.10, LIFC and each LIFC Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by LIFC or each LIFC Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the LIFC Regulatory Reports and in the LIFC Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by an LIFC Subsidiary acting in a fiduciary capacity and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. LIFC and the LIFC Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by LIFC and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the LIFC Financial Statements.

4.10.2.    With respect to all material agreements pursuant to which LIFC or any LIFC Subsidiary has purchased securities subject to an agreement to resell, if any, LIFC or such LIFC Subsidiary, as the case may be, has a lien or security interest (which to LIFC’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3.    LIFC and each LIFC Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither LIFC nor any LIFC Subsidiary, except as disclosed in LIFC DISCLOSURE SCHEDULE 4.10.3, has received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by LIFC or any LIFC Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years LIFC and each LIFC Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. LIFC DISCLOSURE SCHEDULE 4.10.3 identifies all material policies of insurance maintained by LIFC and each LIFC Subsidiary as well as the other matters required to be disclosed under this Section.

4.11.    Legal Proceedings.

Except as set forth in LIFC DISCLOSURE SCHEDULE 4.11 as of the date of this Agreement, neither LIFC nor any LIFC Subsidiary is a party to any, and there are no pending or, to LIFC’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against LIFC or any LIFC Subsidiary, (ii) to which LIFC or any LIFC Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of LIFC to perform its obligations under this Agreement.

4.12.    Compliance With Applicable Law.

4.12.1.    Each of LIFC and each LIFC Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Sarbanes-Oxley Act of 2002, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither LIFC nor any LIFC Subsidiary has received any written notice to the contrary.

4.12.2.    Each of LIFC and each LIFC Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of LIFC, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

4.12.3.    For the period beginning January 1, 2003, neither LIFC nor any LIFC Subsidiary has received any written notification or to LIFC’s Knowledge any other communication from any Governmental Entity (i) asserting that LIFC or any LIFC Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to LIFC or any LIFC Subsidiary; or (iii) requiring or threatening to require LIFC or any LIFC Subsidiary, or indicating that LIFC or any LIFC Subsidiary may be required, to enter into a cease and desist order, consent order, agreement or memorandum of understanding or any other agreement or undertaking (formal or informal) with any federal or state governmental agency or authority or to provide any type of commitment; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of LIFC or any LIFC Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “LIFC Regulatory Agreement”). Neither LIFC nor any LIFC Subsidiary has consented to or entered into any LIFC Regulatory Agreement that is currently in effect or that was in effect since January 1, 2000. The most recent regulatory rating given to Long Island Commercial Bank as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better. Long Island Commercial Bank is not aware of any pending or threatened CRA protest relating to its lending practices.

4.12.4.    Long Island Commercial Capital Corporation (the “LIFC REIT”) (A) was established in 1999 as a “real estate investment trust” as defined in Section 856(a) of the Code, (B) has met at all times since inception the requirements of Section 857(a) of the Code, (C) has not relied at any time on Section 856(c)(6) of the Code, (D) has not had at any time any “net income derived from prohibited transactions” within the meaning of Section 857(b)(6) of the Code and (E) has not issued any stock or securities as part of a multiple party financing transaction described in IRS Notice 97-21, 1997-11 I.R.B. 2, or Treasury Regulations Section 1.7701(1)-3.

4.13.    Employee Benefit Plans.

4.13.1.    LIFC DISCLOSURE SCHEDULE 4.13.1 includes a descriptive list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by LIFC or any LIFC Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of LIFC or any LIFC Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “LIFC Compensation and Benefit Plans”). Except as set forth in LIFC DISCLOSURE SCHEDULE 4.13.1, neither LIFC nor any of its Subsidiaries has any commitment to create any additional LIFC Compensation and Benefit Plan or to materially modify, change or renew any existing LIFC Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. LIFC has provided to NYB true and correct copies of the LIFC Compensation and Benefit Plans.

4.13.2.    Except as disclosed in LIFC DISCLOSURE SCHEDULE 4.13.2, each LIFC Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each LIFC Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and LIFC is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of LIFC, threatened action, suit or claim relating to any of the LIFC Compensation and Benefit Plans (other than routine claims for benefits). Neither LIFC nor any LIFC Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any LIFC Compensation and Benefit Plan that would reasonably be expected to subject LIFC or any LIFC Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3.    Except as set forth in LIFC DISCLOSURE SCHEDULE 4.13.3, no liability, other than PBGC premiums arising in the ordinary course of business, has been or is expected by LIFC or any of its Subsidiaries to be incurred with respect to any LIFC Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by LIFC or any entity which is considered one employer with LIFC under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”). To the Knowledge of LIFC and any LIFC Subsidiary, except as set forth in LIFC DISCLOSURE SCHEDULE 4.13.3, no LIFC Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as set forth in LIFC DISCLOSURE SCHEDULE 4.13.3, the fair market value of the assets of each LIFC Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such LIFC Defined Benefit Plan as of the end of the most recent plan year with respect to the respective LIFC Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such LIFC Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any LIFC Defined Benefit Plan within the 12-month period ending on the date hereof. Except as set forth in LIFC

DISCLOSURE SCHEDULE 4.13.3, neither LIFC nor any of its Subsidiaries has provided, or is required to provide, security to any LIFC Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Neither LIFC, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after January 1, 1998. To the Knowledge of LIFC, and except as set forth in LIFC DISCLOSURE SCHEDULE 4.13.3, there is no pending investigation or enforcement action by any Bank Regulator with respect to any LIFC Compensation and Benefit Plan or any ERISA Affiliate Plan.

4.13.4.    Except as set forth in LIFC DISCLOSURE SCHEDULE 4.13.4, all material contributions required to be made under the terms of any LIFC Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which LIFC or any LIFC Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on the LIFC Financial Statements to the extent required by GAAP. LIFC and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable LIFC Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5.    Except as set forth in LIFC DISCLOSURE SCHEDULE 4.13.5, neither LIFC nor any LIFC Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any LIFC Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in LIFC DISCLOSURE SCHEDULE 4.13.5, there has been no communication to employees by LIFC or any LIFC Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6.    LIFC and its Subsidiaries do not maintain any LIFC Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7.    With respect to each LIFC Compensation and Benefit Plan, if applicable, LIFC has provided to NYB copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.13.8.    Except as disclosed in LIFC DISCLOSURE SCHEDULE 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any LIFC Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any LIFC Compensation and Benefit Plan.

4.13.9.    Except as disclosed in LIFC DISCLOSURE SCHEDULE 4.13.9, neither LIFC nor any LIFC Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.10.    The consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle or trigger any agreement that entitles any current or former employee, director or independent contractor of LIFC or any LIFC Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code), except as set forth in LIFC DISCLOSURE SCHEDULE 4.13.10.

4.13.11.    Except as disclosed in LIFC DISCLOSURE SCHEDULE 4.13.11, there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the LIFC Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.12.    LIFC DISCLOSURE SCHEDULE 4.13.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all employees of LIFC, their title and rate of salary, and their date of hire. LIFC DISCLOSURE SCHEDULE 4.13.12 also sets forth any changes to any LIFC Compensation and Benefit Plan since January 1, 2004.

4.14.    Brokers, Finders and Financial Advisors.

Neither LIFC nor any LIFC Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill & Partners, L.P. by LIFC and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Sandler O’Neill & Partners, L.P., setting forth the fee payable to Sandler O’Neill & Partners, L.P. for its services rendered to LIFC in connection with the Merger and transactions contemplated by this Agreement, is attached to LIFC DISCLOSURE SCHEDULE 4.14.

4.15.    Environmental Matters.

4.15.1.    Except as may be set forth in LIFC DISCLOSURE SCHEDULE 4.15 with respect to LIFC and each LIFC Subsidiary:

(A)  Each of LIFC and the LIFC Subsidiaries, the Participation Facilities, and, to LIFC’s Knowledge, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

(B)  LIFC has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to LIFC’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the LIFC Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the LIFC Subsidiaries or any Participation Facility;

(C)  LIFC has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to LIFC’s Knowledge, no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or LIFC or any of the LIFC Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

(D)  To LIFC’s Knowledge, the properties currently owned or operated by LIFC or any LIFC Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E)  Neither LIFC nor any LIFC Subsidiary during the past five years has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F)  To LIFC’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by LIFC or any of the LIFC Subsidiaries or any Participation Facility, and to LIFC’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by LIFC or any of the LIFC Subsidiaries or any Participation Facility; and

(G)  To LIFC’s Knowledge, during the period of (s) LIFC’s or any of the LIFC Subsidiaries’ ownership or operation of any of their respective current properties or (t) LIFC’s or any of the LIFC Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To LIFC’s Knowledge, prior to the period of (x) LIFC’s or any of the LIFC Subsidiaries’ ownership or operation of any of their respective current properties or (y) LIFC’s or any of the LIFC Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

4.15.2.    “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.16.    Loan Portfolio.

4.16.1.    The allowance for loan losses reflected in LIFC’s audited consolidated statement of financial condition at December 31, 2004 was, and the allowance for loan losses shown on the balance sheets in LIFC’s Securities Documents for periods ending after December 31, 2004 will be, adequate, as of the dates thereof, under GAAP.

4.16.2.    LIFC DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of the most recently available date, by account, of: (A) all loans (including loan participations) of Long Island Commercial Bank or any other LIFC Subsidiary that have been accelerated during the past twelve months and that are contractually past due 90 days or more in the payment of principal and/or interest; (B) all loan commitments or lines of credit of Long Island Commercial Bank or any other LIFC Subsidiary that are contractually past due 90 days or more in the payment of principal and/or interest and which have been terminated by Long Island Commercial Bank or any other LIFC Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which Long Island Commercial Bank or any other LIFC Subsidiary has given written notice of its intent to terminate during the past twelve months and that are contractually past due 90 days or more in the payment of principal and/or interest; (D) with respect to all commercial loans that are contractually past due 90 days or more in the payment of principal and/or interest (including commercial real estate loans), all notification letters and other written communications from Long Island Commercial Bank or any other LIFC Subsidiary to any of their respective borrowers, customers or other parties during the past twelve months wherein Long Island Commercial Bank or any other LIFC Subsidiary has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified Long Island Commercial Bank or any other LIFC Subsidiary during the past twelve months of, or has asserted against Long Island Commercial Bank or any other LIFC Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of Long Island Commercial Bank, each borrower, customer or other party which has given Long Island Commercial Bank or any other LIFC Subsidiary any oral notification of, or orally asserted to or against Long Island Commercial Bank or any other LIFC Subsidiary, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by Long Island Commercial Bank or any Long Island Commercial Bank Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3.    All loans receivable (including discounts) and accrued interest entered on the books of LIFC and the LIFC Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of LIFC’s or the appropriate LIFC Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in LIFC DISCLOSURE SCHEDULE 4.16.3. To the Knowledge of LIFC, the loans, discounts and the accrued interest reflected on the books of LIFC and the LIFC Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as set forth in LIFC DISCLOSURE SCHEDULE 4.16.3, all such loans are owned by LIFC or the appropriate LIFC Subsidiary free and clear of any liens.

4.16.4.    The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.17.    Securities Documents.

LIFC has made available to NYB copies of its (i) annual reports on Form 10-K for the years ended December 31, 2004, 2003 and 2002, (ii) quarterly report on Form 10-Q for the quarters ended March 31, 2005 and thereafter, and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 2005, 2004 and 2003. Such reports, prospectus and proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

4.18.    Related Party Transactions.

Except as described in LIFC’s Proxy Statement distributed in connection with the annual meeting of shareholders held in April 2005 (which has previously been provided to NYB), or as set forth in LIFC DISCLOSURE SCHEDULE 4.18, neither LIFC nor any LIFC Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of LIFC or any LIFC Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of LIFC or any LIFC Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither LIFC nor any LIFC Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by LIFC is inappropriate.

4.19.    Deposits.

Except as set forth in LIFC DISCLOSURE SCHEDULE 4.19, none of the deposits of LIFC or any LIFC Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.20.    Antitakeover Provisions Inapplicable; Required Vote.

The Board of Directors of LIFC has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of LIFC) necessary to exempt NYB, the Merger, the Merger Agreement and the transactions contemplated hereby from Section 203 of the DGCL. The affirmative vote of a majority of the issued and outstanding shares of LIFC Common Stock is required to approve this Agreement and the Merger under LIFC’s certificate of incorporation and the DGCL.

4.21.    Registration Obligations.

Neither LIFC nor any LIFC Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22.    Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for LIFC’s own account, or for the account of one or more of LIFC’s Subsidiaries or their customers (all of which are set forth in LIFC DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of LIFC and each LIFC Subsidiary, with counterparties believed to be financially responsible at the time; and to LIFC’s and LIFC Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of LIFC or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither LIFC nor any LIFC Subsidiary, nor to the Knowledge of LIFC any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23.    Fairness Opinion.

LIFC has received a written opinion from Sandler O’Neill & Partners, L.P. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of LIFC pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. NYB shall be promptly advised of any change, amendment or rescission of such opinion.

4.24.    Trust Accounts.

Long Island Commercial Bank and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Long Island Commercial Bank nor any other LIFC Subsidiary, and to their Knowledge, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

4.25.    Intellectual Property.

LIFC and each LIFC Subsidiary owns or, to LIFC’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither LIFC nor any LIFC Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. LIFC and each LIFC Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of LIFC, the conduct of the business of LIFC and each LIFC Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.26.    Labor Matters.

There are no labor or collective bargaining agreements to which LIFC or any LIFC Subsidiary is a party. To the Knowledge of LIFC, there is no union organizing effort pending or threatened against LIFC or any LIFC Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the knowledge of LIFC, threatened against LIFC or any LIFC Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of LIFC, threatened against LIFC or any LIFC Subsidiary (other than routine employee grievances that are not related to union employees). LIFC and each LIFC Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.27.    Internal Controls.

None of LIFC or LIFC Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its subsidiaries or accountants except as would not reasonably by expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence. LIFC and LIFC Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

4.28.    LIFC Information Supplied.

The information relating to LIFC and any LIFC Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by LIFC with respect to statements made or incorporated by reference therein based on information supplied by NYB specifically for inclusion or incorporation by reference in the Merger Registration Statement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NYB

NYB represents and warrants to LIFC that the statements contained in this Article V are correct and complete as of the date of this Agreement, subject to the standard set forth in Section 5.1, and except as set forth in the NYB DISCLOSURE SCHEDULE delivered by NYB to LIFC on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. NYB has made a good faith effort to ensure that the disclosure on each schedule of the NYB DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the NYB DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of NYB shall be to the Knowledge of NYB.

5.1.    Standard.

No representation or warranty of NYB contained in this Article V shall be deemed untrue or incorrect, and NYB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2, 5.3 (other than the last sentence of Section 5.2.1 and Section 5.3.1), and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

5.2.    Organization.

5.2.1.    NYB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. NYB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2.    NYB DISCLOSURE SCHEDULE 5.2.3 sets forth each direct and indirect NYB Subsidiary. Each NYB Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is duly qualified to do business in each jurisdiction where the property owned, leased or operated, or the business conducted, by such NYB Subsidiary requires such qualification. Each NYB Subsidiary has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

5.2.3.    Prior to the date of this Agreement, NYB has made available to LIFC true and correct copies of the certificate of incorporation and bylaws of NYB.

5.3.    Capitalization.

5.3.1.    As of the date hereof, the authorized capital stock of NYB consists of 300,000,000 shares of common stock, $0.01 par value, of which as of the date hereof, 265,845,332 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, together with the rights (“NYB Stockholder Rights”) issued pursuant to the Stockholder Protection Rights Agreement, dated as of

January 16, 1996 and amended on March 27, 2001 and August 1, 2001, between NYB and Registrar and Transfer Company, as Rights Agent (“NYCB Rights Agreement”) and 5,000,000 shares of preferred stock, $0.01 par value (“NYB Preferred Stock”), of which 100,000 shares have been designated as Series A Junior Participating Preferred Stock, without par value (“NYB Preferred Stock Series A”), of which as of the date hereof, no shares are outstanding. As of the date hereof, there are 7,551,120 shares of NYB Common Stock held by NYB as treasury stock. As of the date hereof, neither NYB nor any NYB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of NYB Common Stock, or any other security of NYB or any securities representing the right to vote, purchase or otherwise receive any shares of NYB Common Stock or any other security of NYB, other than shares issuable under the NYB Stock Benefit Plans.

5.4.    Authority; No Violation.

5.4.1.    NYB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by NYB and the completion by NYB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of NYB, and no other corporate proceedings on the part of NYB are necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by NYB, and subject to approval by the stockholders of LIFC and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by LIFC, constitutes the valid and binding obligations of NYB, enforceable against NYB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2.    Subject to receipt of Regulatory Approvals and LIFC’s and NYB’s compliance with any conditions contained therein, (A) the execution and delivery of this Agreement by NYB, (B) the consummation of the transactions contemplated hereby, and (C) compliance by NYB with any of the terms or provisions hereof will not: (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of NYB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NYB; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of NYB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on NYB.

5.5.    Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of NYB Common Stock to be issued in the Merger on the Stock Exchange, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of NYB Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the stockholders of LIFC, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to NYB’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by NYB, and (y) the completion of the Merger as of the date hereof. NYB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6.    Financial Statements/Regulatory Reports.

5.6.1.    NYB has previously made available to LIFC the NYB Regulatory Reports. The NYB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

5.6.2.    NYB has previously made available to LIFC the NYB Financial Statements. The NYB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of NYB and the NYB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.3.    At the date of each balance sheet included in the NYB Financial Statements or the NYB Regulatory Reports prior to the date hereof, NYB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such NYB Financial Statements or in the footnotes thereto or the NYB Regulatory Reports which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7.    Taxes.

NYB and the NYB Subsidiaries that are at least 80 percent owned by NYB are members of the same affiliated group within the meaning of Code Section 1504(a). NYB has duly filed all federal, state and material local tax returns required to be filed by or with respect to NYB and each NYB Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of NYB, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from NYB and any NYB Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which: (i) are not delinquent; (ii) are being contested in good faith; or (iii) have not yet been fully determined. As of the date of this Agreement, NYB has received no notice of, and there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of NYB or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where NYB or any of its Subsidiaries do not file tax returns that NYB or any such Subsidiary is subject to taxation in that jurisdiction. NYB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and NYB and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.8.    No Material Adverse Effect.

NYB and its subsidiaries, taken as a whole, has not suffered any Material Adverse Effect since December 31, 2004 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NYB or its subsidiaries, taken as a whole.

5.9.    Ownership of Property; Insurance Coverage.

5.9.1.    NYB and each NYB Subsidiary have good and, as to real property, marketable title to all material assets and properties owned by NYB or each NYB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the NYB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except: (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a NYB Subsidiary acting in a fiduciary capacity; and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. NYB and the NYB Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by NYB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.9.2.    NYB and each NYB Subsidiary currently maintain insurance considered by NYB to be reasonable for their respective operations.

5.10.    Legal Proceedings.

Except as disclosed in NYB DISCLOSURE SCHEDULE 5.10 as of the date of this Agreement, NYB and New York Community Bank are not a party to any, and there are no pending or, to the Knowledge of NYB, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against NYB and New York Community Bank, (ii) to which NYB or New York Community Bank assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of NYB to perform under this Agreement.

5.11.    Compliance With Applicable Law.

5.11.1.    Each of NYB and each NYB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither NYB nor any NYB Subsidiary has received any written notice to the contrary.

5.11.2.    Each of NYB and each NYB Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of NYB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.11.3.    For the period beginning January 1, 2004, neither NYB nor any NYB Subsidiary has received any written notification or, to the Knowledge of NYB, any other communication from any Bank Regulator (i) asserting that NYB or any NYB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to NYB; (iii) requiring or threatening to require NYB or any NYB Subsidiary, or indicating that NYB or any NYB Subsidiary may be required, to enter into a cease and desist order, consent order, agreement or memorandum of understanding or any other agreement or undertaking (formal or informal) with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of NYB or any NYB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of NYB or any NYB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “NYB Regulatory Agreement”). Neither NYB nor any NYB Subsidiary has consented to or entered into any currently effective NYB Regulatory Agreement. The most recent regulatory rating given to New York Community Bank as to compliance with the CRA is satisfactory or better.

5.11.4.    NYB and each NYB Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

5.12.    Environmental Matters.

5.12.1.    To the Knowledge of NYB, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon NYB or any of NYB Subsidiary. To the Knowledge of NYB, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to NYB or any NYB Subsidiary by reason of any Environmental Laws. Neither NYB nor any NYB Subsidiary during the past five years has received any written notice from any Person that NYB or any NYB Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon NYB or any NYB Subsidiary.

5.12.2.    There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the NYB ‘s Knowledge, threatened, before any court, governmental agency or other forum against NYB or any NYB Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of the NYB.

5.13.    Securities Documents.

NYB has made available to LIFC copies of its: (i) annual reports on Form 10-K for the years ended December 31, 2004, 2003 and 2002; (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and thereafter; and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 2005, 2004 and 2003. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

5.14.    Brokers, Finders and Financial Advisors.

Neither NYB nor any NYB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

5.15.    NYB Common Stock.

The shares of NYB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.16.    Material Contracts.

Neither NYB nor any NYB Subsidiary is a party to or subject to: (i) any collective bargaining agreement with any labor union relating to employees of NYB or any NYB Subsidiary;, or (ii) any agreement which by its terms limits the payment of dividends by NYB or any NYB Subsidiary (except this Section 5.16 shall not apply to any real estate investment trust associated with NYB or any NYB Subsidiary).

5.17.    NYB Information Supplied.

The information relating to NYB and any NYB Subsidiary to be contained in the Merger Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by NYB with respect to statements made or incorporated by reference therein based on information supplied by LIFC specifically for inclusion or incorporation by reference in the Merger Registration Statement.

ARTICLE VI

COVENANTS OF LIFC

6.1.    Conduct of Business.

6.1.1.    Affirmative Covenants.    During the period from the date of this Agreement to the Effective Time, except with the written consent of NYB, LIFC will, and it will cause each LIFC Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2.    Negative Covenants.    LIFC agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in LIFC DISCLOSURE SCHEDULE 6.1.2, or consented to by NYB in writing, it will not, and it will cause each LIFC Subsidiary not to:

(A)  change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law, or appoint a new director to the board directors;

(B)  change the number of authorized or issued shares of its capital stock, issue any shares of LIFC Common Stock that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the LIFC Option Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (i) LIFC may issue shares of LIFC Common Stock upon the valid exercise, in accordance with the information set forth in LIFC DISCLOSURE SCHEDULE 4.3.1, of presently outstanding LIFC Options issued under the LIFC Option Plan, (ii) LIFC may issue shares of LIFC Common Stock pursuant to its Dividend Reinvestment and Stock Purchase Plan, (iii) LIFC may continue to pay its regular quarterly cash dividend of $0.12 per share with payment and record dates consistent with past practice (provided the declaration of the last quarterly dividend by LIFC prior to the Effective Time and the payment thereof shall be coordinated with NYB so that holders of LIFC Common Stock do not receive dividends on both LIFC Common Stock and NYB Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the LIFC Common Stock or NYB Common Stock received in the Merger in respect of such quarter), and (iv) any LIFC Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) and the LIFC REIT may continue to pay dividends on the shares of preferred stock and common stock issued and outstanding as of the date hereof consistent with past practice.

The Board of Directors of LIFC shall cause its regular quarterly dividend record dates and payment dates for LIFC Common Stock to be the same as NYB’s regular quarterly dividend record dates and payment dates for NYB Common Stock (i.e., LIFC shall move its next dividend record and payment dates to November 1, 2005 and November 16, 2005, respectively), and LIFC shall not thereafter change its regular dividend payment dates and record dates.

(C)  enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(D)  make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E)  grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except: (i) as may be required pursuant to commitments existing on the date hereof and set forth on LIFC DISCLOSURE SCHEDULES 4.9.1 and 4.13.1; or (ii) as to non-executive employees, merit pay increases in the ordinary course of business consistent with past practice. Neither LIFC nor any LIFC Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $60,000, provided that LIFC or an LIFC Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business. In addition, LIFC may agree to pay employees of LIFC or a LIFC Subsidiary, who are identified by LIFC and agreed to in writing by NYB, a retention bonus in an individual amount to be agreed to in writing by LIFC and NYB and in an aggregate amount as to all retention bonuses not in excess of $150,000 or such other amount as the parties may agree in writing;

(F)  enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not required;

(G)  merge or consolidate LIFC or any LIFC Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of LIFC or any LIFC Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between LIFC, or any LIFC Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any LIFC Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H)  sell or otherwise dispose of the capital stock of LIFC or sell or otherwise dispose of any asset of LIFC or of any LIFC Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of LIFC or of any LIFC Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I)  take any action which would result in any of the representations and warranties of LIFC set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J)  change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating LIFC or any LIFC Subsidiary;

(K)  waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which LIFC or any LIFC Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L)  purchase any equity securities, or purchase any securities other than securities: (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service; (ii) with a weighted average life of not more than five years; and (iii) otherwise in the ordinary course of business consistent with past practice;

(M)  except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the LIFC DISCLOSURE SCHEDULE 6.12(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of (i) $1,000,000 for a commercial real estate loan; (ii) $500,000 for a commercial business loan; or (iii) any nonconforming residential loans to be originated for retention in the loan portfolio. In addition, LIFC shall not make any auto leasing loans or automobile loans, nor will it make any additional advances associated with Captus Leasing Company;

(N)  enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O)  enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P)  except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q)  make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R)  except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any LIFC Employee Plan;

(S)  make any capital expenditures in excess of $20,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T)  except as set forth in LIFC DISCLOSURE SCHEDULE 6.12(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U)  sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) or OREO properties;

(V)  undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by LIFC of more than $20,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof and provided further that LIFC will not enter, renew or extend any branch facility lease;

(W)  pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $20,000 individually or $100,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X)  foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(Y)  purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z)  Prior to making any written or oral communications to the directors, officers or employees of LIFC or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, LIFC shall provide NYB with a copy or description of the intended communication, NYB shall have a reasonable period of time to review and comments on the communication, and NYB and LIFC shall cooperate in providing any such mutually agreeable communication

(AA)  issue any broadly distributed communication of a general nature to customers without the prior approval of NYB (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(BB)  agree to do any of the foregoing.

6.2.    Current Information.

6.2.1.    During the period from the date of this Agreement to the Effective Time, LIFC will cause one or more of its representatives to confer with representatives of NYB and report the general status of its ongoing operations at such times as NYB may reasonably request. LIFC will promptly notify NYB of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving LIFC or any LIFC Subsidiary.

6.2.2.    Long Island Commercial Bank and New York Community Bank shall meet on a regular basis to discuss and plan for the conversion of Long Island Commercial Bank’s data processing and related electronic informational systems to those used by New York Community Bank, which planning shall include, but not be limited to, discussion of the possible termination by Long Island Commercial Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Long Island Commercial Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Long Island Commercial Bank shall not be obligated to take any such action prior to the Effective Time and, unless Long Island Commercial Bank otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that Long Island Commercial Bank takes, at the request of New York Community Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, New York Community Bank shall indemnify Long Island Commercial Bank for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by LIFC, or a termination of this Agreement under Section 11.1.9 or 11.1.10.

6.2.3.    Long Island Commercial Bank shall provide New York Community Bank, within fifteen (15) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. On a monthly basis, LIFC shall provide New York Community Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4.    LIFC shall promptly inform NYB upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of LIFC or any LIFC Subsidiary under any labor or employment law.

6.3.    Access to Properties and Records.

Subject to Section 12.1 hereof, LIFC shall permit NYB reasonable access upon reasonable notice to its properties and those of the LIFC Subsidiaries, and shall disclose and make available to NYB during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter LIFC reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which NYB may have a reasonable interest; provided, however, that LIFC shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. LIFC shall provide and shall request its auditors to provide NYB with such historical financial information regarding it (and related audit reports and consents) as NYB may reasonably request for securities disclosure purposes. NYB shall use commercially reasonable best efforts to minimize any interference with LIFC’s regular business operations during any such access to LIFC’s property, books and records. LIFC and each LIFC Subsidiary shall permit NYB, at its expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or occupied by LIFC or any LIFC Subsidiary.

6.4.    Financial and Other Statements.

6.4.1.    Promptly upon receipt thereof, LIFC will furnish to NYB copies of each annual, interim or special audit of the books of LIFC and the LIFC Subsidiaries made by its independent accountants and copies of all internal control reports submitted to LIFC by such accountants in connection with each annual, interim or special audit of the books of LIFC and the LIFC Subsidiaries made by such accountants.

6.4.2.    As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, LIFC will deliver to NYB the Securities Documents filed by it with the SEC under the Securities Laws unless the Securities Documents are available on the EDGAR System maintained by the SEC, in which instance, LIFC shall notify NYB of the filing on the date thereof. LIFC will furnish to NYB copies of all documents, statements and reports as it or any LIFC Subsidiary shall send to its stockholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby. Within twenty-five (25) days after the end of each month, LIFC will deliver to NYB a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3.    With reasonable promptness, LIFC will furnish to NYB such additional financial data that LIFC possesses and as NYB may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5.    Maintenance of Insurance.

LIFC shall maintain, and cause each LIFC Subsidiary to maintain, insurance in such amounts as LIFC deems reasonable to cover such risks as are customary in relation to the character and location of theirs properties and the nature of their business

6.6.    Disclosure Supplements.

From time to time prior to the Effective Time, LIFC will promptly supplement or amend the LIFC DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such LIFC DISCLOSURE SCHEDULE or which is necessary to correct any information in such LIFC DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such LIFC DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX and shall be for informational purposes only.

6.7.    Consents and Approvals of Third Parties.

LIFC shall use all commercially reasonable best efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, LIFC shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the shareholder vote required to be obtained by it hereunder.

6.8.    All Reasonable Best Efforts.

Subject to the terms and conditions herein provided, LIFC agrees to use all commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9.    Failure to Fulfill Conditions.

In the event that LIFC determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify NYB.

6.10.    No Solicitation.

From and after the date hereof until the termination of this Agreement, neither LIFC, nor any LIFC Subsidiary, nor any of their respective officers, directors, employees, representatives, agents or affiliates

(including, without limitation, any investment banker, attorney or accountant retained by LIFC or any of its Subsidiaries), will, directly or indirectly, initiate, solicit or encourage (including by way of furnishing non-public information or assistance) any inquiries or the making or implementation of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries, or authorize or permit any of its officers, directors, or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its subsidiaries to take any such action, and LIFC shall notify NYB orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of LIFC from furnishing information to, or entering into discussions or negotiations, with any person or entity that makes an unsolicited written proposal to acquire LIFC pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of LIFC determines, after consultation with and after considering the advice of its independent financial advisor, that such proposal is superior to the Merger from a financial point-of-view to LIFC’s stockholders, (B) the Board of Directors of LIFC, after consultation with and after considering the advice of independent legal counsel, determines in good faith that the failure to furnish information to or enter into discussions with such person would be inconsistent with the Board of Directors of LIFC’s fiduciary duties under applicable law; (C) such Acquisition Proposal was not solicited by LIFC and did not otherwise result from a breach of this Section 6.10 by LIFC (such proposal that satisfies (A), (B) and (C) being referred to herein as a “Superior Proposal”); (D) LIFC promptly notifies NYB of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with LIFC or any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers, and receives from such person or entity an executed confidentiality agreement; and (E) the LIFC Stockholders Meeting has not occurred. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving LIFC or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, share exchange, mortgage, pledge, transfer or other disposition of the consolidated assets of LIFC, in a single transaction or series of transactions other than in the ordinary course of business consistent with past practice; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of LIFC or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.11.    Reserves and Merger-Related Costs.

LIFC agrees to consult with NYB with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). NYB and LIFC shall also consult with respect to the character, amount and timing of restructuring charges to be taken by LIFC in connection with the transactions contemplated hereby and shall take such charges as NYB shall reasonably request, provided that no such actions need be effected until the conditions set forth in Sections 9.1.1 and 9.1.3 have been satisfied and until NYB shall have irrevocably certified to LIFC that all conditions set forth in Article IX to the obligation of NYB to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived. No action taken by LIFC in accordance with this Section 6.11 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

ARTICLE VII

COVENANTS OF NYB

7.1.    Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of LIFC, which consent will not be unreasonably withheld, delayed or conditioned, NYB will voluntarily take no action, unless required by applicable law or regulation, that would: (i) materially impair the ability of the parties to obtain the Regulatory Approvals; (ii) result in any of the conditions set forth in Article IX hereof not being satisfied; or (iii) result in the declaration, setting aside or payment of any extraordinary dividend or other distribution in respect of NYB capital stock.

7.2.    Current Information.

During the period from the date of this Agreement to the Effective Time, NYB will cause one or more of its representatives to confer with representatives of LIFC and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as LIFC may reasonably request.

7.3.    Financial and Other Statements.

As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, NYB will deliver to LIFC the Securities Documents filed by it with the SEC under the Securities Laws. NYB will furnish to LIFC copies of all documents, statements and reports as it or NYB file with any Bank Regulatory authority with respect to the Merger.

7.4.    Consents and Approvals of Third Parties.

NYB shall use all commercially reasonable best efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.5.    All Reasonable Best Efforts.

Subject to the terms and conditions herein provided, NYB agrees to use all commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.6.    Failure to Fulfill Conditions.

In the event that NYB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify LIFC.

7.7.    Employee Benefits.

7.7.1.    NYB agrees that it will honor all LIFC Compensation and Benefit Plans in accordance with their terms as in effect immediately before the Effective Time as disclosed in the Disclosure Schedule, subject to any amendment or termination thereof that may be required by the terms of this Agreement. NYB will review all other LIFC Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by LIFC or any LIFC Subsidiary are changed or terminated by NYB, in whole or in part, NYB shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of NYB or applicable NYB Subsidiary (as of the date any such compensation or benefit is provided). Employees of LIFC or any LIFC Subsidiary who become participants in an NYB Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes unless specifically set forth herein) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of LIFC or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall not be given for any purpose under the NYB ESOP. This Agreement shall not be construed to limit the ability of NYB or New York Community Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate.

7.7.2.    The payments required to be made under the employment or change in control agreements between (i) LIFC and (ii) each of the following individuals, Douglas C. Manditch, Thomas Buonaiuto, Richard J. Conti, Kenneth J. Sole and James J. Speranza shall, if necessary, be made in accordance with the principles set forth in the change in control agreements and LIFC DISCLOSURE SCHEDULE 7.7.2. LIFC shall use its best efforts to obtain from each of the executives referenced in this Section 7.7.2 entitled to a payment under the change in control agreements an acknowledgement in connection with the execution of this Agreement, which shall be included in LIFC DISCLOSURE SCHEDULE 7.7.2, agreeing to the application of the principles set forth in this Section. If requested by NYB prior to December 1, 2005, all or a portion of the cash payment to be made pursuant to Section 2.1 of one or more of the change in control agreements or Section 7.5 of the employment agreement, as applicable, referenced in this Section 7.7.2 shall be accelerated and paid by LIFC, prior to December 31, 2005, provided, however, that the acceleration of such amounts shall not be considered compensation, annual compensation or base cash compensation for purposes of increasing any payment made under any such employment, severance or change in control agreement to which such person is a party. At the time of payment of the amounts set forth in Section 2.1 of the change in control agreements or Section 7.5 of the employment agreement, as applicable, referenced in this Section 7.7.2, LIFC shall use its best efforts to obtain from each of the executives an acknowledgment and release, satisfactory in form to NYB, acknowledging that no further payments are due under such sections and releasing LIFC, NYB and each of their Subsidiaries from any and all claims arising thereunder.

7.7.3.    In the event of any termination or consolidation of any LIFC health plan with any NYB health plan, NYB shall make available to employees of LIFC or any LIFC Subsidiary who continue employment with NYB or a NYB Subsidiary (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to NYB employees. Unless a Continuing Employee affirmatively terminates coverage under a LIFC health plan prior to the time that such Continuing Employee becomes eligible to participate in the NYB health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the LIFC health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of NYB and their dependents. In the event of a termination or consolidation of any LIFC health plan, terminated LIFC employees and qualified beneficiaries will have the right to continued coverage under group health plans of NYB in accordance with Code Section 4980B(f), consistent with the provisions below. In the event of any termination of any LIFC health plan, or consolidation of any LIFC health plan with any NYB health plan, any coverage limitation under the NYB health plan due to any pre-existing condition shall be waived by the NYB health plan to the degree that such condition was covered by the LIFC health plan and such condition would otherwise have been covered by the NYB health plan in the absence of such coverage limitation. All LIFC Employees who cease participating in an LIFC health plan and become participants in a comparable NYB health plan shall receive credit for any co-payment and deductibles paid under LIFC’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the NYB health plan, upon substantiation, in a form satisfactory to NYB that such co-payment and/or deductible has been satisfied.

7.7.4.    LIFC shall terminate all LIFC non-qualified deferred compensation agreements with its officers and directors, including the Director and Executive Officer Incentive Retirement Plan, effective prior to December 31, 2005, and the benefits under each such agreement shall be paid, in cash, prior to December 31, 2005. LIFC shall use its best efforts to obtain an acknowledgment and release of each officer and director who receives a payment under a deferred compensation agreement that the payment is in full satisfaction of the amounts due and owing thereunder.

7.7.5.    Prior to the Effective Time, LIFC shall cause Long Island Commercial Bank to amend its severance policy set forth in executive committee meeting minutes dated January 14, 1992, to clarify that no officer who shall receive a benefit under an employment agreement, change in control agreement, special termination agreement, or other severance agreement between the officer and either LIFC or Long Island Commercial Bank shall be entitled to a separate severance benefit under said severance policy.

7.8.    Directors and Officers Indemnification and Insurance.

7.8.1.    NYB shall maintain in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by LIFC (provided, that NYB may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to or at the Effective Time; provided, however, that in no event shall NYB be required to expend in the aggregate pursuant to this Section 7.8.1 more than 150% of the annual cost currently expended by LIFC with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, NYB shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, LIFC agrees in order for NYB to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.8.2.    In addition to 7.8.1, from and after the Effective Time, NYB shall indemnify and hold harmless each person who is now, or who has been at any time before the date hereof, or who becomes before the Effective Time, an officer or director of LIFC (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of NYB, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of LIFC if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent permitted under LIFC’s Certificate of Incorporation or Bylaws to the extent permitted by applicable law. NYB shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or Federal law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.8.2 upon learning of any Claim, shall notify NYB (but the failure so to notify NYB shall not relieve it from any liability which it may have under this Section 7.8.2, except to the extent such failure materially prejudices NYB) and shall deliver to NYB the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) NYB shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption NYB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if NYB elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between NYB and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and NYB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) NYB shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received, (3) NYB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (4) no indemnification shall be available to the extent the person seeking indemnification has not acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of LIFC or its successor, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful . The determination shall be made by a majority vote of a quorum consisting of the Directors of NYB who are not involved in such proceeding.

7.8.3.    In the event that either NYB or any of its successors or assigns to the extent not assumed by operation of law, transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of NYB shall assume the obligations set forth in this Section 7.8.

7.8.4.    The obligations of NYB provided under this Section 7.8 are intended to be enforceable against NYB directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of NYB.

7.9.    Stock Listing.

NYB agrees to list on the Stock Exchange (or such other national securities exchange on which the shares of the NYB Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of NYB Common Stock to be issued in the Merger.

7.10.    Stock Reserve.

NYB agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock to fulfill its obligations under this Agreement.

7.11.    Section 16(b) Exemption.

NYB and LIFC agree that, in order to most effectively compensate and retain LIFC Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that LIFC Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of LIFC Common Stock into shares of NYB in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 7.11. Assuming that LIFC delivers to NYB the LIFC Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the Board of Directors of NYB, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the LIFC Insiders (as defined below) of NYB Common Stock in exchange for shares of LIFC Common Stock, pursuant to the transactions contemplated hereby and to the extent such securities are listed in the LIFC Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law. “LIFC Section 16 Information” shall mean information accurate in all material respects regarding the LIFC Insiders, the number of shares of LIFC Common Stock held by each such LIFC Insider and expected to be exchanged for NYB Common Stock in the Merger. “LIFC Insiders” shall mean those officers and directors of LIFC who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are expected to be subject to Section 16(a) of the Exchange Act with respect to NYB Common Stock subsequent to the Effective Time.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1.    LIFC Stockholder Meeting.

8.1.1.    LIFC will promptly take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “LIFC Stockholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in LIFC’s reasonable judgment, necessary or desirable, (ii) subject to the next sentence, had its Board of Directors recommend approval of this Agreement to the LIFC stockholders. The Board of Directors of LIFC may withdraw, modify or change any such recommendation only in connection with a Superior Proposal, as set forth in Section 6.10 of this Agreement, and only if such Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would be inconsistent with the fiduciary duties of such directors under applicable law; and (iii) cooperate and consult with NYB with respect to each of the foregoing matters.

8.2.    Proxy Statement-Prospectus.

8.2.1.    For the purposes (x) of registering NYB Common Stock to be offered to holders of LIFC Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the LIFC Stockholders Meeting, NYB shall draft and prepare, and LIFC shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the LIFC stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). NYB shall promptly file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of NYB and LIFC shall use their reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and LIFC shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. NYB shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and LIFC shall furnish all information concerning LIFC and the holders of LIFC Common Stock as may be reasonably requested in connection with any such action.

8.2.2.    LIFC shall provide NYB with any information concerning itself that NYB may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and NYB shall notify LIFC promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to LIFC promptly copies of all correspondence between NYB or any of their representatives and the SEC. NYB shall give LIFC and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give LIFC and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of NYB and LIFC agrees to use all reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of LIFC Common Stock entitled to vote at the LIFC Stockholders Meeting hereof at the earliest practicable time.

8.2.3.    LIFC and NYB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, LIFC shall cooperate with NYB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and NYB shall file an amended Merger Registration Statement with the SEC, and each of LIFC and NYB shall mail an amended Proxy Statement-Prospectus to the LIFC and the NYB stockholders.

8.3.    Regulatory Approvals.

Each of LIFC and NYB will cooperate with the other and use all reasonable best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. LIFC and NYB will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of LIFC, NYB to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. LIFC shall have the right to review and approve in advance all characterizations of the information relating to LIFC and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body.

8.4.    Affiliates.

8.4.1.    LIFC shall use all reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of LIFC to deliver to NYB, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the LIFC Stockholders Meeting, a written agreement, in the form of Exhibit B hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of NYB Common Stock to be received by such “affiliate,” as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE IX

CLOSING CONDITIONS

9.1.    Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1.    Stockholder Approval.    This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of LIFC.

9.1.2.    Injunctions.    None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3.    Regulatory Approvals.    All Regulatory Approvals and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of NYB, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of LIFC, Long Island Commercial Bank and NYB or materially impair the value of LIFC or Long Island Commercial Bank to NYB.

9.1.4.    Effectiveness of Merger Registration Statement.    The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of NYB Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5.    New York Stock Exchange Listing.    The shares of NYB Common Stock to be issued in the Merger shall have been authorized for listing on the Stock Exchange, subject to official notice of issuance.

9.2.    Conditions to the Obligations of NYB under this Agreement.

The obligations of NYB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.4 at or prior to the Closing Date:

9.2.1.    Representations and Warranties.    Each of the representations and warranties of LIFC set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and LIFC shall have delivered to NYB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of LIFC as of the Effective Time.

9.2.2.    Agreements and Covenants.    LIFC shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and NYB shall have received a certificate signed on behalf of LIFC by the Chief Executive Officer and Chief Financial Officer of LIFC to such effect dated as of the Effective Time.

9.2.3.    Permits, Authorizations, Etc.    LIFC shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.2.4.    No Material Adverse Effect.    Since March 31, 2005, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on LIFC.

LIFC will furnish NYB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as NYB may reasonably request.

9.3.    Conditions to the Obligations of LIFC under this Agreement.

The obligations of LIFC under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1.    Representations and Warranties.    Each of the representations and warranties of NYB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and NYB shall have delivered to LIFC a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of NYB as of the Effective Time.

9.3.2.    Agreements and Covenants.    NYB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and LIFC shall have received a certificate signed on behalf of NYB by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3.    Permits, Authorizations, Etc.    NYB shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.3.4.    Payment of Merger Consideration.    NYB shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide LIFC with a certificate evidencing such delivery.

9.3.5.    No Material Adverse Effect.    Since December 31, 2004, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NYB.

NYB will furnish LIFC with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as LIFC may reasonably request.

ARTICLE X

THE CLOSING

10.1.    Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, Suite 400, Washington, DC at 10:00 a.m. local time, or at such other place or time upon which NYB and LIFC mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, Suite 400, Washington, DC at 10:00 a.m. local time on the day prior to the Closing Date.

10.2.    Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to NYB and LIFC the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX hereof. At or prior to the Closing, NYB shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1.    Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of LIFC:

11.1.1.    At any time by the mutual written agreement of the Boards of Directors of each of NYB and LIFC;

11.1.2.    By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by LIFC) or Section 9.3.1 (in the case of a breach of a representation or warranty by NYB);

11.1.3.    By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by LIFC) or Section 9.3.2 (in the case of a breach of covenant by NYB);

11.1.4.    At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by NYB and LIFC; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5.    By the Board of Directors of either party if the stockholders of LIFC shall have voted at the LIFC Stockholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions, provided, however, that the right to terminate this Agreement under the this Section 11.1.5 shall not be available to LIFC if it failed to comply with its obligations under Section 6.10 or Section 8.1;

11.1.6.    By the Board of Directors of either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7.    By the Board of Directors of NYB if LIFC shall have breached Section 6.10 or the Board of Directors of LIFC shall have withdrawn its recommendation that LIFC stockholders approve this Agreement and the transactions contemplated thereunder;

11.1.8.    By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement;

11.1.9.    By the Board of Directors of NYB if LIFC has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement either (i) the Board of Directors of LIFC has entered into an acquisition agreement with respect to the Superior Proposal, or (ii) withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to NYB;

11.1.10.    By the Board of Directors of LIFC if LIFC has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of LIFC has made a determination to accept such Superior Proposal; provided that LIFC shall not terminate this Agreement pursuant to this Section 11.1.10 and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following NYB receipt of written notice advising NYB that LIFC has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether LIFC intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, LIFC shall provide a reasonable opportunity to NYB during the five (5) business day period to make such adjustments in the terms and conditions of this Agreement as would enable LIFC to proceed with the Merger on such adjusted terms; and

11.1.11.    By LIFC, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five (5) business day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date (“Effective Termination Date”), if both of the following conditions are satisfied:

(i)  The NYB Market Value on the Determination Date is less than $14.69; and

(ii)  The number obtained by dividing the NYB Market Value on the Determination Date by the Initial NYB Market Value ($18.36) (“NYB Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price minus 0.20;

subject, however, to the following three sentences. If LIFC elects to exercise its termination right pursuant to this Section 11.1.11, it shall give prompt written notice thereof to NYB. During the five business day period commencing with its receipt of such notice, NYB shall have the option of paying additional Merger Consideration in the form of NYB Common Stock, cash, or a combination of NYB Common Stock and cash so that the Aggregate NYB Share Amount shall be valued at the lesser of (i) the product of 0.80 and the Initial NYB Market Value multiplied by the Exchange Ratio or (ii) the product obtained by multiplying the Index Ratio by the Initial NYB Market Value multiplied by the Exchange Ratio. If within such five business day period, NYB delivers written notice to LIFC that it intends to proceed with the Merger by paying such additional consideration, as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 11.1.11 and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified).

For purposes of this Section 11.1.11, the following terms shall have the meanings indicated below:

“Acquisition Transaction” shall mean (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the relevant companies; or (iv) agree or commit to take any action referenced above.

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the transactions contemplated in this Agreement have been received.

“Final Index Price” means the sum of the Final Prices for each company comprising the Index Group multiplied by the weighting set forth opposite such company’s name in the definition of Index Group below.

“Final Price,” with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten consecutive trading days immediately preceding the Determination Date.

“NYB Market Value” shall be the average of the daily closing sales prices of a share of NYB Common Stock as reported on the New York Stock Exchange for the ten consecutive trading days immediately preceding the Determination Date.

“Index Group” means the financial institution holding companies or financial institutions listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction involving such company publicly announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date. In the event that the common stock of any such company ceases to be publicly traded or an Acquisition Transaction for such company to be acquired, or for such company to acquire another company in transaction with a value exceeding 25% of the acquiror’s market capitalization as reflected in the table below, is announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The financial institution holding companies and financial institutions and the weights attributed to them are as follows:

Company Name	Weight (%)	Index Price
Astoria Financial Corporation	13.0%	$3.68
Independence Community Bank Corp.	10.0%	$3.67
First Niagara Financial Group, Inc.	13.2%	$1.96
NewAlliance Bancshares, Inc.	13.7%	$1.97
Provident Financial Services, Inc.	8.7%	$1.58
Partners Trust Financial Group, Inc.	6.0%	$0.69
Dime Community Bancshares, Inc.	4.5%	$0.72
WSFS Financial Corporation	0.8%	$0.46
Provident New York Bancorp	5.3%	$0.63
KNBT Bancorp, Inc.	3.7%	$0.58
Flushing Financial Corporation	2.3%	$0.43
Brookline Bancorp, Inc.	7.4%	$1.19
PennFed Financial Services Inc.	1.6%	$0.31
OceanFirst Financial Corp.	1.5%	$0.37
Parkvale Financial Corporation	0.7%	$0.20
ESB Financial Corporation	1.6%	$0.20
Berkshire Hills Bancorp, Inc.	0.7%	$0.24
FMS Financial Corporation	0.8%	$0.13
Sound Federal Bancorp, Inc.	1.5%	$0.25
Willow Grove Bancorp, Inc.	1.2%	$0.18
MASSBANK Corp.	0.5%	$0.18
Synergy Financial Group, Inc.	1.5%	$0.18

Total:		$19.80

“Initial NYB Market Value” equals $18.36, adjusted as indicated in the last sentence of this Section 11.1.11.

“Initial Index Price” means the sum of the per share closing sales price as of July 29, 2005 of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded ($19.80).

“Index Ratio” shall be the Final Index Price divided by the Initial Index Price.

If NYB or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 11.1.11.

11.2.    Effect of Termination.

11.2.1.    In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Section 11.2 and Article XII, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2.    If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)  Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)  In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)  As a condition of NYB’s willingness, and in order to induce NYB, to enter into this Agreement, and to reimburse NYB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, LIFC hereby agrees to pay NYB, and NYB shall be entitled to payment of a fee of $2,800,000 (the “NYB Fee”), within three (3) business days following the occurrence of any of the events set forth below:

(i)  LIFC terminates this Agreement pursuant to Section 11.1.10. NYB terminates this Agreement pursuant to Section 11.1.9 or the Board of Directors of LIFC authorizes or endorses an Acquisition Proposal; or

(ii)  The entering into a definitive agreement by LIFC relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving LIFC before the twelve month anniversary of the occurrence of any of the following: (i) the termination of this Agreement by NYB pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by LIFC; or (ii) the termination of this Agreement by NYB or LIFC pursuant to Section 11.1.4, 11.1.5 or 11.1.9 if prior to such termination a proposal for an Acquisition Proposal shall have been made known to LIFC or has been made directly to its shareholders to make an Acquisition Proposal.

(D)  If demand for payment of the NYB Fee is made pursuant to Section 11.2.2(C) and payment is timely made, then NYB will not have any other rights or claims against LIFC, its Subsidiaries, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the NYB Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of NYB against LIFC and its Subsidiaries and their respective officers and directors.

11.3.    Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of LIFC), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of LIFC, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to LIFC’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1.    Confidentiality.

Except as specifically set forth herein, NYB and LIFC mutually agree to be bound by the terms of the confidentiality agreement dated June 30, 2005 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

12.2.    Public Announcements.

LIFC and NYB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither LIFC nor NYB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

12.3.    Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4.    Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to LIFC, to:	Douglas C. Manditch President and Chief Executive Officer Long Island Financial Corp. 1601 Veterans Memorial Highway Islandia, New York 11749 Fax: (631) 348-0830

With required copies to:	George W. Murphy, Jr., Esq. Muldoon Murphy & Aguggia LLP 5101 Wisconsin Avenue, N.W. Washington, D.C. 20016 Fax: (202) 966-9409

If to NYB, to:	Joseph R. Ficalora President and Chief Executive Officer New York Community Bancorp, Inc. 615 Merrick Avenue Westbury, New York 11590 Fax: (516) 683-4191

With required copies to:	Alan Schick, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 400 Washington, D.C. 20015 Fax: (202) 362-2902

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

12.5.    Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as provided in Article III and Section 7.9 of this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

12.6.    Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7.    Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

12.8.    Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.    Governing Law.

This Agreement shall be governed by the laws of the State of Delaware, without giving effect to its principles of conflicts of laws.

12.10.    Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this

Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

12.11.    Definition of “subsidiary” and “affiliate”; Covenants with Respect to Subsidiaries and Affiliates.

(a)  When a reference is made in this Agreement to a subsidiary of a Person, the term “subsidiary” means those other Persons that are controlled, directly or indirectly, by such Person within the meaning of Section 2(2) of the BHCA. When a reference is made in this Agreement to an affiliate of a Person, the term “affiliate” (or “Affiliate” means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person.

(b)  Insofar as any provision of the Agreement shall require a subsidiary or an affiliate of a party to take or omit to take any action, such provision shall be deemed a covenant by NYB or LIFC, as the case may be, to cause such action or omission to occur.

12.12.    Waiver of Jury Trial.

Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.12.

IN WITNESS WHEREOF, NYB and LIFC have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

New York Community Bancorp, Inc.

Dated: August 1, 2005	By:	/s/ JOSEPH R. FICALORA
	Name: Title:	Joseph R. Ficalora President and Chief Executive Officer

Long Island Financial Corp.

Dated: August 1, 2005	By:	/s/ DOUGLAS C. MANDITCH
	Name: Title:	Douglas C. Manditch President and Chief Executive Officer

Appendix B

October 11, 2005

Board of Directors

Long Island Financial Corporation

1601 Veterans Memorial Highway

Islandia, NY 11749

Ladies and Gentlemen:

Long Island Financial Corporation (“Long Island Financial”) and New York Community Bancorp, Inc. (“New York Community”), have entered into an Agreement and Plan of Merger, dated as of August 1, 2005 (the “Agreement”), pursuant to which Long Island Financial will be merged with and into New York Community, with New York Community being the surviving entity (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Long Island Financial common stock issued and outstanding immediately prior to the Merger (the “Long Island Financial Shares”) will be converted into the right to receive 2.32 shares of New York Community common stock (the “Exchange Ratio”). Cash will be paid in lieu of fractional shares. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to holders of Long Island Financial Shares.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Long Island Financial that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of New York Community that we deemed relevant; (iv) earnings per share estimates for Long Island Financial for the years ending December 31, 2005 and 2006 and long-term earnings per share growth rates for years thereafter, in each case, as provided by, and reviewed with, senior management of Long Island Financial; (v) earnings per share estimates for New York Community for the year ending December 31, 2005 published by I/B/E/S and reviewed with and confirmed by senior management of New York Community; (vi) earnings per share estimate for New York Community for the year ending December 31, 2006, and long-term earnings per share growth rates for the years thereafter, in each case, published by I/B/E/S; (vii) the pro forma financial impact of the Merger on New York Community, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of New York Community and reviewed with senior management of Long Island Financial; (viii) the publicly reported historical price and trading comparison of certain financial and stock market information for Long Island Financial and New York Community with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Long Island Financial, the business, financial condition, results of

Board of Directors Long Island Financial Corporation October 11, 2005 Page 2

operations and prospects of Long Island Financial and held similar discussions with certain members of senior management of New York Community regarding the business, financial condition, results of operations and prospects of New York Community.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by Long Island Financial or New York Community or their respective representatives and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Long Island Financial and New York Community that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Long Island Financial or New York Community or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Long Island Financial or New York Community nor have we reviewed any individual credit files relating to Long Island Financial or New York Community. We have assumed, with your consent, that the respective allowances for loan losses for both Long Island Financial and New York Community are adequate to cover such losses.

With respect to the earnings estimates for Long Island Financial and New York Community reviewed with the managements of Long Island Financial and New York Community and used by us in our analyses, Long Island Financial’s and New York Community’s managements confirmed to us that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Long Island Financial and New York Community and we assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments, cost savings and stock repurchases determined by the senior management of New York Community and reviewed with senior management of Long Island Financial, the managements of Long Island Financial and New York Community confirmed to us that they reflected the best currently available estimates and judgments of such managements and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Long Island Financial’s or New York Community’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Long Island Financial and New York Community will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice Long Island Financial has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of New York Community’s common stock will be when issued to Long Island Financial’s shareholders pursuant to the Agreement or the prices at which Long Island Financial or New York Community’s common stock may trade at any time.

Board of Directors Long Island Financial Corporation October 11, 2005 Page 3

We have acted as Long Island Financial’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Long Island Financial has also agreed to indemnify us against certain liabilities arising out of our engagement. As you are aware, we have provided certain other investment banking services to Long Island Financial and New York Community in the past and have received compensation for such services.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Long Island Financial and New York Community and their affiliates. We may also actively trade the equity or debt securities of Long Island Financial and New York Community or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Long Island Financial in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Long Island Financial as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to holders of Long Island Financial Shares and does not address the underlying business decision of Long Island Financial to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Long Island Financial or the effect of any other transaction in which Long Island Financial might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio in the Merger is fair to the holders of Long Island Financial Shares from a financial point of view.

Very truly yours,

Appendix C

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended June 30, 2005

OR

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from                      to

Commission File No.: 0-29826

LONG ISLAND FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	11-3453684
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1601 Veterans Memorial Highway, Suite 120 Islandia, New York	11749
(Address of Principal Executive Offices)	(Zip Code)

(631) 348-0888

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12B-2 of the Exchange Act):    Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Common Stock par value $.01, per share. The registrant had 1,543,724 shares of Common Stock outstanding as of August 12, 2005.

FORM 10-Q

LONG ISLAND FINANCIAL CORP.

PART I—FINANCIAL INFORMATION

Item 1.	Financial Statements

LONG ISLAND FINANCIAL CORP.

Consolidated Balance Sheets

(In thousands, except share data)

	June 30, 2005	December 31, 2004
	(Unaudited)
Assets:
Cash and due from banks	$11,539	$10,310
Interest earning deposits	1,441	37

Total cash and cash equivalents	12,980	10,347
Securities available-for-sale, at fair value	255,545	278,814
Federal Home Loan Bank stock, at cost	4,200	4,925
Loans, held for sale	838	604
Loans, net of unearned income and deferred fees	249,125	243,477
Less allowance for loan losses	(4,066)	(5,591)

Loans, net	245,059	237,886
Premises and equipment, net	5,220	5,422
Accrued interest receivable	3,203	3,342
Bank owned life insurance	7,924	7,779
Deferred tax asset, net	2,896	3,169
Prepaid expenses and other assets	1,814	2,521

Total assets	$539,679	$554,809

Liabilities and Stockholders’ Equity:
Deposits:
Demand deposits	$112,424	$99,876
Savings deposits	118,786	123,142
NOW and money market deposits	106,400	126,509
Time deposits, $100,000 or more	15,272	9,863
Other time deposits	62,974	58,905

Total deposits	415,856	418,295
Federal funds purchased and securities sold under agreements to repurchase	13,000	27,500
Other borrowings	71,000	71,000
Subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	3,584	3,245

Total liabilities	511,172	527,772

Stockholders’ equity:
Common stock (par value $.01 per share; 10,000,000 shares authorized; 1,878,792 and 1,850,378 shares issued; 1,541,892 and 1,513,478 shares outstanding, respectively)	19	19
Surplus	22,165	21,590
Retained earnings	12,716	11,417
Accumulated other comprehensive loss	(2,215)	(1,811)
Treasury stock at cost, (336,900 shares)	(4,178)	(4,178)

Total stockholders’ equity	28,507	27,037

Total liabilities and stockholders’ equity	$539,679	$554,809

See accompanying notes to consolidated financial statements.

LONG ISLAND FINANCIAL CORP.

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Interest income:
Loans	$4,070	$3,871	$8,021	$7,671
Securities	2,838	2,757	5,775	5,304
Federal funds sold and earning deposits	62	3	72	5

Total interest income	6,970	6,631	13,868	12,980

Interest expense:
Savings deposits	490	272	911	563
NOW and money market deposits	579	223	1,013	459
Time deposits, $100,000 or more	101	60	171	129
Other time deposits	551	593	1,058	1,241
Borrowed funds	839	871	1,760	1,637
Subordinated debentures	209	206	415	413

Total interest expense	2,769	2,225	5,328	4,442

Net interest income	4,201	4,406	8,540	8,538

Provision for loan losses	50	5,000	125	5,500

Net interest income (expense) after provision for loan losses	4,151	(594)	8,415	3,038

Other operating income:
Service charges on deposit accounts	706	618	1,344	1,270
Net gain on sales and calls of securities	—	2,483	—	2,880
Net gain on sale of residential loans	147	204	283	396
Earnings on bank-owned life insurance	91	100	180	395
Other	226	128	391	263

Total other operating income	1,170	3,533	2,198	5,204

Other operating expenses:
Salaries and employee benefits	2,158	1,870	4,252	4,001
Occupancy expense	342	314	684	629
Premises and equipment expense	377	379	720	766
Automobile loan expense	131	798	254	855
Other	1,063	1,067	2,113	2,160

Total other operating expenses	4,071	4,428	8,023	8,411

Income (loss) before income taxes	1,250	(1,489)	2,590	(169)
Income taxes (benefit)	443	(592)	923	(193)

Net income (loss)	$807	$(897)	$1,667	$24

Basic earnings (loss) per share	$.53	$(.60)	$1.09	$.02

Diluted earnings (loss) per share	$.51	$(.56)	$1.05	$.02

Weighted average shares outstanding	1,533,004	1,503,606	1,527,443	1,501,067

Diluted weighted average shares outstanding	1,592,957	1,588,510	1,590,321	1,585,710

Comprehensive income (loss)	$3,521	$(7,401)	$1,263	$(3,870)

See accompanying notes to consolidated financial statements.

LONG ISLAND FINANCIAL CORP.

Consolidated Statement of Changes in Stockholders’ Equity

and Other Comprehensive Loss

For the Six Months Ended June 30, 2005

(Unaudited)

(In thousands, except share data)

	Common stock	Surplus	Retained earnings	Accumulated other comprehensive loss	Treasury stock	Total
Balance at December 31, 2004	$19	$21,590	$11,417	$(1,811)	$(4,178)	$27,037
Comprehensive income:
Net income	—	—	1,667	—	—	1,667
Other comprehensive income, net of tax:
Unrealized depreciation in available-for-sale securities, net of reclassification adjustment	—	—	—	(404)	—	(404)

Total comprehensive income						1,263
Exercise of stock options and related tax benefit, issued 25,530 shares	—	464	—	—	—	464
Dividend reinvestment and stock purchase plan, issued 2,884 shares	—	111	—	—	—	111
Dividends declared on common stock ($.24 per common share)	—	—	(368)	—	—	(368)

Balance at June 30, 2005	$19	$22,165	$12,716	$(2,215)	$(4,178)	$28,507

	Six Months Ended June 30,
	2005	2004
	(In thousands)
Net unrealized depreciation arising during the year, net of tax	$(404)	$(2,080)
Less: Reclassification adjustment for net gains included in net income, net of tax	—	1,814

Net unrealized loss on securities, net of tax	$(404)	$(3,894)

See accompanying notes to consolidated financial statements.

LONG ISLAND FINANCIAL CORP.

Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
	2005	2004
	(In thousands)
Cash flows from operating activities:
Net income	$1,667	$24
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	125	5,500
Depreciation and amortization	481	549
Amortization of premiums, net of discount accretion	55	137
Net gain on sales and calls of securities, held-to-maturity	—	(335)
Net gain on sales and calls of securities, available-for-sale	—	(2,545)
Loans originated for sale, net of proceeds from sales and gains	(234)	1,103
Net deferred loan origination fees	20	53
Earnings on bank owned life insurance	(180)	(203)
Bank owned life insurance benefit	—	(192)
Deferred income taxes	543	(1,653)
Change in other assets and liabilities:
Accrued interest receivable	139	(761)
Prepaid expenses and other assets	742	(362)
Accrued expenses and other liabilities	339	(625)

Net cash provided by operating activities	3,697	690

Cash flows from investing activities:
Purchases of securities available-for-sale	(134,959)	(577,725)
Net purchases (redemptions) of Federal Home Loan Bank stock	725	(3,750)
Proceeds from sales of securities held-to-maturity	—	1,347
Proceeds from sales of securities available-for-sale	15,000	58,187
Proceeds from maturities and calls of securities available-for-sale	139,000	467,157
Principal repayments on securities available for sale	3,499	7,286
Loan originations, net of principal repayments	(7,318)	(14,143)
Redemption of bank owned life insurance, net	—	922
Purchase of premises and equipment	(279)	(503)

Net cash provided by (used in) investing activities	15,668	(61,222)

Cash flows from financing activities:
Net decrease in demand deposit, savings, NOW, and money market deposits	(12,352)	(45,739)
Net increase (decrease) in time deposits	9,913	(13,880)
Net (decrease) increase in federal funds purchased	(14,500)	69,900
Net increase in other borrowings	—	15,000
Shares issued under the dividend reinvestment and stock purchase plan	111	74
Exercise of stock options	464	353
Payments for cash dividends	(368)	(361)

Net cash (used in) provided by financing activities	(16,732)	25,347

Net increase (decrease) in cash and cash equivalents	2,633	(35,185)
Cash and cash equivalents at beginning of period	10,347	46,745

Cash and cash equivalents at end of period	$12,980	$11,560

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$5,289	$4,695

Income taxes	$—	$1,880

Non-cash investing activities:
Fair value of securities transferred from held-to-maturity to available-for-sale	$—	$13,454

See accompanying notes to consolidated financial statements.

LONG ISLAND FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.    BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements include the accounts of Long Island Financial Corp. and its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements included herein reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the six-month period ended June 30, 2005, are not necessarily indicative of the results of operations that may be expected for the entire fiscal year. Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. Certain reclassifications have been made to prior year amounts to conform to the current year presentation. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements, and notes thereto, included in the Company’s 2004 Annual Report on Form 10-K.

The Company makes available through its internet website, www.licb.com, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. Such reports are free of charge and are available as soon as reasonably practicable after the Company electronically files such materials with, or furnishes them to, the Securities and Exchange Commission.

2.    SECURITIES

The following table sets forth certain information regarding amortized cost and estimated fair value of securities available-for-sale as of the dates indicated:

	June 30, 2005		December 31, 2004
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Available-for-sale:
U.S. Government and Agency obligations	$237,096	233,562	$256,102	253,409
Mortgage-backed securities:
GNMA	19,249	19,082	22,128	21,794
FHLMC	1,540	1,516	1,982	1,960
FNMA	1,156	1,185	1,424	1,452
Municipal obligations	200	200	200	199

Total securities available-for-sale	$259,241	255,545	$281,836	278,814

LONG ISLAND FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

3.    LOANS, NET

Loans, net, are summarized as follows:

	June 30, 2005		December 31, 2004
	(Dollars in thousands)
Loans held-for-sale:
Residential real estate loans	$838	100.0%	$604	100.0%

Loans, net:
Commercial and industrial loans	$58,798	23.4%	$46,414	18.9%
Commercial real estate loans	170,432	68.0	170,149	69.2
Residential real estate loans	3,240	1.3	3,240	1.3
Automobile loans	13,843	5.5	24,127	9.8
Consumer loans	4,529	1.8	1,875	0.8

	250,842	100.0	245,805	100.0
Less:
Unearned income	(711)		(1,342)
Deferred fees, net	(1,006)		(986)
Allowance for loan losses	(4,066)		(5,591)

Total loans, net	$245,059		$237,886

Automobile loans

Since 2000, the Bank had maintained a program of making non-recourse loans to a local automobile leasing company (the “third party”) and received as security an assignment of each individual lease and a collateral interest in each automobile. The third party, in addition to providing complete servicing of the portfolio, was obligated for the repayment of the entire principal balance of each loan at the time each individual lease terminated. In March, 2004, the Company learned that, due to liquidity issues and financial difficulties, the third party would not have the ability to fulfill its obligations and ceased origination of non-recourse loans to the automobile leasing company.

At June 30, 2005, the automobile loan portfolio, net of unearned income and deferred fees, consisted of 664 loans with balances aggregating $13.1 million. Automobile loans represented 5.3% of the Bank’s loan portfolio, net of unearned income and deferred fees. Delinquencies at June 30, 2005, were $227,102 or 1.7% of the portfolio.

The Company incurred operating expenses relating to the automobile loan portfolio of $131,000 for the quarter ended June 30, 2005, compared to $798,000 for the quarter ended June 30, 2004. Those expenses include expenses for legal services, portfolio servicing and administration, collateral perfection, verification and disposition, and audit and accounting services. While the Company expects to continue to incur operating expenses related to the automobile loan portfolio, it expects those expenses to decrease as the portfolio matures. Operating costs for the automobile loan portfolio are expensed when incurred and recorded in “automobile loan expense” in the consolidated statements of earnings.

4.    STOCK BASED COMPENSATION

The Company applies the intrinsic-value based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. That method includes Financial Accounting Standards Board (FASB) Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, issued in March 2000, to

LONG ISLAND FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

account for its fixed-plan stock options. Under that method, compensation expense is recorded on the date of grant only if the current market price of the stock exceeds the exercise price. Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock Based Compensation, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123. The following table illustrates the effect on net income (loss) if the fair-value-based method had been applied to all stock options vested in each period:

		For the Three Months Ended June 30,		For the Six Months Ended June 30,
		2005	2004	2005	2004
		(Dollars in thousands, except per share data)
Net income (loss) as reported		$807	$(897)	$1,667	$24
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax		51	45	144	144

Pro forma net income (loss)		$756	$(942)	$1,523	$(120)

Earnings (loss) per share:
Basic	As Reported	$.53	$(.60)	$1.09	$.02
	Pro forma	.49	(.63)	1.00	(.08)
Diluted As	Reported	.51	(.56)	1.05	.02
	Pro forma	.47	(.59)	.96	(.08)

5.    RECENT DEVELOPMENTS

On August 1, 2005, the Company and New York Community Bancorp, Inc. (“NYCB”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) under which the Company will merge with and into NYCB, with NYCB as the surviving entity, in an all-stock transaction valued at approximately $69.8 million. Under the terms of the Merger Agreement, shareholders of the Company will receive 2.32 shares of NYCB common stock for each share of the Company common stock held at the closing date. Additional information concerning the Merger Agreement can be found in the Form 8-K filed by the Company on August 3, 2005.

On May 25, 2005, the Board of Directors of the Company declared a quarterly dividend of $.12 per common share. The dividend was paid July 1, 2005, to shareholders of record as of June 17, 2005.

6.    OTHER COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, the Bank enters into commitments to purchase investment securities. At June 30, 2005, the Bank had no outstanding commitments to purchase investment securities.

7.    RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), Share Based Payments. The statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements and that this cost be measured on the fair value of the equity or liability instruments issued. SFAS No. 123 (Revised 2004) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company will adopt SFAS No. 123 (Revised 2004) on January 1, 2006.

LONG ISLAND FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

In March 2004, the FASB Emerging Issues Task Force (“EITF”) reached a consensus regarding EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The consensus clarifies the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” and investments accounted for under the cost method or the equity method. The recognition and measurement guidance for which the consensus was reached is to be applied to other-than-temporary impairment evaluations. In September 2004, the Financial Accounting Standards Board (“FASB”) issued a final FASB Staff Position, FSP EITF Issue 03-01-1, which delays the effective date for the measurement and recognition guidance of EITF 03-01. In June, 2005, the FASB decided to issue a proposed final FSP to supersede EITF Issue 03-1 and EITF Topic D-44 retitled FSP FAS 115-1 which is expected to be finalized in September, 2005, and clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other than temporary, even if a decision to sell has not been made.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operation

Private Securities Litigation Reform Act Safe Harbor Statement

Statements contained in this Form 10-Q which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts stated herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Long Island Financial Corp. (the “Company”) with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company include, but are not limited to, changes in: interest rates; general economic conditions; monetary and fiscal policies of the U. S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; demand for loan and non-deposit products; deposit flows; real estate values; the level of defaults, losses and prepayments on loans held by the Company in its portfolio or sold in the secondary markets; demand for financial services in the Company’s market area; competition; accounting principles, policies, practices or guidelines; legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services. The forward-looking statements are made as of the date of this Form 10-Q, and, except as required by applicable law, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. These risks and uncertainties should be considered in evaluating forward-looking statements, which speak only as of the date of this Form 10-Q, and undue reliance should not be placed on such statements.

Overview

The principal business of Long Island Financial Corp. consists of the operation of a wholly-owned subsidiary, Long Island Commercial Bank. Long Island Commercial Bank is a New York state-chartered commercial bank, which began operations in 1990, and is engaged in commercial and consumer banking in Islandia, New York, and the surrounding communities of Suffolk and Nassau counties, and in Kings County. The Bank offers a broad range of commercial and consumer banking services, including loans to and deposit accounts for small and medium-sized businesses, professionals, high net worth individuals and consumers. The Bank is an independent local bank, emphasizing personal attention and responsiveness to the needs of its customers.

Critical Accounting Policies and Estimates

The Company identifies accounting policies critical to the Company’s operations and understanding of the Company’s results of operations. Certain accounting policies are considered to be important to the portrayal of the Company’s financial condition since they require management to make complex or subjective judgments, some of which may relate to matters that are inherently uncertain.

Allowance for Loan Losses

The Company has determined that the methodology used in determining the level of its allowance for loan losses is critical in the presentation and understanding of the Company’s consolidated financial statements. The allowance for loan losses represents management’s estimate of probable losses inherent in the portfolio. The evaluation process for making provisions for loan losses is subject to numerous estimates and judgments. Changes in those estimates would have a direct impact on the provision for loan losses and could result in a change in the allowance. While management uses available information to determine losses on loans, future additions to the allowance may be necessary based on, among other things, unanticipated changes in economic conditions, particularly in Suffolk, Nassau and Kings counties.

In evaluating the portfolio, management takes into consideration numerous factors such as the Company’s loan growth, prior loss experience, present and potential risks of the loan portfolio, risk ratings assigned by lending personnel, ratings assigned by the independent loan review function, the present financial condition of the borrowers, current economic conditions, and other portfolio risk characteristics. The Company’s formalized process for assessing the adequacy of the allowance for loan losses and the resultant need, if any, for periodic provisions to the allowance charged to income consists of both individual loan analyses and loan pool analyses. The individual loan analyses are periodically performed on significant loans or when otherwise deemed necessary and primarily encompass commercial real estate loans and commercial and industrial loans. Management believes that the Company’s allowance for loan losses at June 30, 2005 is adequate to provide for estimated probable losses inherent in the portfolio.

Securities

The fair value of securities classified as held-to-maturity or available-for-sale is based upon quoted market prices. If quoted market prices are not available, fair values are extrapolated from the quoted prices of similar instruments.

Deferred Tax Assets

The Company uses estimates of future earnings to support the position that the benefit of its deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and the Company’s net income would be reduced.

Financial Condition

Total assets were $539.7 million as of June 30, 2005, a decrease of $15.1 million, or 2.7%, from $554.8 million at December 31, 2004. The decrease in total assets was primarily due to a decrease in the securities available-for-sale portfolio, offset in part by an increase in the loan portfolio. At June 30, 2005, securities available-for-sale decreased $23.3 million, or 8.3%, to $255.5 million, compared to the $278.8 million held at December 31, 2004. The decrease in securities available-for-sale was primarily due to the sale of $15 million of U.S. Government Agency obligations, which in the aggregate resulted in no gain or loss, and normal principal repayments on the mortgaged-backed securities portfolio. The $5.6 million, or 2.3% increase in loans, net of unearned income and deferred fees, from $243.5 million at December 31, 2004, to $249.1 million at June 30, 2005, primarily reflects increases in commercial and industrial loans offset by the maturing automobile loan portfolio. Commercial and industrial loans rose $12.4 million, or 26.7%, from $46.4 million at December 31, 2004, to $58.8 million at June 30, 2005. Automobile loans decreased from $24.1 million at December 31, 2004, to $13.8 million at June 30, 2005. The Company ceased origination of automobile loans in March 2004.

Total liabilities decreased $16.6 million, or 3.1%, from $527.8 million at December 31, 2004, to $511.2 million at June 30, 2005. The decrease in total liabilities was due principally to a decrease in federal funds purchased and securities sold under agreements to repurchase combined with a nominal decrease in total deposits. The Company utilizes overnight and short term borrowings, primarily in the form of federal funds purchased and securities sold under agreements to repurchase, as a funding source to fund asset growth when necessary. There were $13.0 million of federal funds purchased at June 30, 2005, compared to $27.5 million at December 31, 2004. The decrease in total deposits is primarily the result of a $20.1 million, or 15.9%, decrease in NOW and money market deposits from $126.5 million at December 31, 2004, to $106.4 million at June 30 2005, attributable to the withdrawal of seasonal municipal funds on deposit at December 31, 2004. Offsetting that decrease, demand deposits increased $12.5 million, or 12.6%, as the Company continues to focus on the growth of core deposits. Time deposits of $100,000 or more, and other time deposits increased $9.4 million, or 13.8%, from $68.8 million at December 31, 2004, to $78.2 million at June 30, 2005, as the Bank utilized time deposits as an alternative funding source when deemed advantageous. Other borrowings aggregated $71.0 million at June 30, 2005.

Stockholders’ equity increased $1.5 million, or 5.4%, from $27.0 million at December 31, 2004, to $28.5 million at June 30, 2005. The increase in stockholders’ equity was primarily attributable to net income of $1.7 million and $575,000 from stock issued through the exercise of stock options and the dividend reinvestment and stock purchase plan. Those increases were offset in part by a $404,000 increase in accumulated other comprehensive loss for the six months ended June 30, 2005, and dividends declared of $368,000.

Analysis of Net Interest Income

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon both the volume of interest-earning assets and interest-bearing liabilities and the rates earned or paid on them.

The following tables set forth certain information relating to the Company’s consolidated average balance sheets and its consolidated statements of earnings for the six months ended June 30, 2005 and 2004, and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated. Yields and costs are derived by dividing annualized income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively. Average balances are derived from average daily balances. Average loan balances include non-performing loans although the amount of non-performing loans is not material.

	Three Months Ended June 30,
	2005				2004
	Average Balance	Interest	Average Yield / Cost		Average Balance	Interest	Average Yield / Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Federal funds sold and interest-earning deposits	$8,411	$62	2.95%		$1,267	$3.95%
Securities(1)	279,674	2,838	4.06		280,786	2,757	3.93
Loans, net of unearned income and deferred fees(2)	238,015	4,070	6.84		236,426	3,871	6.55

Total interest-earning assets	526,100	6,970	5.30		518,479	6,631	5.12
Non-interest-earning assets	31,652				34,633

Total assets	$557,752				$553,112

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings deposits	$119,305	490	1.64		$101,239	272	1.07
NOW and money market deposits	127,913	579	1.81		116,854	223	76
Certificates of deposit	79,005	652	3.30		89,628	653	2.91

Total interest-bearing deposits	326,223	1,721	2.11		307,721	1,148	1.49
Borrowed funds	85,108	839	3.94		108,970	871	3.20
Subordinated debentures	7,732	209	10.81		7,732	206	10.66

Total interest-bearing liabilities	419,063	2,769	2.64		424,423	2,225	2.10
Other non-interest-bearing liabilities	112,307				100,459

Total liabilities	531,370				524,882
Stockholders’ equity	26,382				28,230

Total liabilities and stockholders’ equity	$557,752				$553,112

Net interest income/ interest rate spread(3)		$4,201	2.66%			$4,406	3.02%

Net interest margin(4)			3.19%				3.40%

Ratio of interest-earning assets to interest-bearing liabilities			1.26	x			1.22	x

(1)	Amounts include Federal Home Loan Bank Stock, at cost. Unrealized appreciation / depreciation on available-for-sale securities are recorded in non-interest earning assets.
(2)	Amounts exclude the allowance for loan losses and include non-performing loans.
(3)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

	Six Months Ended June 30,
	2005				2004
	Average Balance	Interest	Average Yield / Cost		Average Balance	Interest	Average Yield / Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Federal funds sold and interest-earning deposits	$5,113	$72	2.82%		$1,096	$5.91%
Securities(1)	284,121	5,775	4.07		274,860	5,304	3.86
Loans, net of unearned income and deferred fees(2)	238,269	8,021	6.73		233,146	7,671	6.58

Total interest-earning assets	527,503	13,868	5.26		509,102	12,980	5.10
Non-interest-earning assets	30,647				36,599

Total assets	$558,150				$545,701

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings deposits	$121,335	911	1.50		$103,172	563	1.09
NOW and money market deposits	123,241	1,013	1.64		117,364	459.78
Certificates of deposit	76,745	1,229	3.20		92,764	1,370	2.95

Total interest-bearing deposits	321,321	3,153	1.96		313,300	2,392	1.53
Borrowed funds	93,112	1,760	3.78		96,563	1,637	3.39
Subordinated debentures	7,732	415	10.73		7,732	413	10.68

Total interest-bearing liabilities	422,165	5,328	2.52		417,595	4,442	2.13
Other non-interest-bearing liabilities	109,503				100,157

Total liabilities	531,668				517,752
Stockholders’ equity	26,482				27,949

Total liabilities and stockholders’ equity	$558,150				$545,701

Net interest income/ interest rate spread(3)		$8,540	2.74%			$8,538	2.97%

Net interest margin(4)			3.24%				3.35%

Ratio of interest-earning assets to interest-bearing liabilities			1.25	x			1.22	x

(1)	Amounts include Federal Home Loan Bank Stock, at cost. Unrealized appreciation / depreciation on available-for-sale securities are recorded in non-interest earning assets.
(2)	Amounts exclude the allowance for loan losses and include non-performing loans.
(3)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

Comparison of Operating Results for the Three Months Ended June 30, 2005 and 2004

General

The Company reported net income of $807,000, or diluted earnings per share of $.51 for the three months ended June 30, 2005, compared to a loss of $897,000 for the three months ended June 30, 2004. The loss recognized for the quarter ended June 30, 2004 was attributable to an increase in the Company’s provision for loan losses relating to its automobile loan portfolio.

Interest Income

Interest income increased $339,000, or 5.1%, for the three months ended June 30, 2005, compared to the three months ended June 30, 2004. That increase was attributable to the $7.6 million, or 1.5%, increase in the average balance of interest-earning assets from $518.5 million for the three months ended June 30, 2004, to $526.1 million for the three months ended June 30, 2005. The increase in income from the increase in the average balance of interest-earning assets was aided in part by an 18 basis point increase in the average yield on interest-earning assets from 5.12% for the three months ended June 30, 2004, to 5.30% for the three months ended June 30, 2005. The increase in average yield on interest-earning assets was attributable to a 29 basis point increase in the average yield on loans, net of unearned income and deferred fees, from 6.55% for the three months ended June 30, 2004, to 6.84% for the three months ended June 30, 2005, and a 13 basis point increase in yield on securities which increased from 3.93% for the three months ended June 30, 2004, to 4.06% for the three months ended June 30, 2005. In addition to the increase in yield from period to period, the average balance of loans, net of unearned income and deferred fees, increased $1.6 million, or.7%, from $236.4 million for the three months ended June 30, 2004, to $238.0 million for the three months ended June 30, 2005, while the average balance of securities decreased $1.1 million, or .4%, from $280.8 million for three months ended June 30, 2004, to $279.7 million for the three months ended June 30, 2005. As noted above, the decrease in the average balance of securities was the result of sales during the second quarter in which the Company sold $15.0 million of securities and used the proceeds to fund loan demand. The increase in yields is attributable to the increases in short and intermediate term market rates from period to period.

Interest Expense

Interest expense for the three months ended June 30, 2005 was $2.8 million, compared to $2.2 million for the three months ended June 30, 2004, an increase of $544,000, or 24.4%. The increase was attributable to a 54 basis point increase in the average rate paid on the average balance of interest-bearing liabilities from 2.10% for the three months ended June 30, 2004, to 2.64% for the three months ended June 30, 2005. The increase in the average rate paid was attributable to the increases in short-term market rates from period to period. The average balance of interest-bearing liabilities declined by $5.3 million, or 1.3%, from $424.4 million for the three months ended June 30, 2004, to $419.1 million for the three months ended June 30, 2005, offsetting in part the increase in the average rate paid. That decline was attributable to a $23.9 million decrease in the average balance of borrowed funds, partially offset by an $18.5 million increase in the average balance of total interest-bearing deposits. The increase in the average balance of interest-bearing deposits was due to an increase in the average balance of savings and NOW and money market deposits, partially offset by a decrease in the average balance of certificates of deposit. The average balance of subordinated debentures did not change from June 30, 2004 to June 30, 2005.

Interest expense on interest-bearing deposits increased $573,000, or 49.9%, for the three months ended June 30, 2005, from $1.1 million for the three months ended June 30, 2004, to $1.7 million for the three months ended June 30, 2005. That increase was due to a 62 basis point increase in the average rate paid on interest-bearing deposits from 1.49% for the three months ended June 30, 2004, to 2.11% for the three months ended June 30, 2005, combined with an increase in the average balance of interest-bearing deposits. The average balance of savings deposits increased $18.1 million, or 17.8%, from $101.2 million for the three months ended June 30, 2004, to $119.3 million for the three months ended June 30, 2005. The average balance of NOW and money market deposits increased $11.0 million, or 9.5%, from $116.9 million for the three months ended June 30, 2004, to $127.9 million for the three months ended June 30, 2005. Offsetting that increase in deposits, was a $10.6 million decrease in the average balance of certificates of deposits from $89.6 million for the three months ended June 30, 2004, to $79.0 million for the three months ended June 30, 2005. From time to time, the Bank employs various funding strategies to minimize its overall costs of funds while concentrating efforts to increase low cost core deposit relationships.

Interest expense on borrowed funds decreased $32,000, or 3.7%, from $871,000 for the three months ended June 30, 2004, to $839,000 for the three months ended June 30, 2005. The decrease was primarily due to a $23.9 million decrease in the average balance of borrowed funds from $109.0 million for the three months ended June 30, 2004 to $85.1 million for the three months ended June 30, 2005. Offsetting the decline in the average balance of borrowed funds, the average rate paid on borrowed funds increased from 3.20% for the three months ended June 30, 2004, to 3.94% for the three months ended June 30, 2005, primarily resulting from the increase in short term market interest rates from period to period.

Net Interest Income

Net interest income decreased by $205,000, or 4.7%, from $4.4 million for the three months ended June 30, 2004, to $4.2 million for the three months ended June 30, 2005. The average yield on interest-earning assets increased 18 basis points from 5.12% for the three months ended June 30, 2004, to 5.30% for the three months ended June 30, 2005. However, the average rate paid on interest-bearing liabilities increased 54 basis points from 2.10% for the three months ended June 30, 2004, to 2.64% for the three months ended June 30, 2005, resulting in a 36 basis point decrease in the net interest rate spread from 3.02% for the three months ended June 30, 2004, to 2.66% for the three months ended June 30, 2005.

Provision for Loan Losses

The Company made a $50,000 provision for loan losses for the three months ended June 30, 2005, compared to a $5,000,000 provision made for the three months ended June 30, 2004 to recognize losses in the automobile loan portfolio. The determination to make the $50,000 provision for loan losses for the three months ended June 30, 2005, reflects management’s qualitative and quantitative assessment of the loan portfolio, net charge-offs and collection of delinquent loans. The allowance for loan losses amounted to $4.1 million at June 30, 2005, and $5.6 million at December 31, 2004. The allowance for loan losses as a percentage of loans was 1.63% at June 30, 2005, and 2.30% at December 31, 2004.

The following table sets forth information regarding non-accrual loans and loans delinquent 90 days or more and still accruing interest at the dates indicated. It is the Company’s general policy to discontinue accruing interest on all loans, which are past-due more than 90 days or when, in the opinion of management, such suspension is warranted. When a loan is placed on non-accrual status, the Company ceases the accrual of interest owed and previously accrued interest is charged against interest income. Loans are generally returned to accrual status when principal and interest payments are current, there is reasonable assurance that the loan is fully collectible and a consistent record of performance has been demonstrated.

	June 30, 2005	December 31, 2004
	(Dollars in thousands)
Non-accrual loans:
Commercial and industrial loans	$—	$—
Commercial real estate loans	—	—
Automobile loans	—	89

Total non-accrual loans	—	89

Loans accruing—over 90 days:
Commercial and industrial loans	—	—

Total loans accruing-over 90 days	—	—

Total non-performing loans	$—	$89

Allowance for loan losses as a percentage of loans(1)	1.63%	2.30%
Allowance for loan losses as a percentage of total non-performing loans	—%	6,282%
Non-performing loans as a percentage of loans(1)	—%	.04%

(1)	Loans include loans, net of unearned income and deferred fees.

Other Operating Income

Other operating income decreased $2.3 million or 66.9%, to $1.2 million for the three months ended June 30, 2005, compared to $3.5 million for the three months ended June 30, 2004. That decrease was primarily attributable to net gains on sales and calls of securities of $2.5 million for the three months ended June 30, 2004. There were no gains on sales or calls of securities for the three months ended June 30, 2005. Service charges on deposit accounts increased $88,000, or 14.2%, from $618,000 for the three months ended June 30, 2004, to $706,000 for the three months ended June 30, 2005. Other operating income increased $98,000 to $226,000 for the three months ended June 30, 2005, as a result of construction loan fees earned and increases in the use of other deposit services. Net gain on sale of residential loans declined $57,000 to $147,000 for the three months ended June 30, 2005, as increasing market interest rates decrease the amount of residential refinance activity.

Other Operating Expenses

Other operating expenses decreased $357,000 or 8.1% from $4.4 million to $4.1 million for the three months ended June 30, 2005. The decrease in operating expenses were a result of decreased expenses associated with the automobile loan portfolio, the Company’s implementation of certain cost controls and a modification of its branch expansion plan. Increases in salaries and employee benefits offset that decrease, in part, as the Company increased its infrastructure to comply with expanded regulatory compliance requirements.

Income Taxes

Income tax expense was $443,000 for the three months ended June 30, 2005, compared to an income tax benefit of $592,000 for the three months ended June 30, 2004. For the three months ended June 30, 2005, the Company recorded income before income taxes of $1.3 million, compared to a loss before income taxes of $1.5 million for the three months ended June 30, 2004.

Comparison of Operating Results for the Six Months Ended June 30, 2005 and 2004

General

The Company reported net income of $1.7 million, or diluted earnings per share of $1.05 for the six months ended June 30, 2005, compared to $24,000, or diluted earnings per share of $.02 for the six months ended June 30, 2004.

Interest Income

Interest income increased $888,000, or 6.8%, for the six months ended June 30, 2005, compared to the six months ended June 30, 2004. That increase was attributable to the $18.4 million, or 3.6%, increase in the average balance of interest-earning assets from $509.1 million for the six months ended June 30, 2004, to $527.5 million for the six months ended June 30, 2005. The increase in income from the increase in the average balance of interest-earning assets was aided in part by a 16 basis point increase in the average yield on interest-earning assets from 5.10% for the six months ended June 30, 2004, to 5.26% for the six months ended June 30, 2005. The increase in average yield on interest-earning assets was attributable to a 21 basis point increase in yield on securities which increased from 3.86% for the six months ended June 30, 2004, to 4.07% for the six months ended June 30, 2005, and a 15 basis point increase in the average yield on loans, net of unearned income and deferred fees, from 6.58% for the six months ended June 30, 2004, to 6.73% for the six months ended June 30, 2005. In addition to the increase in yield from period to period, the average balance of securities increased $9.2 million, or 3.4%, from $274.9 million for six months ended June 30, 2004, to $284.1 million for the six months ended June 30, 2005. The average balance of loans, net of unearned income and deferred fees, increased $5.2 million, or 2.2%, from $233.1 million for the six months ended June 30, 2004, to $238.3 million for the six months ended June 30, 2005. The increase in yield is attributable to increases in market rates from period to period.

Interest Expense

Interest expense for the six months ended June 30, 2005 was $5.3 million, compared to $4.4 million for the six months ended June 30, 2004, an increase of $886,000, or 19.9%. The increase was attributable to a 39 basis point increase in the average rate paid on the average balance of interest-bearing liabilities from 2.13% for the six months ended June 30, 2004, to 2.52% for the six months ended June 30, 2005, coupled with a $4.6 million increase in the average balance of interest-bearing liabilities from $417.6 million for the six months ended June 30, 2004, to $422.2 million for the six months ended June 30, 2005. The increase in the average balance of interest-bearing liabilities was attributable to an $8.0 million increase in the average balance of total interest-bearing deposits, partially offset by a $3.5 million decrease in the average balance of borrowed funds. The increase in the average balance of interest-bearing deposits was due to an increase in the average balance of savings and NOW and money market deposits partially offset by a decrease in the average balance of certificates of deposit. The average balance of subordinated debentures did not change from June 30, 2004 to June 30, 2005.

Interest expense on interest-bearing deposits increased $761,000, or 31.8%, for the six months ended June 30, 2005, from $2.4 million for the six months ended June 30, 2004, to $3.2 million for the six months ended June 30, 2005. That increase was due to a 43 basis point increase in the average rate paid on interest-bearing deposits from 1.53% for the six months ended June 30, 2004, to 1.96% for the six months ended June 30, 2005 and an increase in the average balance of interest-bearing deposits of $8.0 million, or 2.6%, from $313.3 million for the six months ended June 30, 2004, to $321.3 million for the six months ended June 30, 2005. The increase in the average balance of interest-bearing deposits was the result of an increase in the average balance of savings deposits, which increased $18.1 million from $103.2 million for the six months ended June 30, 2004, to $121.3 million for the six months ended June 30, 2005, and the $5.8 million increase in the average balance of NOW and money market deposits from $117.4 million for the six months ended June 30, 2004, to $123.2 million for the six months ended June 30, 2005. Those increases were offset in part by a $16.1 million decrease in the average balance of time deposits from $92.8 million for the six months ended June 30, 2004, to $76.7 million for the six months ended June 30, 2005. From time to time, the Bank employs various funding strategies to minimize its overall costs of funds while concentrating efforts to increase low cost core deposit relationships.

Interest expense on borrowed funds increased $123,000, or 7.5%, from $1.6 million for the six months ended June 30, 2004, to $1.8 million for the six months ended June 30, 2005. The increase was primarily due to the increase in the average rate paid on borrowed funds, which increased from 3.39% for the six months ended June 30, 2004, to 3.78% for the six months ended June 30, 2005. The increase in the average rate paid on borrowed funds was offset in part by the $3.5 million, or 3.6% decrease, in the average balance of borrowed funds from $96.6 million for the six months ended June 30, 2004, to $93.1 million for the six months ended June 30, 2005.

Net Interest Income

Net interest income remained level at $8.5 million for the six months ended June 30, 2005. The average yield on interest-earning assets increased 16 basis points from 5.10% for the six months ended June 30, 2004, to 5.26% for the six months ended June 30, 2005. The average rate paid on interest-bearing liabilities increased 39 basis points from 2.13% for the six months ended June 30, 2004, to 2.52% for the six months ended June 30, 2005. The net interest rate spread decreased 23 basis points, from 2.97% for the six months ended June 30, 2004, to 2.74% for the six months ended June 30, 2005.

Provision for Loan Losses

The Company made a $125,000 provision for loan losses for the six months ended June 30, 2005, compared to a $5,500,000 provision made for the six months ended June 30, 2004 to recognize losses in the automobile loan portfolio. The determination to make the $125,000 provision for loan losses for the six months ended June 30, 2005, reflects management’s qualitative and quantitative assessment of the loan portfolio, net charge-offs and collection of delinquent loans. The allowance for loan losses amounted to $4.1 million at June 30, 2005, and $5.6 million at December 31, 2004. The allowance for loan losses as a percentage of loans was 1.63% at June 30, 2005, and 2.30% at December 31, 2004.

Other Operating Income

Other operating income decreased $3.0 million, or 57.8%, to $2.2 million for the six months ended June 30, 2005, as compared to $5.2 million for the six months ended June 30, 2004. That decrease was primarily attributable to net gains on sales and calls of securities of $2.9 million for the six months ended June 30, 2004. There were no gains on sales or calls of securities for the six months ended June 30, 2005. Service charges on deposit accounts increased $74,000, or 5.8%, from $1.2 million for the six months ended June 30, 2004, to $1.3 million for the six months ended June 30, 2005. Other operating income increased $128,000 to $391,000 for the six months ended June 30, 2005, as a result of construction loan fees earned and increases in the use of other deposit services. Net gain on sale of residential loans declined $113,000 to $283,000 for the six months ended June 30, 2005, as increasing market interest rates decrease the amount of residential refinance activity.

Other Operating Expenses

Other operating expenses decreased $388,000 or 4.6%, to $8.0 million for the six months ended June 30, 2005. The decrease in operating expenses was a result of decreased automobile loan expenses, the Company’s implementation of certain cost controls and a modification of its branch expansion plan. Increases in salaries and employee benefits offset that decrease, in part, as the Company increased its infrastructure to comply with expanded regulatory compliance requirements.

Income Taxes

Income tax expense was $923,000 for the six months ended June 30, 2005, compared to an income tax benefit of $193,000 for the six months ended June 30, 2004. For the six months ended June 30, 2005, the Company recorded income before income taxes of $2.6 million, compared to a loss before income taxes of $169,000 for the six months ended June 30, 2004.

Liquidity

Liquidity management for the Company requires that funds be available to pay all deposit withdrawals and maturing financial obligations and to meet credit-funding requirements promptly and fully in accordance with their terms. Over a very short time frame, maturing assets provide only a limited portion of the funds required to pay maturing liabilities. The balance of the funds required is provided by liquid assets and the acquisition of additional liabilities, making liability management integral to liquidity management in the short term.

The Company maintains levels of liquidity that it considers adequate to meet its current needs. The Company’s principal sources of cash include incoming deposits, the repayment of loans and sales or calls of securities. When cash requirements increase faster than cash is generated, either through increased loan demand or withdrawal of deposited funds, the Company can arrange for the sale of loans, liquidate available-for-sale securities and access its lines of credit, totaling $6.0 million with unaffiliated financial institutions, which enable it to borrow funds on an unsecured basis. The Company has available overnight and one month lines of credit with the Federal Home Loan Bank of New York (“FHLB”) equal to $63.5 million, which enable it to borrow funds on a secured basis. In addition, the Company could engage in other secured borrowings, including FHLB advances and securities sold under agreements to repurchase.

At June 30, 2005, the Company’s other borrowings consisted of convertible and medium term advances from the FHLB. The convertible feature of these advances allows the FHLB, at a specified call date and quarterly thereafter, to convert those advances into replacement funding for the same or a lesser principal amount, based on any advance then offered by the FHLB, at then current market rates. If the FHLB elects to convert those advances, the Bank may repay any portion of the advances without penalty. The convertible advances are secured by various mortgage-backed securities, callable U.S. agency securities, and certain other qualifying commercial real-estate collateral.

At June 30, 2005, convertible and medium term advances outstanding were as follows:

	Amount	Rate	Next Call Date	Contractual Maturity
Medium term advance	$10,000,000	2.37%	—	4/14/2006
Convertible advance	14,000,000	5.49%	8/19/2005	2/19/2008
Convertible advance	15,000,000	4.59%	7/21/2005	1/21/2009
Convertible advance	5,000,000	2.24%	2/3/2006	2/3/2009
Convertible advance	14,000,000	4.97%	7/19/2005	1/19/2011
Convertible advance	3,000,000	4.11%	12/12/2005	12/12/2011
Convertible advance	10,000,000	2.64%	5/28/2008	5/28/2013

	$71,000,000

The primary investing activities of the Company are the purchase of securities available-for-sale and the origination of loans. During the six months ended June 30, 2005, and 2004, the Company’s purchases of securities that were classified available-for-sale totaled $135.0 million and $577.7 million, respectively. Loan originations, net of principal repayments on loans, totaled $7.3 million and $14.1 million for the six months ended June 30, 2005, and 2004, respectively. Short term borrowings, principal repayments and maturities and sales of securities were used primarily to fund those activities.

Capital Resources

The Bank is subject to the risk based capital guidelines administered by the banking regulatory agencies. The guidelines currently require all banks to maintain a minimum ratio of total risk based capital to total risk weighted assets of 8%, including a minimum ratio of Tier 1 capital to total risk weighted assets of 4% and a Tier 1 capital to average adjusted assets of 4%. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by the FDIC, the Bank’s primary federal regulator that, if undertaken, could have a direct material effect on the Bank’s financial statements. As of December 31, 2004, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

In accordance with the requirements of the FDIC and the New York State Banking Department, the Bank must meet certain measures of capital adequacy with respect to leverage and risk-based capital. As of June 30, 2005, the Bank exceeded those requirements with a leverage capital ratio, risk-based capital ratio and total-risk based capital ratio of 6.08%, 10.73%, and 11.98%, respectively.

The Company achieves what it considers “capital adequacy” through the continuous monitoring of its financial performance and plans for expansion. Sources of the Company’s capital are generated primarily through current period earnings and the issuance of common stock via the dividend reinvestment plan or the exercise of stock options. Uses of capital currently result from the payment of dividends on common stock or the repurchase of common stock through a stock repurchase program. In February 2004, the Board of Directors, approved a 5% stock repurchase program that would enable the Company to repurchase approximately 74,000 shares of its outstanding common stock. There have been no repurchases made under that stock purchase program since its announcement. In determining the extent and timing of stock repurchase programs, in addition to capital adequacy, the Company considers the effect on the Company’s financial condition, average daily trading volume, and listing requirements applicable to the NASDAQ National Market®. At June 30, 2005, the Company held 336,900 shares of treasury stock at an average cost of $12.40 per share.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

The principal objective of the Company’s interest rate management is to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given the Company’s business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with guidelines approved by the Board of Directors. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Board has directed the Investment Committee to review the Company’s interest rate risk position on a quarterly basis.

Funds management is the process by which the Company seeks to maximize the profit potential which is derived from the spread between the rates earned on interest-earning assets and the rates paid on interest-bearing liabilities through the management of various balance sheet components. It involves virtually every aspect of the Company’s management and decision-making process. Accordingly, the Company’s results of operations and financial condition are largely dependent on the movements in market interest rates and the Company’s ability to manage its assets and liabilities in response to such movements.

At June 30, 2005, 83.3% of the Company’s gross loans had adjustable interest rates and its loan portfolio had an average weighted maturity of 8.7 years. At such date, $28.3 million, or 11.1%, of the Company’s securities had adjustable interest rates, and its available-for-sale securities portfolio had an average contractual maturity of 6.6 years. At June 30, 2005, the Company had $37.3 million of time deposits with maturities of one year or less and $15.3 million of time deposits of $100,000 or more, which tend to be less stable sources of funding as compared to core deposits, and represented 13.3% of the Company’s interest-bearing liabilities. Due to the Company’s level of shorter term time deposits, the cost of funds of the Company may increase at a greater rate in a rising rate environment than if it had a greater amount of core deposits which, in turn, may adversely affect net interest income and net income.

The Company’s interest rate sensitivity is monitored through the use of a quarterly interest rate risk analysis model which evaluates (i) the potential change in net interest income over the succeeding four quarters and (ii) the potential change in the fair market value of the equity of the Company (“Net Economic Value of Equity”), which would result from an instantaneous and sustained interest rate change of zero and plus or minus 200 basis points in 100 basis point increments.

At June 30, 2005, the effect of instantaneous and sustained interest rate changes on the Company’s Net Interest Income and Net Economic Value of Equity are as follows:

Change in Interest Rates in Basis Points	Potential Change in Net Interest Income		Potential Change in Net Economic Value of Equity
	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
200	$(890)	(4.92)%	$(718)	(1.79)%
100	(359)	(1.98)	51	0.13
Static	—	—	—	—
(100)	(733)	(4.05)	(1,810)	(4.52)
(200)	(2,015)	(11.14)	(6,292)	(15.70)

Item 4.	Controls and Procedures

1.	Evaluation of disclosure controls and procedures. The Company maintains controls and procedures designed to ensure that information required to be disclosed in the reports that the Company files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission. Based upon their evaluation of those controls and procedures as of the end of the period covered by the report, based on the evaluation of these controls and procedures required by paragraph (b) of Section 240.13a-14 or Section 240.15d-14 of this chapter, the Chief Executive and Chief Financial officers of the Company concluded that the Company’s disclosure controls and procedures were effective.

2.	Changes in internal controls. The Company made no significant changes in its internal controls or in other factors that could significantly affect these controls subsequent to the date of the evaluation of those controls by the Chief Executive and Chief Financial officers.

PART II—OTHER INFORMATION

Item 1.	Legal Proceedings

None.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3.	Defaults Upon Senior Securities

None.

Item 4.	Submission of Matters to a Vote of Security Holders

The Company’s Annual Meeting of Stockholders was held on April 20, 2005, and the following individuals were elected as Directors for a term of three years each:

	Vote For	Votes Withheld	Broker Abstentions	Non-Votes
Harvey Auerbach	1,241,729	2,061	—	—
Frank J. Esposito	1,241,729	2,061	—	—
Douglas C. Manditch	1,241,429	2,361	—	—
John R. McAteer	1,241,929	1,861	—	—

The term of the following Directors continued after the Annual Meeting: John L. Ciarelli, Esq., Donald Del Duca, Frank DiFazio, Waldemar Fernandez, Gordon A. Lenz, Werner S. Neuburger, Thomas F. Roberts, III, Alfred Romito, John C. Tsunis, Esq.

Item 5.	Other Information

None.

Item 6.	Exhibits

31.1	Certification of Chief Executive Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002

31.2	Certification of Chief Financial Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002

32.1	Certification of Chief Executive Officer pursuant to Section 906 of Sarbanes-Oxley Act of 2002

32.2	Certification of Chief Financial Officer pursuant to Section 906 of Sarbanes-Oxley Act of 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned thereunto duly authorized.

LONG ISLAND FINANCIAL CORP.
(Registrant)

Date: August 15, 2005	By:	/s/ DOUGLAS C. MANDITCH
Douglas C. Manditch
President & Chief Executive Officer

Date: August 15, 2005	By:	/s/ THOMAS BUONAIUTO
Thomas Buonaiuto
Vice President & Secretary-Treasurer

Exhibit 31.1	Certification of Chief Executive Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002

CERTIFICATION

I, Douglas C. Manditch, certify, that:

1.	I have reviewed this quarterly report on Form 10-Q;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 15, 2005

/s/ DOUGLAS C. MANDITCH
Douglas C. Manditch
President & Chief Executive Officer

Exhibit 31.2	Certification of Chief Financial Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002

CERTIFICATION

I, Thomas Buonaiuto, certify, that:

1.	I have reviewed this quarterly report on Form 10-Q;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 15, 2005

/s/ THOMAS BUONAIUTO
Thomas Buonaiuto
Vice President & Secretary-Treasurer

Exhibit 32.1	Certification of Chief Executive Officer pursuant to Section 906 of Sarbanes-Oxley Act of 2002

In connection with the Quarterly Report of Long Island Financial Corp., (the Company) on Form 10-Q for the period ended June 30, 2005 as filed with the Securities and Exchange Commission on the date hereof (the Report), I, Douglas C. Manditch, President & Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15 (d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ DOUGLAS C. MANDITCH
Douglas C. Manditch
President & Chief Executive Officer
August 15, 2005

Exhibit 32.2	Certification of Chief Financial Officer pursuant to Section 906 of Sarbanes-Oxley Act of 2002

In connection with the Quarterly Report of Long Island Financial Corp., (the Company) on Form 10-Q for the period ended June 30, 2005 as filed with the Securities and Exchange Commission on the date hereof (the Report), I, Thomas Buonaiuto, Vice President & Secretary-Treasurer of the Company, certify, pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15 (d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ THOMAS BUONAIUTO
Thomas Buonaiuto
Vice President & Secretary-Treasurer
August 15, 2005

Appendix D

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2004

OR

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from                      to

Commission file Number 0-29826

LONG ISLAND FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	11-3453684
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1601 Veterans Memorial Highway, Suite 120 Islandia, New York	11749
(Address of principal executive offices)	(Zip Code)

(631) 348-0888

(Registrant’s telephone number, including area code)

None

(Securities registered pursuant to Section 12(b) of the Act)

Common Stock, $.01 par value

(Securities registered pursuant to Section 12(g) of the Act)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K of any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is an accelerated filer.    Yes  ☐    No  ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant, computed by reference to the price at which the common equity was last sold on the NASDAQ Stock Market as of the last business day of the registrant’s most recently completed second fiscal quarter, was $38,328,967.

The number of shares outstanding of the registrant’s common stock was 1,522,315 as of March 1, 2005.

DOCUMENTS INCORPORATED BY REFERENCE

1.	Portions of the 2004 Annual Report to Stockholders for fiscal year 2004 are incorporated herein by reference—Parts II and IV.

2.	Portions of the definitive Proxy Statement for the Annual Meeting of Stockholders to be held on April 20, 2005 are incorporated herein by reference—Part III.

LONG ISLAND FINANCIAL CORP.

2004 FORM 10-K

PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

Statements contained in this Form 10-K, which are not historical facts, are forward–looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Long Island Financial Corp. (the “Company”) with the Securities Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System (FRB); the quality or composition of the loan or investment portfolios; demand for loan products; deposit flows; real estate values; the level of defaults; losses and prepayments on loans held by the Company in portfolio or sold in the secondary markets; demand for financial services in the Company’s market area; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services. The forward-looking statements are made as of the date of this Form 10-K, and, except as required by applicable law, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. Those risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Form 10-K.

PART I

ITEM 1.    BUSINESS

Long Island Financial Corp. (“the Company”) is a registered financial holding company, incorporated in Delaware in 1998 at the direction of the Directors of Long Island Commercial Bank (the “Bank”) for the purpose of becoming a holding company to own all the outstanding common stock of the Bank. Pursuant to a Plan of Acquisition effective January 28, 1999, the Bank became a wholly-owned subsidiary of Long Island Financial Corp., and all of the common stock of the Bank was converted, on a one-for-one basis, into the common stock of Long Island Financial Corp. This transaction is hereinafter referred to as the “Reorganization.”

The Reorganization under a bank holding company structure provides greater operating flexibility by allowing the Company to conduct a broader range of business activities and permits the Board of Directors of the Company to determine whether to conduct such activities at subsidiaries of the Bank or in separate subsidiaries of the Company. The Reorganization also permits expansion into a broader range of financial services and other business activities that are not currently permitted to the Bank as a New York state-chartered commercial bank. Such activities include, among others, operating non-bank depository institutions, engaging in investment advisory services, and securities brokerage and management consulting activities.

In November 2000, the Company elected to become a financial holding company as provided for in the Financial Services Modernization Act of 1999, also known as the Gramm-Leach-Bliley Act. That Act repealed provisions of the Glass-Steagall Act and permits a financial holding company to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking and insurance company portfolio activities. The Act also provides for the approval for a financial holding company to conduct other activities determined to be financial in nature or incidental to or complementary to such financial activities. The Company, in addition to its commercial banking subsidiary, utilizes two subsidiaries which offer private banking and insurance services to clients of the Company.

The primary objective of the Company is to become a preeminent independent financial services provider by focusing on increasing market share within the communities served by offering superior personal service combined with a wide array of state of the art banking products and services to meet the needs of our commercial and consumer clients.

General

The primary business of the Company is the operation of its wholly-owned subsidiary, the Bank. The Bank is a New York state-chartered commercial bank, which began operations in January 1990, and is engaged in commercial and consumer banking in Islandia, New York, and the surrounding communities in Suffolk and Nassau counties and in Kings County. The Bank offers a broad range of commercial and consumer banking services, including loans to and deposit accounts for small and medium-sized businesses, professionals, high net worth individuals and consumers. The Bank is an independent local bank, emphasizing personal attention and responsiveness to the needs of its customers. The Bank’s executive management has substantial banking experience, and executive management and the Board of Directors of the Bank have extensive commercial and personal ties to the communities in Suffolk and Nassau counties and in Kings County.

The Bank conducts a full service commercial and consumer banking business, which primarily consists of attracting deposits from the areas served by its branch network and using those deposits to originate a variety of commercial, consumer and real estate loans. During periods in which the demand for loans which meet the Bank’s underwriting and interest rate risk standards is less than the amount of funds available for investment, the Bank invests excess funds in federal funds, mortgage-backed securities, corporate debt, securities issued by the U.S. Government and agencies thereof, and municipal obligations. The Bank’s revenues are derived principally from interest income on its loan and securities portfolios. The Bank’s principal expenses are interest paid on deposits, interest paid on borrowed funds and other operating expenses. Funding sources, other than deposits, include: secured and unsecured borrowings, available lines of credit, sales of securities under agreements to repurchase, and cash flows from lending and investing activities.

The Company makes available through its Internet website, www.licb.com, its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8K, and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. Such reports are free of charge and are available as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the Securities and Exchange Commission.

Market Area and Competition

The Company’s primary customer base is established, small-to medium-sized businesses, professionals, and high net worth individuals and consumers. The Company believes that emphasizing personal attention and responsiveness to the needs of its clients, including providing state of the art electronic banking services and expanded service hours, contributes to the Company’s competitiveness as a financial services provider.

The Bank faces extensive competition in originating loans and in attracting deposits. Competition among financial institutions is generally based upon interest rates offered on deposit accounts, interest rates charged on loans, fees assessed for services performed, the quality and scope of the services rendered, and the convenience of banking facilities.

A significant number of financial service entities operate within the Company’s market area. In one or more aspects of its business, the Company competes directly with other commercial banks, savings and mortgage banking companies, mortgage brokers, and other providers of financial services. Some of these entities are significantly larger than the Bank and have substantially greater resources and lending limits, and may offer certain services the Bank does not provide. In addition, many non-bank competitors are not subject to the same extensive Federal regulations that govern financial holding companies and Federally insured banks.

Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. The Company’s market risk arises primarily from interest-rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest-rate risk exposure. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on-and off-balance-sheet transactions are aggregated, and the resulting net positions are identified.

The Company’s primary objective in managing interest-rate risk is to minimize the adverse impact of changes in interest rates on the Bank’s net interest income and capital, and to adjust the Company’s asset-liability structure to obtain the maximum yield-cost spread on that structure. The Company relies primarily on its asset-liability management to control interest-rate risk. However, a sudden and substantial increase in interest rates may adversely impact the Company’s earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. The Company does not engage in trading activities.

Maturities and Sensitivities of Loans to Changes in Interest Rates

The following table shows the approximate contractual maturities and sensitivities to changes in interest rates of loans, net of unearned income and deferred fees, as of December 31, 2004:

	Commercial and Industrial Loans	Commercial Real Estate Loans	Automobile Loans	Consumer Loans	Residential Real Estate Loans	Total Loans
	(In thousands)
Maturities:
Due within one year	$29,702	$1,310	$13,504	$121	$—	$44,637
Due after one but within five years	13,874	8,391	10,623	1,375	—	34,263
Due after five but within ten years	1,456	33,593	—	379	3,240	38,668
Due after ten years	1,382	126,855	—	—	—	128,237

Total Due after December 31, 2005	16,712	168,839	10,623	1,754	3,240	201,168

Total amount due	$46,414	$170,149	$24,127	$1,875	$3,240	$245,805

Rate sensitivity:
Amounts with Fixed Interest Rates	$4,382	$16,585	$10,623	$1,467	$—	$33,057
Amounts with Adjustable Interest Rates	12,330	152,254	—	287	3,240	168,111

Total Due after December 31, 2005	$16,712	$168,839	$10,623	$1,754	$3,240	$201,168

Economic Conditions, Government Policies, Legislation, and Regulation

The Bank’s results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and security portfolios and its cost of funds, consisting of interest paid on deposits and borrowings. Results of operations are also affected by the Bank’s provision for loan losses and other operating income. Other operating expense of the Bank principally consists of salaries and the expense of employee benefits, occupancy, premises and equipment expense, and other expenses. Results of operations are also significantly affected by economic and competitive conditions, changes in interest rates, government policies, and action of regulatory authorities.

The Company’s results are highly influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Board of Governors of the Federal Reserve system (the “Federal Reserve”). The Federal Reserve implements national monetary policies (with objectives such as curbing inflation and combating recession) through its open-market operations in U.S. Government securities by adjusting the required level of reserves for depository institutions subject to its reserve requirements, and by varying the target federal funds and discount rates applicable to borrowings by financial institutions. The actions of the Federal Reserve in those areas influence the growth of bank loans, investments, and deposits and also affect interest rates earned on interest-earning assets and rates paid on interest-bearing liabilities. The nature and impact on the Company of any future changes in monetary and fiscal policies cannot be fully predicted.

From time to time, legislation, as well as regulations, are enacted which have the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial services providers. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies, and other financial institutions and financial services providers are frequently made in the U.S. Congress, in the state legislatures, and before various regulatory agencies. This legislation may change banking statutes and the Company’s operating environment in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. The Company cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it, or any implementing regulations, would have on the Company’s financial condition or results of operations.

Lending Activities

General

The Bank offers a variety of commercial and consumer loan products to serve the needs of its clients. The interest rates charged by the Bank on loans are affected principally by rates offered by its competitors, the supply of money available for lending purposes and demand for such loans.

Automobile Loans

Since 2000, the Bank has maintained a program of making non-recourse loans to a local automobile leasing company (the “third party”) and received as security an assignment of each individual lease and a collateral interest in each automobile. The third party, in addition to providing complete servicing of the portfolio, was obligated for the repayment of the entire principal balance of each loan at the time each individual lease terminated. In March, 2004, the Bank learned that, due to liquidity issues and financial difficulties the third party would not have the ability to fulfill its obligations and ceased origination of non-recourse loans to the automobile leasing company.

The Bank continued to closely monitor issues concerning the third party’s performance. The Bank, acting collectively with nine other bank lenders to the third party, utilized internal resources and consulted with the third party enabling the third party to engage the services of experienced industry professionals, to ensure the performance of the servicing of the portfolio, and obtain the timely and orderly disposition of the collateral. The Bank believes the course of action taken during 2004, along with the cooperation of the other nine banks, stabilized the portfolio and will ultimately lead to maximizing the value of disposed collateral.

At December 31, 2004, the automobile loan portfolio consisted of 1,110 loans with balances aggregating $22.8 million. Automobile loans represented 9.4% of the Bank’s loan portfolio, net of unearned income and deferred fees. Approximately 85% of the automobile loan balances mature by December 2006. Delinquencies at December 31, 2004, consisted of eight loans, 30-89 days past due, representing $198,712, or .9% of the portfolio, and three loans, aggregating $89,313, or .4% of the portfolio, greater than 90 days past due. Those three loans are classified non-accrual at December 31, 2004. Since the portfolio was underwritten to lessees of high credit quality, those delinquency statistics remain favorable and are in line with the Bank’s expectations.

The Bank continues to recognize losses related to the shortfall between the principal balance of loans and the collateral value realized upon termination of the leases. The extent to which the Bank will suffer loss will depend to a large extent on future market conditions of used automobiles combined with the success of the third party’s national remarketing servicer’s efforts. Based upon the Bank’s continued assessment of the portfolio and review of collateral disposition activity in 2004, the Bank made provisions for loan losses in 2004 of $6.3 million. Total charge-offs, relating to the automobile loan portfolio, amounted to $2.9 million in 2004, on gross loans of $17.0 million.

The Bank incurred operating expenses relating to the automobile loan portfolio of $1.4 million for 2004. Those expenses include expenses for legal services, portfolio servicing and administration, collateral perfection, verification and disposition, and audit and accounting services. While the Bank expects to incur future operating expenses related to the automobile loan portfolio, it expects those expenses to decrease as the portfolio matures. Operating costs for the automobile loan portfolio are expensed when incurred and recorded in “automobile loan expense” in the consolidated statements of earnings.

Loan Approval and Underwriting

In general, the Bank utilizes a committee process to approve its loans. The President and Chief Lending Officer are authorized to approve unsecured loans up to $250,000 and commercial real estate loans up to $400,000. All other loans are brought before the Loan Committee. The Loan Committee meets one day each month, however, additional meetings are held as the need arises. The Board of Directors receives a monthly report summarizing the loan portfolio activity, and actions taken by the Loan Committee.

It is the policy of the Bank that all loans satisfy basic lending criteria with respect to the applicant, including any guarantor, the ability to repay the loan within the contemplated term, the applicant’s character and financial strength, the adequacy of any required security and compliance with the Bank’s lending policy.

Loan Portfolio

The following table sets forth the composition of the Bank’s loan portfolio at the dates indicated:

	At December 31,
	2004	2003	2002	2001	2000
	(In thousands)
Loans held-for-sale:
Residential real estate loans	$604	$2,360	$1,189	$1,472	$711

Loans, net:
Commercial and industrial loans	$46,414	$42,723	$54,001	$43,972	$39,140
Commercial real estate loans	170,149	145,084	130,275	116,646	93,875
Residential real estate loans	3,240	—	—	—	—
Automobile loans	24,127	41,158	34,188	18,300	2,693
Consumer loans	1,875	1,381	2,238	1,312	1,313

Total loans	245,805	230,346	220,702	180,230	137,021
Less:
Unearned income	(1,342)	(3,328)	(3,396)	(2,258)	(395)
Deferred fees, net	(986)	(890)	(764)	(647)	(612)

Total loans, net of unearned income and deferred fees	243,477	226,128	216,542	177,325	136,014
Allowance for loan losses	(5,591)	(2,290)	(2,346)	(2,028)	(1,872)

Total loans, net	$237,886	$223,838	$214,196	$175,297	$134,142

Commercial and Industrial Loans—The Bank offers a variety of commercial loan services including term loans, construction loans, demand loans, revolving credit loans, and loans guaranteed in part by the Small Business Administration. A broad range of commercial loans, both collateralized and uncollateralized, are made available to businesses for working capital (including inventory and receivables), business expansion, and for the purchase of machinery and equipment. The purpose of a particular loan generally determines its structure.

Commercial loans are typically underwritten on the basis of the borrower’s repayment capacity from cash flow and are generally collateralized by business assets such as, but not limited to, inventory, equipment and accounts receivable. As a result, the availability of funds for the payment of commercial loans may be substantially dependent on the success of the business itself. Further, the collateral underlying the loans may depreciate over time, may not be apt subjects for appraisal and may fluctuate in value based upon the success of the business. Revolving credit lines are primarily collateralized by short-term assets, while term loans are primarily collateralized by long-term or fixed assets. Personal guarantees are normally required for commercial loans. At December 31, 2004, commercial and industrial loans represented 18.9% of total loans.

Commercial Real Estate Loans—The Bank originates commercial real estate loans to businesses to finance the acquisition and holding of commercial real estate. The security for the Bank’s commercial real estate loans is generally located in the Bank’s primary market area and is underwritten on the basis of the value of the underlying real property. Loans secured by commercial real estate generally involve a greater degree of risk than residential real estate loans. Primary risks associated with commercial real estate lending include the borrower’s inability to pay the debt due to unsuccessful operation or management of the property and adverse conditions in the real estate market or economy. At December 31, 2004, commercial real estate loans represented 69.2% of total loans.

Consumer Loans—Consumer loans made by the Bank include loans for new and used automobiles, personal secured, personal unsecured, and loans secured by deposit accounts. Consumer loans generally carry higher rates of interest than those charged on other types of loans and pose additional risks of collectibility when compared to other types of loans, such as residential real estate loans. In many instances, the Bank must rely on the borrower’s ability to repay, since the collateral normally is of reduced value at the time of any liquidation. Accordingly, the initial determination of the borrower’s ability to repay is of primary importance in the underwriting of consumer loans.

Residential Real Estate Loans—The Bank originates residential real estate loans primarily in its market area. The majority of residential real estate loans are sold, together with the servicing rights to those loans, on a non-recourse basis to institutional investors. The Bank limits its exposure to interest rate fluctuations and credit risk on those loans by obtaining, at the time of origination, a commitment from an institutional investor to purchase that loan from the Bank. By selling the servicing rights to the loans, the Bank avoids the associated risks and expenses of managing and servicing a loan portfolio. Income is generated from the premiums received on the sale of loans and servicing rights, and fees charged and interest earned during the period the Bank holds the loans for sale.

Allowance for Loan Losses

The allowance for loan losses is based on management’s on-going evaluation of the risks inherent in its loan portfolio, the national and regional economies, and the real estate market in the Bank’s primary lending area. The allowance is maintained at an amount management considers adequate to cover estimated losses in its loan portfolio which are deemed probable and estimable based on information currently known. While, based on information currently available, management believes that the allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time. No assurance can be given that future adjustments to the allowance will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance. Management may in the future increase its level of loan loss allowance as a percentage of total loans and non-performing loans as deemed necessary. In addition, the Federal Deposit Insurance Corporation (FDIC) and New York State Banking Department (NYSBD) periodically review the Bank’s allowance for loan losses as an integral part of their examination process. Either the FDIC or the NYSBD may require the Bank to make additional provisions for loan losses based upon judgments that may differ from those of management thereby negatively impacting the Bank’s financial condition and results of operations.

The following table sets forth the activity in the Bank’s allowance for loan losses for the periods indicated:

	For the years ended December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Balance at beginning of year	$2,290	$2,346	$2,028	$1,872	$1,475
Provision for loan losses	6,325	60	270	150	150
Charge-offs:
Commercial and industrial loans	(149)	(109)	(20)	—	(187)
Automobile loans	(2,891)	—	—	—	(54)
Consumer loans	—	(32)	(19)	(19)	(99)

Total charge-offs	(3,040)	(141)	(39)	(19)	(340)
Recoveries:
Commercial and industrial loans	10	20	75	13	547
Automobile loans	5	—	—	6	13
Consumer loans	1	5	12	6	27

Total recoveries	16	25	87	25	587

Net recoveries (charge-offs)	(3,024)	(116)	48	6	247

Balance at end of year	$5,591	$2,290	$2,346	$2,028	$1,872

Ratio of net charge-offs/average net loans	1.26%	.05%	—%	—%	—%

The following table sets forth the allocation of the Bank’s allowance for loan losses at the dates indicated:

	At December 31,
	2004		2003		2002		2001		2000
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Loans held for sale:
Residential real estate loans	$—	100.0%	$—	100.0%	$—	100.0%	$—	100.0%	$—	100.0%

Loans, net:
Commercial and industrial loans	$530	18.9%	$514	18.5%	$684	24.5%	$651	24.4%	$723	28.6%
Commercial real estate loans	949	69.2%	960	63.0%	1,317	59.0%	1,166	64.7%	939	68.5%
Residential real estate loans	16	1.3%	—	—%	—	—%	—	—%	—	—%
Automobile loans	4,077	9.8%	755	17.9%	307	15.5%	160	10.2%	27	2.0%
Consumer loans	19.8%		14.6%		22	1.0%	18.7%		26.9%
Unallocated	—	—%	47	—%	16	—%	33	—%	157	—%

Total allowance for loan losses	$5,591	100.0%	$2,290	100.0%	$2,346	100.0%	$2,028	100.0%	$1,872	100.0%

The Company, as deemed necessary, reviews the methodology underlying the adequacy of the allowance for loan loss calculation and adjusts the allocation of the allowance based upon past experience and known or inherent risks identified in the portfolio. Those known or inherent risks take into account, but are not limited to, the current financial condition of the borrower, impairment of any collateral value, and any adverse trends occurring in the marketplace in which the Company operates that may have an effect on the portfolio.

Non-Accrual Loans—The following table sets forth information regarding non-accrual loans and loans delinquent 90 days or more and still accruing interest at the dates indicated. It is the Bank’s general policy to discontinue accruing interest on all loans which are past due 90 days or when, in the opinion of management, it is appropriate to discontinue accruing interest. When a loan is placed on non-accrual status, the Bank ceases the accrual of interest owed and previously accrued interest is charged against interest income. Loans are generally returned to accrual status when principal and interest payments are current, there is reasonable assurance that the loan will be fully collectible and a consistent record of performance has been demonstrated.

	At December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Non-accrual loans:
Commercial and industrial loans	$—	$—	$307	$153	$384
Automobile loans	89	—	—	—	—
Consumer loans	—	—	—	25	32

Total non-accrual loans	89	—	307	178	416
Loans contractually past due 90 days or more, other than non-accruing (2)	—	—	—	—	—

Total non-performing loans	$89	$—	$307	$178	$416

Allowance for loan losses as a percent of total loans (1)	2.30%	1.01%	1.08%	1.14%	1.38%
Allowance for loan losses as a percent of total non-performing loans	6,282%	—%	764%	1,139%	450%
Non-performing loans as a percent of total loans (1)	.04%	—%	.14%	.10%	.31%

(1)	Loans include loans, net of unearned income and deferred fees.
(2)	Excludes $108,000 of loans at December 31, 2002, which had matured, however, were current with respect to scheduled periodic principal and/or interest payments. The Bank was in the process of renewing those obligations and/or awaiting anticipated repayment.

Investment Activities

General—The Bank maintains a portfolio of securities in such instruments as U.S. government and agency securities, mortgage-backed securities, municipal obligations, and corporate debt securities. The investment policy of the Bank, which is approved by the Board of Directors and implemented by the Bank’s Investment Committee (the “Committee”) as authorized by the Board, is designed primarily to generate acceptable yields for the Bank without compromising the business objectives of the Bank or incurring undue interest rate or credit risk, and to provide and maintain liquidity for the Bank. In reviewing and establishing investment strategies, the Committee considers the business and growth plans of the Bank, the economic environment, the current interest rate sensitivity position of the Bank, the types of securities held, and other factors.

At December 31, 2004, the Company had $278.8 million in investment securities, all classified as available-for-sale, consisting of U.S. Government and Agency obligations, mortgage-backed securities, and municipal obligations. The accounting treatment of the securities of the Company is addressed in Note 1 of the Notes to the Consolidated Financial Statements in the 2004 Annual Report to Stockholders.

U.S. Government and Agency Obligations.    At December 31, 2004, the Bank’s U.S. Government and Agency obligations totaled $253.4 million, all of which were classified as available-for-sale. Substantially all of those securities were callable securities or structured notes, which generally possess higher yields than securities with similar contractual terms to maturity but without these features. These securities range in final maturity from 1.5 to 13 years with an average yield of 4.05%. At various times during the year, a substantial portion of this portfolio is used as collateral for seasonal municipal deposits and other borrowings.

Mortgage-Backed Securities.    The Bank purchases mortgage-backed securities in order to: (a) generate positive interest spreads with minimal administrative expense; (b) lower its credit risk as a result of the guarantees provided by FHLMC, FNMA, and GNMA; (c) utilize these securities as collateral for borrowings; and (d) increase the liquidity of the Bank. At December 31, 2004, mortgage-backed securities totaled $25.2 million, or 4.5% of total assets, all of which were classified as available-for-sale. At December 31, 2004, 8.5% of the mortgage-backed securities carried adjustable rates and 91.5% were fixed rate. The mortgage-backed securities had coupon rates ranging from 3.25% to 7.50% and had a weighted average yield of 4.37%.

Municipal Obligations—At December 31, 2004, the Bank had a $199,000 municipal obligation in its investment portfolio. The Bank generally considers investment in municipal obligations when the taxable equivalent yields are greater than that of other securities with comparable maturities. Municipal bonds purchased by the Bank are generally required to be rated “A” or better by at least one national rating agency. Purchases of non-rated general obligation bonds are limited to in-state issues and involve the communities in areas served by the Bank.

Corporate Debt—The Bank’s investment policy was amended in 2000 to include the purchase of capital notes/trust preferred securities issued primarily by financial institutions up to a limit of $15 million dollars. Those securities represent secondary capital and rank subordinate and junior in right of payment to all indebtedness of the issuing company. To be purchased by the Bank, such higher yielding securities must be rated investment grade by at least one of the national rating agencies. At December 31, 2004, the Company had no corporate debt securities.

At December 31, 2003, the Bank maintained a portfolio of $13.0 million par value of corporate debt securities, consisting of trust preferred securities, pooled trust preferred securities, and subordinated debentures of financial institutions, classified under the provisions of Statement of Financial Accounting Standards No. 115 (SFAS 115) as “held-to-maturity.” On March 10, 2004, the Bank complied with an issuer’s tender offer which resulted in the recognition of a gain of $335,155, from the redemption of a subordinated debenture with an amortized cost of $1.0 million. On March 10, 2004, as a result of that tender offer, the Bank transferred the remaining corporate debt securities, with an amortized cost of $11.5 million and a market value of $13.5 million from the classification of “held-to-maturity” to “available-for-sale”. The Bank’s compliance with the issuer’s tender offer, and subsequent transfer of held-to-maturity securities to available-for-sale, was done for risk management and strategic planning reasons. On April 1, 2004, the Bank sold the entire corporate debt securities portfolio recognizing a gain of approximately $2.5 million.

Federal Home Loan Bank Stock—At December 31, 2004, the Bank held Federal Home Loan Bank Stock carried at $4.9 million. Those securities represented the Bank’s investment in Federal Home Loan Bank of New York (FHLB) stock. In order to borrow from the FHLB, the Bank is required to purchase shares of FHLB non-marketable equity securities at par. For the year ended December 31, 2004, the dividend yield on the FHLB stock was 2.35%.

The following table sets forth information regarding the amortized cost (book value) and fair value of the Bank’s securities portfolio at the dates indicated:

	At December 31,
	2004		2003		2002
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Held-to-maturity:
Corporate debt	$—	$—	$12,474	$14,438	$12,461	$14,027

Total securities held-to-maturity	$—	$—	$12,474	$14,438	$12,461	$14,027

Available-for-sale:
U.S. Government and Agency obligations	$256,102	$253,409	$176,141	$175,194	$129,345	$130,422
Mortgage-backed securities:
GNMA	22,128	21,794	33,669	33,283	62,565	63,971
FHLMC	1,982	1,960	3,743	3,757	9,879	10,015
FNMA	1,424	1,452	2,547	2,595	12,920	13,122
Municipal obligations	200	199	2,010	2,138	2,013	2,060

Total securities available-for-sale	$281,836	$278,814	$218,110	$216,967	$216,722	$219,590

The following table sets forth certain information regarding the amortized cost, weighted average yields and contractual maturities of the Bank’s securities portfolio as of December 31, 2004.

	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Total Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Available-for-sale:
Debt securities:
US Government and Agency obligations	$—	—%	$109,772	4.00%	$139,187	4.10%	$7,143	3.86%	$256,102	4.05%
Mortgage-backed securities:
GNMA	—	—	—	—	—	—	22,128	4.40	22,128	4.40
FHLMC	—	—	—	—	—	—	1,982	4.04	1,982	4.04
FNMA	—	—	—	—	—	—	1,424	4.46	1,424	4.46
Municipal obligations	200	1.65	—	—	—	—	—	—	200	1.65

Total securities, available-for-sale	$200	1.65%	$109,772	4.00%	$139,187	4.10%	$32,677	4.26%	$281,836	4.08%

Federal Home Loan Bank Stock:
FHLB stock, at cost	$4,925	2.35%	$—	—%	$—	—%	$—	—%	$4,925	2.35%

Sources of Funds

Repayments and maturities of securities available-for-sale, loan repayments, deposits and cash flows generated from operations are the primary sources of the Bank’s funds for use in lending, investing and for other general purposes.

Deposits

The Bank offers a variety of savings, NOW accounts, money market accounts and certificates of deposit. The Bank offers certificates of deposit, with balances of $100,000 or more, at competitive rates and also offers Individual Retirement Accounts and other qualified plan accounts. The Bank solicits deposit accounts from small businesses, professional firms, households, and government institutions located throughout its market area. The Bank does not use brokers to obtain deposits. All deposit accounts are insured under the Bank Insurance Fund of the Federal Deposit Insurance Corporation up to the maximum limits permitted by law.

The following table shows the distribution of the Bank’s average deposit accounts in each category of deposits presented for the periods indicated:

	For the years ended December 31,
	2004		2003		2002
	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
	(dollars in thousands)
Non-interest bearing accounts	$99,172	—%	$90,793	—%	$70,198	—%
Savings accounts	107,488	1.16%	92,565	1.23%	63,231	1.64
NOW and money market deposits	94,313	0.89%	77,500	0.87%	58,448	1.13
Time deposits, $100,000 or more	11,102	2.08%	14,830	2.25%	30,572	2.29
Other time deposits	72,695	3.11%	90,978	3.49%	94,557	4.24

Total average deposits	$384,770		$366,666		$317,006

At December 31, 2004, the Bank had outstanding approximately $9.9 million in time deposits, $100,000 or more, maturing as follows:

(In thousands)
3 months or less	$3,296
Over three through six months	813
Over six through 12 months	3,436
Over 12 months	2,318

Total	$9,863

Borrowings

The Bank utilizes borrowings to leverage the capital of the Bank and provide liquidity when necessary. At December 31, 2004, other borrowings primarily consisted of $71 million of advances from the FHLB secured by various callable U.S. agency securities, mortgage-backed securities and certain qualifying commercial real estate loans. At certain times, the Bank will use federal funds purchased and sales of securities sold under agreements to repurchase as a lower cost alternative to other borrowings or other sources of funds. Included in federal funds purchased, at December 31, 2004, the Bank has available a 6-month commitment for overnight and one month secured lines of credit with the FHLB totaling $63.5 million. There was $27.5 million outstanding on the overnight line at December 31, 2004. There were no securities sold under agreements to repurchase at December 31, 2004. Federal funds purchased and overnight and one month lines of credit are generally priced at a spread above the federal funds rate and reprice daily. In addition, the Bank has available $6.0 million in lines of credit with unaffiliated institutions, which enable it to borrow federal funds on an unsecured basis, on which no balance was outstanding at December 31, 2004.

The following table sets forth certain information regarding the Bank’s borrowed funds for the years indicated:

	For the years ended December 31,
	2004	2003	2002
	(Dollars in thousands)
FHLB Advances:
Maximum amount outstanding at any month-end during the year	$76,000	$65,000	$55,000
Average balance outstanding	72,448	60,742	55,000
Balance outstanding at end of year	71,000	61,000	55,000
Weighted average interest rate during the year	4.20%	4.60%	4.80%
Weighted average interest rate at the end of the year	4.12	4.54	4.80
Repurchase Agreements:
Maximum amount outstanding at any month-end during the year	$49,226	$—	$—
Average balance outstanding	17,030	178	—
Balance outstanding at end of year	—	—	—
Weighted average interest rate during the year	1.69%	1.07%	—%
Weighted average interest rate at the end of the year	—	—	—
Federal Funds Purchased:
Maximum amount outstanding at any month-end during the year	$63,300	$25,000	$12,800
Average balance outstanding	34,690	12,002	2,214
Balance outstanding at end of year	27,500	—	—
Weighted average interest rate during the year	1.61%	1.21%	1.69%
Weighted average interest rate at the end of the year	2.36	—	—

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

The Company is a party to financial instruments with off-balance-sheet risk and various contractual obligations in the normal course of business. Those financial instruments include commitments to extend credit, unused lines of credit, and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets.

The following is a summary of the Company’s financial instruments and contractual obligations, including certain on-balance sheet obligations, at December 31, 2004:

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(in thousands)
Time deposit maturities	$68,768	$43,339	$21,999	$3,430	$—
Other borrowings—assumed final maturity	71,000	—	10,000	34,000	27,000
Subordinated debentures—assumed final maturity	7,732	—	—	—	7,732
Lease commitments	11,556	1,122	2,126	1,736	6,572
Commitments to extend credit	7,638	7,638	—	—	—
Unused lines of credit	43,017	36,799	4,957	116	1,145
Standby letters of credit	973	973	—	—	—

Total	$210,684	$89,871	$39,082	$39,282	$42,449

Subsidiary Activities

The Company has three wholly-owned subsidiaries as follows:

Long Island Financial Client Services Corp.    Long Island Financial Client Services Corp. was formed for the purpose of providing Private Banking Services to clients of the Company. Private Banking Services provided include, but are not limited to, professional money management, investment planning, life insurance, business insurance, charitable planning, estate planning, business valuation services, business succession planning, and pension design and administration. The operations of Long Island Financial Client Services Corp. were not material to the operating results of the Company for the year ended December 31, 2004.

Long Island Commercial Services Corp.    Long Island Commercial Services Corp. was formed for the purpose of providing insurance services to clients of the Company. Insurance services provided include, but are not limited to, group health insurance, group dental plans, business insurance, life insurance, home, auto, boat insurance, and long term care planning. The operations of Long Island Commercial Services Corp. were not material to the operating results of the Company for the year ended December 31, 2004.

Long Island Commercial Bank.    The Bank is a New York state-chartered commercial bank, which began operations in 1990, and is engaged in commercial and consumer banking in Islandia, New York, and the surrounding communities in Suffolk and Nassau and in Kings County. The Bank offers a broad range of commercial and consumer banking services, including loans to and deposit accounts for small and medium-sized businesses, professionals, high net worth individuals and consumers.

Long Island Commercial Bank currently has one subsidiary, Long Island Commercial Capital Corporation. Long Island Commercial Capital Corporation was organized for the purpose of investing in mortgage related assets as a real estate investment trust. The Bank transferred commercial real estate loans to Long Island Commercial Capital Corporation, which included certain associated assets and liabilities. In return, the Bank received shares of common and preferred stock of Long Island Commercial Capital Corporation.

In 1999, the Company established the Long Island Commercial Bank Foundation (the “Foundation”). The purpose of the Foundation is to contribute funds to local entities that are organized and operated exclusively for charitable, educational, religious, scientific, and other specified purposes. The foundation is primarily funded by annual contributions from Long Island Commercial Bank, which equal 1% of the Bank’s prior year pretax income. The officers and trustees of the foundation are comprised of certain officers and Board members of the Company.

In addition to the wholly-owned subsidiaries described above, the Company has the following investment in an unconsolidated subsidiary:

LIF Statutory Trust I.    On September 7, 2000, the Company issued $7,732,000 of subordinated debentures to LIF Statutory Trust I, a Connecticut grantor business trust. Those subordinated debentures bear an interest rate of 10.60% and are due September 7, 2030. The Company has fully and unconditionally guaranteed the subordinated debentures. LIF Statutory Trust I was formed for the exclusive purpose of purchasing the subordinated debentures from the Company and has received a common stock investment from the Company of $232,000. The Subordinated Debentures are pre-payable, in whole or in part, at the Company’s option on or after September 7, 2010 at declining premiums to maturity. Proceeds totaling approximately $7.2 million are being used for general corporate purposes.

Personnel

At December 31, 2004, the Bank employed 115 employees, 9 of which are part-time. No employees are covered by a collective bargaining agreement and the Bank believes its relations with its employees are good.

Federal and State Taxation

General

The Company, the Bank and its subsidiary report their income using the accrual method of accounting and are subject to federal and state income taxation in the same manner as other corporations. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Company or its subsidiaries. The Internal Revenue Service has not audited the Company or its subsidiaries during the last five years.

Federal Income Taxation

In general, banks are subject to federal income tax in the same manner as other corporations. However, gains and losses realized by banks from the sale or exchange of portfolio debt instruments are generally treated as ordinary income, rather than capital, gains and losses, and a “small bank” (i.e. one with assets having a tax basis of no more than $500 million), such as the Bank prior to January 1, 2004, is permitted to calculate its deductions for bad debts under a reserve method that is based upon actual charge-offs for the current and preceding five years or a “grand-fathered” base year reserve, if larger. As of January 1, 2004, the Bank had exceeded the threshold of $500 million in average assets and is required to recapture, for federal tax purposes, its bad debt reserve. The Bank is recapturing the bad debt reserve over a four-year recapture period and has previously provided for the taxes relating to this recapture. Subsequent to January 1, 2004, the Bank is on a specific charge-off method for federal tax purposes.

Corporate Alternative Minimum Tax. In addition to the regular income tax, the Internal Revenue Code of 1986, as amended (the “Code”) imposes an alternative minimum tax (“AMT”) in an amount equal to 20% of alternative minimum taxable income (“AMTI”) to the extent that the AMT exceeds the regular tax. AMTI is regular taxable income as modified by certain adjustments and tax preference items. AMTI includes an amount equal to 75% of the excess of adjusted current earnings over AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). Only 90% of AMTI can be offset by net operating loss carry forwards. The AMT is available as a credit against future regular income tax. The AMT credit can be carried forward indefinitely. The Company does not expect to be subject to the AMT.

Dividends Received Deduction and Other Matters. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if the Company and the Bank own more than 20% of the stock of a corporation distributing a dividend. Distributions received by the Bank from Long Island Commercial Capital Corporation are not eligible for the federal dividends received deduction. Long Island Commercial Capital Corporation, as a REIT, is entitled to a 100% dividends paid deduction for federal income tax purposes.

New York State Taxation

The Bank is subject to the New York State Franchise Tax on Banking Corporations in an amount equal to the greater of (i) 7.5% of the Bank’s “entire net income” allocable to New York State during the taxable year, or (ii) the applicable alternative minimum tax. The alternative minimum tax is generally the greatest of (a) .01% of the value of the taxable assets allocable to New York State (b) 3% of alternative entire net income allocated to New York or (c) $250. Entire net income is similar to federal taxable income subject to certain modifications. 60% of dividend income and gains and losses from subsidiary capital are excluded from New York State entire net income. Distributions received from Long Island Commercial Capital Corporation are eligible for the New York State dividends received deduction.

In January 2005, the Governor of the State of New York proposed legislation that would eliminate the dividends received deduction with respect to dividends received from certain subsidiary real estate investment trusts. This proposed change in state tax law would be effective January 1, 2005. Accordingly, if the legislation is passed, all distributions received from Long Island Commercial Capital Corp. to the Bank will be subject to taxation. Elimination of the deduction would result in an increase in the Company’s effective tax rate.

In addition, net operating losses cannot be carried back. For tax years beginning on or after January 1, 2002 a deduction for net operating losses sustained in 2002 and subsequent years may be carried forward. The deduction may not exceed the allowable federal net operating loss deduction augmented by the excess of the New York State bad debt deduction over the federal bad debt deduction. The losses may be carried forward for the 20 year period allowed under federal Code Section 172. Alternative entire net income is equal to entire net income without certain adjustments. The Bank is also subject to the 17% Metropolitan Commuter Transportation District Surcharge on its New York Sate Franchise Tax. The Company, the Bank, and their subsidiaries (excluding Long Island Commercial Capital Corporation) file a combined return. For New York State tax purposes, the Bank is not required to recapture its bad debt reserve and will continue to use the reserve method.

City of New York Taxation

The Bank is subject to a New York City banking corporation tax in an annual amount equal to the greater of (a) 9% of entire net income allocable to New York City, or (b) the applicable alternative tax. The applicable alternative tax is the greater of (a) .01% of the value of taxable assets allocable to New York City with certain modifications, (b) 3% of alternative entire net income allocable to New York City, or (c) $125. Entire net income and alternative net income are calculated in a manner similar to New York State including the allowance of a deduction for an addition to the tax bad debt reserve. Net operating losses are not permitted to be carried back or forward for New York City purposes. The income is allocated to New York City based upon three factors: receipts, wages and deposits. The Company, the Bank and their subsidiaries (excluding Long Island Commercial Capital Corporation) file a combined return. For New York City tax purposes, the Bank is not required to recapture its bad debt reserve and will continue to use the reserve method.

New York City may also propose similar legislation to New York State on the elimination of the dividends received deduction.

Delaware Taxation

The Company, as a Delaware holding company not earning income in Delaware, is exempted from the corporate income tax. However, the Company is required to file an annual report with and pay an annual franchise tax based on issued shares and asset size to the State of Delaware.

Supervision and Regulation

General—References in this section to applicable statutes and regulations are brief summaries, only, and do not purport to be complete. The readers should consult such statutes and regulations themselves for a full understanding of the details of their operation.

As a consequence of the extensive regulation of commercial banking activities in the United States, the business of Long Island Financial Corp. and its subsidiaries are particularly susceptible to federal and state legislation that may have the effect of increasing or decreasing the cost of doing business, modifying permissible activities, or enhancing the competitive position of other financial institutions.

Holding Company Regulation—As a registered financial holding company, the Company is subject to examination, regulation, and periodic reporting under the Bank Holding Company Act, as administered by the FRB. The Company is required to obtain the prior approval of the FRB to acquire all, or substantially all, of the assets of any bank or bank holding company or to merge with another bank holding company. Prior FRB approval will also be required for the Company to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, the Company would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company. In evaluating such transactions, the FRB considers such matters as the financial and managerial resources of and future prospects of the companies involved, competitive factors and the convenience and needs of the communities to be served. Bank holding companies may acquire additional banks in any state, subject to certain restrictions such as deposit concentration limits. In addition to the approval of the FRB, before any bank acquisition can be completed, prior approval may also be required to be obtained from other agencies having supervisory jurisdiction over banks to be acquired. The FRB has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis). The Company’s total and Tier 1 capital exceeds the requirements established by the FRB.

A bank holding company is generally required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the Company’s consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, FRB order or directive, or any condition imposed by, or written agreement with, the FRB. There is an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.

The FRB has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the FRB’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality, and overall financial condition. The FRB’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary bank or banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary bank or banks where necessary. These regulatory policies could affect the ability of the Company to pay dividends or otherwise engage in capital distributions.

Restrictions on Transactions with Affiliates—Section 23A of the Federal Reserve Act imposes quantitative and qualitative limits on transactions between a bank and any affiliate, and requires certain levels of collateral for such transactions. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of the Company or its subsidiaries. Section 23B requires that certain transactions between a bank and its affiliates be on terms substantially the same, or at least as favorable, as those prevailing at the time for comparable transactions with or involving other, nonaffiliated companies. In the absence of such comparable transactions, any transactions between a bank and its affiliates must be on terms and under circumstances, including credit standards that in good faith would be offered to or would apply to nonaffiliated companies.

Sarbanes-Oxley Act of 2002—This enacted statute generally prohibits loans by the Company to its executive officers and directors. However, that act contains a specific exception for loans by the Bank to its executive officers and directors in compliance with federal banking laws. Under such laws, the Bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The law limits both the individual and aggregate amount of loans the Bank may make to insiders based, in part, on the Bank’s capital position and requires certain board approval procedures to be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees.

The USA Patriot Act—The USA Patriot Act of 2001, as amended (the “Patriot Act”), has imposed substantial new record-keeping and due diligence obligations on banks and other financial institutions, with a particular focus on detecting and reporting money-laundering transactions involving domestic and international customers. The U.S. Treasury Department has issued and will continue to issue regulations clarifying the Patriot Act’s requirements. The Patriot Act requires all “financial institutions,” as defined, to establish certain anti-money laundering compliance and due diligence programs.

Gramm-Leach-Bliley—On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999 (also known as the Financial Services Modernization Act). The Financial Services Modernization Act repealed provisions of the Glass-Steagall Act which restricted the affiliation of banks with firms engaged principally in specified securities activities, and provided for regulation of a new form of bank holding company, known as a financial holding company under the Bank Holding Company Act. Financial holding companies, such as the Company, can engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking and insurance company portfolio activities.

New York State and FDIC

The Bank is organized under the New York Banking Law (“Banking Law”), and its deposits are insured by the Bank Insurance Fund (the BIF) of the FDIC to the extent permitted by law. As a New York bank, the Bank is subject to regular examination and supervision by the NYSBD. As a depository institution, the deposits of which are insured by the FDIC, the Bank also is subject to regulation and supervision by the FDIC. While the Bank is not a member of the Federal Reserve System, it is subject to certain regulations of the FRB. In addition to banking laws, regulations and regulatory agencies, the Bank is subject to various other laws, regulations and regulatory agencies, all of which directly or indirectly affect the Bank’s operations.

Federal Securities Laws

The status of the Company as a registered bank holding company under the BHCA does not exempt it from certain Federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the Federal securities laws. The Company is subject to the periodic reporting, proxy solicitation, tender offer, insider trading restrictions and other requirements under the Securities and Exchange Act of 1934, as amended.

Delaware Corporation Law

The Company is incorporated under the laws of the State of Delaware. Thus, we are subject to the regulation by the State of Delaware and the rights of our shareholders are governed by Delaware General Corporation Law.

ITEM 2.    PROPERTIES

The Bank conducts its business from its main branch office and executive offices located at 1601 Veterans Memorial Highway, Suite 120, Islandia, New York, and eleven branch offices located in Babylon, Smithtown, Westbury, Jericho, Shirley, Ronkonkoma, Melville, Central Islip, Deer Park, Hauppauge, and Bay Ridge-Brooklyn. The following table sets forth information relating to each of the offices of the Bank at December 31, 2004:

Location	Leased or Owned	Date of Lease or Acquisition	Lease Expiration Including Options	Net Book Value at Dec. 31, 2004
				(Dollars in thousands)
Main Office:
1601 Veterans Memorial Highway, Suite 120 Islandia, New York 11749	Leased	1987	2020	$533
Branch Offices:
400 West Main Street, Babylon, NY 11702	Leased	1995	2005	—
50 Route 111, Smithtown, NY 11787	Leased	1997	2012	—
900 Merchants Concourse, Westbury, NY 11590	Leased	1997	2008	—
390 North Broadway, Jericho, NY 11753	Leased	1997	2008	—
950 Montauk Highway, Shirley, NY 11967	Owned	2002	—	1,245
3425 Veterans Memorial Hwy, Ronkonkoma, NY 11779	Leased	2001	2020	110
610 Broadhollow Road, Melville, NY 11747	Leased	2001	2019	96
320 Carlton Avenue, Central Islip, NY 11722	Leased	2001	2007	28
720 Grand Boulevard, Deer Park, NY 11729	Owned	2001	—	973
375 86th Street, Brooklyn, NY 11209	Leased	2002	2022	127
350 Motor Parkway, Hauppauge, NY 11788	Leased	2003	2018	59

				$3,172

ITEM 3.    LEGAL PROCEEDINGS

None.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

PART II

ITEM 5.    MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

The above captioned information regarding the market for the Company’s common equity and related stockholder matters appears in the 2004 Annual Report to Stockholders under the caption “Capital Stock” and is incorporated herein by this reference.

There were no repurchases of shares of the common stock of the Company during the three month period ended December 31, 2004.

The following table discloses information related to equity compensation plans approved by security holders for the year ended December 31, 2004. The Company does not have any equity compensation plans not approved by securities holders.

	Number of securities to be issued upon exercise of outstanding stock, warrants and rights	Weighted average exercise price of outstanding options	Number of securities remaining available for further issuance under equity compensation plans
Equity compensation plans approved by security holders	209,009	$20.17	58,858

ITEM 6.    SELECTED FINANCIAL DATA

Information regarding selected financial data appears on pages 5 and 6 of the 2004 Annual Report to Stockholders under the caption “Selected Financial Data” and is incorporated herein by this reference.

ITEM 7.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Management’s discussion and analysis of financial condition and results of operation appears on pages 7 through 16 of the 2004 Annual Report to Stockholders under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and is incorporated herein by this reference.

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information contained in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Management of Interest Rate Risk” in the 2004 Annual Report to Stockholders is incorporated herein by this reference.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The consolidated financial statements of Long Island Financial Corp. and the Report of Independent Registered Public Accounting Firm appear on pages 18 through 38 of the 2004 Annual Report to Stockholders and are incorporated herein by this reference.

ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

ITEM 9A.    CONTROLS AND PROCEDURES

1.	Evaluation of disclosure controls and procedures. The Company maintains controls and procedures designed to ensure that information required to be disclosed in the reports that the Company files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission. Based upon their evaluation of those controls and procedures as of the end of the period covered by the report, based on the evaluation of these controls and procedures required by paragraph (b) of Section 240.13a-14 or Section 240.15d-14 of this chapter, the Chief Executive and Chief Financial officers of the Company concluded that the Company’s disclosure controls and procedures were effective.

2.	Changes in internal controls. The Company made no significant changes in its internal controls or in other factors that could significantly affect these controls subsequent to the date of the evaluation of those controls by the Chief Executive and Chief Financial officers.

ITEM 9B.    OTHER INFORMATION

None

PART III

ITEM 10.    DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The information contained on pages 5 through 7 of the Proxy Statement for the Annual Meeting of Stockholders to be held April 20, 2005 under the caption “Election of Directors” is incorporated herein by reference.

The following table sets forth certain information regarding the executive officers of the Company. Officers are re-elected by the Board of Directors annually.

Name	Age	Position(s) Held with the Company
Douglas C. Manditch	57	President and Chief Executive Officer

Thomas Buonaiuto	39	Vice President and Secretary-Treasurer

Biographical Information

Positions held by a director or officers have been held for at least the past five years unless stated otherwise.

Douglas C. Manditch is President and Chief Executive Officer of the Company and of the Bank. He joined Long Island Commercial Bank in 1987, then in formation.

Thomas Buonaiuto serves as Vice President and Secretary-Treasurer of the Company and Executive Vice President and Chief Financial Officer of the Bank. Mr. Buonaiuto’s responsibilities include oversight of all areas of operations of the Bank excluding lending.

ITEM 11.    EXECUTIVE COMPENSATION

The information contained on pages 11 through 14 of the Proxy Statement for the Annual Meeting of Stockholders to be held on April 20, 2005 under the captions “Directors’ Compensation” and “Executive Compensation” is incorporated herein by reference.

ITEM 12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The information contained on page 3 and pages 5 through 7 of the Proxy Statement for the Annual Meeting of Stockholders to be held April 20, 2005 under the captions “Security Ownership Of Certain Beneficial Owners” and “Information with Respect to the Nominees, Continuing Directors and Executive Officers” is incorporated herein by reference.

ITEM 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information contained on page 17 of the Proxy Statement for the Annual Meeting of Stockholders to be held April 20, 2005 under the caption “Transactions with Certain Related Persons” is incorporated herein by reference.

ITEM 14.    PRINCIPAL ACCOUNTING FEES AND SERVICES

The information contained on pages 18 through 19 of the Proxy Statement for the Annual Meeting of Stockholders to be held April 20, 2005 under the caption “Independent Auditors” is incorporated herein by reference.

PART IV

ITEM 15.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)    1.    Financial Statements

The following financial statements of the Bank are included in the Company’s Annual Report to Stockholders for the year ended December 31, 2004 and are incorporated by this reference:

The remaining information appearing in the 2004 Annual Report to Stockholders is not deemed to be filed as part of this report, except as expressly provided herein.

2.    Financial Statement Schedules

Financial Statement Schedules have been omitted because they are not applicable or the required information is shown in the Financial Statements or Notes thereto.

(B)    Exhibits Required by Securities and Exchange Commission Regulation S-K

Exhibit Number

2.0	Plan of Acquisition between Long Island Financial Corp. and Long Island Commercial Bank dated as of September 15, 1998*

3.1	Certificate of Incorporation of Long Island Financial Corp., dated September 10, 1998*

3.2	By-Laws of Long Island Financial Corp., effective as of September 10, 1998*

10.0	Long Island Financial Corp. 1998 Stock Option Plan*

10.1	Change of Control Agreement between Long Island Financial Corp. and Douglas C. Manditch**

10.2	Change of Control Agreement between Long Island Financial Corp. and Thomas Buonaiuto**

11.0	Statement re: Computation of Per Share Earnings (Filed herewith)

13.0	2004 Annual Report to Stockholders (Filed herewith)

21.0	Subsidiary information is incorporated by reference to “Part I—Subsidiary Activities”

23.0	Consent of KPMG LLP

31.1	Certification of Chief Executive Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002

31.2	Certification of Chief Financial Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002

32.1	Certification of Chief Executive Officer pursuant to Section 906 of Sarbanes-Oxley Act of 2002

32.2	Certification of Chief Financial Officer pursuant to Section 906 of Sarbanes-Oxley Act of 2002

99.0	Proxy Statement for Annual Meeting (to be filed)

*	Incorporated herein by reference in this document to the S-4 Registration Statement initially filed on September 22, 1998, Registration No. 333-63971
**	Incorporated herein by reference in this document from the 2002 Long Island Financial Corp. Form 10-K filed on March 29, 2003.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LONG ISLAND FINANCIAL CORP.

By:	/s/ DOUGLAS C. MANDITCH	Date: March 14, 2005
Douglas C. Manditch President and Chief Executive Officer

By:	/s/ THOMAS BUONAIUTO	Date: March 14, 2005
Thomas Buonaiuto Vice President and Treasurer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below on March 14, 2005, by the following persons on behalf of the Registrant and in the capacities indicated.

/s/ HARVEY AUERBACH	/s/ DOUGLAS C. MANDITCH
Harvey Auerbach	Douglas C. Manditch
Chairman of the Board	Director, President and Chief Executive Officer

/s/ JOHN L. CIARELLI, ESQ.	/s/ JOHN R. MCATEER
John L. Ciarelli, Esq.	John R. McAteer
Director	Director

/s/ DONALD DEL DUCA	/s/ WERNER S. NEUBURGER
Donald Del Duca	Werner S. Neuburger
Director	Director

/s/ FRANK J. ESPOSITO	/s/ THOMAS F. ROBERTS, III
Frank J. Esposito	Thomas F. Roberts, III
Vice Chairman	Director

/s/ WALDEMAR FERNANDEZ	/s/ ALFRED ROMITO
Waldemar Fernandez	Alfred Romito
Director	Director

/s/ FRANK DIFAZIO	/s/ JOHN C. TSUNIS, ESQ.
Frank DiFazio	John C. Tsunis, Esq.
Director	Vice Chairman

/s/ GORDON A. LENZ
Gordon A. Lenz
Director

Exhibit 11

Statement re: Computation of Per Share Earnings

(In thousands, except share and per share amounts)

	December 31, 2004	December 31, 2003	December 31, 2002
Net income available to common shareholders	$1,807	$3,328	$2,837

Total weighted average common shares outstanding	1,505,706	1,472,263	1,444,791

Basic earnings per common share	$1.20	$2.26	$1.96

Total weighted average common shares outstanding	1,505,706	1,472,263	1,444,791

Dilutive effect of stock options using the treasury stock method	77,732	70,504	50,849

Total average common and common equivalent shares	1,583,438	1,542,767	1,495,640

Diluted earnings per common share	$1.14	$2.16	$1.90

Exhibit 13

Portions of the 2004 Annual Report to Stockholders

SELECTED FINANCIAL DATA

The following tables set forth selected financial data for the last five years.

	At or for the years ended December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands, except share data)
Selected Operating Data:
Interest income	$26,725	$24,014	$23,327	$22,945	$20,996
Interest expense	9,305	9,092	9,903	12,039	11,401
Net interest income	17,420	14,922	13,424	10,906	9,595
Provision for loan losses	6,325	60	270	150	150
Other operating income	7,198	4,418	3,254	2,139	1,566
Other operating expenses	15,656	14,076	12,084	9,910	8,377
Income before income taxes	2,637	5,204	4,324	2,985	2,634
Income taxes	830	1,876	1,487	1,023	880

Net income	$1,807	$3,328	$2,837	$1,962	$1,754

Basic earnings per share	$1.20	$2.26	$1.96	$1.35	$1.10

Diluted earnings per share	$1.14	$2.16	$1.90	$1.33	$1.10

Selected Financial Condition Data:
Total assets	$554,809	$524,671	$492,183	$438,622	$333,166
Loans, net	237,886	223,838	214,196	175,297	134,142
Allowance for loan losses	5,591	2,290	2,346	2,028	1,872
Securities	283,739	232,491	235,639	217,282	169,422
Deposits	418,295	425,443	400,534	345,917	273,189
Borrowed funds	98,500	61,000	55,000	59,500	29,000
Subordinated debentures	7,732	7,732	7,732	7,732	7,732
Stockholders’ equity	27,037	26,418	25,573	21,127	19,261
Book value per share	$17.86	$17.75	$17.68	$14.67	$13.02
Stockholders’ equity, as adjusted(1)	$28,848	$27,146	$23,746	$21,354	$20,428
Book value per share, as adjusted(1)	$19.06	$18.24	$16.42	$14.83	$13.81
Shares outstanding	1,513,478	1,488,311	1,446,226	1,439,926	1,479,426
Average Balance Sheet Data:
Total assets	$547,808	$476,472	$409,187	$346,217	$294,116
Loans, net	239,174	218,614	193,194	155,303	131,165
Securities	275,949	214,817	176,306	155,833	145,291
Demand deposits	99,172	90,793	70,198	51,487	40,842
Savings deposits	107,488	92,565	63,231	39,221	31,507
NOW and money market deposits	94,313	77,500	58,448	49,431	43,865
Certificates of deposit	83,797	105,808	125,129	129,246	106,079
Borrowed funds	124,168	72,922	57,214	44,249	47,451
Subordinated debentures	7,732	7,732	7,732	7,732	2,451
Stockholders’ equity	$26,942	$25,729	$23,409	$20,689	$18,138

SELECTED FINANCIAL DATA (cont’d)

	At or for the years ended December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Performance Ratios:
Return on average assets	.33%	.70%	.69%	.57%	.60%
Return on average equity	6.71	12.93	12.12	9.48	9.67
Average equity to average assets	4.92	5.40	5.72	5.98	6.17
Equity to total assets at end of year	4.87	5.04	5.20	4.82	5.78
Interest rate spread(2)	2.95	2.91	3.03	2.65	2.63
Net interest margin(3)	3.38	3.39	3.57	3.38	3.46
Ratio of average interest-earning assets to average interest-bearing liabilities	1.24	1.23	1.21	1.20	1.17
Non-interest expense to average assets	2.86	2.95	2.95	2.86	2.85
Efficiency ratio(4)	63.60	72.78	72.45	75.97	75.06
Dividend payout ratio	40.00	18.58	18.88	24.44	29.09

Asset Quality Ratios and Other Data:
Total non-performing loans	$89	$—	$307	$178	$416
Allowance for loan losses	5,591	2,290	2,346	2,028	1,872
Non-performing loans as a percent of total loans(5)(6)	0.04%	—%	.14%	.10%	.31%
Non-performing loans as a percent of total assets(5)	0.02%	—%	.06%	.04%	.12%
Allowance for loan losses as a percent of:
Non-performing loans(5)	6,282%	—%	764%	1,139%	450%
Total loans(6)	2.30%	1.01%	1.08%	1.14%	1.38%
Full service offices	12	12	11	8	6

(1)	Excludes the unrealized appreciation (depreciation) in available-for-sale securities.
(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	The net interest margin represents net interest income divided by average interest-earning assets.
(4)	The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest income and other operating income.
(5)	Non-performing loans consist of all non-accrual loans and all other loans 90 days or more past due. It is the Company’s policy to generally cease accruing interest on all loans 90 days or more past due.
(6)	Loans include loans, net of unearned income and deferred fees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATION

PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

Statements contained in this Annual Report, which are not historical facts, are forward–looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Long Island Financial Corp. (the “Company”) with the Securities Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; demand for loan products; deposit flows; real estate values; the level of defaults; losses and prepayments on loans held by the Company in portfolio or sold in the secondary markets; demand for financial services in the Company’s market area; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services. The forward-looking statements are made as of the date of this Annual Report, and, except as required by applicable law, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. Those risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Annual Report.

GENERAL OVERVIEW

Long Island Financial Corp. (“the Company”) is a registered financial holding company, organized in 1999, and the parent company of Long Island Commercial Bank (“the Bank”). The Bank, which began operations in January, 1990, is a New York state-chartered commercial bank, which is engaged in commercial and consumer banking in Islandia, New York and the surrounding communities in Suffolk and Nassau counties and in Kings County. In addition to providing commercial and consumer banking services to its clients, the Company offers financial planning and insurance services through separate subsidiaries of the Company. The array of products and services offered by the Company allows it to generate multiple relationships with existing clients, attract new clients, and operate as a competitive provider of financial products and services in the markets it serves.

The Company’s results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and securities portfolios and its cost of funds, consisting of interest paid on deposits and borrowings. Results of operations are also affected by the Company’s provision for loan losses and other operating income. The Company’s other operating expenses consist principally of salaries and employee benefits, occupancy, premises and equipment expense, and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and action of regulatory authorities.

The Company originates residential real estate loans primarily in its market area. The Company sells the majority of the residential real estate loans it originates together with the servicing rights to those loans on a non-recourse basis to institutional investors. The Company limits its exposure to interest rate fluctuations and credit risk on those loans by obtaining, at the point of origination, a commitment from an institutional investor to purchase that loan from the Company. Further, by selling the servicing rights to the loans, the Company avoids the associated risks and expenses of managing and servicing a loan portfolio. Income is generated from the premiums received on the sale of loans with servicing rights and on the fees charged and interest earned during the period the Company holds the loans for sale.

MANAGEMENT STRATEGY

The Company offers a broad range of commercial and consumer banking services, including loans to and deposit accounts for small and medium-sized businesses, professionals, high net worth individuals and consumers. The Bank is an independent local bank, emphasizing personal attention and responsiveness to the needs of its customers. The Company continues to implement an aggressive expansion plan. The key components of that plan are to (i) expand the Company’s network of branch offices into existing and new markets, (ii) originate commercial loans and commercial real estate loans, (iii) develop strong customer relationships that generate multiple services for individual customers and repeat business, (iv) continue to add high quality employees and (v) leverage capital with increased deposits from branch expansion and borrowed funds.

The establishment of the financial holding company structure in 1999 provides greater operating flexibility by allowing the Company to conduct a broader range of business activities and permits the Board of Directors of the Company to determine whether to conduct such activities at the Bank or in separate subsidiaries of the Company. This structure permits expansion into a broader range of financial services and other business activities that are not currently permitted to the Bank as a New York state-chartered commercial bank. Such activities include, among others, operating non-bank depository institutions or securities brokerage and management consulting activities. The Company continually evaluates opportunities that would enhance the products and services offered.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company identifies accounting policies and estimates critical to the Company’s operations and understanding of the Company’s results of operations. Certain accounting policies and estimates are considered to be important to the portrayal of the Company’s financial condition, since they require management to make complex or subjective judgments, some of which may relate to matters that are inherently uncertain.

ALLOWANCE FOR LOAN LOSSES

The Company has determined that the methodology used in determining the level of its allowance for loan losses is critical in the presentation and understanding of the Company’s consolidated financial statements. The allowance for loan losses represents management’s estimate of probable losses inherent in the portfolio. The evaluation process for making provisions for loan losses is subject to numerous estimates and judgments. Changes in these estimates could have a direct impact on the provision for loan losses and could result in a change in the allowance. While management uses available information to determine losses on loans, future additions to the allowance may be necessary based on, among other things, unanticipated changes in economic conditions, particularly in Suffolk and Nassau counties.

In evaluating the portfolio, management takes into consideration numerous factors such as the Company’s loan growth, prior loss experience, present and potential risks of the loan portfolio, risk ratings assigned by lending personnel, ratings assigned by the independent loan review function, the present financial condition of the borrowers, current economic conditions, and other portfolio risk characteristics. The Company’s formalized process for assessing the adequacy of the allowance for loan losses and the resultant need, if any, for periodic provisions to the allowance charged to income consists of both individual loan analyses and loan pool analyses. The individual loan analyses are periodically performed on individually significant loans or when otherwise deemed necessary and primarily encompass commercial real estate and commercial and industrial loans. Management believes that the Company’s allowance for loan losses at December 31, 2004 is adequate to provide for estimated probable losses inherent in the portfolio.

SECURITIES

The fair value of most securities classified as held-to-maturity or available-for-sale are based upon quoted market prices. If quoted market prices are not available, fair values are extrapolated from the quoted prices of similar instruments.

DEFERRED TAX ASSET

The Company uses an estimate of future earnings to support the position that the benefit of the deferred tax asset will be realized. If future income should prove non-existent or less than the amount of the deferred tax asset within the tax years to which they may be applied, the asset may not be realized and net income will be reduced.

MANAGEMENT OF INTEREST RATE RISK

The principal objective of the Company’s interest rate risk management is to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate, given the Company’s business strategy, its operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with approved guidelines of the Board of Directors. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Investment Committee reviews the interest rate risk position of the Company on a quarterly basis.

Funds management is the process by which the Company seeks to maximize the profit potential which is derived from the spread between the rates earned on interest-earning assets and the rates paid on interest-bearing liabilities through the management of various balance sheet components. It involves virtually every aspect of the management and decision-making process of the Company. Accordingly, the results of the Company’s operations and financial condition are largely dependent on movements in market interest rates and the ability of the Company to manage its assets and liabilities in response to such movements.

At December 31, 2004, 79.9% of the Company’s gross loans had adjustable interest rates and its loan portfolio had an average weighted maturity of 9.6 years. At such date, $28.6 million, or 10.3%, of the Company’s securities had adjustable interest rates, and its available-for-sale securities portfolio had an average contractual maturity of 7.2 years. At December 31, 2004, the Company had $36.9 million of time deposits with maturities of one year or less and $9.9 million of time deposits of $100,000 or more, which tend to be less stable sources of funding as compared to core deposits, and represented 11.0% of the Company’s interest-bearing liabilities. Due to the Company’s level of shorter term time deposits, the cost of funds of the Company may increase at a greater rate in a rising rate environment than if it had a greater amount of core deposits which, in turn, may adversely affect net interest income and net income.

The interest rate sensitivity of the Company is monitored by management through the use of a quarterly interest rate risk analysis model which evaluates (i) the potential change in net interest income over the succeeding four quarter periods and (ii) the potential change in the fair market value of equity of the Company (“Net Economic Value of Equity”), which would result from an instantaneous and sustained interest rate change from a static position to plus or minus 200 basis points, in 100 basis point increments.

At December 31, 2004, the effects of instantaneous and sustained interest rate changes on the Company’s Net Interest Income and Net Economic Value of Equity would be as follows:

Change in Interest Rates in Basis Points	Potential Change in Net Interest Income		Potential Change in Net Economic Value Of Equity
	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
200	$(1,448)	(7.50)%	$(5,917)	(16.96)%
100	(679)	(3.52)	(2,563)	(7.35)
Static	—	—	—	—
(100)	(1,090)	(5.65)	297.85
(200)	(2,470)	(12.80)	(1,391)	(3.99)

ANALYSIS OF NET INTEREST INCOME

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon both the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

The following table sets forth certain information relating to the consolidated average balance sheets of the Company and its consolidated statements of earnings for the years ended December 31, 2004, 2003 and 2002, and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively. Average balances are derived from average daily balances.

	Years Ended December 31,
	2004			2003			2002
	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Federal funds sold and interest-earning deposits	$839	$9	1.07%	$6,365	$67	1.05%	$6,344	$106	1.67%
Securities(1)	275,949	10,880	3.94	214,817	8,721	4.06	176,306	8,694	4.93
Loans, net of unearned income and deferred fees(2)	239,174	15,836	6.62	218,614	15,226	6.96	193,194	14,527	7.52

Total interest-earning assets	515,962	26,725	5.18	439,796	24,014	5.46	375,844	23,327	6.21
Non-interest-earning assets	31,846			36,676			33,343

Total assets	$547,808			$476,472			$409,187

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings deposits	$107,488	$1,250	1.16%	$92,565	$1,142	1.23%	$63,231	$1,037	1.64%
NOW and money market deposits	94,313	841.89		77,500	672.87		58,448	661	1.13
Certificates of deposit	83,797	2,490	2.97	105,808	3,509	3.32	125,129	4,703	3.76

Total interest-bearing deposits	285,598	4,581	1.60	275,873	5,323	1.93	246,808	6,401	2.59
Borrowed funds	124,168	3,892	3.13	72,922	2,939	4.03	57,214	2,677	4.68
Subordinated debentures	7,732	832	10.76	7,732	830	10.73	7,732	825	10.67

Total interest-bearing liabilities	417,498	9,305	2.23	356,527	9,092	2.55	311,754	9,903	3.18
Other non-interest bearing liabilities	103,368			94,216			74,024

Total liabilities	520,866			450,743			385,778
Stockholders’ equity	26,942			25,729			23,409

Total liabilities and stockholders’ equity	$547,808			$476,472			$409,187

Interest income / interest rate spread(3)		$17,420	2.95%		$14,922	2.91%		$13,424	3.03%

Net interest margin(4)			3.38%			3.39%			3.57%

Ratio of interest-earning assets to interest-bearing liabilities			1.24			1.23			1.21

(1)	Amounts include Federal Home Loan Bank Stock, at cost. Unrealized appreciation/depreciation on available-for-sale securities are recorded in non-interest-earning assets.
(2)	Amounts exclude the allowance for loan losses and include non-performing loans.
(3)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the interest income and interest expense of the Company during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (change in volume multiplied by prior rate), (ii) changes attributable to changes in rate (change in rate multiplied by prior volume) and (iii) the net change. Changes attributable to the combined impact of volume and rate have been allocated proportionately to separately reflect the changes due to volume and the changes due to rate:

	Year Ended December 31, 2004 Compared to Year Ended December 31, 2003 Increase/(Decrease) Due to			Year Ended December 31, 2003 Compared to Year Ended December 31, 2002 Increase/(Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Interest-earning assets:
Federal funds sold and interest-earning deposits	$(59)	1	(58)	$—	(39)	(39)
Securities(1)	2,417	(258)	2,159	1,714	(1,687)	27
Loans, net of unearned income and deferred fees(2)	1,386	(776)	610	1,821	(1,122)	699

Total interest-earning assets	3,744	(1,033)	2,711	3,535	(2,848)	687

Interest-bearing liabilities:
Deposits:
Savings deposits	177	(69)	108	403	(298)	105
NOW and money market deposits	150	19	169	186	(175)	11
Certificates of deposit	(679)	(340)	(1,019)	(678)	(516)	(1,194)

Total interest-bearing deposits	(352)	(390)	(742)	(89)	(989)	(1,078)
Borrowed funds	1,717	(764)	953	667	(405)	262
Subordinated debentures	—	2	2	—	5	5

Total interest-bearing liabilities	$1,365	(1,152)	213	$578	(1,389)	(811)

Net change in interest income			2,498			1,498

(1)	Amounts include Federal Home Loan Bank Stock, at cost. Unrealized appreciation/depreciation on available-for-sale securities are recorded in non-interest-earning assets.
(2)	Amounts exclude the allowance for loan losses and include non-performing loans.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2004 AND 2003

Total assets increased by $30.1 million, or 5.7%, from $524.7 million at December 31, 2003, to $554.8 million at December 31, 2004. The increase in assets is attributable to a $61.8 million, or 28.5%, increase in securities available-for-sale, which increased from $217.0 million at December 31, 2003, to $278.8 million at December 31, 2004. This increase was the result of the Company’s decision to expand the securities available-for-sale portfolio, primarily funded from the sale of $12.5 million of securities classified as held-to-maturity, federal funds sold, and borrowed funds. In addition, loans, net of unearned income and deferred fees, increased $17.4 million, or 7.7%, from $226.1 million at December 31, 2003, to $243.5 million at December 31, 2004. The growth in loans resulted from increases of $25.1 million, or 17.3%, in the commercial real estate loan portfolio and $3.7 million, or 8.6%, in the commercial and industrial loan portfolio, offset by a decrease in the automobile loan portfolio of $17.0 million, or 41.4%. The Company ceased origination of automobile loans in March 2004. Offsetting asset growth, cash and cash equivalents decreased $36.4 million, or 77.9%, reflecting the timing and balances of seasonal municipal deposits and the redeployment of federal funds sold to fund asset growth. At December 31, 2004, and 2003, seasonal municipal deposits amounted to $58.6 million and $71.8 million, respectively. Deferred tax asset, net, increased $1.8 million, from $1.4 million at December 31, 2003, to $3.2 million at December 31, 2004, which, in turn, was directly related to both the $1.1 million increase in accumulated other comprehensive loss, and the $6.3 million provision for loan losses for the year ended December 31, 2004. Prepaid expenses and other assets increased $1.0 million, from $1.5 million at December 31, 2003, to $2.5 million at December 31, 2004, primarily due to an increase in receivables related to the automobile loan portfolio.

Total deposits decreased $7.1 million, or 1.7%, from $425.4 million at December 31, 2003, to $418.3 million at December 31, 2004. That decrease is primarily attributable to a decrease in other time deposits, which decreased $26.6 million, or 31.1%, from $85.5 million at December 31, 2003 to $58.9 million at December 31, 2004. In addition, time deposits, $100,000 or more, decreased $3.4 million, or 25.7%, from $13.3 million at December 31, 2003, to $9.9 million at December 31, 2004. Offsetting those decreases, were increases in savings deposits of $18.9 million, or 18.1%, from $104.2 million at December 31, 2003, to $123.1 million at December 31, 2004, and in demand deposits of $1.2 million, or 1.2%, from $98.7 million at December 31, 2003, to $99.9 million at December 31, 2004. In addition, NOW and money market deposits increased $2.8 million, or 2.2%, from $123.7 million at December 31, 2003, to $126.5 million at December 31, 2004, despite a $13.2 million decrease in seasonal municipal deposits. The growth in savings, demand, and NOW and money market deposits reflects the Bank’s focus on the generation of core deposits to provide a low cost funding source and replace traditionally higher cost funding such as time deposits. The Bank, at various times when deemed appropriate, utilizes other time deposits and time deposits, $100,000 or more, as a funding source.

There were $27.5 million of federal funds purchased at December 31, 2004. Other borrowings, which consist of Federal Home Loan Bank advances, increased $10.0 million, or 16.4%, to $71.0 million at December 31, 2004. Subordinated debentures were $7.7 million at both December 31, 2004 and 2003.

Stockholders’ equity increased $619,000 to $27.0 million at December 31, 2004, compared to $26.4 million at December 31, 2003. Increases to stockholders’ equity included net income amounting to $1.8 million for the year ended December 31, 2004, augmented by proceeds from the dividend reinvestment and stock purchase plan and the exercise of stock options amounting to $618,000. Those amounts were offset in part by dividends declared of $723,000, and an increase in the accumulated other comprehensive loss on securities available-for-sale of $1.1 million.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

GENERAL

The Company reported net income of $1.8 million for the year ended December 31, 2004, or basic earnings per share of $1.20, and diluted earnings per share of $1.14, compared to net income of $3.3 million, or basic earnings per share of $2.26 and diluted earnings per share of $2.16 for the year ended December 31, 2003.

INTEREST INCOME

Interest income, increased $2.7 million, or 11.3%, to $26.7 million for the year ended December 31, 2004, from $24.0 million for the year ended December 31, 2003. The increase was primarily the result of a $76.2 million, or 17.3%, increase in the average balance of interest-earning assets to $516.0 million for the year ended December 31, 2004, from $439.8 million for 2003. The increase in the average balance of interest-earning assets was offset in part by a 28 basis point decrease in the average yield on interest-earning assets from 5.46% for the year ended December 31, 2003, to 5.18% for the year ended December 31, 2004. The decrease in average yield on interest-earning assets was attributable to a 12 basis point decrease in yield on securities which declined from 4.06% for the year ended December 31, 2003, to 3.94% for the year ended December 31, 2004. The average yield on loans, net of unearned income and deferred fees, decreased 34 basis points from 6.96% for the year ended December 31, 2003 to 6.62% for the year ended December 31, 2004. Partially offsetting the decline in yield from year to year was the $61.1 million, or 28.5%, increase in the average balance of securities from $214.8 million for the year ended December 31, 2003, to $275.9 million for the year ended December 31, 2004. The average balance of loans, net of unearned income and deferred fees, increased $20.6 million, or 9.4%, from $218.6 million for the year ended December 31, 2003, to $239.2 million, for the year ended December 31, 2004.

INTEREST EXPENSE

Interest expense for the year ended December 31, 2004, was $9.3 million, compared to $9.1 million for the year ended December 31, 2003, an increase of $213,000, or 2.3%. The increase in interest expense was the result of a $61.0 million increase in the average balance of interest-bearing liabilities which reflects a $9.7 million increase in the average balance of interest-bearing deposits and a $51.2 million increase in the average balance of borrowed funds from year to year. Offsetting the increase in the average cost of interest-bearing liabilities due to the increase in average balance of interest-bearing liabilities was a 32 basis point decrease in the average rate paid on interest-bearing liabilities from 2.55% for the year ended December 31, 2003, to 2.23% for the year ended December 31, 2004. The decrease in average rate paid on average interest-bearing liabilities reflects a 33 basis point decrease in the average rate paid on average interest bearing deposits and a 90 basis point decrease in the average rate paid on the average balance of borrowed funds.

Interest expense on interest-bearing deposits for the year ended December 31, 2004, decreased $742,000, or 13.9%, to $4.6 million from $5.3 million for the prior year. That decrease was primarily due to a 33 basis point decrease in the average rate paid on interest-bearing deposits from 1.93% for the year ended December 31, 2003, to 1.60% for 2004. Offsetting in part the decrease in the average rate paid was a $9.7 million year to year increase in the average balance of interest-bearing deposits. The increase in the average balance of interest-bearing deposits was the result of increases in the average balance of savings deposits of $14.9 million, or 16.1%, and NOW and money market deposits of $16.8 million, or 21.7%, partially offset by a $22.0 million, or 20.8%, decrease in the average balance of time deposits. The increase in average balances of savings and NOW and money market deposits is the result of the Company’s focus on the development of competitive deposit products that meet the needs of its commercial and consumer clients while providing a lower cost source of funds.

Interest expense on borrowed funds for the year ended December 31, 2004, increased $953,000, or 32.4%, to $3.9 million from $2.9 million for 2003. The increase was primarily due to a $51.3 million, or 70.3%, increase in the average balance of borrowed funds from $72.9 million for the year ended December 31, 2003, to $124.2 million for the year ended December 31, 2004. Offsetting the increase in the average balance was a 90 basis point decrease in the average rate paid on borrowed funds from 4.03% for 2003, to 3.13% for 2004.

NET INTEREST INCOME

Net interest income increased by $2.5 million from $14.9 million for the year ended December 31, 2003, to $17.4 million for the year ended December 31, 2004. The average rate paid on interest-bearing liabilities for the period decreased 32 basis points from 2.55% in 2003 to 2.23% in 2004. The average yield on interest-earning assets for the year decreased 28 basis points from 5.46% in 2003 to 5.18% in 2004. The net interest rate spread increased by 4 basis points from 2.91% in 2003 to 2.95% in 2004.

PROVISION FOR LOAN LOSSES

The Company’s provision for loan losses was $6.3 million and $60,000 for the years ended December 31, 2004, and December 31, 2003, respectively. The provision for loan losses reflects management’s qualitative and quantitative assessment of the loan portfolio, net charge-offs and collection of delinquent loans. At December 31, 2004, and December 31, 2003, the allowance for loan losses amounted to $5.6 million and $2.3 million, respectively. The increase in the provision and allowance is attributable to realized and estimated losses in the automobile loan portfolio at December 31, 2004. The allowance for loan losses as a percentage of total loans was 2.30% at December 31, 2004, and 1.01% at December 31, 2003.

The determination of the amount of the allowance for loan losses is based on an analysis of the loan portfolio and reflects an amount, which, in management’s judgment, is adequate to provide for probable loan losses in the existing portfolio. This analysis considers, among other things, present and known inherent risks in the portfolio, adverse situations, which may affect the borrower’s ability to repay, overall portfolio quality, and current and prospective economic conditions. While management uses available information to provide for loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based upon their judgment of information available to them at the time of their examination.

OTHER OPERATING INCOME

Other operating income increased by $2.8 million, or 62.9%, to $7.2 million for the year ended December 31, 2004, compared to $4.4 million for the year ended December 31, 2003. The increase is attributable to securities transactions resulting in gains of $2.9 million for 2004, compared to gains of $642,000 for 2003. Service charges on deposit accounts increased $351,000, or 17.1%, reflecting growth in the Company’s depositor base. Income relating to earnings on bank owned life insurance increased $125,000, or 28.4%, as a result of proceeds received in conjunction with the death of the Company’s Chairman.

OTHER OPERATING EXPENSES

Other operating expenses increased $1.6 million, or 11.2%, to $15.7 million for the year ended December 31, 2004, from $14.1 million for the year ended December 31, 2003. The increase in other operating expenses is primarily attributable to the recognition of $1.4 million in automobile loan expense which represents direct costs incurred relative to the automobile loan portfolio.

INCOME TAXES

Income taxes decreased $1.0 million, or 55.8%, from $1.9 million for the year ended December 31, 2003 to $830,000 for the year ended December 31, 2004 as a result of decreased income before income taxes and increased non-taxable income received as a result of proceeds received in conjunction with the death of the Company’s Chairman. The effective tax rate for the year ended December 31, 2004 was 31.5% compared to 36.0% for the year ended December 31, 2003.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

GENERAL

The Company reported net income of $3.3 million for the year ended December 31, 2003, or basic earnings per share of $2.26, and diluted earnings per share of $2.16, as compared to net income of $2.8 million, or basic earnings per share of $1.96 and diluted earnings per share of $1.90 for the year ended December 31, 2002.

INTEREST INCOME

Interest income, increased $687,000, or 2.9%, to $24.0 million for the year ended December 31, 2003, from $23.3 million for the year ended December 31, 2002. The increase was primarily the result of a $64.0 million, or

17.0%, increase in the average balance of interest-earning assets to $439.8 million for the year ended December 31, 2003, from $375.8 million for 2002. The increase in the average balance of interest-earning assets was offset in part by a 75 basis point decrease in the average yield on interest-earning assets from 6.21% for the year ended December 31, 2002, to 5.46% for the comparable 2003 period. The decrease in average yield on interest-earning assets was attributable to a 87 basis point decrease in yield on securities which declined from 4.93% for the year ended December 31, 2002, to 4.06% for the year ended December 31, 2003. The average yield on loans, net, decreased 56 basis points from 7.52% for fiscal 2002 to 6.96% for fiscal 2003. Partially offsetting the decline in yield from year to year was the $38.5 million, or 21.8%, increase in the average balance of securities from $176.3 million for the year ended December 31, 2002 to $214.8 million for the year ended December 31, 2003. The average balance of loans, net, increased $25.4 million, or 13.2%, from $193.2 million for the year ended December 31, 2002, to $218.6 million, for the year ended December 31, 2003.

INTEREST EXPENSE

Interest expense for the year ended December 31, 2003, was $9.1 million, compared to $9.9 million for the year ended December 31, 2002, a decrease of $811,000, or 8.2%. The decrease in interest expense was the result of a 63 basis point decrease in the average rate paid on interest-bearing liabilities from 3.18% for the year ended December 31, 2002, to 2.55% for the year ended December 31, 2003. The decrease in average rate was offset in part by a $44.7 million, or 14.4%, increase in the average balance of total interest-bearing liabilities from $311.8 million for fiscal year 2002 to $356.5 million for fiscal year 2003. The increase in average interest-bearing liabilities reflects a $29.1 million increase in the average balance of interest-bearing deposits and a $15.7 million increase in the average balance of borrowed funds from year to year. There was no change in the average balance of subordinated debentures from December 31, 2002, to December 31, 2003.

Interest expense on interest-bearing deposits for the year ended December 31, 2003, decreased $1.1 million, or 16.8%, to $5.3 million from $6.4 million for the prior year. That decrease was primarily due to a 66 basis point decrease in the average rate paid on interest-bearing deposits from 2.59% for the year ended December 31, 2002, to 1.93% for 2003. Offsetting in part the decrease in the average rate paid was a $29.1 million increase year to year in the average balance of interest-bearing deposits. The increase in the average balance of interest-bearing deposits was the result of increases in the average balance of savings deposits of $29.3 million, or 46.4%, and NOW and money market deposits of $19.1 million, or 32.6%, partially offset by a $19.3 million decrease in the average balance of certificates of deposit. The increase in average balances of interest-bearing deposits is the result of the Company’s branch expansion and the development of competitive deposit products that meet the needs of its commercial and consumer clients.

Interest expense on borrowed funds for the year ended December 31, 2003, increased $262,000, or 9.8%, to $2.9 million from $2.7 million for 2002. The increase was primarily due to a $15.7 million, or 27.5%, increase in the average balance of borrowed funds from $57.2 million for the year ended December 31, 2002, to $72.9 million for the year ended December 31, 2003. Offsetting the increase in the average balance was a 65 basis point decrease in the average rate paid on borrowed funds from 4.68% for 2002, to 4.03% for 2003.

NET INTEREST INCOME

Net interest income increased by $1.5 million from $13.4 million for the year ended December 31, 2002, to $14.9 million for the year ended December 31, 2003. The average rate paid on total interest-bearing liabilities for the period decreased 63 basis points from 3.18% in 2002 to 2.55% in 2003. The average yield on interest-earning assets for the year decreased 75 basis points from 6.21% in 2002 period to 5.46% in 2003. The net interest rate spread decreased by 12 basis points from 3.03% in 2002 to 2.91% in 2003.

PROVISION FOR LOAN LOSSES

The Company’s provision for loan losses was $60,000 and $270,000 for the years ended December 31, 2003, and December 31, 2002, respectively. The provision for loan losses reflects management’s qualitative and quantitative assessment of the loan portfolio, net charge-offs and collection of delinquent loans. At December 31, 2003, and December 31, 2002, the allowance for loan losses amounted to $2.3 million. The allowance for loan losses as a percentage of total loans was 1.01% at December 31, 2003, and 1.08% at December 31, 2002.

The determination of the amount of the allowance for loan losses is based on an analysis of the loan portfolio and reflects an amount, which, in management’s judgment, is adequate to provide for probable loan losses in the existing portfolio. This analysis considers, among other things, present and known inherent risks in the portfolio, adverse situations, which may affect the borrower’s ability to repay, overall portfolio quality, and current and prospective economic conditions. While management uses available information to provide for loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based upon their judgment of information available to them at the time of their examination.

OTHER OPERATING INCOME

Other operating income increased by $1.1 million, or 35.8%, to $4.4 million for the year ended December 31, 2003, compared to $3.3 million for the year ended December 31, 2002. The increase is attributable to securities transactions resulting in gains of $642,000 in 2003, compared to gains of $37,000 for 2002. Contingent upon market conditions, the Bank periodically evaluates securities transactions to improve future net interest income and earnings per share. In addition, service charges on deposit accounts increased $337,000, or 19.7%, reflecting the growth in the Company’s depositor base.

OTHER OPERATING EXPENSES

Other operating expenses increased $2.0 million, or 16.5%, to $14.1 million for the year ended December 31, 2003, from $12.1 million for the year ended December 31, 2002. Other operating expenses include salaries and employee benefits, occupancy expense, premises and equipment expense, and other expense. The increases are primarily attributable to the Company’s planned branch expansion.

INCOME TAXES

Income taxes increased $389,000, or 26.2%, from $1.5 million for the year ended December 31, 2002 to $1.9 million for the year ended December 31, 2003 as a result of increased income before income taxes. The effective tax rate for the year ended December 31, 2003 was 36.0% compared to 34.4% for the year ended December 31, 2002.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity management for the Company requires that funds be available to pay all deposit withdrawals and maturing financial obligations and to meet credit-funding requirements promptly and fully in accordance with their terms. Over a very short time frame, maturing assets provide only a limited portion of the funds required to pay maturing liabilities. The balance of the funds required is provided by liquid assets and the acquisition of additional liabilities, making liability management integral to liquidity management in the short term.

The Company maintains levels of liquidity that it considers adequate to meet its current needs. The Company’s principal sources of cash include incoming deposits, the repayment of loans and sales or calls of securities. When cash requirements increase faster than cash is generated, either through increased loan demand or withdrawal of deposited funds, the Company can arrange for the sale of loans, liquidate available-for-sale securities and access its lines of credit, totaling $6.0 million with unaffiliated financial institutions, which enable it to borrow funds on an unsecured basis. The Company has available overnight and one month lines of credit with the Federal Home Loan Bank of New York (“FHLB”) equal to $63.5 million, which enable it to borrow funds on a secured basis. In addition, the Company could engage in other secured borrowings, including FHLB advances and securities sold under agreements to repurchase. At December 31, 2004 and 2003, FHLB advances amounted to $71.0 million and $61.0 million, respectively.

The primary investing activities of the Company are the purchase of securities available-for-sale and the origination of loans. During the years ended December 31, 2004, and 2003, the Company’s purchases of securities classified as available-for-sale totaled $621.3 million and $606.8 million, respectively. Loan originations and principal repayments on loans, net, totaled $20.5 million and $9.8 million, for the years ended December 31, 2004 and 2003, respectively. Those activities were funded primarily by deposit growth, principal repayments on loans, borrowings, and principal repayments on securities.

The Company achieves what it considers “capital adequacy” through the continuous monitoring of its financial performance and plans for expansion. Sources of the Company’s capital are generated primarily through current period earnings and the issuance of common stock via the dividend reinvestment plan or the exercise of stock options. Uses of capital currently result from the payment of dividends on common stock or the repurchase of common stock through a stock repurchase program. In February 2004, the Board of Directors approved a 5% stock repurchase program that enables the Company to repurchase approximately 74,000 shares of its outstanding common stock. There have been no repurchases made under that stock purchase program since its announcement. In determining the extent and timing of stock repurchase programs, the Company considers, in addition to capital adequacy, the effect on the Company’s financial condition, average daily trading volume, and listing requirements applicable to The NASDAQ National Market®. At December 31, 2004, the Company held 336,900 shares of treasury stock at an average cost of $12.40 per share.

IMPACT OF INFLATION AND CHANGING PRICES

The Financial Statements and Notes thereto presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company’s operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), Share-Based Payment. The statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements and that this cost be measured on the fair value of the equity or liability instruments issued. SFAS No. 123 (Revised 2004) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company will adopt SFAS No. 123 (Revised 2004) on July 1, 2005 and is currently evaluating the impact the adoption of the standard will have on the Company’s consolidated statements of earnings.

At December 31, 2003, the Company adopted FIN No. 46(R), “Consolidation of Variable Interest Entities.” FIN No. 46, as revised in December, 2003, changes the accounting model for consolidation from one based on consideration of control through voting interests. Whether to consolidate an entity will now also consider whether that entity has sufficient equity at risk to enable it to operate without additional financial support, whether the equity owners in that entity lack the obligation to absorb expected losses or the right to receive residual returns of the entity, or whether voting rights in the entity are not proportionate to the equity interest and substantially all the entity’s activities are conducted for an investor with few voting rights. In accordance with the provisions of FIN No. 46(R), the Company deconsolidated a special purpose entity formed for the purpose of issuing Subordinated debentures. The deconsolidation of that subsidiary resulted in certain reclassifications of the consolidated balance sheets and consolidated statements of earnings but had no effect on net income. Those reclassifications have been made to prior year’s amounts to conform them to the current year’s presentation.

In March 2004, the SEC issued Staff Accounting Bulletin (“SAB”) No. 105, “Application of Accounting Principles to Loan Commitments.” SAB No. 105 clarifies certain provisions of SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which amended portions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and is effective for periods following June 30, 2004. Together, SAB No. 105 and SFAS No. 149 provide guidance with regard to accounting for loan commitments. Under SAB No. 105 and SFAS No. 149, loan commitments relating to the origination of mortgage loans that will be held for sale shall be accounted for as derivative instruments by the issuer of the commitment. The adoption of SFAS No. 149 on April 1, 2004, did not have any impact on the Company’s consolidated financial statements, as the Company has determined that the loan commitments relating to the origination of the mortgage loans held-for-sale outstanding as of December 31, 2004 do not constitute a derivative instrument and therefore do not fall under the scope of SFAS 149. Such loans are originated and sold simultaneously to an institutional investor and therefore do not carry any inherent interest rate risk.

In March 2004, the FASB ratified Emerging Issues Task Force Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” (“EITF 03-1”), which provides guidance on recognizing other-than-temporary impairments on certain investments. EITF 03-1 is effective for other-than-temporary impairment evaluations for investments accounted for under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” as well as non-marketable equity securities accounted for under the cost method for reporting periods beginning after June 15, 2004. On September 30, 2004, the FASB directed the FASB staff to delay the effective date for the measurement and recognition guidance contained in paragraphs 10-20 of EITF 03-1. This delay will be superseded concurrent with the final issuance of FASB Staff Position EITF 03-1-a. During the period of delay, the Company continues to apply the relevant “other-than-temporary” guidance under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
	(In thousands, except share data)
Assets:
Cash and due from banks	$10,310	$21,447
Interest earning deposits	37	98
Federal funds sold	—	25,200

Total cash and cash equivalents	10,347	46,745
Securities held-to-maturity (fair value of $14,438)	—	12,474
Securities available-for-sale, at fair value	278,814	216,967
Federal Home Loan Bank stock, at cost	4,925	3,050
Loans, held for sale	604	2,360
Loans, net of unearned income and deferred fees	243,477	226,128
Less allowance for loan losses	(5,591)	(2,290)

Loans, net	237,886	223,838
Premises and equipment, net	5,422	5,756
Accrued interest receivable	3,342	2,401
Bank owned life insurance	7,779	8,213
Deferred tax asset, net	3,169	1,369
Prepaid expenses and other assets	2,521	1,498

Total assets	$554,809	$524,671

Liabilities and Stockholders’ Equity:
Deposits:
Demand deposits	$99,876	$98,693
Savings deposits	123,142	104,231
NOW and money market deposits	126,509	123,732
Time deposits, $100,000 or more	9,863	13,272
Other time deposits	58,905	85,515

Total deposits	418,295	425,443
Federal funds purchased and securities sold under agreements to repurchase	27,500	—
Other borrowings	71,000	61,000
Subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	3,245	4,078

Total liabilities	527,772	498,253

Stockholders’ equity:
Common stock (par value $.01 per share; 10,000,000 shares authorized; 1,850,378 and 1,825,211 shares issued; 1,513,478 and 1,488,311 shares outstanding in 2004 and 2003, respectively)	19	18
Surplus	21,590	20,973
Accumulated surplus	11,417	10,333
Accumulated other comprehensive loss	(1,811)	(728)
Treasury stock at cost, (336,900 shares in 2004 and 2003)	(4,178)	(4,178)

Total stockholders’ equity	27,037	26,418

Total liabilities and stockholders’ equity	$554,809	$524,671

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS

	For the years ended December 31,
	2004	2003	2002
	(In thousands, except share data)
Interest income:
Loans	$15,836	$15,226	$14,527
Securities	10,880	8,721	8,694
Federal funds sold and earning deposits	9	67	106

Total interest income	26,725	24,014	23,327

Interest expense:
Savings deposits	1,250	1,142	1,037
NOW and money market deposits	841	672	661
Time deposits, $100,000 or more	231	334	699
Other time deposits	2,259	3,175	4,004
Borrowed funds	3,892	2,939	2,677
Subordinated debentures	832	830	825

Total interest expense	9,305	9,092	9,903

Net interest income	17,420	14,922	13,424
Provision for loan losses	6,325	60	270

Net interest income after provision for loan losses	11,095	14,862	13,154

Other operating income:
Service charges on deposit accounts	2,403	2,052	1,715
Net gain on sales and calls of securities	2,871	642	37
Net gain on sale of residential loans	798	718	691
Earnings on bank owned life insurance	565	440	370
Other	561	566	441

Total other operating income	7,198	4,418	3,254

Other operating expenses:
Salaries and employee benefits	7,604	7,473	6,415
Occupancy expense	1,289	1,103	894
Premises and equipment expense	1,467	1,386	1,186
Automobile loan expense	1,350	—	—
Other	3,946	4,114	3,589

Total other operating expenses	15,656	14,076	12,084

Income before income taxes	2,637	5,204	4,324
Income taxes	830	1,876	1,487

Net income	$1,807	$3,328	$2,837

Basic earnings per share	$1.20	$2.26	$1.96

Diluted earnings per share	$1.14	$2.16	$1.90

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common stock	Surplus	Accumulated surplus	Accumulated other comprehensive (loss) income	Treasury stock	Total
	(In thousands, except share data)
Balance at December 31, 2001	$18	$20,191	$5,323	$(227)	$(4,178)	$21,127
Comprehensive income:
Net income	—	—	2,837	—	—	2,837
Other comprehensive income, net of tax:
Unrealized appreciation in available-for-sale securities, net of reclassification adjustment(1)	—	—	—	2,054	—	2,054

Total comprehensive income	—	—	—	—	—	4,891
Exercise of stock options and related tax benefit	—	90	—	—	—	90
Dividends declared on common stock ($.37 per common share)	—	—	(535)	—	—	(535)

Balance at December 31, 2002	$18	$20,281	$7,625	$1,827	$(4,178)	$25,573
Comprehensive income:
Net income	—	—	3,328	—	—	3,328
Other comprehensive loss, net of tax:
Unrealized depreciation in available-for-sale securities, net of reclassification adjustment(1)	—	—	—	(2,555)	—	(2,555)

Total comprehensive income	—	—	—	—	—	773
Dividend reinvestment and stock purchase plan (6,397 shares)	—	176	—	—	—	176
Exercise of stock options and related tax benefit	—	516	—	—	—	516
Dividends declared on common stock ($.42 per common share)	—	—	(620)	—	—	(620)

Balance at December 31, 2003	$18	$20,973	$10,333	$(728)	$(4,178)	$26,418
Comprehensive income:
Net income	—	—	1,807	—	—	1,807
Other comprehensive loss, net of tax:
Unrealized depreciation in available-for-sale securities, net of reclassification adjustment(1)	—	—	—	(1,083)	—	(1,083)

Total comprehensive income	—	—	—	—	—	724
Dividend reinvestment and stock purchase plan (5,522 shares)		197	—	—	—	197
Exercise of stock options and related tax benefit	1	420	—	—	—	421
Dividends declared on common stock ($.48 per common share)	—	—	(723)	—	—	(723)

Balance at December 31, 2004	$19	$21,590	$11,417	$(1,811)	$(4,178)	$27,037

	Years ended December 31,
	2004	2003	2002
	(In thousands)
(1) Disclosure of reclassification amount, net of tax:
Net unrealized appreciation (depreciation) arising during the year, net of tax	$725	$(2,144)	$2,078
Less: Reclassification adjustment for net gains included in net income, net of tax	1,808	411	24

Net change in accumulated other comprehensive (loss) income, net of tax	$(1,083)	$(2,555)	$2,054

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2004	2003	2002
	(In thousands)
Cash flows from operating activities:
Net income	$1,807	$3,328	$2,837
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	6,325	60	270
Depreciation and amortization	1,066	1,001	901
Amortization of premiums, net of discount accretion	251	1,703	1,714
Net gain on sales and calls of securities, held-to-maturity	(335)	—	—
Net gain on sales and calls of securities, available-for-sale	(2,536)	(642)	(37)
Loans originated for sale, net of proceeds from sales and gains	1,756	(1,171)	283
Net deferred loan origination fees	96	126	117
Earnings on bank owned life insurance	(373)	(440)	(370)
Bank owned life insurance benefit	(192)	—	—
Deferred income taxes	(1,004)	(63)	(388)
Change in other assets and liabilities:
Accrued interest receivable	(941)	253	(533)
Prepaid expenses and other assets	(946)	(77)	492
Accrued expenses and other liabilities	(833)	875	(1,143)

Net cash provided by operating activities	4,141	4,953	4,143

Cash flows from investing activities:
Purchases of securities available-for-sale	(621,340)	(606,822)	(734,077)
Net (purchase) redemption of Federal Home Loan Bank stock	(1,875)	538	(730)
Proceeds from sales of securities held-to-maturity	1,347	—	—
Proceeds from sales of securities available-for-sale	67,137	44,624	1,410
Proceeds from maturities and calls of securities available-for-sale	488,845	524,195	669,183
Principal repayments on securities available-for-sale	15,379	35,541	47,404
Loan originations net of principal repayments	(20,469)	(9,828)	(39,286)
Redemption (purchase) bank owned life insurance, net	922	—	(1,053)
Purchase of premises and equipment	(732)	(3,227)	(1,502)

Net cash used in investing activities	(70,786)	(14,979)	(58,651)

Cash flows from financing activities:
Net increase in demand deposit, savings, NOW, and money market deposits	22,871	43,543	67,521
Net decrease in time deposits	(30,019)	(18,634)	(12,904)
Net increase (decrease) in federal funds purchased	27,500	—	(4,500)
Net increase in other borrowings	10,000	6,000	—
Shares issued under the dividend reinvestment and stock purchase plan	197	176	—
Exercise of stock options	421	516	90
Payments for cash dividends	(723)	(620)	(535)

Net cash provided by financing activities	30,247	30,981	49,672
Net (decrease) increase in cash and cash equivalents	(36,398)	20,955	(4,836)
Cash and cash equivalents at beginning of year	46,745	25,790	30,626

Cash and cash equivalents at end of year	$10,347	$46,745	$25,790

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$9,765	$9,538	$10,649

Income taxes	$2,171	$1,221	$2,310

Non-cash investing activities:
Fair value of securities transferred from held-to-maturity to available-for-sale	$13,454	$—	$—

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002

(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Long Island Financial Corp. (“the Company”) is a registered Delaware financial holding company, organized in 1999, and the parent company of Long Island Commercial Bank (“the Bank”). The Bank, which began operations in 1990, is a New York state-chartered bank, which is engaged in commercial and consumer banking in Islandia, New York and the surrounding communities in Suffolk and Nassau counties and in Kings County.

The consolidated financial information included herein combines the results of operations, the assets, liabilities and stockholders’ equity of the Company and its wholly-owned subsidiaries for all periods presented. All significant inter-company balances and transactions are eliminated in consolidation. A description of significant accounting policies is presented below.

a.    Basis of Financial Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the period. Actual results could differ from those estimates.

b.    Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash, federal funds sold and other short-term investments, all of which have initial maturities of less than ninety days.

c.    Securities

Management determines the appropriate classification of debt and equity securities at the time of purchase. Securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt securities not classified as held-to-maturity and marketable equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, excluded from earnings and reported as a separate component of accumulated other comprehensive income (loss), in stockholders’ equity.

Premiums and discounts on debt and mortgage-backed securities are amortized to expense and accreted to income using a method which approximates the interest method over the remaining period to contract maturity, adjusted for anticipated prepayments. Dividend and interest income are recognized when earned. Realized gains and losses on the sale of securities are included in net gain on sales and calls of securities. The cost of securities sold is based on the specific identification method.

d.    Federal Home Loan Bank Stock

In connection with the Company’s ability to borrow from the Federal Home Loan Bank of New York (“FHLB”), the Company is required to purchase shares of FHLB non-marketable equity securities at par. The required amount of investment in FHLB non-marketable equity securities is currently determined daily based upon the Company’s level of borrowing activity. Excess investment is redeemed weekly or monthly, depending upon the amount of excess. Dividend income is recognized when earned and included in the consolidated statements of earnings as a component of interest income under the caption “Securities”.

e.    Loans, Net

Loans are carried at the principal amount outstanding net of unearned income and fees. Residential real estate loans held-for-sale are carried at the aggregate lower of cost or market value as determined by outstanding commitments from investors. Interest on loans is recognized on the accrual basis. The accrual of income on loans is

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

discontinued when, in management’s judgment, collection of principal or interest is uncertain or payments of principal or interest become contractually ninety -days past due. Loans on which the accrual of income has been discontinued are designated as non-accrual loans and income is recognized subsequently only in the period collected. Any accrued but uncollected interest previously recorded on such loans is reversed against interest income of the current period.

Loan origination fees, less certain direct origination costs, are deferred and recognized as an adjustment of the loan yield over the life of the loan by the interest method, which results in a constant rate of return.

f.    Allowance For Loan Losses

The determination of the amount of the allowance for loan losses is based on an analysis of the loan portfolio and reflects an amount, which, in management’s judgment, is adequate to provide for probable loan losses in the existing portfolio. This analysis considers, among other things, present and known and inherent risks in the portfolio, adverse situations, which may affect the borrower’s ability to repay, overall portfolio quality, and current and prospective economic conditions. While management uses available information to provide for loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

Management considers a loan to be impaired if, based on current information, it is probable that the Company will be unable to collect all scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of collateral if the loan is collateral dependent. Management excludes large groups of smaller balance homogeneous loans, which are collectively evaluated. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses.

g.    Premises and Equipment, Net

Premises and equipment are stated at cost, less accumulated depreciation computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the estimated useful lives of the improvements or terms of the related lease, whichever is shorter.

h.    Income Taxes

Income taxes are based upon results reported for financial statement purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

i.    Earnings Per Share

Basic earnings per share is calculated by dividing net income available to common stockholders by the weighted average number of shares outstanding during the year. Diluted earnings per share is calculated by dividing net income available to common stockholders by the weighted average number of shares outstanding during the year plus the maximum dilutive effect of stock issuable upon conversion of stock options.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

j.    Treasury Stock

The cost of treasury stock is shown on the consolidated balance sheet as a separate component of stockholders’ equity and is a reduction to total stockholders’ equity.

k.    Segment Reporting

As a community oriented financial institution, substantially all of the Company’s operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community-banking operations, which constitute the Company’s only operating segment for financial reporting purposes.

l.    Comprehensive Income

Comprehensive income represents net income plus the net change in unrealized gains or losses on securities available-for-sale for the period and is presented in the consolidated statements of changes in stockholders’ equity. Accumulated other comprehensive income (loss) represents the net unrealized gains or losses on securities available-for-sale, net of taxes, as of the balance sheet dates.

m.    401(k) Plan

The Company has a 401(k) Profit Sharing Plan (“401(k) Plan”) for all qualified employees. The terms of the 401(k) Plan provide for employee contributions on a pre-tax basis up to the maximum dollar limit set by law in a taxable year. A discretionary matching contribution will be determined each year by the Company. During 2004, 2003 and 2002, the Company’s matching contributions were $268,018, $228,528 and $182,806, respectively.

n.    Stock Based Compensation

The Company applies the intrinsic-value based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed-plan stock options. Under that method, compensation expense is recorded on the date of grant only if the current market price of the stock exceeded the exercise price. SFAS No. 123, Accounting for Stock Based Compensation, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123. The following table illustrates the effect on net income if the fair-value-based method had been applied to all stock options granted or vested in each period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

	December 31,
	2004	2003	2002
	(Dollars in thousands, except per share data)
Net income, as reported	$1,807	$3,328	$2,837
Deduct total stock-based employee compensation expense determined under fair-value-based method for all rewards, net of tax	234	295	157

Pro forma net income	1,573	3,033	2,680

Earnings per share:
Basic
As Reported	1.20	2.26	1.96
Pro forma	1.04	2.06	1.85
Diluted
As Reported	1.14	1.98	1.88
Pro forma	$.99	$1.97	$1.79

The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions in fiscal 2004, 2003 and 2002; dividend yield of 1.24%, 1.58% and 1.82%; expected volatility of 48.01%, 48.23% and 48.02%; and risk-free interest rates of 2.74%, 2.64% and 4.36%, respectively. The expected option lives were 4 years for 2004 and 2003, and 5 years for 2002.

o.    Dividend Reinvestment and Stock Purchase Plan

The Company has a dividend reinvestment and stock purchase plan (“Plan”). The Plan provides shareholders of common stock with a means of automatically reinvesting cash dividends in shares of common stock. The Plan also provides certain investors with a systematic and convenient method to purchase shares of common stock through optional cash payments. Since the Company’s common stock is currently listed on The NASDAQ National Market®, the purchase price on each investment date will be equal to the average price of all shares of common stock purchased on the investment date by the Plan Administrator on behalf of the Plan, including the cost of brokerage commissions, if any.

p.    Reclassifications

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

(2)    SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and fair value of securities held-to-maturity and available-for-sale at December 31, 2004 and 2003 are as follows:

	December 31, 2004
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(In thousands)
Available-for-sale:
U.S. Government and Agency Obligations	$256,102	61	(2,754)	253,409
Mortgage-backed securities
GNMA	22,128	172	(506)	21,794
FHLMC	1,982	20	(42)	1,960
FNMA	1,424	29	(1)	1,452
Municipal obligations	200	—	(1)	199

Total securities available-for-sale	$281,836	282	(3,304)	278,814

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

	December 31, 2003
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(In thousands)
Held-to-maturity:
Corporate debt	$12,474	1,964	—	14,438

Total held-to-maturity	$12,474	1,964	—	14,438

Available-for-sale:
U.S. Government and Agency obligations	$176,141	345	(1,292)	175,194
Mortgage-backed securities
GNMA	33,669	371	(757)	33,283
FHLMC	3,743	54	(40)	3,757
FNMA	2,547	53	(5)	2,595
Corporate debt	2,010	135	(7)	2,138

Total securities available-for-sale	$218,110	958	(2,101)	216,967

The amortized cost and estimated fair value of debt securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2004
	Available-for-Sale
	Amortized cost	Fair value
	(In thousands)
Due within one year	$200	199
Due after one year through five years	109,772	108,883
Due after five years through ten years	139,187	137,454
Due after ten years	32,677	32,278

	$281,836	278,814

At December 31, 2003, the Bank maintained a portfolio of $13.0 million par value of corporate debt securities, consisting of trust preferred securities, pooled trust preferred securities, and subordinated debentures of financial institutions, classified under the provisions of Statement of Financial Accounting Standards No. 115 (SFAS 115) as “held-to-maturity.” On March 10, 2004, the Bank complied with an issuer’s tender offer which resulted in the recognition of a gain of $335,155, from the redemption of a subordinated debenture with an amortized cost of $1.0 million. On March 10, 2004, as a result of that tender offer, the Bank transferred the remaining corporate debt securities, with an amortized cost of $11.5 million and a market value of $13.5 million from the classification of “held-to-maturity” to “available-for-sale”. The Bank’s compliance with the issuer’s tender offer, and subsequent transfer of held-to-maturity securities to available-for-sale, was done for risk management and strategic planning reasons. On April 1, 2004, the Bank sold the entire corporate debt securities portfolio recognizing a gain of approximately $2.5 million.

Proceeds from the sales of securities available-for-sale totaled approximately $67.1 million, $44.6 million, and $1.4 million during the years ended December 31, 2004, 2003 and 2002, respectively. Gross gains from sales of those securities totaled approximately $2,607,000, $578,000, and $37,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Gross losses from the sale of those securities totaled approximately $97,000 for the year ended December 31, 2004. There were no losses from the sale of those securities for the years ended

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

December 31, 2003 and 2002. Gains realized from called securities available-for-sale totaled approximately $26,000 and $64,000 for the years ended December 31, 2004 and 2003, respectively.

Securities classified as available-for-sale of approximately $95.2 million and $79.0 million were pledged as collateral for FHLB advances at December 31, 2004 and 2003, respectively. In addition, $171.4 million and $131.4 million of available-for-sale securities were pledged for deposits and other purposes as required by law at December 31, 2004 and 2003, respectively.

The following table summarizes the unrealized losses of available-for-sale portfolio as follows:

	December 31, 2004
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
Available-for-sale:
U.S. Government and Agency obligations	$179,638	(2,131)	39,514	(623)	219,152	(2,754)
Mortgage-backed securities	620	(1)	17,298	(548)	17,918	(549)
Municipal securities	199	(1)	—	—	199	(1)

Total securities available-for-sale	$180,457	(2,133)	56,812	(1,171)	237,269	(3,304)

Unrealized losses on U.S Government and Agency obligations, and mortgage-backed securities, have not been realized into income because the issuer’s bonds are of high credit quality and management has the intent and ability to hold those securities for the foreseeable future, and the decline in fair value is largely due to increases in market interest rates from the date of purchase. The fair value is expected to recover as the securities approach their maturity dates and or market rates decline.

(3)    LOANS, NET

Loans, net are summarized as follows:

	December 31,
	2004		2003
	(Dollars in thousands)
Loans held-for-sale:
Residential real estate loans	$604	100.0%	$2,360	100.0%

Loans, net:
Commercial and industrial loans	$46,414	18.9%	$42,723	18.5%
Commercial real estate loans	170,149	69.2	145,084	63.0
Residential real estate loans	3,240	1.3	—	—
Automobile loans	24,127	9.8	41,158	17.9
Consumer loans	1,875	0.8	1,381	0.6

	245,805	100.0%	230,346	100.0%
Less:
Unearned income	(1,342)		(3,328)
Deferred fees, net	(986)		(890)
Allowance for loan losses	(5,591)		(2,290)

Total loans, net	$237,886		$223,838

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

The Company grants commercial and industrial loans as well as commercial mortgages and consumer loans in Nassau and Suffolk counties and in Kings County, New York. A portion of the Company’s loan portfolio is concentrated in commercial loans and business revolving lines of credit, which are secured or partially secured by accounts receivable, inventory and other assets. Those loans comprise approximately 18.9% and 18.5% of the portfolio at December 31, 2004 and 2003, respectively. The Company’s commercial loan borrowers are generally small local businesses whose cash flows and ability to service debt are susceptible to changes in economic conditions. Accordingly, the deterioration of local economic conditions could increase the credit risk associated with that segment of the portfolio.

Since 2000, the Bank has maintained a program of making non-recourse loans to a local automobile leasing company (the “third party”) and received as security an assignment of each individual lease and a collateral interest in each automobile. The third party, in addition to providing complete servicing of the portfolio, was obligated for the repayment of the entire principal balance of each loan at the time each individual lease terminated. In March, 2004, the Bank learned that, due to liquidity issues and financial difficulties, the third party would not have the ability to fulfill its obligations and ceased origination of non-recourse loans to the automobile leasing company.

The Bank continued to closely monitor issues concerning the third party’s performance. The Bank, acting collectively with nine other bank lenders to the third party, utilized internal resources and consulted with the third party enabling the third party to engage the services of experienced industry professionals, to ensure the performance of the servicing of the portfolio, and obtain the timely and orderly disposition of the collateral. The Bank believes the course of action taken during 2004, along with the cooperation of the other nine banks, stabilized the portfolio and will ultimately lead to maximizing the value of disposed collateral.

At December 31, 2004, the automobile loan portfolio consisted of 1,110 loans with balances aggregating $22.8 million. Automobile loans represented 9.4% of the Bank’s loan portfolio, net of unearned income and deferred fees. Approximately 85% of the automobile loan balances mature by December 2006. Delinquencies at December 31, 2004, consisted of eight loans, 30-89 days past due, representing $198,712, or .9% of the portfolio, and three loans, aggregating $89,313, or .4% of the portfolio, greater than 90 days past due. Those three loans are classified non-accrual at December 31, 2004. Since the portfolio was underwritten to lessees of high credit quality, those delinquency statistics remain favorable and are in line with the Bank’s expectations.

The Bank continues to recognize losses related to the shortfall between the principal balance of loans and the collateral value realized upon termination of the leases. The extent to which the Bank will suffer loss will depend to a large extent on future market conditions of used automobiles combined with the success of the third party’s national remarketing servicer’s efforts. Based upon the Bank’s continued assessment of the portfolio and review of collateral disposition activity in 2004, the Bank made provisions for loan losses in 2004 of $6.3 million. Total charge-offs, relating to the automobile loan portfolio, amounted to $2.9 million in 2004, on gross loans of $17.0 million.

The Bank incurred operating expenses relating to the automobile loan portfolio of $1.4 million for 2004. Those expenses include expenses for legal services, portfolio servicing and administration, collateral perfection, verification and disposition, and audit and accounting services. While the Bank expects to incur future operating expenses related to the automobile loan portfolio, it expects those expenses to decrease as the portfolio matures. Operating costs for the automobile loan portfolio are expensed when incurred and recorded in “automobile loan expense” in the consolidated statements of earnings.

At December 31, 2004 and 2002, there were 3 loans and 2 loans, respectively, with an aggregate remaining balance of approximately, $89,000 and $307,000, respectively, on which the accrual of interest had been

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

discontinued. The impact of such non-accrual loans on the Company’s interest income for the years ended December 31, 2004 and 2002 was not significant.

The Company’s recorded investment in loans that are considered impaired totaled $280,000, $293,000 and $544,000 at December 31, 2004, 2003 and 2002, respectively. No corresponding impairment reserve is required. The average recorded investment in impaired loans was $222,000, $261,000 and $551,000 in 2004, 2003 and 2002, respectively. Interest on all impaired loans remains current under the extended terms. The impact of such impaired loans on the Company’s interest income for the years ended December 31, 2004, 2003, and 2002 was not significant.

Loans to related parties include loans to directors of the Company and their related companies. Such loans are made in the ordinary course of business on substantially the same terms as loans to other individuals and businesses of comparable risks. The following analysis shows the activity of related party loans:

	For the years ended December 31,
	2004	2003
	(In thousands)
Balance at beginning of year	$4,166	$4,102
New loan and additional disbursements	3,149	918
Repayments	(1,701)	(854)

Balance at end of year	$5,614	$4,166

(4)    ALLOWANCE FOR LOAN LOSSES

An analysis of the changes in the allowance for loan losses account is as follows:

	For the years ended December 31,
	2004	2003	2002
	(In thousands)
Balance at beginning of year	$2,290	$2,346	$2,028
Provision for loan losses	6,325	60	270
Charge-offs:
Commercial and industrial loans	(149)	(109)	(20)
Automobile loans	(2,891)	—	—
Consumer loans	—	(32)	(19)

Total charge-offs	(3,040)	(141)	(39)

Recoveries:
Commercial and industrial loans	10	20	75
Automobile loans	5	—	—
Consumer loans	1	5	12

Total recoveries	16	25	87

Net (charge-offs) recoveries	(3,024)	(116)	48

Balance at end of year	$5,591	$2,290	$2,346

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

(5)    PREMISES AND EQUIPMENT

A summary of premises and equipment at cost, less accumulated depreciation and amortization are as follows:

	December 31
	2004	2003
	(In thousands)
Land	$858	$858
Leasehold improvements	1,825	1,823
Buildings	1,408	1,187
Furniture, fixtures and equipment	7,044	6,535

	11,135	10,403
Less accumulated depreciation and amortization	(5,713)	(4,647)

	$5,422	$5,756

Depreciation and amortization charged to operations for the years ended December 31, 2004, 2003 and 2002 amounted to approximately $1.1 million, $1.0 million, and $901,000, respectively.

(6)    DEPOSITS

The Bank offers a variety of savings, NOW accounts, money market accounts and time deposits. The Bank offers time deposits, with balances of $100,000 or more, at competitive rates and also offers Individual Retirement Accounts and other qualified plan accounts. The Bank solicits deposit accounts from small businesses, professional firms, households, and government institutions located throughout its market area. The Bank does not use brokers to obtain deposits. All deposit accounts are insured under the Bank Insurance Fund of the Federal Deposit Insurance Corporation up to the maximum limits permitted by law.

At December 31, 2004, the Bank had outstanding approximately $9.9 million in time deposits, $100,000 or more, maturing as follows:

(In thousands)
3 months or less	$3,296
Over three through six months	813
Over six through 12 months	3,436
Over 12 months	2,318

Total	$9,863

The aggregate amount of overdrawn deposit balances reclassified as loans was $1.3 million and $791,000 at December 31, 2004 and 2003, respectively.

Included in NOW and money market deposits, at December 31, 2004 and 2003, were approximately $58.6 million and $71.8 million, respectively, of seasonal municipal deposits.

(7)    BORROWED FUNDS

The Company enters into sales of securities under agreements to repurchase (repurchase agreements). Those are fixed coupon agreements, which are treated as financing transactions, and the obligations to repurchase are reflected as a liability in the balance sheet. The dollar amount of securities underlying the agreements remains in the asset account. During the period of the agreement, the securities are delivered to either a third-party, or

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

directly to the broker, who holds the collateral until maturity. There were no outstanding repurchase agreements at December 31, 2004 and 2003. Repurchase agreements averaged approximately $17.0 million, and $178,000, for the years ended December 31, 2004 and 2003, respectively. The maximum amount of repurchase agreements outstanding at any month end in 2004 was $49.2 million. There were no repurchase agreements outstanding at the end of any month in 2003.

There were $27.5 million in federal funds purchased at December 31, 2004. There were no federal funds purchased at December 31, 2003. Federal funds purchased averaged approximately $34.7 million, $12.0 million, and $2.2 million for the years ended December 31, 2004, 2003 and 2002, respectively. The maximum amount outstanding at the end of any month was $63.3 million, $25.0 million, and $12.8 million, respectively, for the years ended December 31, 2004, 2003 and 2002.

Included in federal funds purchased, the Bank has available overnight and one month lines of credit with the FHLB of $63.5 million, which enable it to borrow funds on a secured basis. At December 31, 2004, the Bank’s other borrowings consisted of $71.0 million of convertible and medium term advances from the FHLB. The convertible feature of those advances allows the FHLB to convert those advances into replacement funding on a specified date and then quarterly thereafter, for the same or lesser principal amount, based on any advance offered by the FHLB, at current market rates. If the FHLB elects to convert those advances, the Bank may repay any portion of the advances without penalty. Those convertible and medium term advances are secured by various mortgage-backed securities, callable U.S. agency securities, and certain qualifying commercial real estate loans. Convertible and medium term advances outstanding at December 31, 2004 and 2003 are as follows:

December 31, 2004	Principal	Rate	Call Date	Maturity Date
Convertible advance	$14,000,000	5.49%	2/19/2005	2/19/2008
Convertible advance	15,000,000	4.59	1/21/2005	1/21/2009
Convertible advance	5,000,000	2.24	2/3/2006	2/3/2009
Convertible advance	14,000,000	4.97	1/19/2005	1/19/2011
Convertible advance	3,000,000	4.11	12/12/2005	12/12/2011
Convertible advance	10,000,000	2.64	5/28/2008	5/28/2013
Medium term advance	10,000,000	2.37	—	4/14/2006

Total	$71,000,000

December 31, 2003	Principal	Rate	Call Date	Maturity Date
Convertible advance	$14,000,000	5.49%	2/19/2004	2/19/2008
Convertible advance	15,000,000	4.59	1/21/2004	1/21/2009
Convertible advance	14,000,000	4.97	1/20/2004	1/19/2011
Convertible advance	3,000,000	4.11	12/12/2005	12/12/2011
Convertible advance	10,000,000	2.64	5/28/2008	5/28/2013
Medium term advance	5,000,000	3.99	—	12/13/2004

Total	$61,000,000

(8)    SUBORDINATED DEBENTURES

The Company adopted FIN 46(R) at December 31, 2003. Under the provisions of FIN 46(R), the Company deconsolidated LIF Statutory Trust I, a subsidiary trust. As a result, the Company accounted for its investment in the trust as an asset, its subordinated debentures as a liability, and the interest paid on those debentures as interest expense. Also, as permitted by FIN 46(R), prior period presentations have been restated to conform to the current presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

On September 7, 2000, the Company issued $7,732,000 of subordinated debentures to LIF Statutory Trust I, a Connecticut grantor business trust. Those subordinated debentures, bear an interest rate of 10.60% and are due September 7, 2030. The Company has fully and unconditionally guaranteed the subordinated debentures. LIF Statutory Trust I was formed for the exclusive purpose of purchasing the subordinated debentures from the Company and has received a common stock investment from the Company of approximately $232,000. The Subordinated Debentures are pre-payable, in whole or in part, at the Company’s option on or after September 7, 2010 at declining premiums to maturity. Proceeds totaling approximately $7.2 million are being used for general corporate purposes.

The balance outstanding on the Subordinated debentures was $7,732,000 at December 31, 2004 and 2003. The costs associated with the subordinated debentures issued have been capitalized and are being amortized using the interest method over a period of ten years. Distributions on the subordinated debentures are payable semi-annually and are reflected in the consolidated statements of earnings as a component of interest expense under the caption “Subordinated debentures.”

(9)    INCOME TAXES

Income tax expenses are summarized as follows:

	For the years ended December 31,
	2004	2003	2002
	(In thousands)
Current
Federal	$1,632	$1,688	$1,633
State and local	202	251	242

	1,834	1,939	1,875

Deferred
Federal	(893)	(56)	(343)
State	(111)	(7)	(45)

	(1,004)	(63)	(388)

Income tax expense	$830	$1,876	$1,487

The effective income tax rates for the years ended December 31, 2004, 2003 and 2002 were 31.5%, 36.0% and 34.4%, respectively. The reconciliation between the statutory Federal income tax rate and the effective tax rate is as follows:

	For the years ended December 31,
	2004	2003	2002
Tax on income at statutory rate	34.0%	34.0%	34.0%
Tax effects of:
State income tax, net of federal income tax benefit	1.9	3.1	3.0
Bank owned life insurance	(6.3)	(2.8)	(2.1)
Other, net	1.9	1.7	(.5)

Tax at effective rate	31.5%	36.0%	34.4%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are as follows:

	December 31,
	2004	2003
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$1,922	$635
Deferred compensation	351	298
Unrealized depreciation in available-for-sale securities	1,211	415
Other	8	21

Gross deferred tax assets	3,492	1,369

Deferred tax liabilities:
Depreciation	(323)	—

Gross deferred tax liabilities	(323)	—

Net deferred tax asset	$3,169	$1,369

At December 31, 2004, management believes it is more likely than not that the consolidated results of future operations of the Company will generate sufficient taxable income to realize the deferred tax assets of the Company and therefore a valuation allowance against the gross deferred tax assets is not considered necessary.

As of January 1, 2004, the Bank had exceeded the threshold of $500 million in average assets and is required to recapture, for federal tax purposes, its bad debt reserve. The Bank is recapturing the bad debt reserve over a four-year recapture period and has previously provided for the taxes relating to this recapture. Subsequent to January 1, 2004, the Bank is on a specific charge-off method for federal tax purposes.

(10)    REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements by Federal banking agencies. The risk based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under those guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that, if undertaken, could have a direct material effect on the Company’s financial statements. As of December 31, 2004, the most recent notification from the federal banking regulator categorized the Company as well capitalized under the regulatory framework for prompt corrective action. Under the capital adequacy guidelines, a well capitalized institution must maintain a minimum total risk based capital to total risk weighted assets ratio of at least 10%, a minimum Tier 1 capital to total risk weighted assets ratio of at least 6%, a minimum leverage ratio of at least 5% and is not subject to any written order, agreement or directive. There are no conditions or events since such notification that management believes have changed this classification.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

The following tables set forth the regulatory capital at December 31, 2004 and 2003, under the rules applicable at such dates. At such dates, management believes that the Company and the Bank meet all capital adequacy requirements to which they are subject.

	December 31, 2004
	Actual		Regulatory Minimum
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Tier 1 Leverage Ratio
(Tier 1 capital to quarterly average assets)
The Company	$36,348	6.62%	21,957	4.00%
The Bank	31,967	5.83	21,939	4.00
Tier 1 Risk-based Capital Ratio
(Tier 1 capital to risk weighted assets)
The Company	36,348	11.52	12,619	4.00
The Bank	31,967	10.15	12,601	4.00
Total Risk-based Capital Ratio
(Total risk-based capital to risk weighted assets)
The Company	40,312	12.78	25,238	8.00
The Bank	35,926	11.40	25,203	8.00

	December 31, 2003
	Actual		Regulatory Minimum
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Tier 1 Leverage Ratio
(Tier 1 capital to quarterly average assets)
The Company	$34,646	7.10%	19,506	4.00%
The Bank	29,552	6.06	19,496	4.00
Tier 1 Risk-based Capital Ratio
(Tier 1 capital to risk weighted assets)
The Company	34,646	11.36	12,203	4.00
The Bank	29,552	9.70	12,186	4.00
Total Risk-based Capital Ratio
(Total risk-based capital to risk weighted assets)
The Company	36,936	12.11	24,406	8.00
The Bank	31,842	10.45	24,373	8.00

(11)    LEASE COMMITMENTS

The Company has obligations under a number of non-cancelable leases on properties used for banking purposes. Rental expense for the years ended December 31, 2004, 2003, and 2002 was approximately $1.1 million, $908,000, and $762,000, respectively. Minimum annual rentals, exclusive of taxes and other charges, under operating leases are summarized as follows:

Years ending December 31,	Amount
(In thousands)
2005	$1,122
2006	1,095
2007	1,031
2008	903
2009	833
Thereafter	6,572

Total	$11,556

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

(12)    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, “Disclosure about Fair Value of Financial Instruments,” requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth as follows:

	December 31, 2004		December 31, 2003
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(In thousands)
Cash and due from banks	$10,310	10,310	$21,447	21,447
Interest earning deposits	37	37	98	98
Federal funds sold	—	—	25,200	25,200
Securities held-to-maturity	—	—	12,474	14,438
Securities available-for-sale	278,814	278,814	216,967	216,967
Federal Home Loan Bank Stock, at cost	4,925	4,925	3,050	3,050
Loans, held-for-sale	604	604	2,360	2,400
Loans, net of unearned income and deferred fees	243,477	244,665	226,128	228,226
Accrued interest receivable	3,342	3,342	2,401	2,401
Bank owned life insurance	7,779	7,779	8,213	8,213
Deposits:
Demand, savings, NOW and money market deposits	349,527	349,527	326,656	326,656
Time deposits, $100,000 or more, and other time deposits	68,768	67,366	98,787	97,249
Federal funds purchased and securities sold under agreements to repurchase	27,500	27,500	—	—
Other borrowings	71,000	68,841	61,000	58,677
Subordinated debentures	7,732	7,197	7,732	7,344

Cash and Due from Banks, Interest Earning Deposits, Federal Funds Sold, and Securities

The carrying amounts for cash and due from banks approximate fair value as they mature in 90 days or less and do not present unanticipated credit concerns. Interest earning deposits are subject to rate changes at any time and therefore are considered to be carried at their estimated fair value. The fair values of federal funds sold, held-to-maturity securities and available-for-sale securities are estimated based on bid quotations received from securities dealers or from prices obtained from firms specializing in providing securities pricing services.

Loans

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit risks. For potential problem loans, which includes non-performing loans, the present value result is separately discounted consistent with management’s assumptions in evaluating the adequacy of the allowance for loan losses.

Deposits

All deposits, except certificates of deposit, are subject to rate changes at any time, and therefore are considered to be carried at estimated fair value. The fair value of time deposits was estimated by computing the present value of contractual future cash flows for each time deposit. The present value rate utilized was the rate offered by the Company at the date of estimation on certificates with an initial maturity equal to the term of the existing certificates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

Borrowings and Subordinated Debentures

The estimated fair values of borrowings and subordinated debentures are valued using estimated discounted cash flow analysis based on the current incremental borrowing rates for similar types of borrowing arrangements.

Commitments

The fair value of commitments is estimated using the fees charged at the date of estimation to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties.

The commitments existing at December 31, 2004 and 2003 would be offered at substantially the same rates and under substantially the same terms that would be offered by the Company at December 31, 2004 and 2003 to the counter parties, therefore, the carrying value of existing commitments is considered to be equivalent to the estimated fair value.

Limitations

SFAS No. 107 requires disclosures of the estimated fair value of financial instruments. Fair value estimates are made at a specific time, based on relevant market information about the financial instrument. Those estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument nor the resultant tax ramifications or transaction costs. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets of the Company that are not considered financial assets include premises and equipment and deferred tax assets. In addition, the tax ramifications related to the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered.

(13)    EARNINGS PER SHARE RECONCILIATION

The following table is the reconciliation of basic and diluted earnings per share as required under SFAS No.128 for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
	(In thousands, except share and per share amounts)
Net income available to common shareholders	$1,807	$3,328	$2,837
Total weighted average common shares outstanding	1,505,706	1,472,263	1,444,791
Basic earnings per common share	$1.20	$2.26	$1.96

Total weighted average common shares outstanding	1,505,706	1,472,263	1,444,791
Effect of dilutive securities: Stock Options	77,732	70,504	50,849

Total average common and common equivalent shares	1,583,438	1,542,767	1,495,640
Diluted earnings per common share	$1.14	$2.16	$1.90

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

(14)    OTHER COMMITMENTS AND CONTINGENT LIABILITIES

a.    Off-Balance Sheet Risks

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. Those financial instruments include commitments to extend credit and unused lines of credit. Such financial instruments are reflected in the Company’s financial statements when and if proceeds associated with the commitments are disbursed.

The Company’s exposure to credit loss for commitments to extend credit and unused lines of credit in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of those commitments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet financial instruments.

	Contract Amounts
	December 31, 2004 Variable	December 31, 2003 Variable
	(In thousands)
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$7,638	$8,886
Unused lines of credit	43,017	39,446

	$50,655	$48,332

Commitments to extend credit and lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment letter or loan note. Commitments and lines of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments and lines of credit are expected to expire without being drawn upon, the total commitment and unused lines of credit amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counter party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

b.    Obligations Under Guarantees

As of December 31, 2004, the Company had issued guarantees in the form of standby letters of credit. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The guarantees are generally extended for a term of one year, and are secured in a manner similar to existing extensions of credit. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. For each guarantee issued, the Company would have to perform under the guarantee if the customer defaults on a payment. The Company is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company has recorded such guarantees at their respective fair values as an “other liability”. The following table summarizes the Company’s standby letters of credit at December 31, 2004:

	Expire within one year	Expire after one year	Total outstanding amount	Maximum potential amount of future payments
	(in thousands)
Standby letters of credit	$973	$—	$973	$973

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

c.    Securities

At December 31, 2004, the Bank had no outstanding commitments to purchase investment securities.

d.    Other Matters

The Company is required to maintain balances with the Federal Reserve Bank of New York for reserve and clearing requirements. The amount of this reserve requirement is $450,000 at December 31, 2004.

The Company is subject to certain pending and threatened legal actions which arise out of the normal course of business. Management believes that the resolution of any pending or threatened litigation will not have a material effect on the Company’s financial statements.

(15)    STOCK OPTION & EMPLOYEE BENEFIT PLANS

a.    Stock Option Plan

The Long Island Financial Corp. 1998 Stock Option Plan (the Stock Option Plan) currently authorizes the granting of options to purchase 330,000 shares of common stock of the Company. All officers and other employees of the Company and directors of the Company are eligible to receive awards under the Stock Option Plan. Options under this plan are either non-statutory stock options or incentive stock options. Each option entitles the holder to purchase one share of the Common Stock at an exercise price equal to the fair market value on the date of grant. At December 31, 2004, 58,858 options to purchase shares of common stock are available for future grants. Option transactions for the years ended December 31, 2004, 2003 and 2002 are as follows:

	Number of Shares of
	Incentive Stock Options	Non Qualified Options to Directors	Weighted Average Exercise Price
Balance outstanding at December 31, 2001	57,000	94,500	$12.46
Granted	15,500	9,800	16.95
Forfeited	—	—	—
Exercised	—	6,300	12.43

Balance Outstanding at December 31, 2002	72,500	98,000	$13.11
Granted	32,250	32,500	25.00
Forfeited	500	—	15.57
Exercised	1,750	33,938	12.89

Balance outstanding at December 31, 2003	102,500	96,562	$17.01
Granted	20,584	10,008	38.00
Forfeited	1,000	—	38.00
Exercised	4,350	15,295	15.00

Balance Outstanding at December 31, 2004	117,734	91,275	20.17
Options exercisable at December 31, 2004	76,016	62,151	$16.35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

The following table summarizes information about stock options outstanding at December 31, 2004:

Range of Exercise Price	Number of Options Outstanding at December 31, 2004	Weighted Average Remaining Contractual Life of Options Outstanding	Weighted Average Exercise Price	Options Exercisable at December 31, 2004	Weighted Average Exercise Price
$10.88 - $12.50	81,217	4.21 years	$12.28	81,217	$12.28
$13.50 - $16.95	37,850	6.63	15.48	25,430	15.22
$25.00 - $38.00	89,942	8.41	29.28	31,520	27.77

$10.88 - $38.00	209,009	6.46 years	$20.17	138,167	$16.35

b.    Bank Owned Life Insurance

Life insurance benefits are provided to certain executive officers and Directors of the Company. As a result, bank owned life insurance is carried at its cash surrender value as an asset in the consolidated balance sheets. Increases in the cash surrender value of the insurance are reflected as other operating income, and the related mortality expense is recognized as salaries and employee benefits in the consolidated statements of earnings.

In conjunction with the death of the Company’s Chairman, the Company received proceeds of $922,000 from the redemption of related bank owned life insurance. Included in those proceeds was a non taxable insurance benefit payment in the amount $192,000.

c.    Change-in-Control Arrangements

Certain executive officers have arrangements that provide for the payment of a multiple of base salary, should a change in control, as defined, occur. These payments are limited under guidelines for deductibility pursuant to the Internal Revenue Code.

d.    Director and Executive Officer Incentive Retirement Plan

In March 1999, the Company adopted the Director and Executive Officer Incentive Retirement Plan to provide directors and certain executive officers with an incentive to remain with the Company. Pursuant to the plan, the Company pays into a deferral account annually a percentage of fees earned or annual base compensation. The amount paid into each deferral account is determined annually by the Board of Directors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

(16)    CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The earnings or losses of subsidiaries are recognized by the Company using the equity method of accounting. Accordingly, undistributed earnings or losses of the subsidiaries are recorded as increases or decreases in the Company’s investment in the subsidiaries. The following are the condensed financial statements of the Company as of and for the years ended December 31, 2004 and 2003.

CONDENSED BALANCE SHEETS

	December 31,
	2004	2003
	(in thousands)
Assets:
Cash and cash equivalents	$4,505	$4,321
Investment in subsidiaries	30,210	28,831
Other assets	513	1,466

Total assets	35,228	34,618

Liabilities and Stockholders’ Equity:
Other liabilities	459	468
Subordinated debentures	7,732	7,732
Stockholders’ equity	27,037	26,418

Total liabilities and stockholders’ equity	$35,228	$34,618

CONDENSED STATEMENTS OF EARNINGS

	For the years ended December 31,
	2004	2003	2002
	(in thousands)
Dividends received from subsidiaries	$—	$—	$3,000
Interest income	63	50	57

Total income	63	50	3,057
Subordinated debt	832	829	824
Other operating expenses	71	62	84

Total expenses	903	891	908
(Loss) income before income tax benefit and equity in undistributed earnings of subsidiaries	(840)	(841)	2,149
Income tax benefit	294	315	326

(Loss) income before equity in undistributed earnings of the subsidiaries	(546)	(526)	2,475
Equity in undistributed earnings of subsidiaries	2,353	3,854	362

Net income	$1,807	$3,328	$2,837

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

CONDENSED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2004	2003	2002
	(in thousands)
Cash flows from operating activities:
Net income	$1,807	$3,328	$2,837
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in the undistributed earnings of subsidiaries	(2,353)	(3,854)	(362)
Change in other assets and liabilities:
Other assets	844	(516)	(306)
Other liabilities	(9)	29	40

Net cash provided by (used in) operating activities	289	(1,013)	2,209

Cash flows from financing activities:
Payments for cash dividends	(723)	(620)	(535)
Exercise of stock options	421	516	90
Shares issued under dividend reinvestment and stock purchase plan	197	176	—

Net cash (used in) provided by financing activities	(105)	72	(445)

Net increase (decrease) in cash and cash equivalents	184	(941)	1,764

Cash and cash equivalents at beginning of year	4,321	5,262	3,498

Cash and cash equivalents at the end of the year	$4,505	$4,321	$5,262

(17)    RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), Share-Based Payment. The statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements and that this cost be measured on the fair value of the equity or liability instruments issued. SFAS No. 123 (Revised 2004) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company will adopt SFAS No. 123 (Revised 2004) on July 1, 2005 and is currently evaluating the impact the adoption of the standard will have on the Company’s consolidated statements of earnings.

At December 31, 2003, the Company adopted FIN No. 46(R), “Consolidation of Variable Interest Entities.” FIN No. 46, as revised in December, 2003, changes the accounting model for consolidation from one based on consideration of control through voting interests. Whether to consolidate an entity will now also consider whether that entity has sufficient equity at risk to enable it to operate without additional financial support, whether the equity owners in that entity lack the obligation to absorb expected losses or the right to receive residual returns of the entity, or whether voting rights in the entity are not proportionate to the equity interest and substantially all the entity’s activities are conducted for an investor with few voting rights. In accordance with the provisions of FIN No. 46(R), the Company deconsolidated a special purpose entity formed for the purpose of issuing Subordinated debentures. The deconsolidation of that subsidiary resulted in certain reclassifications of the consolidated balance sheets and consolidated statements of earnings but had no effect on net income. Those reclassifications have been made to prior year’s amounts to conform them to the current year’s presentation.

In March 2004, the SEC issued Staff Accounting Bulletin (“SAB”) No. 105, “Application of Accounting Principles to Loan Commitments.” SAB No. 105 clarifies certain provisions of SFAS No. 149, “Amendment of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

Statement 133 on Derivative Instruments and Hedging Activities,” which amended portions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and is effective for periods following June 30, 2004. Together, SAB No. 105 and SFAS No. 149 provide guidance with regard to accounting for loan commitments. Under SAB No. 105 and SFAS No. 149, loan commitments relating to the origination of mortgage loans that will be held for sale shall be accounted for as derivative instruments by the issuer of the commitment. The adoption of SFAS No. 149 on April 1, 2004, did not have any impact on the Company’s consolidated financial statements, as the Company has determined that the loan commitments relating to the origination of the mortgage loans held-for-sale outstanding as of December 31, 2004 do not constitute a derivative instrument and therefore do not fall under the scope of SFAS 149. Such loans are originated and sold simultaneously to an institutional investor and therefore do not carry any inherent interest rate risk.

In March 2004, the FASB ratified Emerging Issues Task Force Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” (“EITF 03-1”), which provides guidance on recognizing other-than-temporary impairments on certain investments. EITF 03-1 is effective for other-than-temporary impairment evaluations for investments accounted for under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” as well as non-marketable equity securities accounted for under the cost method for reporting periods beginning after June 15, 2004. On September 30, 2004, the FASB directed the FASB staff to delay the effective date for the measurement and recognition guidance contained in paragraphs 10-20 of EITF 03-1. This delay will be superseded concurrent with the final issuance of FASB Staff Position EITF 03-1-a. During the period of delay, the Company continues to apply the relevant “other-than-temporary” guidance under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

QUARTERLY FINANCIAL DATA

(UNAUDITED)

The following is a summary of financial data by quarter end for the years ended December 31, 2004 and 2003:

	2004				2003
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(In thousands, except share data)
Selected Operating Data:
Interest income	$6,349	6,631	6,895	6,850	$6,098	5,932	5,848	6,136
Interest expense	2,217	2,225	2,362	2,501	2,393	2,360	2,175	2,164

Net interest income	4,132	4,406	4,533	4,349	3,705	3,572	3,673	3,972
Provision for loan losses	500	5,000	75	750	60	—	—	—

Net interest income/(loss) after provision for loan losses	3,632	(594)	4,458	3,599	3,645	3,572	3,673	3,972
Other operating income	1,671	3,533	995	999	948	1,063	1,136	1,271
Other operating expenses	3,983	4,428	3,638	3,607	3,349	3,419	3,575	3,733

Income/(loss) before income taxes	1,320	(1,489)	1,815	991	1,244	1,216	1,234	1,510
Income tax/(benefit)	399	(592)	664	359	446	434	440	556

Net income/(loss)	$921	(897)	1,151	632	$798	782	794	954

Basic earnings/(loss) per share	$0.61	(0.60)	0.76	0.42	$.55	.53	.54	.64

Diluted earnings/(loss) per share	$0.58	(0.56)	0.73	0.40	$.53	.51	.51	.61

Basic weighted average common shares outstanding	1,498,528	1,503,606	1,508,636	1,511,953	1,449,530	1,471,263	1,481,347	1,486,405
Diluted weighted average common shares outstanding	1,584,728	1,588,510	1,580,404	1,585,147	1,513,895	1,547,694	1,555,731	1,560,789

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Stockholders And Board of Directors of Long Island Financial Corp.:

We have audited the accompanying consolidated balance sheets of Long Island Financial Corp. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Long Island Financial Corp. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with United States generally accepted accounting principles.

/s/ KPMG LLP

New York, New York
March 11, 2005

Capital Stock

The common stock of Long Island Financial Corp. trades on The NASDAQ National Market® under the symbol LICB. The following table shows the high and low sales price of the common stock and the dividends declared during the period indicated in 2004 and 2003.

	High	Low	Dividends Declared
2004
1st Quarter	$46.69	$29.00	$0.12
2nd Quarter	$41.40	$33.20	$0.12
3rd Quarter	$41.00	$29.50	$0.12
4th Quarter	$39.50	$29.25	$0.12
2003
1st Quarter	$27.25	$22.56	$0.10
2nd Quarter	$31.50	$26.60	$0.10
3rd Quarter	$30.50	$26.50	$0.10
4th Quarter	$31.49	$26.57	$0.12

At December 31, 2004, there were approximately 328 shareholders of record not including the number of persons or entities holding stock in nominee or street name though various brokers and banks. There were 1,513,478 shares of common stock outstanding at December 31, 2004.

A copy of the Form 10-K as filed with the Securities and Exchange Commission and the Company’s Code of Ethics and Business Conduct may be obtained by stockholders without charge upon written request to Thomas Buonaiuto, Vice President, Secretary & Treasurer, Long Island Financial Corp., 1601 Veterans Memorial Highway, Suite 120, Islandia, NY 11749.

Exhibit 23

Consent Of Experts and Counsel

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Long Island Financial Corp.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-86111 and 333-83758 and 333-89870) on Form S-8 and (No. 333-104073) on Form S-3 of Long Island Financial Corp. of our report dated March 11, 2005, relating to the consolidated balance sheets of Long Island Financial Corp. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report is incorporated by reference in the December 31, 2004 Annual Report on Form 10-K of Long Island Financial Corp.

/s/ KPMG LLP

New York, New York March 14, 2005

Exhibit 31.1

Certification of Chief Executive Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002

CERTIFICATION

I, Douglas C. Manditch, certify, that:

1.	I have reviewed this annual report on Form 10-K;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 14, 2005

/s/ DOUGLAS C. MANDITCH
Douglas C. Manditch
President & Chief Executive Officer

Exhibit 31.2

Certification of Chief Financial Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002

CERTIFICATION

I, Thomas Buonaiuto, certify, that:

1.	I have reviewed this annual report on Form 10-K;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 14, 2005

/s/ THOMAS BUONAIUTO
Thomas Buonaiuto
Vice President & Secretary-Treasurer

Exhibit 32.1

Certification of Chief Executive Officer pursuant to Section 906 of Sarbanes-Oxley Act of 2002

In connection with the Annual Report of Long Island Financial Corp., (the Company) on Form 10-K for the period ended December 31, 2004, as filed with the Securities and Exchange Commission on the date hereof (the Report), I, Douglas C. Manditch, President & Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15 (d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ DOUGLAS C. MANDITCH
Douglas C. Manditch
President & Chief Executive Officer
March 14, 2005

A signed original of this written statement required by Section 906 has been provided to Long Island Financial Corp. and will be retained by Long Island Financial Corp. and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32.2

Certification of Chief Financial Officer pursuant to Section 906 of Sarbanes-Oxley Act of 2002

In connection with the Annual Report of Long Island Financial Corp., (the Company) on Form 10-K for the period ended December 31, 2004, as filed with the Securities and Exchange Commission on the date hereof (the Report), I, Thomas Buonaiuto, Vice President & Treasurer of the Company, certify, pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15 (d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ THOMAS BUONAIUTO
Thomas Buonaiuto
Vice President & Secretary-Treasurer
March 14, 2005

A signed original of this written statement required by Section 906 has been provided to Long Island Financial Corp. and will be retained by Long Island Financial Corp. and furnished to the Securities and Exchange Commission or its staff upon request.

The Board of Directors recommends a vote “FOR” approval of the Agreement and Plan of Merger.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

FOR AGAINST ABSTAIN

1. The approval of the Agreement and Plan of Merger, dated August 1, 2005, by and between New York Community Bancorp, Inc. and Long Island Financial Corp., and of the transactions contemplated by the Agreement and Plan of Merger.

FOR AGAINST ABSTAIN

2. To transact any other business that properly comes before the Special Meeting of Stockholders, or any adjournment or postponement of the Special Meeting, including, without limitation, a motion to adjourn the Special Meeting to another time or place for the purpose of soliciting additional proxies i n order to approve the Agreement and Plan of Merger or otherwise.

This proxy, properly signed and dated, will be voted as directed, but, if no instructions are specified, this proxy will be voted “FOR” the approval of the Agreement and Plan of Merger and “FOR” the other proposal listed. If any other business is presented at the Special Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxy in his best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting.

Dated: , 2005

Signature of Stockholder

Signature of Co-Holder (If Any)

The above signed acknowledges receipt from Long Island Financial Corp. prior to the execution of this proxy, of a Notice of Special Meeting of Stockholders and a proxy statement-prospectus for the Special Meeting of Stockholders.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

FOLD AND DETACH HERE

Vote by Telephone or Mail

24 Hours a Day, 7 Days a Week

Telephone voting is available through 11:59 PM New York Time the day prior to special meeting day.

Your telephone vote authorizes the named proxy to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card.

Telephone 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by telephone, you do NOT need to mail back your proxy card.

LONG ISLAND FINANCIAL CORP.

SPECIAL MEETING OF STOCKHOLDERS

November 16, 2005, 12 Noon, New York Time

This Proxy is solicited by the Board of Directors of the Company.

The undersigned hereby appoints William C. Morrell, Esq., with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of Long Island Financial Corp. which the undersigned is entitled to vote at the Special Meeting of Stockholders, to be held on November 16, 2005, at 12 Noon, New York time, at the Stonebridge Country Club located at 2000 Raynors Way, Smithtown, Long Island, New York 11787, and at any and all adjournments or postponements of the meeting with all of the powers the undersigned would possess if personally present at such meeting as follows:

(Continued and to be signed and dated on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE